As filed with the Securities and Exchange Commission on June 17, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST NIAGARA FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	6712	42-1556195
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(l.R.S. Employer Identification Number)

6950 South Transit Road, P.O. Box 514

Lockport, New York 14095

(716) 625-7500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Registrant’s Principal Executive Offices)

Paul J. Kolkmeyer

6950 South Transit Road, P.O. Box 514

Lockport, New York 14095

(716) 625-7500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Agent for Service)

Copies to:

John J. Gorman, Esq. Marc P. Levy, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W., Suite 400 Washington, D.C. 20015 Phone: (202) 274-2000	Barry Taff, Esq. Beth Freedman, Esq. Silver Freedman & Taff, L.L.P. 1700 Wisconsin Avenue, N.W. Washington, D.C. 20007 Phone: (202) 295-4500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	38,000,000 shares (1)	(2)	$546,731,146 (2)	$69,271

(1)	Represents the maximum number of shares of First Niagara Financial Group common stock that may be issued in connection with the proposed merger to which this Registration Statement relates.

(2)	Pursuant to Rule 457(f), the registration fee was computed on the basis of $17.03, the market value of the common stock of Hudson River Bancorp, Inc. to be exchanged or cancelled in the merger, computed in accordance with Rule 457(c) on the basis of the average of the high and low price per share of such common stock quoted on the Nasdaq National Market on June 14, 2004, and 32,113,430 shares of common stock of Hudson River Bancorp, Inc. that may be received by the Registrant and/or cancelled upon consummation of the merger.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

[FNFG LOGO]	[HRB LOGO]

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

The boards of directors of First Niagara Financial Group, Inc. and Hudson River Bancorp, Inc. have both unanimously approved the merger agreement between First Niagara and Hudson River pursuant to which Hudson River will be merged with and into First Niagara.

Hudson River stockholders will have the opportunity to elect to receive merger consideration in the form of cash, shares of First Niagara common stock, or a combination of First Niagara common stock and cash for each share of Hudson River common stock they own. Hudson River and First Niagara have agreed that 34,086,349 shares of First Niagara common stock (excluding shares of First Niagara common stock to be used to purchase shares of Hudson River common stock issued after April 1, 2004 pursuant to the exercise of stock options or to increase the merger consideration in certain circumstances) and $124.8 million in cash will be exchanged for shares of Hudson River common stock (excluding cash to be used to purchase shares of Hudson River common stock issued after April 1, 2004 pursuant to the exercise of stock options). Regardless of your election, you may receive a combination of cash and shares of First Niagara common stock for your Hudson River shares different than what you elected depending on the elections made by other Hudson River stockholders. Based on the closing price of $13.87 per share of First Niagara common stock on April 1, 2004 (the business day immediately preceding the public announcement of the proposed merger), each share of Hudson River common stock will be exchanged for cash, First Niagara common stock or combination thereof having a value of $19.63. Based on the closing price of $                     per share of First Niagara common stock on                     , 2004, each share of Hudson River common stock will be exchanged for cash, First Niagara common stock or a combination thereof having a value of $                    . We cannot give you any assurance as to whether or when the merger will be completed. The market value of First Niagara common stock will fluctuate prior to the completion of the merger and you are advised to obtain current market quotations for First Niagara common stock. First Niagara common stock is listed on the Nasdaq National Market under the symbol “FNFG.” Hudson River common stock is listed on the Nasdaq National Market under the symbol “HRBT.”

The merger cannot be completed unless the stockholders of both companies approve the merger agreement. Hudson River has scheduled an annual meeting so its stockholders can vote on the merger agreement. First Niagara’s stockholders will vote on the merger agreement at First Niagara’s special meeting of stockholders. Each company’s board of directors unanimously recommends that its stockholders vote “FOR” the merger agreement.

This document serves two purposes. It is the proxy statement being used by both the Hudson River board of directors and the First Niagara board of directors to solicit proxies for use at their meetings of stockholders. It is also the prospectus of First Niagara regarding the First Niagara common stock to be issued to Hudson River stockholders if the merger is completed. This document describes the merger in detail and includes a copy of the merger agreement as Appendix A.

The dates, times and places of the meetings of stockholders are as follows:

FOR FIRST NIAGARA STOCKHOLDERS: [DATE AND TIME]	FOR HUDSON RIVER STOCKHOLDERS: [DATE AND TIME]

[INSERT ADDRESS]	[INSERT ADDRESS]

Only stockholders of record as of                     , 2004 are entitled to attend and vote at their respective meetings of stockholders. This document describes the meetings of stockholders, the merger, the documents related to the merger, and other related matters of Hudson River and First Niagara. Please read this entire document carefully, including the section discussing risk factors beginning on page     . You can also obtain information about our companies from documents that we have filed with the Securities and Exchange Commission.

Your vote is very important. Whether or not you plan to attend your company’s meeting of stockholders, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the merger agreement and the other proposals being considered at your meeting of stockholders. If you do not return the proxy card, it will have the same effect as a vote against the merger agreement. First Niagara stockholders may also cast their votes over the internet or by telephone in accordance with the instructions on the First Niagara proxy card.

PAUL J. KOLKMEYER	CARL A. FLORIO
President and Chief Executive Officer First Niagara Financial Group, Inc.	President and Chief Executive Officer Hudson River Bancorp, Inc.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY BANK REGULATORY AGENCY, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Joint Proxy Statement/Prospectus is dated                     , 2004 and is first being mailed to stockholders of First Niagara and Hudson River on or about                     , 2004.

HOW TO GET COPIES OF RELATED DOCUMENTS

This document incorporates important business and financial information about First Niagara Financial Group, Inc. and Hudson River Bancorp, Inc. that is not included in or delivered with this document. First Niagara and Hudson River stockholders may receive the information free of charge by writing or calling the persons listed below. For First Niagara documents, make your request to Christopher J. Thome, First Niagara Financial Group, Inc., 6950 South Transit Road, P.O. Box 514, Lockport, New York 14095-0514; telephone number (716) 625-7645. For Hudson River documents, make your request to Holly E. Rappleyea, Hudson River Bancorp, Inc., One Hudson City Centre, Hudson, New York 12534; telephone number (518) 828-4600. We will respond to your request within one business day by sending the requested documents by first class mail or other equally prompt means. In order to ensure timely delivery of the documents in advance of the stockholder meetings, any request should be made by             , 2004. Also see “Where You Can Find More Information.”

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APPENDICES

A.	Agreement and Plan of Merger by and between First Niagara Financial Group, Inc. and Hudson River Bancorp, Inc. dated April 1, 2004	A-1
B.	Opinion of Ryan Beck & Co., Inc.	B-1
C.	Opinion of Sandler O’Neill & Partners, L.P.	C-1
D.	Section 262 of the Delaware General Corporation Law	D-1

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FIRST NIAGARA FINANCIAL GROUP, INC.

6950 South Transit Road

P.O. Box 514

Lockport, New York 14095-0514

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

First Niagara Financial Group, Inc., a Delaware corporation, will hold a special meeting of stockholders at [INSERT ADDRESS] on [DAY], [DATE] at [TIME], local time, for the following purposes:

1.	To consider and vote on the Agreement and Plan of Merger, dated as of April 1, 2004, by and between First Niagara Financial Group, Inc. and Hudson River Bancorp, Inc., and the transactions contemplated in the merger agreement pursuant to which, Hudson River Bancorp, Inc. will merge with and into First Niagara Financial Group, Inc. with First Niagara Financial Group, Inc. being the surviving corporation.

2.	To authorize the board of directors, in its discretion, to vote upon such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting, including, without limitation, a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies to approve the merger agreement.

We more fully describe the merger and the other proposal in the attached Joint Proxy Statement/Prospectus, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as Appendix A to the accompanying Joint Proxy Statement/Prospectus.

We have fixed the close of business on                 , 2004 as the record date for determining the stockholders of First Niagara Financial Group, Inc. entitled to vote at the First Niagara Financial Group, Inc. special meeting of stockholders and any adjournments or postponements of the special meeting. Only holders of record of First Niagara Financial Group, Inc. common stock at the close of business on that date are entitled to notice of and to vote at the First Niagara Financial Group, Inc. special meeting.

The board of directors of First Niagara Financial Group, Inc. unanimously recommends that you vote “FOR” adoption of the merger agreement and the transactions contemplated in the merger agreement. The affirmative vote of a majority of the outstanding shares of First Niagara Financial Group, Inc. common stock entitled to vote at the special meeting is required to approve the merger agreement and transactions contemplated therein. The board of directors of First Niagara Financial Group, Inc. also unanimously recommends that you vote “FOR” the authorization of the board of directors to adjourn the First Niagara Financial Group, Inc. special meeting of stockholders or vote on other matters properly brought before the special meeting.

The board of directors of First Niagara Financial Group, Inc. requests that you complete, sign and mail the enclosed proxy card promptly in the enclosed postage-paid envelope. Stockholders may also cast their votes over the internet or by telephone in accordance with the instructions on the proxy card. You may revoke any proxy that you deliver prior to the First Niagara Financial Group, Inc. special meeting of stockholders by delivering a letter addressed to the Corporate Secretary of First Niagara Financial Group, Inc. stating that you have revoked your proxy or by delivering a later dated proxy. Stockholders of record of First Niagara Financial Group, Inc. common stock who attend the First Niagara Financial Group, Inc. special meeting may vote in person, even if they have previously delivered a signed proxy.

By Order of the Board of Directors, First Niagara Financial Group, Inc.

Robert N. Murphy Corporate Secretary

Lockport, New York

                , 2004

HUDSON RIVER BANCORP, INC.

One Hudson City Centre

Hudson, New York 12534

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Hudson River Bancorp, Inc., a Delaware corporation, will hold an annual meeting of stockholders at [INSERT ADDRESS], on [DAY], [DATE] at [TIME], local time, for the following purposes:

1.	To consider and vote on the Agreement and Plan of Merger, dated as of April 1, 2004, by and between First Niagara Financial Group, Inc. and Hudson River Bancorp, Inc., and the transactions contemplated in the merger agreement pursuant to which, Hudson River Bancorp, Inc. will merge with and into First Niagara Financial Group, Inc. with First Niagara Financial Group, Inc. being the surviving corporation.

2.	To authorize the board of directors, in its discretion, to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting, including, without limitation, a motion to adjourn the annual meeting to another time or place for the purpose of soliciting additional proxies to approve the merger agreement.

3.	To elect two persons as directors of Hudson River Bancorp, Inc. until the merger with First Niagara Financial Group, Inc. is consummated or, if the merger is not consummated, for a term of three years each.

4.	To ratify the appointment of KPMG LLP as Hudson River Bancorp, Inc.’s independent auditors for the year ending March 31, 2005.

We more fully describe the merger and the other proposals in the attached Joint Proxy Statement/Prospectus, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as Appendix A to the accompanying Joint Proxy Statement/Prospectus.

We have established                 , 2004 as the record date for determining the stockholders entitled to notice of and to vote at the Hudson River Bancorp, Inc. annual meeting and any adjournments or postponements of the annual meeting. Only record holders of Hudson River Bancorp, Inc. common stock as of the close of business on that date will be entitled to vote at the annual meeting or any adjournment or postponement of the annual meeting.

The Hudson River Bancorp, Inc. board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement and the transactions contemplated in the merger agreement. The affirmative vote of a majority of the outstanding shares of Hudson River Bancorp, Inc. common stock entitled to vote at the annual meeting is required to approve the merger agreement and transactions contemplated therein. Directors shall be elected by a plurality of the votes cast. Approval of the proposal to ratify the appointment of KPMG LLP requires the affirmative vote of the holders of a majority of the votes cast. The Hudson River Bancorp, Inc. board of directors also unanimously recommends that you vote “FOR” the authorization of the board of directors to adjourn the Hudson River Bancorp, Inc. annual meeting of stockholders or vote on other matters properly brought before the annual meeting, “FOR” each of the nominees for director listed in the Joint Proxy Statement/Prospectus and “FOR” the ratification of the appointment of KPMG LLP as Hudson River’s independent auditors for the year ending March 31, 2005.

The Hudson River Bancorp, Inc. board of directors requests that you complete, sign and mail the enclosed proxy card promptly in the enclosed postage-paid envelope. You may revoke any proxy that you deliver prior to the Hudson River Bancorp, Inc. annual meeting of stockholders by delivering a letter addressed to the Corporate Secretary of Hudson River Bancorp, Inc. stating that you have revoked your proxy or by delivering a later dated proxy. Stockholders of record of Hudson River Bancorp, Inc. common stock who attend the Hudson River Bancorp, Inc. annual meeting may vote in person, even if they have previously delivered a signed proxy.

By Order of the Board of Directors, Hudson River Bancorp, Inc.

Holly E. Rappleyea Corporate Secretary

Hudson, New York

                , 2004

QUESTIONS AND ANSWERS ABOUT THE VOTING

PROCEDURES FOR THE STOCKHOLDER MEETINGS

Q: WHAT DO I NEED TO DO NOW?

A: After you have carefully read this Joint Proxy Statement/Prospectus, indicate on your proxy card how you want your shares to be voted, then sign and mail it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the First Niagara special meeting or the Hudson River annual meeting. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will count as a vote in favor of the merger agreement and the other proposals to be voted on at your company’s annual meeting.

Q: WHY IS MY VOTE IMPORTANT?

A: If you do not return your proxy card at or prior to the appropriate stockholder meeting, it will be more difficult for First Niagara and Hudson River to obtain the necessary quorum to hold their stockholder meetings. In addition, if you fail to vote, by proxy or in person, it will have the same effect as a vote against the merger agreement. The merger agreement must be approved by the holders of a majority of the outstanding shares of First Niagara common stock entitled to vote at the First Niagara special meeting and by the holders of a majority of the outstanding shares of Hudson River common stock entitled to vote at the Hudson River annual meeting.

Q: HOW DO I VOTE?

A: You can vote by mail. For this method you will need to complete, sign, date and return your proxy card in the postage-paid envelope provided. You can also vote in person at your company’s stockholder meeting. If you are a First Niagara stockholder, you may also cast your vote over the internet or by telephone in accordance with the instructions on the First Niagara proxy card.

Q: IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will not be able to vote your shares without instructions from you on the merger proposal. Your broker will vote your shares on the merger proposal only if you provide instructions on how to vote. You should follow the directions provided by your broker. Your broker can vote your shares on the other proposals without your instructions.

Q: WHAT IF I FAIL TO INSTRUCT MY BROKER?

A: If you fail to instruct your broker how to vote your shares on the merger proposal and the broker submits an unvoted proxy, the resulting broker “non-vote” will be counted toward a quorum at your company’s stockholder meeting, but it will have the same effect as a vote against the merger agreement.

Q: I OWN SHARES OF BOTH HUDSON RIVER AND FIRST NIAGARA. SHOULD I ONLY VOTE ONCE?

A: No. If you own shares of both companies, you will receive separate proxy cards for each stockholder meeting. It is important that you vote at both stockholder meetings, so please complete, sign, date and return both proxy cards as instructed.

Q: CAN I ATTEND THE STOCKHOLDER MEETING AND VOTE MY SHARES IN PERSON?

A: Yes. All stockholders are invited to attend their company’s stockholder meeting. Stockholders of record can vote in person at the stockholder meeting. If a broker holds your shares in street name, then you are not the stockholder of record and you must ask your broker how you can vote at the stockholder meeting in person.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. If you have not voted through your broker, there are three ways for you to revoke your proxy and change your vote. First, you may send written notice to the Corporate Secretary of your company stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may vote in person at your company’s stockholder meeting. If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change your vote. Your last vote will be the vote that is counted.

Q: I AM A HUDSON RIVER STOCKHOLDER. SHOULD I SEND IN MY HUDSON RIVER STOCK CERTIFICATES NOW?

A: No. You should not send in your stock certificates at this time. We will separately send you an election form with instructions for exchanging your Hudson River stock certificates.

Q: I AM A FIRST NIAGARA STOCKHOLDER. DO I NEED TO DO ANYTHING WITH MY FIRST NIAGARA STOCK CERTIFICATES?

A: No. First Niagara stockholders will not exchange their certificates in the merger. The certificates currently representing shares of First Niagara common stock will represent an equal number of shares of common stock of the combined company after the merger.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We expect to complete the merger on or about January 7, 2005. However, we cannot assure you when or if the merger will occur. We must first obtain the approvals of stockholders of both First Niagara and Hudson River and all necessary regulatory approvals.

Q: WHOM SHOULD I CALL WITH QUESTIONS?

A: First Niagara stockholders should call Christopher J. Thome at (716) 625-7645 with questions or to obtain additional copies of this document. Hudson River stockholders should call Holly E. Rappleyea at (518) 828-4600 with questions or to obtain additional copies of this document.

SUMMARY

This is a summary of certain information regarding the proposed merger and the stockholder meetings to vote on the merger agreement contained in this document. It does not contain all of the information that may be important to you. We urge you to carefully read the entire document, including the Appendices, before deciding how to vote.

What This Document Is About

The boards of directors of First Niagara Financial Group, Inc. and Hudson River Bancorp, Inc. have approved the merger agreement between First Niagara and Hudson River pursuant to which Hudson River will merge with and into First Niagara. The merger cannot be completed unless the stockholders of both companies approve the merger agreement. First Niagara’s stockholders will vote on the merger agreement at First Niagara’s special meeting and the authorization of the board of directors to adjourn the special meeting or vote on other matters properly brought before the special meeting. Hudson River’s stockholders will vote on the merger agreement, the authorization of the board of directors to adjourn the annual meeting or vote on other matters properly brought before the annual meeting, the election of two directors to the board, and the ratification of the appointment of KPMG LLP as Hudson River’s independent auditors for the year ending March 31, 2005 at Hudson River’s annual meeting. This document is the proxy statement being used by both the Hudson River board of directors and the First Niagara board of directors to solicit proxies for use at their stockholder meetings. It is also the prospectus of First Niagara regarding the First Niagara common stock to be issued to Hudson River stockholders if the merger is completed.

The First Niagara Special Meeting

Date, Time and Place	First Niagara will hold a special meeting of stockholders on [DATE], [TIME], local time, at [PLACE].

Record Date	, 2004.

Shares Entitled to Vote	shares of First Niagara common stock were outstanding on the record date and entitled to vote at the First Niagara special meeting.

Purpose of the Special Meeting	To consider and vote on the merger agreement and the authorization of the board of directors to adjourn the special meeting or vote on other matters properly brought before the special meeting.

Vote Required	A majority of the outstanding shares of First Niagara common stock entitled to vote must be cast in favor of the merger agreement for it to be adopted. The authorization of the board of directors to adjourn the special meeting or vote on other matters properly brought before the special meeting are determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.”

As of the record date, the directors and executive officers of First Niagara and their affiliates beneficially owned shares, or approximately % of the outstanding shares, of First Niagara common stock, and all such persons have indicated their intention to vote their shares in favor of the merger agreement.

The First Niagara Board Recommends You Vote in Favor of the Proposals

First Niagara’s directors have unanimously approved the merger agreement and unanimously recommend that First Niagara stockholders vote “FOR” the merger agreement and “FOR” the authorization of the board of directors to adjourn the First Niagara special meeting of stockholders or vote on other matters properly brought before the special meeting.

The Hudson River Annual Meeting

Date, Time and Place	Hudson River will hold an annual meeting of stockholders on [DATE], [TIME], local time, at [PLACE].

Record Date	, 2004.

Shares Entitled to Vote	shares of Hudson River common stock were outstanding on the record date and entitled to vote at the Hudson River annual meeting.

Purpose of the Annual Meeting	To consider and vote on the merger agreement, the election of two directors, the ratification of KPMG LLP and the authorization of the board of directors to adjourn the annual meeting or vote on other matters properly brought before the annual meeting.

Vote Required	A majority of the outstanding shares of Hudson River common stock entitled to vote must be cast in favor of the merger agreement for it to be approved. Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is withheld. The ratification of the appointment of KPMG LLP as independent auditors and the authorization of the board of directors to adjourn the annual meeting or vote on other matters properly brought before the annual meeting is determined by a majority of votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.”

As of the record date, the directors and executive officers of Hudson River and their affiliates beneficially owned shares, or approximately % of the outstanding shares, of Hudson River common stock, and all such persons have indicated their intention to vote their shares in favor of the merger agreement.

The Hudson River Board Recommends You Vote in Favor of the Proposals

Hudson River’s directors have unanimously approved the merger agreement and unanimously recommend that Hudson River stockholders vote “FOR” the merger agreement, “FOR” the authorization of the board of directors to adjourn the Hudson River annual meeting of stockholders or vote on other matters properly brought before the annual meeting, “FOR” each of the nominees listed in this Joint Proxy Statement/Prospectus for election to the Hudson River board, and “FOR” the ratification of the appointment of KPMG LLP as Hudson River’s independent auditors for the year ending March 31, 2005.

The Companies

First Niagara	First Niagara, a Delaware corporation, is the holding company for First Niagara Bank. First Niagara Bank is a federal savings bank that operates 69 full-service banking offices across upstate New York. The Federal Deposit Insurance Corporation insures its deposits. At March 31, 2004, First Niagara had $4.98 billion in total consolidated assets. First Niagara’s principal executive offices are located at 6950 South Transit Road, Lockport, New York 14095-0514. First Niagara’s telephone number is (716) 625-7500.

Hudson River	Hudson River, a Delaware corporation, is the holding company for Hudson River Bank & Trust Company. Hudson River Bank & Trust Company is a New York chartered savings bank that operates 49 full-service banking offices in eastern New York. At March 31, 2004, Hudson River had $2.62 billion in total consolidated assets. Hudson River’s principal executive offices are located at One Hudson City Centre, Hudson, New York 12534. Hudson River’s telephone number is (518) 828-4600.

The Merger

General Description	Hudson River will merge with and into First Niagara, with First Niagara as the surviving entity. The merger will be completed on the fifth business day after all material conditions to closing have been met, unless First Niagara elects to close the merger thereafter on January 7, 2005. The parties anticipate completing the merger on January 14, 2005. A copy of the merger agreement is attached as Appendix A to this document and is incorporated in this document by reference.

Consideration Payable to Hudson River Stockholders	Hudson River stockholders will be offered the opportunity to elect to receive merger consideration in the form of cash, shares of First Niagara common stock, or a combination of First Niagara common stock and cash in exchange for each of their shares of Hudson River common stock. All elections will be subject to the allocation and proration procedures described in the merger agreement. These procedures are intended to ensure that 34,086,349 shares of First Niagara common stock (excluding First Niagara shares to be used either to purchase shares of Hudson River common stock issued after April 1, 2004 pursuant to the exercise of stock options or to increase the merger consideration in certain circumstances) and $124.8 million in cash will be exchanged for shares of Hudson River common stock (excluding cash to be used to purchase shares of Hudson River common stock issued after April 1, 2004 pursuant to the exercise of stock options). Therefore, regardless of a Hudson River stockholder’s election, a Hudson River stockholder may actually receive a combination of cash and shares of First Niagara common stock for their Hudson River shares that is different than what such stockholder elected depending on the elections made by other Hudson River stockholders.

Election of Cash or Stock Consideration

No more than 40 business days and no less than 20 business days before the expected date of completion of the merger, First Niagara will send an election form and transmittal material for surrendering shares to Hudson River’s stockholders that you may use to indicate your preference to receive cash, First Niagara common stock or a combination of cash and First Niagara common stock, or whether you have no preference regarding the consideration you would like to receive for your shares of Hudson River common stock.

HUDSON RIVER STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES AT THIS TIME.

The merger agreement contains allocation and proration provisions that are designed to ensure that 34,086,349 shares of First Niagara common stock (excluding shares of First Niagara common stock to be used to purchase shares of Hudson River common stock issued after April 1, 2004 pursuant to the exercise of stock options) will be exchanged for shares of Hudson River common stock. In addition, the merger agreement contains allocation and proration provisions that are designed to ensure that First Niagara shall pay no more than $124,780,384 in cash to holders of Hudson River common stock (excluding cash to be used for options to purchase shares of Hudson River common stock issued subsequent to April 1, 2004 pursuant to the exercise of stock options).

Therefore, if the holders of Hudson River common stock elect to receive more than 34,086,349 shares of First Niagara common stock for such shares, the amount of First Niagara common stock that each such stockholder would receive from First Niagara will be reduced on a pro rata basis. As a result, these Hudson River stockholders will receive cash consideration for any Hudson River shares for which they do not receive First Niagara common stock.

Similarly, if the holders of Hudson River common stock elect to receive more than $124,780,384 in cash, the amount of cash that each such stockholder would receive from First Niagara will be reduced on a pro rata basis. As a result, such stockholders will receive First Niagara common stock for any Hudson River shares for which they do not receive cash.

THE DEADLINE FOR RETURNING THE ELECTION FORM IS THE CLOSE OF BUSINESS ON THE 25th BUSINESS DAY FOLLOWING THE MAILING DATE OF THE ELECTION FORM, NOT INCLUDING THE DATE OF MAILING, UNLESS HUDSON RIVER AND FIRST NIAGARA MUTUALLY AGREE UPON ANOTHER DEADLINE DATE. YOU MUST INCLUDE YOUR HUDSON RIVER STOCK CERTIFICATE(S) WITH YOUR ELECTION FORM IN ORDER FOR YOUR ELECTION TO BE EFFECTIVE. IF YOU DO NOT MAKE AN ELECTION PRIOR TO THE ELECTION DEADLINE, YOU WILL BE ALLOCATED EITHER CASH OR FIRST NIAGARA COMMON STOCK, OR A COMBINATION OF CASH AND FIRST NIAGARA COMMON STOCK, DEPENDING ON THE ELECTIONS MADE BY OTHER HUDSON RIVER STOCKHOLDERS.

Cash in Lieu of Fractional Shares	Hudson River stockholders will not receive fractional shares of First Niagara common stock in the merger. Instead, they will receive, without interest, a cash payment equal to the fractional share interest they otherwise would have received, multiplied by the value of a share of First Niagara common stock. For this purpose, a share of First Niagara common stock will be valued at the average of its daily closing sales prices during the five consecutive trading days immediately preceding the completion date of the merger.

Dissenters’ Rights for Hudson River Stockholders	Under the Delaware General Corporation Law, holders of Hudson River common stock have the right to obtain an appraisal of the value of their shares of Hudson River common stock in connection with the merger. To perfect appraisal rights, a Hudson River stockholder must not vote for the adoption of the merger agreement and must strictly comply with all of the procedures required under Section 262 of the Delaware General Corporation Law. We have included a copy of Section 262 of the Delaware General Corporation Law as Appendix D to this document.

Federal Income Tax Consequences of the Merger

First Niagara and Hudson River will not be required to complete the merger unless they receive legal opinions to the effect that the merger constitutes a tax-free reorganization for United States federal income tax purposes. We expect that, for United States federal income tax purposes, Hudson River stockholders will generally not recognize any taxable gain or loss with respect to the exchange of their Hudson River shares if they receive only First Niagara common stock (except for cash received in lieu of any fractional shares). If you receive only cash in exchange for your Hudson River common stock, you will recognize a taxable gain or loss in an amount equal to the difference between the amount of cash received and your tax basis in your shares of Hudson River common stock exchanged.

If you receive a combination of First Niagara common stock and cash in exchange for your shares of Hudson River common stock, you will generally recognize a taxable gain (but not loss) in an amount equal to the lesser of:

(a) the excess, if any of:

(1)    the sum of the cash and the fair market value of the First Niagara common stock you receive; over

(2)    your tax basis in the Hudson River common stock exchanged in the merger; or

(b) the cash that you receive in the merger.

Your tax basis in the First Niagara common stock that you receive in the merger will equal your tax basis in the Hudson River common stock you exchange in the merger, increased by the amount of any taxable gain you recognize in the merger.

Your holding period for the First Niagara common stock that you receive in the merger will include your holding period for the shares of Hudson River common stock that you exchange in the merger.

If you acquired different blocks of shares of Hudson River common stock at different times and at different prices, any taxable gain or loss you recognize will be determined separately with respect to each block of shares of Hudson River common stock, and the cash and First Niagara common stock you receive will be allocated pro rata to each such block of Hudson River common stock. In addition, your basis and holding period in your First Niagara common stock may be determined with reference to each block of Hudson River common stock exchanged.

HUDSON RIVER STOCKHOLDERS ARE URGED TO READ THE MORE COMPLETE DESCRIPTION OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER ON PAGE AND TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM UNDER APPLICABLE LAWS.

Treatment of Hudson River Stock Options	In the merger, the outstanding and unexercised options to acquire Hudson River common stock will be cancelled and all rights under the options will be extinguished in exchange for shares of First Niagara common stock based upon the per share value of the merger consideration less the exercise price per share of the option divided by the average of First Niagara’s daily closing sales prices during the five consecutive trading days immediately preceding but not including the trading day prior to the closing date.

Reselling the First Niagara Common Stock You Receive in the Merger

The shares of First Niagara common stock to be issued in the merger will be registered under the Securities Act of 1933. Except as noted below, stockholders may freely transfer those shares after they receive them. Hudson River has identified certain of its directors, executive officers and others who may be deemed “affiliates” of Hudson River, and those persons have entered into agreements with First Niagara restricting their ability to transfer the shares they will receive in the merger.

Differences in Stockholders’ Rights	In the merger, each Hudson River stockholder who receives First Niagara common stock will become a First Niagara stockholder. The rights of Hudson River stockholders are currently governed by the Delaware General Corporation Law and Hudson River’s certificate of incorporation and by-laws. The rights of First Niagara stockholders are currently governed by the Delaware General Corporation Law and First Niagara’s certificate of incorporation and by-laws. There are no material differences in the rights of Hudson River and First Niagara stockholders. See page .

Reasons for the Merger

On January 17, 2003, First Niagara completed its conversion from the mutual holding company form of organization to the fully stock form of organization. As part of the conversion, First Niagara raised approximately $400 million in new capital. Over the past two years, First Niagara has started to deploy this capital primarily through acquisitions and de novo branch expansion. First Niagara identified Hudson River as a merger candidate that would add to its franchise by expanding its banking operations in the ten county capital region of New York State which First Niagara believes is an attractive market area.

Hudson River entered into the merger agreement at the conclusion of a process in which Hudson River determined that a merger with First Niagara was in the best interests of its stockholders. The Hudson River board of directors believes that the merger is fair to Hudson River stockholders and that the combined entity will be better positioned for future success than if Hudson River remains independent.

Opinion of First Niagara’s Financial Advisor

Ryan Beck & Co., Inc. First Niagara’s financial advisor, rendered its written opinion to First Niagara’s board of directors that, as of the date of this Joint Proxy Statement/Prospectus, and based upon and subject to the matters stated in its opinion, from a financial point of view, the consideration to be paid by First Niagara in the merger with Hudson River was fair to First Niagara.

A copy of the full text of Ryan Beck’s opinion, dated                     , 2004, which discusses the assumptions made, factors considered and limitations upon the review undertaken by Ryan Beck in rendering its opinion, is included as Appendix B to this Joint Proxy Statement/Prospectus. For information on how Ryan Beck arrived at its opinion, see page             . Holders of First Niagara common stock are encouraged to carefully read Ryan Beck’s opinion in its entirety. Ryan Beck provided its opinion for the information and assistance of First Niagara’s board of directors in connection with its consideration of the merger with Hudson River. Ryan Beck’s opinion is not intended to be and does not constitute a recommendation to any holder of First Niagara common stock as to how such holder should vote in connection with the merger transaction.

Pursuant to an engagement letter between First Niagara and Ryan Beck, First Niagara agreed to pay Ryan Beck a fee, the substantial portion of which is payable upon completion of the merger.

Opinion of Hudson River’s Financial Advisor

Sandler O’Neill & Partners, L.P., Hudson River’s financial advisor, has rendered its written opinion to Hudson River’s board of directors that, as of the date of this Joint Proxy Statement/Prospectus, and based upon and subject to the assumptions made, matters considered and qualifications and limitations stated in its opinion, the consideration to be received by Hudson River’s stockholders in the merger with First Niagara is fair to such stockholders from a financial point of view. Holders of Hudson River common stock are encouraged to carefully read Sandler O’Neill’s opinion in its entirety. A copy of the full text of Sandler O’Neill’s fairness opinion is included as Appendix C to this Joint Proxy Statement/Prospectus. For information on how Sandler O’Neill arrived at its opinion, see page             . Sandler O’Neill’s opinion is not intended to be and does not constitute a recommendation to any holder of Hudson River common stock as to how such holder should vote in connection with the merger transaction.

Hudson River has agreed to pay Sandler O’Neill a fee for its services, including its fairness opinion, the substantial portion of which is payable upon completion of the merger.

Financial Interests of Hudson River’s Directors and Officers in the Merger

Some of Hudson River’s directors and executive officers have interests in the merger that are in addition to their interests as stockholders. The First Niagara and Hudson River boards of directors considered these interests in deciding to approve the merger agreement.

First Niagara has agreed that two current directors of Hudson River, who will remain directors as of the closing of the merger, will be appointed as directors of First Niagara and First Niagara Bank when the merger is completed, with one such director being designated as a vice chairman of the board of directors of First Niagara. First Niagara will appoint those persons, other than the two directors of Hudson River who will be appointed to the First Niagara and First Niagara Bank boards of directors, who currently serve on the board of directors of Hudson River to First Niagara’s currently existing Advisory Board for the Eastern Region of New York. First Niagara will appoint a former member of the Hudson River board of directors as Chairman of the Advisory Board for a period of at least a one year term and such director will be given first consideration for appointment to the First Niagara and First Niagara Bank boards of directors if a vacancy occurs on either board.

In addition, Carl A. Florio will be appointed Regional President of the Eastern New York Region of First Niagara Bank immediately following the completion of the merger. Mr. Florio is expected to enter into an employment agreement with First Niagara Bank effective only upon the closing of the merger, that provides for an initial base salary of $230,000 and the ability to participate in First Niagara’s compensation and benefit plans.

Mr. Florio will receive a payment in consideration of the termination of his existing employment agreement with Hudson River, and certain other executive and non-executive officers will receive a payment in consideration of the termination of their existing employment and change-in-control agreements with Hudson River.

In addition, certain Hudson River non-executive officers will receive severance payments upon the completion of the merger.

First Niagara has agreed to indemnify the directors and officers of Hudson River against certain liabilities for a six-year period following the completion of the merger.

For additional information on the benefits of the merger to Hudson River’s management, see page             .

Conditions to the Merger	Completion of the merger is contingent on a number of conditions, including regulatory approvals and approval of the merger agreement by First Niagara and Hudson River stockholders at their stockholder meetings.

Regulatory Approval	The merger is subject to the approval of the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, and the Banking Department of the State of New York. We have filed the applications required to obtain the necessary regulatory approvals. As of the date of this document, we have received the approval of the . Approval does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to Hudson River stockholders or First Niagara stockholders. For additional information regarding the required regulatory approvals, see page .

Terminating the Merger Agreement

Hudson River will be required to pay First Niagara a termination fee in the amount of $24.0 million if, among other things, in connection with Hudson River’s receipt of a superior proposal (as defined in the merger agreement), Hudson River (i) enters into an acquisition agreement with respect to such superior proposal, (ii) terminates the merger agreement or (iii) withdraws or adversely modifies its recommendation to its stockholders to vote in favor of the merger agreement.

First Niagara will be required to pay Hudson River a termination fee in the amount of $24.0 million, if among other things, First Niagara (i) fails to recommend to its stockholders to vote in favor of the merger, or withdraws or adversely modifies its recommendation to its stockholders to vote in favor of the merger agreement and (ii) the merger agreement is terminated by either party because First Niagara stockholders failed to approve the merger agreement by the requisite vote.

Additionally, if the average of the daily closing sales prices of First Niagara common stock for the five consecutive trading days immediately preceding the first date on which all regulatory approvals have been received is less than $11.59 and the decline in value of First Niagara common stock relative to the change in value of an index of financial institution holding companies over a similar period exceeds 20%, then Hudson River can terminate the merger agreement unless First Niagara increases the consideration to be received by the holders of Hudson River common stock utilizing the formula agreed to in the merger agreement. See Section 11.1.10 of the merger agreement for the specific formula referenced above. The merger agreement also may be terminated by either First Niagara or Hudson River if the merger has not occurred by January 31, 2005. Hudson River will not be required to pay a termination fee in either circumstance. For a more complete description of these and other termination rights available to First Niagara and Hudson River, see page             .

Amending the Merger Agreement	The merger agreement may be amended by the written consent of First Niagara and Hudson River at any time prior to the completion of the merger. However, under applicable law, an amendment that reduces the amount or value, or changes the form of, the merger consideration payable to Hudson River stockholders cannot be made following adoption of the merger agreement by Hudson River stockholders without their approval.

Purchase Accounting Treatment of the Merger	First Niagara will account for the merger utilizing the purchase method of accounting for financial reporting purposes.

Hudson River has Agreed Not to Solicit Alternative Transactions

In the merger agreement, Hudson River has agreed not to initiate, solicit or knowingly encourage, negotiate with, or provide any information to any person other than First Niagara concerning an acquisition transaction involving Hudson River or Hudson River Bank & Trust Company. This restriction may deter other potential acquirors of control of Hudson River. However, Hudson River may take certain of these actions if its board of directors determines that it should do so in order to fulfill its fiduciary duties. This determination by the Hudson River board of directors must be made after the Hudson River board of directors consults with its legal counsel.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF

FIRST NIAGARA FINANCIAL GROUP, INC.

The following tables set forth selected historical financial and other data of First Niagara for the periods and at the dates indicated. The information at December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of First Niagara incorporated by reference elsewhere in this Joint Proxy Statement/Prospectus. The information at December 31, 2001, 2000 and 1999 and for the years ended December 31, 2000 and 1999 was derived in part from audited consolidated financial statements which are not incorporated by reference elsewhere in this Joint Proxy Statement/Prospectus. The information at and for the three months ended March 31, 2004 and 2003 is unaudited. However, in the opinion of management of First Niagara, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the three months ended March 31, 2004, are not necessarily indicative of the results that may be expected for future periods.

	At or for the Three Months Ended March 31,		At or for the Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(Dollar and share amounts in thousands, except per share data)
Selected financial condition data:
Total assets	$4,979,890	$3,603,432	$3,589,507	$2,934,795	$2,857,946	$2,624,686	$1,711,712
Loans, net	3,033,132	2,207,269	2,269,203	1,974,560	1,853,141	1,823,174	985,628
Securities available for sale:
Mortgage-backed	621,107	471,255	499,611	340,319	339,881	302,334	384,329
Other	617,918	201,041	346,272	292,045	354,016	199,500	179,144
Deposits	3,299,050	2,398,797	2,355,216	2,205,421	1,990,830	1,906,351	1,113,302
Borrowings	661,826	441,710	457,966	397,135	559,040	429,567	335,645
Stockholders’ equity	$938,023	$711,646	$728,174	$283,696	$260,617	$244,540	$232,616
Common shares outstanding (1)	79,712	66,071	66,326	64,681	64,158	63,808	66,372
Selected operations data:
Interest income	$53,056	$42,923	$169,959	$167,637	$178,368	$137,040	$107,814
Interest expense	16,453	17,535	62,544	76,107	99,352	76,862	57,060

Net interest income	36,603	25,388	107,415	91,530	79,016	60,178	50,754
Provision for credit losses	1,750	1,957	7,929	6,824	4,160	2,258	2,466

Net interest income after provision for credit losses	34,853	23,431	99,486	84,706	74,856	57,920	48,288
Noninterest income	11,851	10,047	43,379	41,787	34,625	26,835	21,728
Noninterest expense	28,579	22,047	88,277	77,331	75,889	54,670	41,580

Income from continuing operations before income taxes	18,125	11,431	54,588	49,162	33,592	30,085	28,436
Income taxes from continuing operations	6,210	3,980	18,646	18,752	12,427	10,668	9,765

Income from continuing operations	11,915	7,451	35,942	30,410	21,165	19,417	18,671
Income (loss) from discontinued operations, net of tax (2)	—	163	164	385	55	102	(231)

Net income	$11,915	$7,614	$36,106	$30,795	$21,220	$19,519	$18,440

Adjusted net income (3)	$11,915	$7,614	$36,106	$30,795	$25,962	$21,633	$18,992

Stock and related per share data (1):
Earnings per common share:
Basic	$0.15	$0.12	$0.55	$0.48	$0.33	$0.30	$0.27
Diluted	0.15	0.11	0.53	0.47	0.33	0.30	0.27
Adjusted earnings per common share (3):
Basic	0.15	0.12	0.55	0.48	0.41	0.34	0.27
Diluted	0.15	0.11	0.53	0.47	0.40	0.34	0.27
Cash dividends	0.07	0.05	0.22	0.17	0.14	0.11	0.05
Book value	11.77	10.77	10.98	4.39	4.06	3.83	3.50
Market price (NASDAQ: FNFG):
High	15.78	11.92	16.55	12.41	6.92	4.28	4.30
Low	13.32	10.11	10.11	6.07	4.16	3.19	3.48
Close	13.64	11.75	14.97	10.10	6.51	4.18	3.96

(footnotes on following page)

	At or for the Three Months Ended March 31		At or for the Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(Dollar and share amounts in thousands, except per share data)
Selected financial ratios and other data:
Performance ratios (4)(5):
Return on average assets	1.02%	0.89%	1.02%	1.08%	0.79%	0.98%	1.13%
Adjusted return on average assets (3)	1.02	0.89	1.02	1.08	0.97	1.09	1.17
Return on average equity	5.29	5.00	5.19	11.22	8.30	8.38	7.52
Adjusted return on average equity (3)	5.29	5.00	5.19	11.22	10.16	9.29	7.75
Return on average tangible equity (6)	7.91	5.98	6.15	15.90	12.34	10.12	7.97
Adjusted return on average tangible equity (3)(6)	7.91	5.98	6.15	15.90	15.09	11.22	8.21
Net interest rate spread	3.27	2.77	2.90	3.30	2.99	2.82	2.72
Net interest margin	3.56	3.21	3.33	3.52	3.25	3.26	3.33
As a percentage of average assets:
Noninterest income	1.01	1.18	1.23	1.46	1.29	1.35	1.34
Noninterest expense (3)	2.44	2.58	2.50	2.71	2.66	2.65	2.53

Net overhead	1.43	1.40	1.27	1.25	1.37	1.30	1.19
Efficiency ratio (3)	58.98	62.22	58.54	58.01	62.74	60.57	56.81
Dividend payout ratio	46.67%	41.67%	40.00%	35.42%	41.86%	35.44%	20.30%
Capital ratios (7):
Total risk-based capital	18.19%	19.70%	19.04%	11.34%	11.36%	11.13%	23.56%
Tier 1 risk-based capital	16.94	18.64	17.94	10.27	10.27	9.96	22.40
Tier 1 (core) capital	11.53	12.21	11.92	6.54	6.71	6.78	13.51
Tangible capital	11.53	12.15	11.87	6.54	N/A	N/A	N/A
Ratio of stockholders’ equity to total assets	18.84%	19.75%	20.29%	9.67%	9.12%	9.32%	13.59%
Asset quality ratios:
Total non-accruing loans	$16,272	$9,936	$12,305	$7,478	$11,480	$6,483	$1,929
Other non-performing assets	563	1,646	543	1,423	665	757	1,073
Allowance for credit losses	40,766	23,913	25,420	20,873	18,727	17,746	9,862
Net loan charge-offs (5)	$1,054	$918	$5,383	$4,678	$3,179	$735	$614
Total non-accruing loans to total loans	0.53%	0.45%	0.54%	0.37%	0.61%	0.35%	0.19%
Total non-performing assets as a percentage of total assets	0.34	0.32	0.36	0.30	0.42	0.28	0.18
Allowance for credit losses to non-accruing loans	250.53	240.67	206.58	279.13	163.13	273.73	511.25
Allowance for credit losses to total loans	1.33	1.07	1.11	1.05	1.00	0.96	0.99
Net charge-offs to average loans	0.14%	0.17%	0.24%	0.24%	0.17%	0.06%	0.07%
Other data:
Number of banking centers	68	45	47	38	37	36	18
Full time equivalent employees	1,177	897	944	945	919	930	625

(1)	All per share data and references to the number of shares outstanding for purposes of calculating per share amounts are adjusted to give recognition to the 2.58681 exchange ratio applied in the January 17, 2003 conversion.

(2)	Effective February 18, 2003, First Niagara Bank sold NOVA Healthcare Administrators, Inc. its wholly-owned third-party benefit plan administrator subsidiary. For the periods presented, the Company has reported the results of operations from NOVA as “Discontinued Operations.” First quarter 2003 amounts include the net after tax gain realized on the sale of $208,000.

(3)	With the adoption of SFAS No. 142 “Goodwill and Other Intangibles” on January 1, 2002, the Company is no longer required to amortize goodwill. Goodwill amortization of $4.7 million, $2.1 million and $552,000 has been excluded from 2001, 2000 and 1999 adjusted net income, respectively, for consistency purposes. The 2001, 2000 and 1999 efficiency ratio and noninterest expense as a percentage of average assets ratio, excludes $4.6 million, $2.0 million and $404,000 of goodwill amortization from continuing operations, respectively. Without excluding these amounts the 2001, 2000 and 1999 efficiency ratio and noninterest expense as a percentage of average assets ratio would have been 66.78%, 62.83% and 57.37%, respectively, and 2.83%, 2.74% and 2.56%, respectively.

(4)	Computed using daily averages.

(5)	Ratios for the three months ended March 31, 2004 and 2003 are annualized where appropriate.

(6)	Excludes average goodwill and other intangibles of $299.3 million, $101.7 million, $109.2 million, $80.9 million, $83.6 million, $40.1 million and $13.8 million for March 31, 2004 and 2003 and December 31, 2003, 2002, 2001, 2000 and 1999, respectively.

(7)	Effective November 8, 2002, First Niagara Bank converted to a federal charter subject to OTS capital requirements. These capital requirements apply only to First Niagara Bank and do not consider additional capital retained by First Niagara. Prior to converting to federal charters, First Niagara and First Niagara Bank were required to maintain minimum capital ratios calculated in a similar manner to, but not entirely the same as, the framework of the OTS. Amounts prior to 2002 have not been recomputed to reflect OTS requirements.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF

HUDSON RIVER BANCORP, INC.

The following tables set forth selected historical financial and other data of Hudson River for the periods and at the dates indicated. In January 2004, Hudson River had a 2-for-1 stock split. Accordingly, all prior year share and per share amounts are adjusted to give retroactive recognition to this stock split. The information at March 31, 2004 and 2003 and for the years ended March 31, 2004, 2003 and 2002 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of Hudson River incorporated by reference elsewhere in this Joint Proxy Statement/Prospectus. The information at March 31, 2002, 2001 and 2000 and for the years ended March 31, 2001 and 2000 was derived in part from audited consolidated financial statements which are not incorporated by reference elsewhere in this Joint Proxy Statement/Prospectus.

	At or for the Year Ended March 31,
	2004	2003	2002	2001	2000
	(Dollar and share amounts in thousands, except per share amounts)
Selected Financial Condition Data:
Total assets	$2,618,830	$2,494,912	$2,508,807	$1,208,973	$1,149,547
Loans, net	1,625,447	1,610,810	1,867,632	859,087	804,247
Securities available for sale:
Mortgage-backed	311,857	121,408	118,462	99,755	105,247
Other	338,667	220,116	104,988	114,131	131,733
Securities held to maturity:
Mortgage-backed	—	—	—	1,632	2,111
Other	—	—	—	2,027	8,954
Deposits	1,827,354	1,804,679	1,778,150	756,041	754,063
Borrowings	476,027	404,985	467,628	205,101	151,264
Stockholders’ equity	$287,777	$258,243	$230,917	$216,133	$200,723
Common shares outstanding(1)(2)	28,306	28,020	27,715	27,397	27,689
Selected operations data:
Interest income	$131,980	$150,950	$134,128	$91,499	$76,423
Interest expense	44,064	56,366	57,361	40,842	30,509

Net interest income	87,916	94,584	76,767	50,657	45,914
Provision for credit losses	4,800	6,000	5,675	5,100	6,200

Net interest income after provision for credit losses	83,116	88,584	71,092	45,557	39,714
Noninterest income	21,589	17,256	11,406	4,790	2,588
Noninterest expense	56,408	60,883	49,179	31,709	27,788

Income before income taxes	48,297	44,957	33,139	18,638	14,514
Income taxes	16,509	17,103	13,790	6,970	4,988

Net income	$31,788	$27,854	$19,529	$11,668	$9,526

Adjusted net income(3)	$31,788	$27,854	$22,430	$12,758	$10,613

Stock and related per share data(2):
Earnings per common share:
Basic	$1.14	$1.01	$0.71	$0.43	$0.33
Diluted	1.10	0.97	0.69	0.43	0.33
Adjusted earnings per common share(3):
Basic	1.14	1.01	0.82	0.47	0.36
Diluted	1.10	0.97	0.79	0.47	0.36
Cash dividends	0.30	0.24	0.18	0.11	0.06
Book value(1)	10.17	9.22	8.33	7.89	7.25
Market Price (NASDAQ: HRBT):
High	21.44	13.75	12.48	7.69	6.07
Low	11.35	10.33	6.82	4.38	4.75
Close	20.60	11.49	12.07	6.97	5.00

(footnotes on following page)

	At or for the Year Ended March 31,
	2004	2003	2002	2001	2000
	(Dollars in thousands)
Selected financial ratios and other data:
Performance ratios(5):
Return on average assets	1.25%	1.12%	1.03%	1.00%	0.96%
Adjusted return on average assets(3)	1.25	1.12	1.18	1.09	1.07
Return on average equity	11.81	11.33	8.68	5.68	4.58
Adjusted return on average equity(3)	11.81	11.33	9.97	6.21	5.10
Return on average tangible equity(6)	16.02	16.00	10.62	6.01	4.77
Adjusted return on average tangible equity(3)(6)	16.02	16.00	12.20	6.57	5.31
Net interest rate spread	3.41	3.73	3.74	3.68	3.85
Net interest margin	3.71	4.09	4.29	4.58	4.83
As a percentage of average assets:
Noninterest income	0.85	0.70	0.60	0.41	0.26
Noninterest expense(4)	2.17	2.40	2.40	2.44	2.56

Net overhead	1.32	1.70	1.80	2.03	2.30
Efficiency ratio(4)	50.39	53.05	51.81	51.94	52.61
Dividend payout ratio	26.61%	24.04%	25.38%	26.66%	19.36%
Capital Ratios:
Total risk-based capital	13.54%	12.87%	8.87%	20.91%	19.69%
Tier 1 risk-based capital	12.27	11.60	7.60	19.65	18.43
Tier 1 (leverage) capital	7.70	7.12	5.88	13.28	13.03
Ratio of stockholders’ equity to total assets	10.99%	10.35%	9.20%	17.88%	17.46%
Asset quality ratios:
Total non-accruing loans	$19,087	$20,151	$17,971	$8,588	$10,293
Other non-performing assets	497	834	1,252	776	1,641
Allowance for credit losses	40,252	38,276	36,572	22,325	19,608
Net loan charge-offs	$2,824	$4,296	$3,113	$2,383	$1,896
Total non-accruing loans to total loans	1.15%	1.22%	0.94%	0.97%	1.25%
Total non-performing assets as a percentage of total assets	0.75	0.84	0.77	0.77	1.04
Allowance for credit losses to non-accruing loans	210.89	189.95	203.51	259.96	190.50
Allowance for credit losses to total loans	2.42	2.32	1.92	2.53	2.38
Net charge-offs to average loans	0.17%	0.24%	0.21%	0.28%	0.27%
Other data:
Number of banking centers	49	51	51	18	17
Full time equivalent employees	664	707	619	300	312

(1)	Excludes unallocated ESOP shares and unvested restricted stock shares.

(2)	Adjusted to give effect for the 2-for-1 stock split effective January 15, 2004.

(3)	With the adoption of SFAS No. 142 “Goodwill and Other Intangibles” on April 1, 2002, Hudson River is no longer required to amortize goodwill. Goodwill amortization of $2.9 million, $1.1 million and $1.1 million has been excluded from 2002, 2001 and 2000 adjusted amounts, respectively, for consistency purposes.

(4)	Ratio does not include other real estate owned and repossessed property expenses, net securities transactions, net loan transactions, and goodwill amortization and other intangibles amortization for each period. The 2001 ratio excludes pre-tax nonrecurring merger expenses and other nonrecurring expenses.

(5)	Computed using daily averages.

(6)	Excludes average goodwill and other intangibles of $70.8 million, $71.8 million, $41.2 million, $11.2 million and $8.2 million for 2004, 2003, 2002, 2001 and 2000, respectively.

PRO FORMA MERGER DATA

Unaudited Pro Forma Combined Condensed Consolidated Financial Information

The following unaudited pro forma combined condensed consolidated balance sheet at March 31, 2004 and unaudited pro forma combined condensed consolidated statements of income for the three months ended March 31, 2004 and for the year ended December 31, 2003, give effect to the proposed merger of Hudson River and the merger of Troy Financial Corporation completed on January 16, 2004. The unaudited pro forma combined condensed consolidated financial statements are based on the audited consolidated financial statements of First Niagara for the year ended December 31, 2003, of Hudson River for the year ended March 31, 2004 and of Troy Financial Corporation for the year ended September 30, 2003. Additionally, the unaudited pro forma combined condensed consolidated financial statements are based on the unaudited consolidated financial statements of First Niagara and Hudson River for the three months ended March 31, 2004.

The unaudited pro forma combined condensed consolidated financial statements give effect to the Hudson River and Troy Financial Corporation mergers using the purchase method of accounting under accounting principles generally accepted in the United States of America. Pre-tax merger integration costs of approximately $5 million, pre-tax expected cost savings of approximately $11 million and potential revenue enhancement opportunities that are anticipated to be incurred/realized by First Niagara related to the acquisition of Hudson River are not included in the pro forma statements.

The unaudited pro forma information is provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that would have been achieved had the mergers been consummated on the dates or at the beginning of the periods presented, and is not necessarily indicative of future results. The unaudited pro forma financial information should be read in conjunction with the audited consolidated financial statements and the notes thereto of First Niagara and Hudson River incorporated by reference in this Joint Proxy Statement/Prospectus.

The unaudited pro forma stockholders’ equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of First Niagara’s common stock or the actual or future results of operations of First Niagara for any period. Actual results may be materially different than the pro forma data presented.

Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet

	At March 31, 2004 (1)
	First Niagara Financial Group Historical	Hudson River Bancorp Historical	Pro Forma Acquisition Adjustments		Combined Pro Forma
	(Dollars in thousands)
Assets:
Cash and cash equivalents	$95,398	$165,680	$—		$261,078
Securities available for sale	1,239,025	650,524	(150,866	)(2)	1,738,683
Loans, net	3,033,132	1,625,447	24,415	(3)	4,682,994
Premises and equipment, net	57,529	27,401	—		84,930
Goodwill	324,057	65,304	320,293	(2)(3)	709,654
Intangible assets, net	24,923	4,981	31,566	(3)	61,470
Other assets	205,826	79,493	(2,156	)(3)	283,163

Total assets	$4,979,890	$2,618,830	$223,252		$7,821,972

Liabilities and Stockholders’ Equity:
Liabilities:
Deposits	$3,299,050	$1,827,354	$11,512	(3)	$5,137,916
Borrowed funds	661,826	476,027	16,310	(3)	1,154,163
Other liabilities	80,991	27,672	—		108,663

Total liabilities	$4,041,867	$2,331,053	$27,822		$6,400,742
Stockholders’ Equity:
Common stock	$841	$357	$—	(2)(4)	$1,198
Additional paid-in-capital	742,623	179,343	303,507	(2)(4)	1,225,473
Retained earnings	223,854	145,960	(145,960	)(4)	223,854
Accumulated other comprehensive income	3,611	5,177	(5,177	)(4)	3,611
Common stock held by ESOP	(30,118)	(9,763)	9,763	(4)	(30,118)
Unearned compensation-recognition and retention plan	(2,788)	(3,121)	3,121	(4)	(2,788)
Treasury stock	—	(30,176)	30,176	(4)	—

Total stockholders’ equity	938,023	287,777	195,430		1,421,230

Total liabilities and stockholders’ equity	$4,979,890	$2,618,830	$223,252		$7,821,972

(1)	Assumes that the merger of Hudson River was completed on March 31, 2004 utilizing the purchase method of accounting. This pro forma statement is derived from the historical amounts of First Niagara and Hudson River as of March 31, 2004 and estimated purchase accounting adjustments. See “Proposal I – The Proposed Merger—Accounting Treatment.”

(2)	Assumes an aggregate purchase price of $608.0 million (including the payment for Hudson River outstanding shares, ESOP shares and stock options) to be paid in stock (35.7 million shares valued at $13.55 (average closing price of First Niagara’s common stock two days before and two days after the transaction announcement)) and cash ($124.8 million) paid from securities available for sale, along with direct costs of the merger ($37.5 million primarily severance payouts and investment banking fees). The reduction to securities available for sale is partially offset by the repayment of Hudson River’s ESOP loan ($11.4 million) from the proceeds received on Hudson River shares held by the ESOP Plan. The final amount of cash and First Niagara common stock issued in connection with the merger are not expected to differ materially from the above amounts.

(3)	Represents adjustments to record the assets and liabilities of Hudson River at fair value and include an increase in value for loans ($24.4 million), deposits ($11.5 million) and borrowings ($16.3 million) and a decrease in value for other assets ($2.2 million). In addition, an estimated core deposit intangible asset ($36.5 million) and goodwill ($385.6 million) is recorded. These adjustments are preliminary and are subject to change. The final adjustments will be calculated when the merger is effective and may be materially different than those presented here.

(4)	Adjustments result in the elimination of Hudson River’s stockholders’ equity.

Unaudited Pro Forma Combined Condensed Consolidated Statements of Income

	Three months ended March 31, 2004 (1)
	First Niagara Financial Group Historical	Hudson River Bancorp Historical	Pro Forma Acquisition Adjustments		Combined Pro Forma
	(Dollar and share amounts in thousands, except per share data)
Interest Income:
Loans	$45,034	$27,187	$(1,221	)(2)	$71,000
Investment securities	7,778	5,922	(1,599	)(2)(3)	12,101
Other	244	357	—		601

Total interest income	53,056	33,466	(2,820)		83,702
Interest Expense:
Deposits	10,285	5,526	(1,818	)(2)	13,993
Borrowings	6,168	4,870	(1,112	)(2)	9,926

Total interest expense	16,453	10,396	(2,930)		23,919

Net interest income	36,603	23,070	110		59,783
Provision for credit losses	1,750	1,200	—		2,950

Net interest income after provision for credit losses	34,853	21,870	110		56,833
Noninterest Income:
Banking services	4,210	1,964	—	(4)	6,174
Risk management services	4,448	1,369	—	(4)	5,817
Lending and leasing	923	921	—	(4)	1,844
Wealth management services	1,074	301	—	(4)	1,375
Other	1,196	727	—	(4)	1,923

Total noninterest income	11,851	5,282	—		17,133

Noninterest Expense:
Salaries and employee benefits	15,883	8,383	—	(5)	24,266
Occupancy and equipment	5,922	2,462	—	(5)	8,384
Amortization of intangibles	1,041	229	1,827	(2)(5)	3,097
Other	5,733	3,412	—	(5)	9,145

Total noninterest expense	28,579	14,486	1,827		44,892

Income before income taxes	18,125	12,666	(1,717)		29,074
Income taxes	6,210	4,376	(687	)(6)	9,899

Net income	$11,915	$8,290	$(1,030)		$19,175

Earnings Per Share:
Basic	$0.15	$0.30			$0.17
Diluted	0.15	0.29			0.17
Shares Used for Calculating Earnings Per Share:
Basic	77,407	28,085	35,661	(7)	113,068
Diluted	78,917	29,086	35,661	(7)	114,578

(footnotes on following page)

	Twelve months ended December 31, 2003 (1)
	First Niagara Financial Group Historical(8)	Troy Financial Corporation Historical(9)	Troy Financial Corporation Pro Forma Acquisition Adjustments		Combined Pro Forma	Hudson River Bancorp Historical(10)	Hudson River Bancorp Pro Forma Acquisition Adjustments		Combined Pro Forma
	(Dollar and share amounts in thousands, except per share data)
Interest Income:
Loans	$148,995	$51,086	$(1,095	)(11)	$198,986	$111,372	$(4,883	)(2)	$305,475
Investment securities	17,336	9,986	(4,613	)(11)(12)	22,709	17,963	(5,748	)(2)(3)	34,924
Other	3,628	32	—		3,660	2,645	—		6,305

Total interest income	169,959	61,104	(5,708)		225,355	131,980	(10,631)		346,704
Interest Expense:
Deposits	40,808	13,354	(1,072	)(11)	53,090	25,529	(7,271	)(2)	71,348
Borrowings	21,736	5,526	(1,311	)(11)	25,951	18,535	(4,448	)(2)	40,038

Total interest expense	62,544	18,880	(2,383)		79,041	44,064	(11,719)		111,386

Net interest income	107,415	42,224	(3,325)		146,314	87,916	1,088		235,318
Provision for credit losses	7,929	560	—		8,489	4,800	—		13,289

Net interest income after provision for credit losses	99,486	41,664	(3,325)		137,825	83,116	1,088		222,029
Noninterest Income:
Banking services	16,445	2,327	—	(4)	18,772	8,213	—	(4)	26,985
Risk management services	14,765	—	—	(4)	14,765	4,416	—	(4)	19,181
Lending and leasing	3,617	122	—	(4)	3,739	5,216	—	(4)	8,955
Wealth management services	3,525	1,007	—	(4)	4,532	1,090	—	(4)	5,622
Other	5,027	5,764	—	(4)	10,791	2,654	—	(4)	13,445

Total noninterest income	43,379	9,220	—		52,599	21,589	—		74,188

Noninterest Expense:
Salaries and employee benefits	50,377	18,341	—	(5)	68,718	31,904	—	(5)	100,622
Occupancy and equipment	18,962	5,456	—	(5)	24,418	9,899	—	(5)	34,317
Amortization of intangibles	1,384	48	3,223	(5)(11)	4,655	1,040	7,309	(2)(5)	13,004
Other	17,554	7,920	—	(5)	25,474	13,565	—	(5)	39,039

Total noninterest expense	88,277	31,765	3,223		123,265	56,408	7,309		186,982

Income from continuing operations before income taxes	54,588	19,119	(6,548)		67,159	48,297	(6,221)		109,235
Income taxes from continuing operations	18,646	6,320	(2,619	)(6)	22,347	16,509	(2,488	)(6)	36,368

Net income from continuing operations	$35,942	$12,799	$(3,929)		$44,812	$31,788	$(3,733)		$72,867

Earnings Per Share From Continuing Operations:
Basic	$0.54	$1.52			$0.56	$1.14			$0.63
Diluted	0.53	1.43			0.55	1.10			0.62
Shares Used for Calculating Earnings Per Share:
Basic	66,111	8,446	13,286	(13)	79,397	27,999	35,661	(7)	115,058
Diluted	67,754	8,976	13,286	(13)	81,040	28,946	35,661	(7)	116,701

(1)	Assumes that the merger of Hudson River was completed at the beginning of the periods presented and that the merger of Troy Financial Corporation was completed on January 1, 2003 for the December 31, 2003 income statement. The pro forma combined condensed consolidated statement of income for the three months ended March 31, 2004 was not adjusted for the 16 days of operations of Troy Financial Corporation which was prior to the effective date of the acquisition. The operating results during that period were not deemed to be material.

(2)	Purchase accounting adjustments, representing market valuation premiums and discounts attributable to the merger, for loans, investment securities, deposits and borrowings, are amortized/accreted using the straight-line method over the estimated lives of the related asset and liabilities. The core deposit intangible asset is being amortized using the double declining balance method over 10 years. The estimated effect of these purchase accounting adjustments on pre-tax income for the five years succeeding the merger are as follows (dollars in thousands):

(footnotes continue on following page)

	Increase (Decrease) in Pre-Tax Income
	Year 1	Year 2	Year 3	Year 4	Year 5	Total
Loans	$(4,883)	$(4,883)	$(4,883)	$(4,883)	$(4,883)	$(24,415)
Investment securities	(2,203)	(2,203)	(2,203)	(2,019)	—	(8,628)
Core deposit intangible	(7,309)	(5,848)	(4,678)	(3,742)	(2,994)	(24,571)
Deposits	7,271	4,241	—	—	—	11,512
Borrowings	4,448	4,448	4,448	2,966	—	16,310

Total	$(2,676)	$(4,245)	$(7,316)	$(7,678)	$(7,877)	$(29,792)

(3)	Reflects the reduction to interest income relating to the portion of the purchase price that will be paid in cash ($124.8 million) and the direct costs of the merger ($37.4 million) that will be paid in cash partially offset by the funds received from repayment of Hudson River’s Employee Stock Ownership Plan loan ($11.4 million). These funds were assumed to have yielded a pre-tax rate of 2.78% for the three months ended March 31, 2004 and 2.35% for the year ended December 31, 2003, which represents the actual yield earned on First Niagara’s investment securities during such respective periods.

(4)	Noninterest income does not reflect revenue enhancement opportunities.

(5)	Noninterest expenses do not reflect anticipated cost savings or merger integration expenses.

(6)	Adjustment to record the tax effect of the pro forma adjustments using First Niagara’s statutory income tax rate of 40%.

(7)	Adjustment reflects the additional 35.7 million shares expected to be issued in connection with the acquisition of Hudson River.

(8)	Discontinued operations are not included in the pro forma income statements presented.

(9)	Represents the historical financial results of Troy Financial Corporation for the fiscal year ended September 30, 2003.

(10)	Represents the historical financial results of Hudson River for the fiscal year ended March 31, 2004.

(11)	Reflects the estimated amortization/accretion of Troy Financial Corporation purchase accounting adjustments attributable to the merger that were recorded in 2004 and are amortized as the corresponding balances are received/mature. The core deposit intangible asset is being amortized using the double declining balance method over 11 years.

(12)	Reflects the reduction to interest income relating to the portion of the purchase price that was paid in cash ($151.9 million) and the direct costs of the merger ($19.1 million) paid in cash partially offset by the funds received from repayment of Troy Financial Corporation’s ESOP loan ($6.6 million). These funds were assumed to have yielded a pre-tax rate of 2.35% for the year ended December 31, 2003, which represents the actual yield earned on First Niagara’s investment securities during that period.

(13)	Adjustment reflects the 13.3 million shares issued in connection with the acquisition of Troy Financial Corporation.

Comparative Pro Forma Per Share Data

The table below summarizes selected per share information about First Niagara and Hudson River. The First Niagara per share information is presented on a pro forma basis to reflect the merger with Hudson River. The Hudson River per share information is presented both historically, and on a pro forma basis to reflect the merger. First Niagara has also assumed that the consideration in the merger will be paid in 35.7 million shares of First Niagara common stock and $124.8 million will be paid in cash.

The data in the table should be read together with the financial information and the financial statements of First Niagara and Hudson River incorporated by reference in this Joint Proxy Statement/Prospectus. The pro forma per share data is presented as an illustration only. The data does not necessarily indicate the combined financial position per share or combined results of operations per share that would have been reported if the merger had occurred when indicated, nor is the data a forecast of the combined financial position or combined results of operations for any future period. No pro forma adjustments have been included herein which reflect potential effects of merger integration expenses, cost savings or operational synergies which may be obtained by combining the operations of First Niagara and Hudson River or the costs of combining the companies and their operations.

It is further assumed that First Niagara will pay a cash dividend after the completion of the merger at the annual rate of $0.36 per share. The actual payment of dividends is subject to numerous factors, and no assurance can be given that First Niagara will pay dividends following completion of the merger or that dividends will not be reduced in the future.

	First Niagara Financial Group Historical	Hudson River Bancorp Historical	Combined Pro Forma Amounts for First Niagara Financial Group/ Hudson River Bancorp	Pro Forma Hudson River Bancorp Equivalent Shares (80% Stock Allocation) (2)	Pro Forma Hudson River Bancorp Equivalent Shares (100% Stock Allocation) (3)
	(Shares in thousands)
Book value per share at March 31, 2004	$11.77	$10.17	$12.32	$13.95	$17.44
Shares outstanding at March 31, 2004 (4)	79,712	28,306	115,373	—	—
Cash dividends paid per common share for the three months ended March 31, 2004	$0.07	$0.08	$0.07	$0.08	0.10
Cash dividends paid per common share for the year ended December 31, 2003/March 31, 2004 (1)	0.22	0.30	0.22	0.25	0.31
Basic earnings per share for the three months ended March 31, 2004	0.15	0.30	0.17	0.19	0.24
Basic earnings per share for the year ended December 31, 2003/March 31, 2004 (1)	0.55	1.14	0.63	0.71	0.89
Diluted earnings per share for the three months ended March 31, 2004	0.15	0.29	0.17	0.19	0.24
Diluted earnings per share for the year ended December 31, 2003/March 31, 2004 (1)	0.53	1.10	0.62	0.70	0.88

(1)	Amounts presented for First Niagara are for the year ended December 31, 2003 while Hudson River amounts are for the fiscal year ended March 31, 2004.

(2)	Calculated by multiplying the Combined Pro Forma Amounts for First Niagara Financial Group/Hudson River Bancorp by a 1.1325 exchange ratio which represents the number of shares of First Niagara common stock a Hudson River Bancorp stockholder would receive for each share of stock owned based upon the $13.87 First Niagara share price on April 1, 2004, the date prior to announcement of the merger and an 80% stock allocation. This exchange ratio does not consider the 20% cash portion of the merger consideration and will fluctuate as the value of First Niagara’s share price changes. See “Proposal I – The Proposed Merger—Merger Consideration.”

(3)	Calculated by multiplying the Combined Pro Forma Amounts for First Niagara Financial Group/Hudson River Bancorp by a 1.4156 exchange ratio which represents the number of shares of First Niagara common stock a Hudson River stockholder would receive for each share of stock owned based upon the $13.87 First Niagara share price on April 1, 2004, the date prior to announcement of the merger, and a 100% stock allocation. This exchange ratio will fluctuate as the value of First Niagara’s share price changes and is subject to the allocation and proration provisions contained in the merger agreement. See “Proposal I – The Proposed Merger—Merger Consideration.”

(4)	Amounts do not include ESOP or unvested RRP shares.

The following table shows trading information for Hudson River’s common stock on April 1, 2004 and                     , 2004. April 1, 2004 was the last trading date before the parties announced the merger.                     , 2004 is a recent date before this Joint Proxy Statement/Prospectus was finalized.

Date	Hudson River Bancorp Common Stock		Equivalent Value for Each Hudson River Bancorp Share
April 1, 2004		$20.55		$19.63
, 2004	$		$

RISKS RELATED TO THE MERGER

In addition to the other information contained in or incorporated by reference into this Joint Proxy Statement/Prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding whether to vote for approval of the merger agreement.

Because the Market Price of First Niagara Common Stock May Fluctuate, You Cannot Be Sure of the Value of the Merger Consideration That You Will Receive.

Upon completion of the merger, each share of Hudson River common stock will be converted into merger consideration consisting of shares of First Niagara common stock and/or cash pursuant to the terms of the merger agreement. The value of the merger consideration to be received by Hudson River stockholders will be based on the price of First Niagara common stock over a five day period immediately prior to but not including the day prior to completion of the merger. Accordingly, at the time of the stockholders’ meetings, Hudson River stockholders will not necessarily know or be able to calculate the value of the merger consideration they will receive upon completion of the merger.

Any change in the price of First Niagara common stock prior to completion of the merger will affect the value of the merger consideration that a Hudson River stockholder will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control.

First Niagara May Fail to Realize the Anticipated Benefits of the Merger.

The success of the merger will depend on, among other things, First Niagara’s ability to realize anticipated cost savings and to combine the businesses of First Niagara Bank and Hudson River Bank & Trust Company in a manner that does not materially disrupt the existing customer relationships of Hudson River Bank & Trust Company or First Niagara Bank or result in decreased revenues from customers. If First Niagara is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

First Niagara and Hudson River have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of First Niagara’s or Hudson River’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect First Niagara’s ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

You May Not Receive the Form of Merger Consideration that You Elect.

The merger agreement contains allocation and proration provisions that are designed to ensure that 34,086,349 shares of First Niagara common stock (excluding shares of First Niagara common stock to be used to purchase shares of Hudson River common stock issued after April 1, 2004, pursuant to the exercise of stock options or to increase the merger consideration in certain circumstances) and $124.8 million in cash will be exchanged for shares of Hudson River common stock. Therefore, regardless of the election made by a Hudson River stockholder, such stockholder may receive a combination of cash and shares of First Niagara common stock in exchange for their Hudson River shares which is different than what such stockholder elected depending on the elections made by other Hudson River stockholders. Therefore, if the holders of shares of Hudson River stock elect to receive more than

34,086,349 shares of First Niagara common stock, the amount of First Niagara common stock that each such stockholder would receive from First Niagara will be reduced on a pro rata basis. As a result, these Hudson River stockholders will receive cash consideration for any Hudson River shares for which they do not receive First Niagara common stock. Similarly, if the holders of Hudson River stock elect to receive more than $124.8 million in cash for such shares, the amount of cash that each such stockholder would receive from First Niagara will be reduced on a pro rata basis. As a result, such stockholders will receive First Niagara common stock for any Hudson River shares for which they do not receive cash. Accordingly, there is a risk that a Hudson River stockholder will receive a portion of the merger consideration in a form that he or she did not elect, which could result in, among other things, tax consequences that differ from those that would have resulted had such stockholder received the form of consideration he or she elected (including the recognition of taxable gain to the extent cash is received).

Hudson River Stockholders Will be Unable to Sell Their Hudson River Shares in the Market After Making Their Election.

Hudson River stockholders may elect to receive the merger consideration in the form of cash, First Niagara common stock or a combination of cash and First Niagara common stock. Stockholders making an election must turn in their Hudson River stock certificates with their election form. During the time between when the election is made and the merger is completed, Hudson River stockholders will be unable to sell their Hudson River common stock, unless they revoke their election before the election deadline. If the merger is unexpectedly delayed, this period could extend for a significant period of time. Hudson River stockholders can shorten the period during which they cannot sell their shares by delivering their election form shortly before the close of the election period. However, elections received after the close of the election period will not be accepted or honored. If you do not make an election prior to the election deadline or fail to get your election form and stock certificates in timely, you will be allocated either cash or First Niagara common stock, or a combination of cash and First Niagara common stock, depending on the elections made by other Hudson River stockholders.

Hudson River Directors and Officers Have Interests in the Merger Besides Those of a Stockholder.

Hudson River’s executive officers negotiated the merger agreement with First Niagara, and the board of directors approved the merger agreement and is recommending that Hudson River stockholders vote for the merger agreement. In considering these facts and the other information contained in this Joint Proxy Statement/Prospectus, you should be aware that Hudson River’s executive officers and directors have various interests in the merger besides being Hudson River stockholders. See “Proposal I – The Proposed Merger—Interests of Directors and Officers in the Merger.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations and business of First Niagara and Hudson River, and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential” or other similar expressions.

The ability of First Niagara and Hudson River to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following:

•	difficulties in obtaining required stockholder and regulatory approvals for the merger;

•	increases in competitive pressure among financial institutions or from non-financial institutions;

•	changes in the interest rate environment;

•	changes in deposit flows, loan demand or real estate values;

•	changes in accounting principles, policies or guidelines;

•	legislative or regulatory changes;

•	changes in general economic conditions, either nationally or in some or all of the areas in which the combined company will be doing business, or conditions in securities markets or the banking industry;

•	a materially adverse change in the financial condition of First Niagara or Hudson River;

•	the level and timeliness of realization, if any, of expected cost savings from the merger;

•	difficulties related to the consummation of the merger and the integration of the businesses of First Niagara and Hudson River;

•	lower than expected revenues following the merger; and

•	other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting operations, pricing and services.

Because such forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. First Niagara stockholders and Hudson River stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this document or the date of any document incorporated by reference.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to First Niagara or Hudson River or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, First Niagara and Hudson River undertake no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE FIRST NIAGARA FINANCIAL GROUP, INC. SPECIAL MEETING

This section contains information for First Niagara stockholders about the special meeting of stockholders First Niagara has called to consider and adopt the merger agreement as well as vote on the authorization of the First Niagara board of directors to adjourn the special meeting of stockholders or vote on other matters properly brought before the special meeting.

Together with this document, First Niagara is also sending you a notice of the First Niagara special meeting of stockholders and a proxy card that is solicited by First Niagara’s board of directors. The First Niagara special meeting of stockholders will be held on [DATE], at [TIME], local time, at [PLACE]. This Joint Proxy Statement/Prospectus is first being mailed to stockholders of First Niagara on or about                     , 2004.

Matters to Be Considered

The purpose of the First Niagara special meeting of stockholders is to vote on a proposal to approve the merger agreement as well as vote on the authorization of the board of directors to adjourn the special meeting or vote on other matters properly brought before the special meeting.

Proxies

Each copy of this document mailed to First Niagara stockholders is accompanied by a proxy card with voting instructions for submission by mail. You should complete and return the proxy card accompanying this document in order to ensure that your vote is counted at the First Niagara special meeting, or at any adjournment or postponement of the special meeting, regardless of whether you plan to attend the First Niagara special meeting. Stockholders may also cast their votes over the internet or by telephone in accordance with the instructions on the proxy card. If your shares are held in “street name,” your broker will vote your shares on “Proposal I – The Proposed Merger” only if you provide instructions to your broker on how to vote. You may revoke your proxy at any time before the vote is taken at the First Niagara special meeting. If you have not voted through your broker, you may revoke your proxy by:

•	submitting written notice of revocation to the Corporate Secretary of First Niagara prior to the voting of such proxy;

•	submitting a properly executed proxy bearing a later date; or

•	voting in person at the special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

First Niagara Financial Group, Inc.

6950 South Transit Road, P.O. Box 514

Lockport, New York 14095-0514

Attention: Robert N. Murphy, Corporate Secretary

If your shares are held in street name, you should follow your broker’s instructions regarding the revocation of proxies.

All shares represented by valid proxies that First Niagara receives through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” adoption of the merger agreement and “FOR” the authorization of the board of directors to adjourn the special meeting or vote on other matters properly brought before the special meeting. The First Niagara board of directors is currently unaware of any other matters that may be presented for action at the special meeting.

First Niagara stockholders should NOT send their stock certificates with their proxy cards. If the merger is completed, First Niagara stockholders will not need to exchange their current stock certificates.

Solicitation of Proxies

First Niagara will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, First Niagara will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of First Niagara common stock and secure their voting instructions, if necessary. First Niagara will reimburse the record holders for their reasonable expenses in taking those actions. First Niagara has also made arrangements with Georgeson Shareholder Communications, Inc. to assist First Niagara in soliciting proxies and has agreed to pay them a fee of $             plus reasonable expenses for these services. If necessary, First Niagara may also use several of its regular employees, who will not be specially compensated, to solicit proxies from First Niagara stockholders, either personally or by telephone, telegram, facsimile or letter.

Record Date

The First Niagara board of directors has fixed the close of business on                     , 2004 as the record date for determining the First Niagara stockholders entitled to receive notice of and to vote at the First Niagara special meeting of stockholders. On                     , 2004,                      shares of First Niagara common stock were outstanding and held by approximately              holders of record.

Voting Rights and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of First Niagara common stock is necessary to constitute a quorum at the special meeting of stockholders. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. An unvoted proxy submitted by a broker is sometimes referred to as a broker non-vote.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of First Niagara common stock entitled to vote (after giving effect to the 10% limit described below) at the First Niagara special meeting. The authorization of the board of directors to adjourn the special meeting or vote on other matters properly brought before the special meeting are determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “Abstain.” You are entitled to one vote for each share of First Niagara common stock you held as of the record date. However, First Niagara’s certificate of incorporation provides that stockholders of record who beneficially own in excess of 10% of the then outstanding shares of common stock of First Niagara are not entitled to any vote with respect to the shares held in excess of the 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate as well as by any person acting in concert with such person or entity.

Because the affirmative vote of the holders of a majority of the outstanding shares of First Niagara common stock entitled to vote at the First Niagara special meeting is needed to proceed with the merger, the failure to vote by proxy or in person will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes also will have the same effect as a vote against the merger agreement. Accordingly, the First Niagara board of directors urges stockholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope. For convenience, you may also cast your vote over the internet of by telephone in accordance with the instructions on the enclosed proxy card.

As of the record date, directors and executive officers of First Niagara and their affiliates had the right to vote                      shares of First Niagara common stock, or             % of the First Niagara common stock outstanding on that date.

At the time the merger agreement with Hudson River was signed, each director of First Niagara entered into a separate letter agreement with Hudson River, pursuant to which, among other things, they agreed to vote or cause to be voted all shares over which they maintain sole or shared voting power in favor of adoption of the merger agreement.

Recommendation of the Board of Directors

The First Niagara board of directors has unanimously approved the merger agreement and the transactions contemplated in the merger agreement. The First Niagara board of directors has determined that the merger agreement and the transactions contemplated in the merger agreement are advisable and in the best interests of First Niagara and its stockholders and unanimously recommends that you vote “FOR” adoption of the merger agreement. The First Niagara board of directors also recommends that you vote “FOR” the authorization of the board of directors to adjourn the special meeting or vote on other matters properly brought before the special meeting.

See “Proposal I – The Proposed Merger—First Niagara’s Reasons for the Merger; Recommendation of the First Niagara Board of Directors” on page      for a more detailed discussion of the First Niagara board of directors’ recommendation.

Attending the First Niagara Special Meeting

If you want to vote your shares of First Niagara common stock held in street name in person at the special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Participants in First Niagara Benefit Plans

If you are a participant in First Niagara Financial Group, Inc. Employee Stock Ownership Plan, the First Niagara Financial Group, Inc. 401(k) Plan or The Troy Savings Bank Employee Stock Ownership Plan, or any other benefit plans through which you own shares of First Niagara common stock, you will have received with this Joint Proxy Statement/Prospectus voting instruction forms that reflect all shares you may vote under these plans. Under the terms of these plans, the trustee or administrator votes all shares held by the plan, but each participant may direct the trustee or administrator how to vote the shares of First Niagara common stock allocated to his or her plan account. If you own shares through any of these plans and do not vote, the respective plan trustees or administrators will vote the shares in accordance with the terms of the respective plans. The deadline for returning your voting instructions is                     , 2004.

THE HUDSON RIVER BANCORP, INC. ANNUAL MEETING

This section contains information for Hudson River stockholders about the annual meeting of stockholders Hudson River has called to consider and adopt the merger agreement as well as vote on the authorization of the board of directors to adjourn the annual meeting or vote on other matters properly brought before the annual meeting, the election of two directors and the ratification of the appointment of KPMG LLP as Hudson River’s independent auditors for the year ending March 31, 2005.

Together with this document, Hudson River is also sending you a notice of the Hudson River annual meeting of stockholders and a proxy card that is solicited by Hudson River’s board of directors. The annual meeting of stockholders will be held on [DATE] at [TIME], local time, at [PLACE]. This Joint Proxy Statement/ Prospectus is first being mailed to stockholders of Hudson River on or about                     , 2004.

Matters to Be Considered

The purpose of the Hudson River annual meeting of stockholders is to vote on a proposal to approve the merger agreement as well as vote on the authorization of the board of directors to adjourn the annual meeting or vote on other matters properly brought before the annual meeting, the election of two directors and the ratification of the appointment of KPMG LLP as Hudson River’s independent auditors for the year ending March 31, 2005.

Proxies

Each copy of this document mailed to Hudson River stockholders is accompanied by a proxy card with voting instructions for submission by mail. You should complete and return the proxy card to ensure that your vote is counted at the Hudson River annual meeting, or at any adjournment or postponement of the meeting, regardless of whether you plan to attend the Hudson River annual meeting. If your shares are held in “street name,” your broker will vote your shares on Proposal I—The Proposed Merger only if you provide instructions to your broker on how to vote. You can revoke your proxy at any time before the vote is taken at the Hudson River annual meeting. If you have not voted through your broker, you may revoke your proxy by:

•	submitting written notice of revocation to the Corporate Secretary of Hudson River prior to the voting of such proxy;

•	submitting a properly executed proxy bearing a later date; or

•	voting in person at the annual meeting; however, simply attending the annual meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

Hudson River Bancorp, Inc.

One Hudson City Centre

Hudson, New York 12534

Attention: Holly E. Rappleyea, Corporate Secretary

If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

All shares represented by valid proxies Hudson River receives through this solicitation that are not revoked will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” adoption of the merger agreement, “FOR” the authorization of the board of directors to adjourn the annual meeting or vote on other matters properly brought before the annual meeting, “FOR” the election of Hudson River’s two nominees for director and “FOR” the ratification of the appointment of KPMG LLP as Hudson River’s independent auditors for the year ending March 31, 2005. The Hudson River board of directors is presently unaware of any other matters that may be presented for action at the annual meeting.

Hudson River stockholders should NOT send stock certificates with their proxy cards. Hudson River stockholders will separately receive election forms and instructions, at which time they will be requested to submit their stock certificates. If the merger is completed, Hudson River stockholders who did not make a timely or proper election will be mailed a transmittal form promptly following the completion of the merger with instructions on how to exchange their Hudson River stock certificates for the merger consideration.

Solicitation of Proxies

Hudson River will bear the entire cost of soliciting proxies from its stockholders. In addition to solicitation of proxies by mail, Hudson River will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Hudson River common stock and secure their voting instructions, if necessary. Hudson River will reimburse the record holders for their reasonable expenses in taking those actions. Hudson River has also made arrangements with                     to assist it in soliciting proxies and has agreed to pay them a fee of $                 plus reasonable expenses for these services. If necessary, Hudson River may use several of its regular employees, who will not be specially compensated, to solicit proxies from Hudson River stockholders, either personally or by telephone, telegram, facsimile or letter.

Record Date

The Hudson River board of directors has fixed the close of business on                     , 2004 as the record date for determining the Hudson River stockholders entitled to receive notice of and to vote at the Hudson River annual meeting of stockholders. On                     , 2004,                      shares of Hudson River common stock were outstanding and held by approximately                  holders of record.

Voting Rights and Vote Required

The presence, in person or by properly executed proxy, of a majority of the total number of outstanding shares of Hudson River common stock entitled to vote is necessary to constitute a quorum at the Hudson River annual meeting of stockholders. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. An unvoted proxy submitted by a broker is sometimes referred to as a broker non-vote.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Hudson River common stock entitled to vote at the Hudson River annual meeting. Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which the authority to vote for the nominees being proposed is withheld. The ratification of the appointment of the independent auditors and the authorization of the board of directors to adjourn the annual meeting or vote on other matters properly brought before the annual meeting are determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “Abstain.” You are entitled to one vote for each share of Hudson River common stock you held as of the record date.

A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with, such person or entity. Hudson River’s certificate of incorporation authorizes its board of directors to make all determinations necessary to implement and apply the 10% limit, including determining the number of shares of Hudson River common stock beneficially owned by any person and whether persons or entities are acting in concert. The Hudson River board of directors is also authorized to demand that any person who is reasonably believed to beneficially own stock in excess of the 10% limit supply information to Hudson River to enable its board of directors to implement and apply the 10% limit.

Because the affirmative vote of the holders of a majority of the outstanding shares of Hudson River common stock entitled to vote at the Hudson River annual meeting is needed for us to proceed with the merger, the failure to vote by proxy or in person will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes also will have the same effect as a vote against the merger agreement. Accordingly, the Hudson River board of directors urges Hudson River stockholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

As of the record date, directors and executive officers of Hudson River and their affiliates had the right to vote                      shares of Hudson River common stock, or             % of the outstanding shares of Hudson River common stock on that date.

At the time the merger agreement with First Niagara was signed, each director of Hudson River entered into a separate letter agreement with First Niagara, pursuant to which, among other things, they agreed to vote or cause to be voted all shares over which they maintain sole or shared voting power in favor of approval and adoption of the merger agreement.

Recommendation of the Board of Directors

The Hudson River board of directors has unanimously approved the merger agreement and the transactions contemplated in the merger agreement. The Hudson River board of directors has determined that the merger agreement and the transactions contemplated in the merger agreement are advisable and in the best interests of Hudson River and its stockholders and unanimously recommends that you vote “FOR” adoption of the merger agreement. The Hudson River board of directors also recommends that you vote “FOR” the authorization of the board of directors to adjourn the annual meeting or vote on other matters properly brought before the annual meeting, “FOR” each of the Hudson River director nominees listed in this Joint Proxy Statement/Prospectus and “FOR” the ratification of the appointment of KPMG LLP as Hudson River’s independent auditors for the year ending March 31, 2005.

See “Proposal I – The Proposed Merger—Hudson River’s Reasons for the Merger; Recommendation of Hudson River Board of Directors” on page      for a more detailed discussion of the Hudson River board of directors’ recommendation.

Attending the Hudson River Annual Meeting

If you want to vote your shares of Hudson River common stock held in street name in person at the annual meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Participants in the Hudson River and Hudson River Bank & Trust Company Benefit Plans

Participants in the Hudson River Bancorp, Inc. Employee Stock Ownership Plan and the Hudson River Bank & Trust Company 401(k) Savings Plan have the right to direct the voting of Hudson River common stock held in their plan accounts but do not have the right to vote these shares personally at Hudson River’s annual meeting. Such participants should refer to the voting instructions provided by the plan trustees for information on how to direct the voting of these shares.

INFORMATION ABOUT THE COMPANIES

First Niagara Financial Group, Inc.

6950 South Transit Road, P.O. Box 514

Lockport, New York 14095-0514

(716) 625-7500

First Niagara Financial Group, Inc., headquartered in Lockport, New York, is the holding company for First Niagara Bank and operates 69 banking centers, 93 ATMs, a telephone service center and one loan production office across New York State. As of March 31, 2004, First Niagara had consolidated assets of $5.0 billion, deposits of $3.3 billion and stockholders’ equity of $938.0 million. First Niagara’s predecessor was organized in 1998 in connection with reorganization of First Niagara Bank into the mutual holding company structure. On January 17, 2003, First Niagara completed a second-step conversion and related stock offering and, as of                     , 2004, had                 shares of outstanding common stock. On January 17, 2003, simultaneously with the second-step conversion and related stock offering, First Niagara acquired all of the outstanding common stock of Finger Lakes Bancorp, Inc., the holding company of the Savings Bank of the Finger Lakes, FSB, headquartered in Geneva, New York. Subsequent to the acquisition, the Savings Bank of the Finger Lakes was merged into First Niagara Bank and one of the seven Savings Bank of the Finger Lakes branches acquired was consolidated with an existing First Niagara Bank banking center. The Finger Lakes Bancorp, Inc. acquisition increased First Niagara’s presence in Cayuga and Tompkins Counties, bridged First Niagara’s western and central New York markets and provided an initial presence in Ontario and Seneca Counties. On January 16, 2004, First Niagara acquired all of the outstanding common shares of Troy Financial Corporation, the holding company of The Troy Savings Bank and The Troy Commercial Bank, which had combined assets of approximately $1.2 billion, deposits of $922.1 million and 21 banking centers. Following completion of the acquisition, The Troy Savings Bank was merged with and into First Niagara Bank and The Troy Commercial Bank became a wholly-owned subsidiary of First Niagara Bank as a New York State chartered commercial bank and was renamed First Niagara Commercial Bank. This acquisition extended First Niagara’s market area to the Capital region of New York State, which is the third largest deposit market in upstate New York and currently has a higher growth rate than other markets in which First Niagara conducts business.

First Niagara is a bank holding company subject to regulation and supervision by the Office of Thrift Supervision. First Niagara Bank is subject to regulation and supervision by the Office of Thrift Supervision, its chartering agency. First Niagara Commercial Bank is a New York-chartered subsidiary of First Niagara Bank authorized to accept municipal deposits.

First Niagara routinely evaluates opportunities to expand through merger or acquisition. As a result, merger or acquisition discussions and, in some cases, negotiations may take place in the future, and mergers and acquisitions involving cash, debt or equity securities may occur. The impact of a merger or an acquisition would likely be reflected in First Niagara’s financial condition and results of operations.

Additional information about First Niagara and its subsidiaries is included in documents incorporated by reference in this Joint Proxy Statement/Prospectus. See “Where You Can Find More Information” on page     .

Hudson River Bancorp, Inc.

One Hudson City Centre

Hudson, New York 12534

(518) 828-4600

Hudson River Bancorp, Inc., headquartered in Hudson, New York, is the holding company for Hudson River Bank & Trust Company, a New York chartered savings bank. Hudson River Commercial Bank is a New York chartered commercial bank subsidiary of Hudson River Bank & Trust Company authorized to accept municipal deposits. As of March 31, 2004, Hudson River had consolidated assets of $2.6 billion, deposits of $1.8 billion and stockholders’ equity of $287.8 million.

Hudson River Bank & Trust Company operates 49 branches located throughout the Capital District area of New York State and offers a wide variety of business and consumer banking products and services.

Hudson River is a savings and loan holding company subject to regulation and supervision by the Office of Thrift Supervision.

Hudson River is also required to file certain reports with, and otherwise comply with the rules and regulations of, the New York State Banking Board. Hudson River Bank & Trust Company and Hudson River Commercial Bank are subject to regulation and supervision by the New York State Banking Board.

Additional information about Hudson River and its subsidiaries is included in documents incorporated by reference in this Joint Proxy Statement/Prospectus. See “Where You Can Find More Information” on page     .

PROPOSAL I – THE PROPOSED MERGER

(FOR CONSIDERATION AND VOTE BY FIRST NIAGARA AND HUDSON RIVER STOCKHOLDERS)

The description of the merger and the merger agreement contained in this Joint Proxy Statement/Prospectus describes the material terms of the merger agreement; however, it does not purport to be complete. It is qualified in its entirety by reference to the merger agreement. We have attached a copy of the merger agreement as Appendix A.

We encourage you to read the merger agreement in its entirety.

General

Pursuant to the merger agreement, Hudson River will merge into First Niagara, with First Niagara as the surviving entity. Outstanding shares of Hudson River common stock will be converted into the right to receive cash, shares of First Niagara common stock or a combination of cash and shares of First Niagara common stock. Cash will be paid in lieu of any fractional share of First Niagara common stock. See “—Merger Consideration” below. As a result of the merger, the separate corporate existence of Hudson River will cease and First Niagara will succeed to all of the rights and be responsible for all of the obligations of Hudson River. Following the merger of Hudson River into First Niagara, Hudson River Bank & Trust Company will merge into First Niagara Bank and the separate corporate existence of Hudson River Bank & Trust Company shall cease. Additionally, Hudson River Commercial Bank will merge into First Niagara Commercial Bank and the separate corporate existence of Hudson River Commercial Bank shall cease.

Background of the Merger

Hudson River retained Sandler O’Neill to assist it in reviewing and evaluating its strategic alternatives. At its April 16, 2003 board meeting, the Hudson River board of directors met with representatives of Sandler O’Neill to conduct its regular periodic review of the company’s strategic outlook. This review included, among other things, a discussion of potential growth and other business strategies. The board noted that while it had historically followed a successful strategy of growth through acquisitions, since its acquisition of Ambanc in March, 2002, the prospects for continuation of this strategy were hindered as a result of the limited number of attractive acquisition targets in contiguous markets. At the conclusion of the meeting, the board determined that Hudson River should focus on potential business combination opportunities, and directed management to update the board periodically regarding any discussions with potential strategic partners that might occur.

During 2003, senior management, with the assistance of Sandler O’Neill, explored several alternative strategies to enhance long-term shareholder value. These strategies included leveraging scenarios, stock repurchases and other capital strategies, acquisition prospects and alternative business lines. While each of these strategies provided short-term benefits, the risks associated with them made the long-term benefit to shareholders uncertain. In addition, senior management and the board noted that the markets in which the Company operates had historically lacked organic growth and that future growth in this market area was not anticipated.

In August, 2003, senior management was approached by two larger financial institutions regarding the possibility of a strategic business combination transaction. Senior management met with the Hudson River board of directors on September 3, 2003 to discuss the possibility of a strategic business combination. Upon consideration, the board authorized senior management to pursue preliminary talks regarding a possible sale of the company.

During the month of September, the interested parties submitted non-binding indications of interest and conducted due diligence. Both parties’ initial non-binding indications of interest consisted of a range of $17.50—$19.00 per share (adjusted to give effect to the two-for-one stock split on January 15, 2004). The Hudson River board held a meeting on September 18, 2003 and instructed Hudson River’s financial advisor to contact other financial institutions to determine if they were interested in a business combination with Hudson River. Two other parties expressed an interest in Hudson River, but ultimately declined to make an offer.

Subsequently, on September 29, 2003, an updated non-binding indication of interest at a reduced price was received by Hudson River from one of the original two parties conducting due diligence. The reduction in price from the original range offered was a result of the party valuing certain of Hudson River’s business lines at a lesser multiple than the core banking franchise. The other party declined to further clarify its interest. The Hudson River board met on October 16, 2003 to consider the indication of interest. Representatives of Sandler O’Neill were present. The board determined that it was not in the best interests of Hudson River’s shareholders to pursue the sale process with that party because the value reflected in its indication of interest did not adequately reflect the value of Hudson River at that time, and the indication of interest was rejected.

In February, 2004, senior management of Hudson River was contacted by First Niagara to pursue a strategic business combination. The Hudson River Board of Directors met on February 19, 2004 and authorized management to engage in discussions with First Niagara. Thereafter, Hudson River entered into a confidentiality agreement with First Niagara, and commenced discussions with a view towards determining whether a transaction with First Niagara would be advisable. These discussions included Hudson River management and its financial advisors and the management of First Niagara. As a result of these discussions, on March 3, 2004 First Niagara indicated that, subject to due diligence, negotiation of the final terms of a transaction and preparation of definitive transaction documentation, they were tentatively prepared to offer, as consideration to Hudson River shareholders, an all stock transaction valued at approximately $20.00 per share. Senior management periodically updated the board on an informal basis regarding the status of these discussions.

In March, 2004, Hudson River received an unsolicited indication of interest from another financial institution consisting of an all stock transaction with a range of $19.00-20.50 per share. On March 23, 2004, First Niagara was notified under the terms of the confidentiality agreement of the other party’s unsolicited indication of interest and the other party was invited to conduct due diligence. On that same date, the Hudson River board of directors received a final proposal from First Niagara. This proposal reflected the board of Hudson River and senior managements’ desire that a cash component be included in the consideration. First Niagara’s final proposal reflected a transaction consisting of 20% cash and 80% stock then valued at $19.84 per share.

The other party completed its due diligence and on March 28, 2004, came back with a non-binding offer consisting of all stock valued at $19.05 per share.

On March 28, 2004, the Hudson River board of directors held a special meeting to review with senior management and Sandler O’Neill the results of the discussions with First Niagara and the other interested institution and the terms of the offers proposed. At the conclusion of this meeting, the Hudson River board determined to pursue a transaction with First Niagara on the terms that had been discussed, and directed management and its advisors to continue to pursue a potential transaction with First Niagara and reject the offer by the other interested party. Following this meeting, Hudson River directed its legal counsel to work with legal counsel from First Niagara and to begin to draft definitive documentation with respect to the proposed merger.

On April 1, 2004, the board of directors of Hudson River held a special meeting. Mr. Florio and other members of senior management, together with Hudson River’s financial and legal advisors, reviewed with the board of directors the terms of the proposed transaction with First Niagara. Senior management also reviewed with the board the results of their due diligence investigation of First Niagara. In addition, Mr. Florio and other members of senior management reviewed prior discussions regarding strategic alternatives, the efforts of Sandler O’Neill in the fall of 2003 in soliciting other indications of interests in a possible transaction with Hudson River, and the results and status of prior discussions with other potential merger partners. Mr. Florio and Sandler O’Neill also reviewed financial, operating and business information relating to First Niagara, noting among other things that First Niagara had proven acquisition and integration experience, and substantial capacity for financing the proposed transaction.

In addition, Sandler O’Neill discussed a range of matters, including the amount and form of the merger consideration, the structure of the transaction, relevant business and financial information regarding the parties, Hudson River’s historical stock price performance, valuation methodologies and analyses and the other matters set forth in “—Opinion of Hudson River’s Financial Advisor.” After this discussion, Sandler O’Neill delivered to the Hudson River board of directors its oral opinion (later confirmed in writing) that, as of the date of the opinion and based upon and subject to the assumptions, qualifications, conditions, limitations and other matters described in its opinion, the proposed cash and stock merger consideration then valued at $19.38 per share was fair, from a financial point of view, to holders of Hudson River common stock. The full text of the Sandler O’Neill opinion is attached as Appendix C to this Joint Proxy Statement/ Prospectus.

Representatives of Silver, Freedman & Taff, L.L.P. discussed with the Hudson River board of directors matters relating to the proposed merger and related agreements, including the legal terms of the proposed merger and related agreements, matters related to the employees of Hudson River and anticipated transaction timing and other transaction-related matters.

Following these presentations, the Hudson River board meeting continued with discussions and questions among the members of the Hudson River board, management and Hudson River’s legal and financial advisors. After a further discussion regarding the range of other available alternatives, the Hudson River board determined that the proposed merger with First Niagara was advisable and in the best interests of Hudson River and its stockholders, and the Hudson River board unanimously approved the merger agreement with First Niagara.

On April 1, 2004, a special meeting of First Niagara’s board was held to consider and vote on the terms and conditions of the proposed merger with Hudson River. At the meeting, Ryan Beck presented its financial analyses with respect to the proposed merger consideration and delivered its opinion, as to the fairness, from a financial point of view, of the merger consideration to First Niagara. Luse Gorman Pomerenk & Schick, P.C. discussed the terms and conditions of the merger agreement, the commitment to add Hudson River directors to the First Niagara board, the proposed employment of Mr. Florio, and the board’s fiduciary duties in connection with its evaluation of the proposed transaction. In addition, management provided to the board a favorable report concerning its due diligence of the operations of Hudson River. Following the presentations and a lengthy discussion among the members of the board of directors, the First Niagara board unanimously approved the merger agreement.

Following approval of the Hudson River board of directors on April 1, 2004 the parties executed the definitive transaction agreements and publicly announced the transaction by joint press release.

Hudson River’s Reasons for the Merger; Recommendation of the Hudson River Board of Directors

The Hudson River board of directors reviewed and discussed the transaction with Hudson River’s management and its financial and legal advisors in determining that the merger is fair to, and in the best interests of, Hudson River and its stockholders. In reaching its conclusion to adopt the merger agreement, the Hudson River board of directors considered a number of factors, including among others the following:

•	the board’s understanding of, and the presentations of our management and financial advisor regarding, each of Hudson River’s and First Niagara’s business, operations, management, financial condition, earnings and prospects;

•	the results of our due diligence investigation of First Niagara;

•	the board’s knowledge of the current and prospective environment in which Hudson River operates, including national and local economic conditions, the competitive environment, the trend toward consolidation in the financial services industry and the likely effect of these factors on our potential growth, development, productivity, profitability and strategic options;

•	the board’s view that the size of the institution and related economies of scale, as well as diversification of product offerings, beyond the level it believed to be reasonably achievable on an independent basis was becoming increasingly important to continued success in the current financial services environment;

•	the review by the Hudson River board of directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, including the merger consideration then valued at approximately $619.3 million;

•	the likelihood that the merger will be completed, including the likelihood that the regulatory and stockholder approvals needed to complete the merger will be obtained;

•	management’s view that the merger will allow for enhanced opportunities for our clients and customers, and management’s view that the limited overlap between our companies will minimize the impact of the merger on our employees; and

•	the financial information and analyses presented by Sandler O’Neill to the Hudson River board of directors, and Sandler O’Neill’s opinion to the Hudson River board of directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions, qualifications, conditions, limitations and other matters set forth in such opinion, the consideration to be received by holders of shares of Hudson River common stock pursuant to the merger is fair from a financial point of view to holders of Hudson River common stock. A copy of the Sandler O’Neill written opinion that was delivered to the Hudson River board is included as Appendix C to this Joint Proxy Statement/Prospectus. STOCKHOLDERS ARE URGED TO READ THE SANDLER O’NEILL OPINION IN ITS ENTIRETY.

Our board also considered potential risks relating to the merger, including the following:

•	the challenges associated with seeking the regulatory approvals required to complete the merger in a timely manner;

•	the risks and costs to us if the merger is not completed, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•	the fact that some of our officers and directors have interests in the merger described under “—Interests of Directors and Officers in the Merger” that are in addition to their interests as Hudson River stockholders;

•	the requirement that we conduct our business in the ordinary course and the other restrictions on the conduct of our business prior to completion of the merger, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	the requirement that we submit the merger agreement to our stockholders even if our board withdraws its recommendation; and

•	the fact that a termination fee is payable to First Niagara under specified circumstances.

The discussion of the information and factors considered by the Hudson River board is not exhaustive, but includes all material factors considered by the Hudson River board. In view of the wide variety of factors considered by the Hudson River board in connection with its evaluation of the merger and the complexity of these matters, the Hudson River board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Hudson River board evaluated the factors described above, including asking questions of Hudson River’s management and Hudson River’s legal and financial advisors, and reached the unanimous decision that the merger was in the best interests of Hudson River and its stockholders. In considering the factors described above, individual members of the Hudson River board of directors may have given different weights to different factors. The Hudson River board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination. It should be noted that this explanation of the Hudson River board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

The Hudson River board of directors determined that the merger, the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Hudson River and its stockholders. Accordingly, the Hudson River board of directors unanimously approved the merger agreement and unanimously recommends that Hudson River stockholders vote “FOR” the adoption of the merger agreement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF HUDSON RIVER APPROVE THE MERGER AGREEMENT.

Opinion of Hudson River’s Financial Advisor

By letter agreement dated March 23, 2004, Hudson River engaged Sandler O’Neill to provide financial advisory services to the Hudson River board of directors in connection with the consideration of a possible business combination involving Hudson River and a third party. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to Hudson River in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the April 1, 2004 meeting at which the Hudson River board considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, subsequently confirmed in writing that, as of such date, the merger consideration was fair to Hudson River’s shareholders from a financial point of view. Sandler O’Neill has confirmed its April 1, 2004 opinion by delivering to the board a written opinion dated the date of this Joint Proxy Statement/Prospectus. In rendering its updated opinion, Sandler O’Neill confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion by reviewing the assumptions upon which its analyses were based, performing procedures to update certain of its analyses and reviewing the other factors considered in rendering its opinion. The full text of Sandler O’Neill’s updated opinion is attached as Appendix C to this Joint Proxy Statement/Prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge Hudson River shareholders to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Hudson River board and is directed only to the fairness of the merger consideration to Hudson River shareholders from a financial point of view. It does not address the underlying business decision of Hudson River to engage in the merger or any other aspect of the merger and is not a recommendation to any Hudson River shareholder as to how such shareholder should vote at the annual meeting with respect to the merger or any other matter or the form of consideration such shareholder should elect in the merger.

In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:

(1)	the merger agreement;

(2)	certain publicly available financial statements and other historical financial information of Hudson River that Sandler O’Neill deemed relevant;

(3)	certain publicly available financial statements and other historical financial information of First Niagara that Sandler O’Neill deemed relevant;

(4)	internal financial projections for Hudson River for the calendar years ending December 31, 2004 and 2005 furnished by or reviewed with senior management of Hudson River;

(5)	certain balance sheet information for First Niagara as of December 31, 2003, adjusted on a pro forma basis to reflect First Niagara’s acquisition of Troy Financial Corp. which closed on January 16, 2004, reviewed with management of First Niagara;

(6)	internal financial projections for First Niagara for the years ending December 31, 2004 and 2005 furnished by or reviewed with management of First Niagara and earnings per share estimates for First Niagara for the years ending December 31, 2004 and 2005 published by I/B/E/S;

(7)	the pro forma financial impact of the merger on Hudson River, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of First Niagara and Hudson River;

(8)	the publicly reported historical price and trading activity for Hudson River’s and First Niagara’s common stock, including a comparison of certain financial and stock market information for Hudson River and First Niagara with similar publicly available information for certain other publicly traded companies that Sandler O’Neill deemed relevant;

(9)	the financial terms of certain recent business combinations in the savings institution industry, to the extent publicly available;

(10)	the current market environment generally and the banking environment in particular; and

(11)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of Hudson River their views of the business, financial condition, results of operations and prospects of Hudson River and held similar discussions with certain members of senior management of First Niagara regarding the business, financial condition, results of operations and prospects of First Niagara.

In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill assumed and relied upon the accuracy and completeness of all the financial information and other information that was available from public sources, that was provided to it by Hudson River or First Niagara or their respective representatives or that was otherwise reviewed by it, and further relied on the assurances of senior management of Hudson River and First Niagara that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O’Neill was not asked to and did not independently verify any such information and they did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Hudson River or First Niagara or any of their respective subsidiaries, or the ability to collect on any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O’Neill is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of Hudson River or First Niagara, nor did it review any individual credit files relating to Hudson River or First Niagara. With Hudson River’s consent, Sandler O’Neill assumed that the respective allowances for loan losses for Hudson River and First Niagara were adequate to cover such losses and will be adequate on a combined basis for the combined entity. Sandler O’Neill also assumed that there has been no material change in Hudson River’s or First Niagara’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to it. In addition, Sandler O’Neill did not conduct any physical inspection of the properties or facilities of Hudson River or First Niagara.

Sandler O’Neill assumed, in all respects material to its analysis, that Hudson River and First Niagara will remain as going concerns for all periods relevant to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements were true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in such agreements are not waived and that the merger will qualify as a tax-free reorganization for federal income tax purposes. With Hudson River’s consent, Sandler O’Neill relied upon the advice Hudson River received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Events occurring after the date of the opinion could materially affect the opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O’Neill expressed no opinion therein as to what the value of First Niagara’s common stock will be when issued to Hudson River’s shareholders pursuant to the merger agreement or the prices at which Hudson River’s or First Niagara’s common stock may trade at any time.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Hudson River or First Niagara and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Hudson River or First Niagara and the companies to which they are being compared.

The earnings projections used and relied upon by Sandler O’Neill for Hudson River and First Niagara in its analyses were based upon internal financial projections for the respective companies furnished by or reviewed with the managements of Hudson River and First Niagara. With respect to such financial projections and all projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger, the managements of the respective companies confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of the future financial performance of Hudson River and First Niagara, respectively, and Sandler O’Neill assumed for purposes of its analyses that such performances would be achieved. Sandler O’Neill expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections and estimates provided by senior management of Hudson River and First Niagara were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by Sandler O’Neill in its analyses, were based on numerous variables and assumptions that are inherently uncertain, and accordingly, actual results could vary materially from those set forth in such projections.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Hudson River, First Niagara and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Hudson River board at the board’s April 1st meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Hudson River’s common stock or First Niagara’s common stock or the prices at which Hudson River’s or First Niagara’s common stock may be sold at any time.

Summary of Proposal. Sandler O’Neill reviewed the financial terms of the proposed transaction. Based upon the total consideration equal to $124.4 million in cash and 34.0 million shares of First Niagara common stock (prior to adjustment for stock options) and upon approximately 30.3 million shares of Hudson River common stock outstanding as of March 31, 2004 and First Niagara’s closing stock price of $13.64 on that date, Sandler O’Neill calculated a per share transaction value of $19.38 (excluding merger expenses, capitalized transaction costs and the value of stock options). Sandler O’Neill noted that, under the merger agreement, the equalization method would be applicable to the merger consideration with the effect that Hudson River shareholders would receive equal consideration per share whether they elect to receive merger consideration in shares of First Niagara common stock, cash or a combination of First Niagara common stock and cash.

Based upon Hudson River’s financial information as of and for the period ending December 31, 2003, Sandler O’Neill calculated the following ratios:

	Transaction Ratios
	First Niagara/ Hudson River		Nationwide Transactions (1)
Transaction price/LTM EPS	18.11	x	19.85	x
Transaction price/Estimated 2004 EPS (2)	16.76	x	18.54	x
Transaction price/Book value (3)	214.82%		188.24%
Transaction price/Tangible book value (3)	289.64%		200.21%
Tangible book premium/Core deposits (4)	22.35%		17.69%

(1)	Includes all nationwide thrift transactions greater than $15 million since January 1, 2003.

(2)	Based on I/B/E/S mean EPS estimates for the four quarters ending December 31, 2004.

(3)	Reflects Hudson River stated book value and tangible book value of $9.02 and $6.69 per share, respectively, which includes unallocated Employee Stock Ownership Plan shares and unvested Recognition and Retention Plan shares.

(4)	Core deposits defined as total deposits less jumbo and brokered certificates of deposit.

For purposes of Sandler O’Neill’s analyses, earnings per share were based on fully diluted earnings per share. The aggregate transaction value was approximately $587.9 million, based upon 30.3 million shares of Hudson River common stock outstanding as of March 31, 2004. Sandler O’Neill noted that the per share transaction value represented a 5.9% discount to the March 31, 2004 closing price of Hudson River’s common stock.

Stock Trading History. Sandler O’Neill reviewed the reported closing per share market prices and volume of the common stock of each of Hudson River and First Niagara for the one-year and three-year periods ended March 31, 2004 and the relationship between the movements in the closing prices of Hudson River common stock and First Niagara common stock, respectively, during those periods to movements in certain stock indices, including the Standard & Poor’s 500 Index, Standard & Poor’s Bank Index, the Nasdaq Bank Index and to the weighted average (by market capitalization) performance of a peer group of publicly-traded savings institutions headquartered in New York State selected by Sandler O’Neill. The institutions included in the peer group are identified in the section “—Comparable Company Analysis” below.

During the one-year and three-year periods ended March 31, 2004, Hudson River common stock generally outperformed all of the indices and the peer group to which it was compared. During the one-year period ended March 31, 2004, First Niagara common stock generally underperformed each of the indices and the peer group to which it was compared. During the three-year period ended March 31, 2004, First Niagara common stock generally outperformed each of the indices and the peer group to which it was compared. During the three-year period ended March 31, 2004, First Niagara common stock also outperformed Hudson River common stock. Sandler O’Neill also noted that the total reported trading volume for Hudson River over the one-year and three-year periods ended March 31, 2004 was 13.2 million and 47.9 million, respectively and that the total reported trading volume for First Niagara was 104.1 million and 205.3 million, respectively, for the same one and three-year periods.

Sandler O’Neill also noted that 79.9% of Hudson River common stock closing prices during the one-year prior period ended March 31, 2004 were below $19.57, a five percent discount to the March 31, 2004 closing price of $20.60, and that the remaining 20.1% were between $19.57 and $21.63. By comparison, Sandler O’Neill noted that only 11.2% of First Niagara common stock closing prices during the one-year prior period ended March 31, 2004 were below $12.96, a five percent discount to the March 31, 2004 closing price of $13.64, while 60.2% were between $14.32 and $15.69, which represents a range of premiums between 5% to 15% to the March 31, 2004 closing price of $13.64.

Comparable Company Analysis. Sandler O’Neill used publicly available information to compare selected financial and market trading information for Hudson River and a group savings institutions headquartered in New York State selected by Sandler O’Neill, which included First Niagara. This peer group consisted of the following publicly traded savings institutions with total assets between $1 billion and $25 billion:

Astoria Financial Corp.	Independence Community Bank Corp.
Dime Community Bancshares, Inc.	New York Community Bancorp
First Niagara Financial Group, Inc.	TrustCo Bank Corp. NY
Flushing Financial Corp.

The analysis compared financial information for Hudson River and the median data for the savings institutions in the Peer Group as of and for the twelve months ending December 31, 2003. The table below sets forth the comparative data as of and for the twelve months ending December 31, 2003, with pricing data as of March 31, 2004:

	Hudson River		Peer Group Median (1)
Total assets (in millions)	$2,579.30		$4,930.30
Tangible equity/tangible assets	8.09%		7.80%
Intangible assets/total equity	25.79%		18.70%
Net loans/total assets	62.03%		61.38%
Gross loans/total deposits	90.49%		107.39%
Total borrowings/total assets	17.69%		29.21%
Non-performing assets/total assets	0.79%		0.14%
Loan loss reserve/gross loans	2.42%		0.73%
Net interest margin	3.75%		3.56%
Non-interest income/average assets	0.86%		0.72%
Non-interest expense/average assets	2.30%		1.74%
Efficiency ratio	52.72%		41.87%
Return on average assets	1.22%		1.58%
Return on average equity	11.66%		15.93%
Price/tangible book value per share (2)	307.71%		275.50%
Price/LTM earnings per share	19.25	x	15.67	x
Price/2004 estimated earnings per share	18.90	x	13.97	x
Price/2005 estimated earnings per share	17.46	x	12.44	x
Market Capitalization (in millions)	$624.40		$1,111.80

(1)	New York Community Bancorp data pro forma to reflect a common stock issuance completed in January 2004.

(2)	Reflects Hudson River stated book value and tangible book value of $9.02 and $6.69 per share, respectively, which includes unallocated Employee Stock Ownership Plan shares and unvested Recognition and Retention Plan shares.

Sandler O’Neill also used publicly available information to compare selected financial and market trading information for First Niagara and the same Peer Group used for Hudson River (and which included First Niagara). The table below sets forth the comparative data as of and for the twelve months ending December 31, 2003, with pricing data as of March 31, 2004:

	First Niagara (1)		Peer Group Median
Total assets (in millions)	$4,930.30		$4,930.30
Tangible equity/tangible assets	12.82%		7.80%
LTM return on average assets	1.02%		1.58%
LTM return on average equity	5.29%		15.93%
Price/tangible book value per share	189.16%		275.50%
Price/LTM earnings per share	25.74	x	15.67	x
Price/2004 estimated earnings per share (2)	20.67	x	13.97	x
Price/2005 estimated earnings per share (2)	17.27	x	12.44	x
Market capitalization (in millions)	$1,111.80		$1,111.80

(1)	First Niagara balance sheet data pro forma to reflect the acquisition of Troy Financial Corporation, which closed on January 16, 2004.

(2)	Based upon I/B/E/S mean estimates.

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed 47 acquisitions announced nationwide from January 1, 2003 through March 31, 2004 involving savings institutions as acquired institutions with transaction values greater than $15 million. Sandler O’Neill reviewed the multiples of transaction price at announcement to last twelve months’ earnings per share, transaction price at announcement to estimated current year earnings per share, transaction price to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits and premium to market price and computed median multiples and premiums for the nationwide transactions. The multiples were applied to Hudson River financial information as of and for the twelve months ended December 31, 2003. As illustrated in the following table, Sandler O’Neill derived an imputed range of values per share of Hudson River common stock of $13.40 to $24.87 based upon the median multiples for nationwide savings institution transactions. The implied transaction value of the merger as calculated by Sandler O’Neill as of March 31, 2004 was $19.38 per share.

	Nationwide Transaction Multiples
	Median Multiple		Implied Value
Transaction price/LTM earnings per share	19.85	x	$21.13
Transaction price/Estimated 2004 EPS (1)	18.54	x	20.20
Transaction price/Book value (2)	188.24%		16.98
Transaction price/Tangible book value (2)	200.21%		13.40
Tangible book premium/Core deposits (3)	17.69%		16.75
Premium to market (4)	22.41%		24.87

(1)	2004 EPS estimates based on I/B/E/S fiscal year-end mean estimates of $1.09.

(2)	Reflects Hudson River stated book value and tangible book value of $9.02 and $6.69 per share, respectively, which includes unallocated Employee Stock Ownership Plan shares and unvested Recognition and Retention Plan shares.

(3)	Core deposits defined as total deposits less jumbo and brokered certificates of deposit.

(4)	Based on Hudson River’s March 26, 2004 closing price of $20.32.

Discounted Dividend Stream and Terminal Value Analysis of Hudson River. Sandler O’Neill performed an analysis that estimated the future stream of after-tax dividend flows of Hudson River through December 31, 2008 under various circumstances, assuming Hudson River’s projected dividend stream and assuming that Hudson River performed in accordance with the earnings projections reviewed with Hudson River’s management. For periods after 2005, Sandler O’Neill assumed an annual earnings per share growth rate of approximately 7.6% for 2006 dropping to 5.4% thereafter. To approximate the terminal value of Hudson River common stock at December 31, 2008, Sandler O’Neill applied price/LTM earnings multiples ranging from 10x to 22x and multiples of tangible book value ranging from 100% to 300%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 13% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Hudson River common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share of Hudson River common stock of $9.51 to $23.10 when applying the price/LTM earnings multiples and $8.23 to $25.65 when applying multiples of tangible book value. Sandler O’Neill also considered and discussed with the Hudson River board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income, dividend payout ratios and share repurchases. The implied transaction value of the merger as calculated by Sandler O’Neill as of March 31, 2004 was $19.38 per share.

Earnings Per Share Multiples

Discount Rate	10x	13x	16x	19x	22x
9.0%	$11.28	$14.23	$17.19	$20.14	$23.10
10.0%	10.80	13.62	16.45	19.27	22.09
11.0%	10.35	13.05	15.74	18.44	21.14
12.0%	9.92	12.50	15.08	17.66	20.24
13.0%	9.51	11.98	14.45	16.91	19.38

Tangible Book Value Per Share Multiples

Discount Rate	100%	150%	200%	250%	300%
9.0%	$9.74	$13.72	$17.70	$21.67	$25.65
10.0%	9.33	13.13	16.93	20.73	24.54
11.0%	8.94	12.58	16.21	19.84	23.48
12.0%	8.57	12.05	15.52	19.00	22.47
13.0%	8.23	11.55	14.87	18.20	21.52

Discounted Dividend Stream and Terminal Value Analysis of First Niagara. Sandler O’Neill performed an analysis that estimated the future stream of after-tax dividend flows of First Niagara through December 31, 2008 under various circumstances, assuming First Niagara’s projected dividend stream and that First Niagara performed in accordance with the earnings projections reviewed with First Niagara’s management. For 2006 and beyond, Sandler O’Neill assumed an annual earnings per share growth rate of approximately 10%. To approximate the terminal value of First Niagara common stock at December 31, 2008, Sandler O’Neill applied price/LTM earnings multiples ranging from 13x to 28x and multiples of tangible book value ranging from 100% to 300%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 13% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Niagara common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share of First Niagara common stock of $7.85 to $18.65 when applying the price/LTM earnings multiples and $6.67 to $20.80 when applying multiples of tangible book value. Sandler O’Neill also considered and discussed with the Hudson River board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income, dividend payout ratios and share repurchases. The closing price of First Niagara common stock on March 31, 2004 was $13.64 per share.

Earnings Per Share Multiples

Discount Rate	13x	16x	19x	22x	25x	28x
9.0%	$9.31	$11.17	$13.04	$14.91	$16.78	$18.65
10.0%	8.91	10.70	12.48	14.27	16.05	17.84
11.0%	8.54	10.24	11.95	13.66	15.36	17.07
12.0%	8.18	9.81	11.45	13.08	14.71	16.34
13.0%	7.85	9.41	10.97	12.53	14.09	15.65

Tangible Book Value Per Share Multiples

Discount Rate	100%	150%	200%	250%	300%
9.0%	$7.90	$11.13	$14.35	$17.57	$20.80
10.0%	7.57	10.65	13.73	16.81	19.89
11.0%	7.26	10.20	13.14	16.09	19.03
12.0%	6.96	9.77	12.59	15.40	18.22
13.0%	6.67	9.37	12.06	14.75	17.44

Sandler O’Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) that 80% of the Hudson River shares are exchanged for shares of First Niagara common stock at an exchange ratio of 1.4x and that 20% of the Hudson River shares are exchanged for cash of $20.50 per share, (2) all outstanding options to purchase Hudson River common stock are converted to First Niagara shares based upon the intrinsic value of the underlying options; (3) earnings per share projections for Hudson River and First Niagara are consistent with internal projections as discussed with management of both companies, (4) purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings determined by the senior managements of First Niagara and Hudson River. The analysis indicated that for the year ending December 31, 2005, the merger would be accretive to First Niagara’s projected earnings per share and that at December 31, 2004, the assumed closing date for the merger, the merger would be dilutive to First Niagara’s tangible book value per share. The analysis also indicated that from the perspective of a Hudson River stockholder for the twelve months ending December 31, 2005, the merger would be slightly dilutive to Hudson River’s stand alone earnings per share and accretive to Hudson River’s stand alone cash dividends per share and that at December 31, 2004, the merger would be accretive to Hudson River’s stand alone tangible book value per share. Additionally, Sandler O’Neill noted that Hudson River shareholders would own 29.4% of the combined company at closing.

The analysis also compared pro forma ratios for the combined company and the median data for the savings institutions in the Peer Group identified in the section “—Comparable Company Analysis” above. The table below sets forth the comparative data as of and for the twelve months ending December 31, 2003, with pricing data as of March 31, 2004:

Pro Forma Pricing Comparison

	Price/1 Year Forward EPS (1)		Price/Tangible Book Value (1)	Trading Deposit Premium (1)(2)(3)	Dividend Yield (1)(4)	Tangible Equity/Tangible Assets
Pro Forma Projected	15.2	x	234.8%	17.4%	2.1%	9.5%
Peer Group Median	14.0	x	275.5%	26.6%	1.9%	7.8%

(1)	Assumes First Niagara stock continues to trade at $13.64 per share.

(2)	Core deposits do not include jumbo or brokered certificates of deposit.

(3)	Trading deposit premium equal to common equity market capitalization less book value of common equity divided by core deposits.

(4)	Assumes future First Niagara dividends paid at current dividend payout ratio.

In connection with its analyses, Sandler O’Neill considered and discussed with the Hudson River board how the pro forma analyses would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of earnings per share of each of Hudson River and First Niagara. Sandler O’Neill noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Hudson River has agreed to pay Sandler O’Neill a transaction fee in connection with the merger of approximately $             million (based on the closing price of First Niagara’s stock on May     , 2004), 25% of which was payable upon signing of the definitive agreement and the balance of which is contingent and payable upon consummation of the merger. Hudson River has also agreed to pay Sandler O’Neill fees of $250,000 for rendering its opinion, which will be credited against the portion of the transaction fee payable upon consummation of the merger. Hudson River has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

Sandler O’Neill has in the past provided certain other investment banking services to Hudson River and has received compensation for such services. Sandler O’Neill also has provided certain investment banking services to First Niagara in the past and has received compensation for such services and may provide, and receive compensation for, such services in the future, including during the period prior to the closing of the merger. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Hudson River and First Niagara and their respective affiliates and may actively trade the debt or equity securities of Hudson River and First Niagara and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

First Niagara’s Reasons for the Merger; Recommendation of the First Niagara Board of Directors

The First Niagara board of directors expects the merger to enhance First Niagara’s banking franchise and competitive position in the ten county Capital region of New York State, one of New York’s most attractive banking markets. The merger also increases First Niagara’s operating and marketing scale. In addition, the merger is consistent with First Niagara’s plans to deploy the capital raised in its recent stock offering.

The First Niagara board of directors consulted with First Niagara’s management as well as its financial and legal advisors and determined that the merger is in the best interest of First Niagara and First Niagara stockholders. In reaching its conclusion to approve the merger agreement, the First Niagara board considered the following factors as generally supporting its decision to enter into the merger agreement:

(i)	The effectiveness of the merger as a method of implementing and accelerating First Niagara strategies for expanding First Niagara’s franchise in one of the more desirable banking markets in Upstate New York;

(ii)	The effectiveness of the merger as a means of deploying a portion of the offering proceeds of First Niagara in connection with First Niagara Financial Group, MHC’s mutual to stock conversion and the strong pro forma tangible common equity of the combined company;

(iii)	Its understanding of First Niagara’s business, operations, financial condition, earnings and prospects and of Hudson River’s business, operations, financial condition, earnings and prospects, including Hudson River’s strong franchise in the Capital District Area of New York State in which it operates;

(iv)	The reports of First Niagara’s management and the financial presentation by Ryan Beck to First Niagara’s board of directors concerning the operations, financial condition and prospects of Hudson River and the expected financial impact of the merger on the combined company;

(v)	The similarity between First Niagara’s and Hudson River’s management, philosophies, approaches and commitments to the communities and customers they serve and their respective employees;

(vi)	The proposed retention of key Hudson River senior executives which would help assure the continuity of management, the likelihood of successful integration and the successful operation of the combined companies; and

(vii)	The opinion delivered to the First Niagara board of directors by Ryan Beck to the effect that, as of the date of the opinion and based upon and subject to the conditions described in the opinion and other matters as Ryan Beck considered relevant, the merger consideration to be paid by First Niagara was fair, from a financial point of view, to First Niagara.

The First Niagara board of directors also considered potential risks associated with the merger in connection with its deliberations of the proposed transaction, including the challenges of integrating Hudson River’s business, operations and workforce with those of First Niagara, the need to obtain stockholder and regulatory approvals in order to complete the transaction, and the risks associated with achieving the anticipated cost savings.

The First Niagara board of directors considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination to enter into the merger agreement.

The foregoing discussion of the information and factors considered by the First Niagara board of directors is not exhaustive, but includes the material factors considered by the First Niagara board of directors. In view of the wide variety of factors considered by the First Niagara board of directors in connection with its evaluation of the merger and the complexity of these matters, the First Niagara board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of the First Niagara board of directors may have given different weights to different factors.

On the basis of these considerations, the merger agreement was unanimously approved by First Niagara’s board of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF FIRST NIAGARA APPROVE THE MERGER AGREEMENT.

Opinion of First Niagara’s Financial Advisor

Ryan Beck began working with First Niagara in January 2004, and on March 18, 2004, First Niagara formally retained Ryan Beck to act as its financial advisor with respect to its potential acquisition of Hudson River. Ryan Beck is regularly engaged in the valuation of banks, bank holding companies, savings and loan associations, savings banks and savings and loan holding companies in connection with mergers, acquisitions and other securities-related transactions. Ryan Beck has knowledge of, and experience with, the banking market in which First Niagara and Hudson River operate and banking organizations within this market, and was selected by First Niagara because of Ryan Beck’s knowledge of, experience with, and reputation in the financial services industry.

In its capacity as First Niagara’s investment banker and financial advisor, Ryan Beck participated in the negotiations with respect to the pricing and other terms and conditions of the merger. However, the final decision on the amount of consideration to offer was made by the board of directors of First Niagara. Ryan Beck rendered a written opinion to First Niagara’s Board on April 1, 2004 and rendered a subsequent written opinion dated as of             , 2004 (a copy of which is attached as Appendix B), that based on and subject to the assumptions, factors, and limitations as set forth in the attached opinion and as described below, the consideration offered to Hudson River shareholders is fair to First Niagara’s shareholders from a financial point of view. No limitations were imposed by the First Niagara board of directors upon Ryan Beck with respect to the investigations made or procedures followed by it in arriving at its opinion.

The full text of Ryan Beck’s opinion, which sets forth assumptions made and matters considered, is attached as Appendix B to this Joint Proxy Statement/Prospectus. Shareholders of First Niagara are urged to read the attached Ryan Beck opinion in its entirety. The Ryan Beck opinion is directed only to the financial fairness of the consideration offered to Hudson River shareholders and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the meeting. We have not considered, nor are we expressing any opinion herein with respect to, the price at which First Niagara common stock will trade following the consummation of the merger. The summary of the Ryan Beck opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the Ryan Beck opinion. In rendering its opinions, Ryan Beck does not admit that it is an expert within the meaning of the term “expert” as used within the Securities Act and the rules and regulations promulgated thereunder, or that its opinions constitute a report or valuation within the meaning of Section 11 of the Securities Act and the rules and regulations promulgated thereunder.

In connection with its opinion, Ryan Beck reviewed the following documents and materials:

•	The Merger Agreement and related documents;

•	This Joint Proxy Statement/Prospectus;

•	First Niagara’s Annual Report on Form 10-K for the years ended December 31, 2003, 2002 and 2001, First Niagara’s Quarterly Reports on Form 10-Q for the periods ended September 30, 2003, June 30, 2003 and March 31, 2003 as well as First Niagara’s Proxy Statement dated April 2, 2004;

•	Hudson River’s Annual Reports on Form 10-K for the years ended March 31, 2004, 2003, 2002 and 2001, and Hudson River’s Quarterly Reports on Form 10-Q for the periods ended

December 31, 2003, September 30, 2003, June 30, 2003 and December 31, 2002 as well as Hudson River’s Proxy Statement dated July 17, 2003;

•	Certain operating and financial information provided to Ryan Beck by First Niagara and Hudson River relating to their business and prospects;

•	The historical stock prices and trading volume of First Niagara’s common stock;

•	The historical stock prices and trading volume of Hudson River’s common stock;

•	The publicly available financial data of thrift organizations which Ryan Beck deemed generally comparable to Hudson River; and

•	The terms of recent acquisitions of thrift organizations which Ryan Beck deemed generally comparable in whole or in part to Hudson River.

Additionally, Ryan Beck

•	Conducted or reviewed such other studies, analyses, inquiries and examinations as it deemed appropriate;

•	Analyzed First Niagara’s ability to consummate the merger and;

•	Met with certain members of First Niagara’s and Hudson River’s senior management to discuss First Niagara’s and Hudson River’s past and current business operations, regulatory standing, financial condition, strategic plan and future prospects, including any potential operating efficiencies and synergies, which may arise from the merger.

In connection with its review, Ryan Beck relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information regarding First Niagara, Hudson River, and their subsidiaries provided to Ryan Beck by First Niagara and Hudson River and their representatives. Ryan Beck is not an expert in the evaluation of allowances for loan losses. Therefore, Ryan Beck has not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses set forth in the balance sheets of First Niagara and Hudson River at March 31, 2004, and Ryan Beck assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the Securities and Exchange Commission as of the date of such financial statements. Ryan Beck reviewed certain operating forecasts and financial projections (and the assumptions and bases therefore) provided by First Niagara and Hudson River. Ryan Beck assumed that such forecasts and projections reflected the best currently available estimates and judgments of the respective managements. In certain instances, for the purposes of its analyses, Ryan Beck made adjustments to such forecasts and projections, which in Ryan Beck’s judgment were appropriate under the circumstances. We have also relied, without independent verification, upon the estimates and judgments made by First Niagara and Hudson River as to the potential cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the merger. Ryan Beck was not retained to nor did it make any independent evaluation or appraisal of the assets or liabilities of First Niagara, Hudson River or their respective subsidiaries nor did Ryan Beck review any loan files of First Niagara, Hudson River or their respective subsidiaries. Ryan Beck also assumed that the merger in all respects is, and will be, undertaken and consummated in compliance with all laws and regulations that are applicable to First Niagara and Hudson River.

The preparation of a fairness opinion on a transaction such as the merger involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, Ryan Beck’s opinion is not readily susceptible to summary description. In arriving at its opinion, Ryan Beck performed a variety of financial analyses. Ryan Beck believes that its analyses must be considered as a whole and the consideration of portions of such analyses and the factors considered therein, or any one method of analysis, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Ryan Beck’s opinion. No one method of analysis was assigned a greater significance than any other.

The forecasts and projections furnished to Ryan Beck were prepared by the respective managements of First Niagara and Hudson River without input or guidance by Ryan Beck. First Niagara and Hudson River do not publicly disclose internal management projections of the type provided to Ryan Beck in connection with the review of the merger. Such projections were not prepared with a view towards public disclosure. The public disclosure of such projections could be misleading since the projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

In its analyses, Ryan Beck made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of First Niagara or Hudson River. Any estimates contained in Ryan Beck’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals nor do they necessarily reflect the prices at which companies or securities may actually be sold.

Ryan Beck’s opinion was based solely upon the information available to it and the economic, market and other circumstances, as they existed as of the date of the opinion. Ryan Beck did not and does not express any opinion as to the price or range of prices at which First Niagara common stock might trade subsequent to the merger. Events occurring after the date of the opinion could materially affect the assumptions and conclusions contained in Ryan Beck’s opinion. Ryan Beck has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion.

The following is a brief summary of the analyses and procedures performed by Ryan Beck in the course of arriving at its opinion. The summary does not purport to be a complete description, but is a brief summary of the material analyses and procedures performed by Ryan Beck in the course of arriving at its opinion.

Analysis of Selected Publicly Traded Companies: Ryan Beck compared the financial data for Hudson River as of December 31, 2003 to a peer group of 12 selected fully converted thrifts located in the Mid-Atlantic region of the United States with assets between $1 billion and $5 billion for which public trading and pricing information was available. Ryan Beck deemed this group to be generally comparable to Hudson River. The following table compares selected statistics of Hudson River with the median ratios and average ratios for the 12 selected fully converted thrifts comprising the peer group:

	Hudson River Bancorp		Peer Average			Peer Median
Capitalization
Total Assets (000s)	$2,579,259			$2,091,785			$1,851,369
Total Equity / Assets	10.60%			9.61%			8.00%
Tangible Equity / Tangible Assets	8.09			9.19			7.78
Asset Quality
Non-Performing Loans / Loans	1.21			0.32			0.28
Loan Loss Reserves / NPLs	199.99			394.87			308.29
Loan Loss Reserves / Loans	2.42			1.28			1.00
Non-Performing Assets / Assets	0.79			0.20			0.16
Non-Performing Assets / Equity	7.49			2.49			2.20
Loan and Deposit Composition
Total Loans / Total Assets	63.56			55.87			57.45
1-4 Family Loans / Total Loans	59.07			59.01			60.85
5+ Family Loans / Total Loans	2.70			12.27			1.46
Construction & Developmental Loans / Total Loans	3.26			3.15			1.98
Other Real Estate Loans / Total Loans	19.97			15.61			13.92
Real Estate Loans/Total Loans	85.00			90.05			93.99
Consumer Loans / Total Loans	5.19			3.56			1.51
Commercial Loans / Total Loans	9.19			6.32			3.36
Non-Interest Bearing Deposits / Total Deposits	11.80			9.23			6.75
Transaction Accounts / Total Deposits	65.12			53.37			55.08
Time Deposits > $100,000 / Total Deposits	4.93			6.64			5.75
Total CD’s / Total Deposits	34.88			46.63			44.92
Performance
Return on Average Assets	1.22			1.06			0.85
Return on Average Equity	11.66			12.84			10.36
Net Interest Margin	3.75			3.11			3.36
Yield on Interest Earning Assets	5.72			5.35			5.34
Cost of Interest Bearing Liabilities	2.28			2.42			2.24
Non Interest Income / Average Assets	0.86			0.64			0.58
Non Interest Expense / Average Assets	2.30			2.05			2.02
Efficiency Ratio	51.46			58.20			59.98
Market Statistics
Stock Price at March 31, 2004	$20.60		$			$
Price / LTM EPS	19.25	x		18.20	x		17.11	x
Price / 2004E EPS	18.90			20.07			16.98
Price / Book Value	210.63%			227.29%			195.69%
Price / Tangible Book Value	283.75			242.09			199.02
Market Capitalization ($M)	$618.91			$473.23			$364.07
Dividend Yield	1.55%			1.82%			1.49%

Ryan Beck noted that the performance of Hudson River as measured by return on average assets was above that of the peer group median due in part to its higher net interest margin and higher level of noninterest income to average assets. Hudson River’s net interest margin and noninterest income to average assets ratio were both better than the peer group medians. Hudson River’s equity to assets ratio was above that of its peer group median, resulting in a return on average equity that was in line with the peer group, despite its better financial performance.

Additionally, Ryan Beck noted that Hudson River has a higher level of non-performing loans as a percentage of total loans as compared to the peer group median. This is due to some of the niche lending business in which Hudson River participates, specifically manufactured housing and their premium finance company. Hudson River maintains a significantly greater level of loan loss reserves as a percentage of total loans at 2.42% compared to the peer group median of 1.00%. Hudson River’s loan loss reserves as a percent of non-performing loans is below the median of the peer group.

Lastly, Ryan Beck noted that Hudson River was trading at a higher multiple to latest twelve-month earnings as well as a higher percentage of book value and tangible book value, than its peer median. This is likely due to market speculation as to a possible business combination involving Hudson River. Hudson River’s dividend yield at 1.55% was in line with the peer group median of 1.49%.

Analysis of Selected Transactions: Ryan Beck compared Hudson River’s financial data as of December 31, 2003 with that of a group of 19 selected transactions announced since January 1, 2002 for which pricing data pertaining to the transactions was publicly available. Ryan Beck deemed these companies generally comparable to Hudson River. The criteria for this group was fully converted thrifts located in the Mid-Atlantic and New England regions with assets between $500 million and $10 billion. The following table compares selected statistics of Hudson River with the median ratios and average ratios for the 19 acquired companies in these transactions:

	Hudson River Bancorp	Peer Group Average	Peer Group Median
Total Assets (000’s)	$2,610,532	$2,183,748	$1,469,265
Tangible Equity / Tangible Assets	8.23%	8.12%	7.63%
Return on Average Assets	1.25	0.95	1.03
Return on Average Equity	11.88	10.40	11.51
Non-Performing Assets / Assets	0.74	0.23	0.20
Operating Expenses / Assets	2.30	1.60	1.60
Efficiency Ratio	50.33	59.09	58.63

Assuming a transaction value of $19.38 per share (based on the closing price of First Niagara common stock on March 31, 2004), Ryan Beck calculated the transaction value as a multiple of Hudson River’s December 31, 2003 stated book value, tangible book value, latest twelve months diluted earnings, core deposit premium over tangible equity and transaction value as a percentage of the March 31, 2004 stock price as follows:

Percentage of Stated Book Value:	210.20%
Percentage of Tangible Book Value:	280.87%
Multiple of Latest Twelve Months Diluted Earnings:	18.11x
Core Deposit Premium over Tangible Equity:	22.96%
Price / Market:	94.08%

The average and median pricing ratios for the comparable transactions are illustrated in the chart below:

	Price/Book Value	Price/ Tangible Book Value	Price/LTM Earnings		Tangible Book Premium to Core Deposits	Price/Market 1 Day
Mean	225.64%	256.82%	22.69	x	24.29%	120.05%
Median	224.63%	254.15%	22.62	x	24.14%	116.69%

Ryan Beck then adjusted the peer group statistics to reflect the change in the NASDAQ Bank Stock Index from the date of announcement of each transaction to the closing value of the index on March 31, 2004. The adjusted average and median pricing ratios for the comparable transactions are illustrated in the chart below:

	Price/Book Value	Price/ Tangible Book Value	Price/LTM Earnings		Tangible Book Premium to Core Deposits	Price/Market 1 Day
Mean	259.10%	293.45%	25.78	x	27.87%	139.01%
Median	243.55%	293.32%	24.77	x	27.52%	129.83%

The imputed value of Hudson River, based upon the average and median ratios of the comparable transactions, as adjusted, can be seen in the chart below:

	Price/Book Value	Price/ Tangible Book Value	Price/LTM Earnings	Core Deposit Premium	Price/Market 1 Day	Median Value
Mean	$23.89	$20.25	$27.58	$22.10	$28.64	$23.89
Median	$22.46	$20.24	$26.50	$21.91	$26.74	$22.46

Ryan Beck noted that the values for each valuation metric in this analysis were higher than the proposed transaction value of $19.38.

No company or transaction used in the Analysis of Selected Publicly Traded Companies and Analysis of Selected Transactions sections is identical to Hudson River or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved, market areas in which the companies operate and other factors that could affect the trading values of the securities of the company or companies to which they are being compared.

Impact Analysis: Ryan Beck analyzed the merger in terms of its effect on First Niagara’s projected fiscal year ending December 31, 2005 return on equity and return on tangible equity, 2005 and 2006 diluted earnings per share, stated book value and tangible book value, based on Hudson River’s projected 2005 and 2006 earnings. The projected diluted earnings per share for First Niagara and Hudson River were derived from information provided by the managements of First Niagara and Hudson River, using certain assumed growth rates. Based upon certain assumptions, including those with respect to cost savings and other synergies from the merger and the stand-alone diluted earnings projections provided by First Niagara and Hudson River, the analysis showed that the merger would be accretive by 13.56% to First Niagara’s projected 2005 fiscal year diluted earnings per share, accretive to projected 2006 fiscal year diluted earnings per share by approximately 14.99%, accretive to First Niagara’s stated book value per share by approximately 5.967% and dilutive to First Niagara’s tangible book value by approximately 22.13%. Ryan Beck noted that First Niagara’s projected return on average equity would increase from 5.77% in 2005 to 6.29%. Ryan Beck also noted that First Niagara’s projected return on tangible equity would increase from 8.58% in 2005 to 13.10%. These forward-looking projections may be effected by many factors beyond the control of First Niagara and/or Hudson River, including the future direction of interest rates, economic conditions in the companies’ market place, the actual amount and timing of cost savings achieved through the merger, the actual level of revenue enhancements brought about through the merger, future regulatory changes and various other factors. The actual results achieved may vary from the projected results and the variations may be material.

Discounted Dividend Analysis: Using a discounted dividend analysis, Ryan Beck estimated the present value of the future dividend stream that Hudson River could produce in perpetuity. Projection ranges for Hudson River’s five-year balance sheet and income statement were provided by Hudson River’s management and based on certain assumed growth rates. Management’s projections were based upon various factors and assumptions, many of which are beyond the control of Hudson River. These projections are, by their nature, forward-looking and may differ materially from the actual future values or actual future results for the reasons discussed above. The actual future values or results may be significantly more or less favorable than suggested by such projections. In producing a range of per share Hudson River values, Ryan Beck utilized the following assumptions: discount rates range from 11% to 12%, terminal price/earnings multiples range from 14x to 15x (which, when applied to terminal year estimated earnings, produces a value which approximates the net present value of the dividends in perpetuity, given certain assumptions regarding growth rates and discount rates) and earnings that include estimated savings in Hudson River’s non-interest expense equal to 20.00% in the first year following the merger, and 28.00% in the second year following the merger, with 5.00% growth thereafter. The discounted dividend analysis produced the range of net present values per share of Hudson River common stock illustrated in the chart below:

			Discount rates
			11.0%	11.5%	12.0%
Terminal Year	14.0	x	$19.73	$19.34	$18.95
Multiple	14.5	x	$20.19	$19.79	$19.39
Of Earnings	15.0	x	$20.66	$20.24	$19.84

These analyses do not purport to be indicative of actual values or expected values or an appraisal range of the shares of Hudson River common stock. The discounted dividend analysis is a widely used valuation methodology, but Ryan Beck noted that it relies on numerous assumptions, including expense savings levels, dividend payout rates, terminal values and discount rates, the future values of which may be significantly more or less than such assumptions. Any variation from these assumptions would likely produce different results.

In connection with Ryan Beck’s updated opinion dated              and contained as Appendix B to this Joint Proxy Statement/Prospectus, Ryan Beck confirmed the appropriateness of its reliance on the analyses used to render its April 1, 2004 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions and conclusions upon which the April 1, 2004 opinion was based.

With regard to Ryan Beck’s services in connection with the merger, First Niagara will pay Ryan Beck a fee of $3,100,000, one-third of which was due upon the signing of the Merger Agreement, with the remainder due upon the closing of the transaction. In addition, First Niagara has agreed to reimburse Ryan Beck for its reasonable out-of-pocket expenses, including the fees and disbursements of Ryan Beck’s legal counsel, which shall not exceed $15,000 without the prior consent of First Niagara. First Niagara has also agreed to indemnify Ryan Beck and certain related persons against certain liabilities, including liabilities under federal securities law, incurred in connection with its services. The amount of Ryan Beck’s fee was determined by negotiation between First Niagara and Ryan Beck.

Ryan Beck’s research department provides published investment analysis on First Niagara. Ryan Beck is a market maker in First Niagara’s common stock. Most recently, Ryan Beck advised First Niagara with respect to the acquisition of Troy Financial Corporation and the issuance of common stock in conjunction with the conversion from the mutual holding company structure.

Ryan Beck has had no prior investment banking relationship with Hudson River. Ryan Beck is a market maker in Hudson River’s common stock. Ryan Beck’s research department does not provide published investment analysis on Hudson River.

In the ordinary course of our business as a broker-dealer, Ryan Beck may actively trade equity securities of both First Niagara and Hudson River for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

Merger Consideration

As a result of the merger, Hudson River stockholders will have the right, with respect to each of their shares of Hudson River common stock, to elect to receive, subject to proration as described below, merger consideration consisting of either cash or shares of First Niagara common stock or a combination of First Niagara common stock and cash. The aggregate value of the merger consideration will fluctuate with the value of First Niagara common stock and will be determined based on the average of the closing prices of First Niagara common stock for the five trading days preceding but not including the trading day prior to completion of the merger. As explained in more detail in this Joint Proxy Statement/Prospectus, whether you make a cash election or a stock election, the value of the consideration that you will receive as of the completion date will be the same based on the First Niagara stock price used to calculate the merger consideration. Any Hudson River stockholder who does not make a valid election will receive cash, shares of First Niagara common stock or a mixture of cash and shares of First Niagara common stock, based on what is available after giving effect to the valid elections made by other stockholders, as well as the proration procedures described below. In addition, Hudson River stockholders may specify different elections with respect to different shares held by them (for example, a stockholder with 100 shares could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares).

Cash Election. The merger agreement provides that each Hudson River stockholder who makes a valid cash election will have the right to receive, in exchange for each share of Hudson River common stock, an amount in cash equal to the Per Share Amount. Based on the closing price of First Niagara common stock on             , 2004, the Per Share Amount was approximately $            , subject to possible proration and adjustment. The total amount of cash that will be paid in the merger is fixed and as a result, even if you make a cash election, you may nevertheless receive a mix of cash and stock.

•	The “PER SHARE AMOUNT” is the amount obtained by dividing the Closing Transaction Value by the number of shares of Hudson River common stock outstanding immediately prior to completion of the merger.

•	The “CLOSING TRANSACTION VALUE” is the dollar amount of the sum of (A) the Aggregate Cash Amount and (B) the product of the Aggregate FNFG Share Amount and the Closing First Niagara Financial Group Share Value.

•	The “AGGREGATE CASH AMOUNT” is $124,780,384 plus such additional amount of cash as shall equal $20.50 multiplied by the product of 20% and the number of shares of Hudson River common stock that are issued, from and after the date hereof and prior to the completion of the merger, pursuant to the exercise of Hudson River Options outstanding as of April 1, 2004.

•	The “AGGREGATE HRB SHARE AMOUNT” is the number of shares of Hudson River common stock equal to 30,434,240, increased prior to the completion of the merger by the number of shares of Hudson River common stock issued as a result of the exercise of outstanding Hudson River stock options as of April 1, 2004.

•	The “AGGREGATE FNFG SHARE AMOUNT” is the number of shares of First Niagara common stock equal to 34,086,349 shares of First Niagara common stock plus such additional number of shares of First Niagara common stock as shall equal 1.40 multiplied by the product of 80% and the number of shares of Hudson River common stock that are issued, from and after April 1, 2004 and prior to the completion of the merger, pursuant to the exercise of Hudson River stock options outstanding as of April 1, 2004.

•	The “CLOSING FNFG SHARE VALUE” is the arithmetic average of the 4:00 p.m. Eastern time closing sales prices of First Niagara common stock reported on the Nasdaq for the five consecutive trading days preceding, but not including, the trading day prior to the completion date of the merger.

•	The “EXCHANGE RATIO” is defined in the merger agreement as the number of shares of First Niagara stock obtained by dividing the Per Share Amount (determined as described above) by the Closing First Niagara Share Value (determined as described above).

Stock Election. The merger agreement provides that each Hudson River stockholder who makes a valid stock election will have the right to receive, in exchange for each share of Hudson River common stock, a number of shares of First Niagara common stock equal to the Exchange Ratio. The total number of shares of First Niagara common stock that will be issued in the merger is fixed (subject to the adjustments set forth above) and as a result, even if you make a stock election, you may nevertheless receive a mix of cash and stock.

Non-Electing Shares. Hudson River stockholders who make no election to receive cash or First Niagara common stock in the merger, and Hudson River stockholders who do not make a valid election, will be deemed not to have made an “election.” Stockholders not making an election may be paid in cash shares of First Niagara common stock or a combination of cash and shares of First Niagara common stock depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other Hudson River stockholders subject to the proration adjustment described below.

Adjustments to Preserve Tax Treatment. The number of shares of First Niagara common stock that may be issued in the merger to Hudson River stockholders may be increased, and the aggregate amount of cash that will be issued to Hudson River stockholders may be decreased, as described in the formula below, if such adjustment is necessary to ensure that the merger qualifies as a “reorganization” for United States federal income tax purposes as described under “—Material United States Federal Income Tax Consequences of The Merger” on page     .

The merger agreement provides that if the quotient obtained by dividing:

•	the product of the “Aggregate FNFG Share Amount” (as defined above) and the arithmetic average of the high and low sales prices of First Niagara common stock reported on the Nasdaq on the date of completion of the merger, by

•	the sum of the “Aggregate Cash Amount” (as defined above) and the product of (1) the Aggregate FNFG Share Amount and (2) the arithmetic average of the high and low sales prices of First Niagara common stock reported on the date of completion of the merger, is less than 0.45, then for all purposes of the merger agreement the Aggregate First Niagara Share Amount will be increased by the fewest number of shares of First Niagara common stock required to prevent the quotient from being less than 0.45, and the market value of any additional First Niagara shares will be subtracted from the Aggregate Cash Amount.

Proration. The total number of shares of First Niagara common stock that will be issued and cash that will be paid in the merger is fixed at 34,086,349 shares and $124,780,384, respectively, subject to adjustment only:

•	for increases in shares of Hudson River common stock prior to the effective time of the merger as a result of the exercise of outstanding Hudson River stock options issued under Hudson River stock plans;

•	to preserve the intended tax treatment of the merger, as described above under “—Adjustments to Preserve Tax Treatment”; and

•	to prevent termination of the merger agreement, as described below under “—Termination; Amendment; Waiver.”

Therefore, the cash and stock elections are subject to proration to preserve this limitation on the number of shares of First Niagara common stock and cash to be issued in the merger. As a result, even if you make the cash election or stock election, you may nevertheless receive a combination of cash and stock.

Proration if Too Much Stock is Elected. Cash may be paid to stockholders who make stock elections if the stock election is oversubscribed. The total number of shares of Hudson River common stock for which valid stock elections are made is known as the “Stock Election Number.” The maximum number of shares of Hudson River common stock that may be converted into shares of First Niagara common stock in the merger is equal to the Stock Conversion Number. The “Stock Conversion Number” is equal to the quotient obtained by dividing (1) the Aggregate First Niagara Share Amount by (2) the Exchange Ratio.

If the Stock Election Number is greater than the Stock Conversion Number, the stock election is oversubscribed. If the stock election is oversubscribed, then:

•	Hudson River stockholders making a cash election or no election will receive merger consideration consisting only of cash for each share of Hudson River common stock;

•	Hudson River stockholders will receive for each share of Hudson River common stock with respect to which they made a stock election:

•	a number of shares of First Niagara common stock equal to the “Exchange Ratio” (as defined above) multiplied by the fraction with (1) a numerator equal to the Stock Conversion Number and (2) a denominator equal to Stock Election Number; and

•	an amount in cash equal to the product of the “Per Share Amount” (as defined above) and a fraction equal to one minus the fraction with (1) a numerator equal to the Stock Conversion Number and (2) a denominator equal to Stock Election Number.

Proration if Too Much Cash is Elected. First Niagara common stock may be issued to stockholders who make cash elections if the cash election is oversubscribed. If the Stock Election Number is less than the Stock Conversion Number, the cash election is oversubscribed. The amount by which the Stock Election Number is less than the Stock Conversion Number is known as the “Shortfall Number.”

If the cash election is oversubscribed, then all Hudson River stockholders making a stock election will receive merger consideration consisting only of First Niagara common stock for each share of Hudson River common stock.

If the Shortfall Number is less than or equal to the number of shares for which no election was made, then:

•	Hudson River stockholders making a cash election will receive merger consideration consisting only of cash for each share of Hudson River common stock; and

•	Hudson River stockholders will receive for each share of Hudson River common stock deemed to be a non-electing share:

•	a number of shares of First Niagara common stock equal to the Exchange Ratio multiplied by the fraction with (1) a numerator equal to the Shortfall Number and (2) a denominator equal to the total number of non-electing shares; and

•	an amount in cash equal to the product of the Per Share Amount (as described above) and a fraction equal to one minus the fraction with (1) a numerator equal to the Shortfall Number and (2) a denominator equal to the total number of non-electing shares.

If the Shortfall Number exceeds the number of non-electing shares, then:

•	Hudson River stockholders who have not made a valid election of either cash or stock will receive merger consideration consisting only of First Niagara common stock based upon the Exchange Ratio for each share of Hudson River common stock; and

•	Hudson River stockholders will receive for each share of Hudson River common stock with respect to which they made a cash election:

•	a number of shares of First Niagara common stock equal to the Exchange Ratio multiplied by the fraction with (1) a numerator equal to the amount by which the Shortfall Number exceeds the number of non-electing shares and (2) a denominator equal to the total number of cash election shares; and

•	an amount in cash equal to the product of the Per Share Amount and a fraction equal to one minus the fraction with (1) a numerator equal to the amount by which the Shortfall Number exceeds the number of non-electing shares and (2) a denominator equal to the total number of cash election shares.

Treasury Shares and Shares Held by First Niagara or Hudson River or Any of Their Subsidiaries. Any shares of Hudson River common stock owned immediately prior to the effective time of the merger by Hudson River or First Niagara will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange for those shares.

Hudson River Stock Options. Upon completion of the merger, all outstanding stock options issued under a Hudson River stock plan representing a right to receive Hudson River common stock, whether or not such stock options are exercisable or vested, will be cancelled and converted into the right to receive from First Niagara, subject to any required withholding taxes, a number of shares of First Niagara common stock equal to the Per Share Amount less the per share exercise price for each share of Hudson River common stock subject to such Hudson River stock options divided by the Closing FNFG Share Value for each Hudson River stock option.

Election Procedures; Surrender of Stock Certificates

If you are a record holder of Hudson River common stock, an election form together with transmittal material for surrendering your stock certificates will be provided to you under separate cover. The election form will entitle you to elect to receive cash, shares of First Niagara common stock, a combination of cash and First Niagara common stock, or to elect no preference with respect to the merger consideration that you wish to receive.

To make a valid election, you must submit a properly completed election form to Mellon Investor Services, LLC which will be acting as the exchange agent, on or before 5:00 p.m., New York time, on the 25th business day following the mailing of the election form unless such deadline is extended by First Niagara and Hudson River. Mellon Investor Services, LLC, as exchange agent, will process the exchange of Hudson River common stock certificates for cash and/or First Niagara common stock. Shortly after the election deadline, the exchange agent will allocate cash and shares of First Niagara common stock among Hudson River stockholders, consistent with their elections and the allocation and proration procedures set forth in the merger agreement. If you do not submit an election form, you will receive instructions from the exchange agent as to where to surrender your Hudson River stock certificates after the merger is completed. Please do not forward your Hudson River stock certificates and election form with your proxy cards. Stock certificates and election forms should be returned to the exchange agent in accordance with the instructions contained in the election form.

An election form will be deemed properly completed only if accompanied by stock certificates representing all shares of Hudson River common stock covered by the election form (or an appropriate guarantee of delivery). You may change or revoke your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent prior to the election deadline. All elections will be revoked automatically if the merger agreement is terminated and your stock certificates will be returned to you. If you have a preference for receiving either First Niagara common stock and/or cash for your Hudson River common stock, you should complete and return the election form. If you do not make an election, you will be allocated First Niagara common stock and/or cash depending on the elections made by other Hudson River stockholders.

If stock certificates for Hudson River common stock are not immediately available or time will not permit the election form and other required documents to reach the exchange agent prior to the election deadline, a valid election may be made provided that:

1.	elections are made by or through a member firm of the National Association of Securities Dealers, Inc., or another registered national securities exchange, or by a commercial bank or trust company having an office, branch or agency in the United States;

2.	the exchange agent receives, prior to the election deadline, a properly completed and duly executed notice of guaranteed delivery substantially in the form provided with the election form; and

3.	the exchange agent receives, prior to the third business day after the election deadline, the certificates for all exchanged Hudson River shares, or confirmation of the delivery of all such certificates into the exchange agent’s account with the Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

Hudson River stockholders who do not submit a properly completed election form or revoke their election form prior to the election deadline will have their shares of Hudson River common stock designated as non-election shares.

Hudson River stockholders who hold their shares of common stock in “street name” through a bank, broker or other financial institution, and who wish to make an election, should seek instructions from the institution holding their shares concerning how to make the election.

First Niagara will deposit with the exchange agent the shares representing First Niagara’s common stock and cash to be issued to Hudson River stockholders in exchange for their shares of Hudson River common stock. Within five business days after the completion of the merger, the exchange agent will mail to Hudson River stockholders who do not submit election forms or who have revoked such forms a letter of transmittal, together with instructions for the exchange of their Hudson River stock certificates for the merger consideration. Upon surrendering his or her certificate(s) representing shares of Hudson River common stock, together with the signed letter of transmittal, the Hudson River stockholder shall be entitled to receive, as applicable (i) certificate(s) representing a number of whole shares of First Niagara common stock (if any) determined in accordance with the exchange ratio or (ii) a check representing the amount of cash (if any) to which such holder shall have become entitled to and (iii) a check representing the amount of cash in lieu of fractional shares, if any. Until you surrender your Hudson River stock certificates for exchange you will not be paid dividends or other distributions declared after the merger with respect to any First Niagara common stock into which your shares have been exchanged. No interest will be paid or accrued to Hudson River stockholders on the cash consideration, cash in lieu of fractional shares or unpaid dividends and distributions, if any. After the completion of the merger, there will be no further transfers of Hudson River common stock. Hudson River stock certificates presented for transfer will be canceled and exchanged for the merger consideration.

If your stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, Mellon Investor Services will send you instructions on how to provide evidence of ownership.

If any certificate representing shares of First Niagara’s common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, or cash is to be paid to a person other than the registered holder, it will be a condition of issuance or payment that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange either:

•	pay to the exchange agent in advance any transfer or other taxes required by reason of the issuance of a certificate or payment to a person other than the registered holder of the certificate surrendered; or

•	establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

Any portion of the cash or shares of First Niagara common stock made available to the exchange agent that remains unclaimed by Hudson River stockholders for six months after the completion of the merger will be returned to First Niagara. Any Hudson River stockholder who has not exchanged shares of Hudson River common stock for the merger consideration in accordance with the merger agreement before that time may look only to First Niagara for payment of the merger consideration for those shares and any unpaid dividends or distributions after that time. Nonetheless, First Niagara, Hudson River, the exchange agent or any other person will not be liable to any Hudson River stockholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

Employee Matters

The Hudson River employee stock ownership plan will be terminated upon consummation of the merger. The employee stock ownership plan loan will be paid in full and the remaining assets of the employee stock ownership plan will be allocated and distributed to the employee stock ownership plan participants who are employed by Hudson River at or immediately prior to the effective time, in cash or shares of First Niagara common stock, in accordance with their elections and the allocation and proration procedures set forth in the merger agreement. First Niagara will review all other Hudson River compensation and employee benefit plans that do not otherwise terminate (whether pursuant to the terms of any such plan or the merger agreement) to determine whether to maintain, terminate or continue such plans. Each person who is an employee of Hudson River or any of its subsidiaries as of the closing of the merger (whose employment is not specifically terminated upon the closing) will become an employee of First Niagara or any of its subsidiaries. In the event employee compensation or benefits as currently provided by Hudson River or Hudson River Bank & Trust Company are changed or terminated by First Niagara, First Niagara has agreed to provide compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated employees of First Niagara or First Niagara Bank.

All employees of Hudson River or its subsidiaries who become employees of First Niagara or a First Niagara subsidiary at the completion of the merger generally will be given credit for service at Hudson River or its subsidiaries for eligibility to participate in and the satisfaction of vesting requirements (but not for pension benefit accrual purposes) under First Niagara’s compensation and benefit plans (but not for any purpose under the First Niagara employee stock ownership plan). First Niagara has also agreed to honor the Hudson River Bank & Trust Company Severance Plan.

See “—Interests of Directors and Officers In the Merger” below for a discussion of employment agreements.

Interests of Directors and Officers In the Merger

Employment Agreements. First Niagara will honor the existing employment agreements between Hudson River and/or Hudson River Bank & Trust Company and each of Messrs. Florio, Richter, Blow, Mackerer, and Mackay. The consummation of the merger constitutes a change in control under the employment agreements. Section 11 of each employment agreement provides that, in the event of termination of employment following a change in control, the covered executive will be entitled to a lump sum payment in an amount equal to the greater of (i) the payments and benefits due for the remaining term of the employment agreement (including, among other things, salary, bonus, and incentive compensation), or (ii) three times the average of the five preceding years’ compensation (two times average compensation in the case of Messrs. Richter, Blow, Mackerer and Mackay). The employment agreements also provide for continued group life, health, dental, accident and long-term disability insurance benefits for the executive and his dependents for thirty-six (36) months following such change in control (24 months in the case of Messrs. Mackerer and Mackay). In addition, in the event of an executive’s involuntary termination of employment for any reason other than “cause” or an executive’s voluntary resignation within 90 days following: (A) the failure of the board to re-appoint or re-elect the executive to his stated position; (B) if the executive is a member of the board, the failure of the shareholders to re-elect the executive to the board or the failure of the nominating committee to nominate the executive for such election; (C) the expiration of a 30-day period following the date the executive gives notice to the Bank of its material failure to vest in the executive the functions, duties or responsibilities prescribed in the employment agreement (unless the failure is cured within such 30 day period); (D) the expiration of a 30-day period following the date the executive gives written notice to the Bank of its material breach of any term, condition or covenant in the employment agreement (including a reduction in base salary), unless, during such 30-day period, the Bank cures such failure; (E) a change in the executive’s principal place of employment by a distance in excess of 25 miles from the Bank’s principal office in Hudson, New York, or (F) the liquidation, dissolution, bankruptcy or insolvency of Hudson River Bank & Trust or any of its subsidiaries or affiliates, the executive would be entitled to various other benefits and payments under Section 9 of his employment agreement. These benefits and payments include not only any earned but unpaid salary and benefits to which the executive would be entitled as a former employee, but also, within 30 days following the executive’s termination of employment, a lump sum payment of an amount equal to the sum of: (a) the present value of the salary that the executive would have earned if he had continued working during the remaining unexpired employment period under the employment agreement, (b) the present value of the aggregate benefits to which he would be entitled if he had continued to work for the remaining unexpired employment period under the Retirement Plan of Hudson River Bank & Trust Company, the 401(k) Savings Plan, the Employee Stock Ownership Plan and the Benefit Restoration Plan over the present value of the benefits to which the executive is entitled as a result of the termination, and (c) the payment that would have been made under any cash bonus or long or short-term cash incentive plan if the executive had earned the maximum bonus or incentive award in each calendar year ending in the remaining unexpired employment period.

The employment agreements also contain provisions that would increase the executives’ payments to cover any excise and other taxes that may be incurred if the executives’ payments under the employment agreements are considered “excess parachute payments” under Section 280G of the Code.

In connection with the execution of the merger agreement, Carl A. Florio entered into an executive acknowledgment whereby he agreed to exercise any outstanding vested non-statutory stock options prior to December 31, 2004, and to exercise any vested incentive stock options and to sell the underlying shares, if necessary, in order to avoid an excess parachute payment. The executive acknowledgement further provides that the amounts received will not be considered annual compensation for purposes of increasing any contract payments under the employment agreement or benefit restoration plan.

Messrs. Blow, Richter, Mackerer and Mackay also executed executive acknowledgements in connection with the execution of the merger agreement in which the executives have each agreed to the methodology to be applied by Hudson River in calculating certain severance benefits under their respective employment agreements. Each executive acknowledgment provides that the consummation of the transactions constitutes grounds for the executives to collect the payment under Section 9 of his employment agreement, whether or not his employment is terminated by First Niagara. Each of Messrs. Blow, Richter, Mackerer and Mackay have agreed that the cash severance payment to be made under Section 9 of the employment agreement will equal $913,244, $1,198,063, $382,724 and $349,096, respectively. Also, as set forth in the executive acknowledgements, Messrs. Blow, Richter, Mackerer and Mackay have each agreed that the cash severance payment under Section 11 of their employment agreements in the event that their employment is terminated in connection with or following the change in control (for reasons other than cause) will equal $610,000, $650,000, $284,000, and $275,000, respectively. The executive acknowledgments provide that an executive will be entitled to a payment under Section 11 of his employment agreement in the event that the executives’ employment is terminated within 24 months (18 months in the case of Mr. Richter) following the effective time.

If requested by First Niagara prior to December 1, 2004, all or a portion of the cash payment to be made pursuant to Section 9 and 11 of one or more of the employment agreements will be accelerated and paid by Hudson River or Hudson River Bank & Trust Company prior to December 31, 2004, provided, that any such payment will not, however, be considered compensation for purposes of increasing any payment under any employment, severance or change in control agreement and, provided further, that First Niagara shall have certified that all conditions in order for First Niagara to consummate the transaction have been satisfied or waived.

As set forth in the table below under the heading “—Summary of Payments and Benefits,” such payments include amounts that will be paid to the executive in the event the executive is terminated other than for cause within 24 months (18 months in the case of Messrs. Florio and Richter) following a change in control.

It is expected that Carl A. Florio will enter into a new employment agreement with First Niagara Bank to serve as Regional President-Eastern New York for a term of three years commencing January 2005 through December 2007. In connection with the execution of the employment agreement, Mr. Florio will receive a signing bonus of $300,000 and an annual salary of $230,000, payable bi-weekly. In addition, under the terms of the employment agreement, Mr. Florio will be entitled to receive up to 50,000 non-qualified stock options (to a maximum value of $300,000) and up to 45,000 shares of restricted stock (to a maximum value of $900,000), an employer-provided leased automobile, and the payment of his country club dues for the term of the employment agreement. Mr. Florio will be entitled to participate in medical and other benefits available to employees generally and will be entitled to participate in the First Niagara Employee Stock Ownership Plan after one year of service. It is expected that Mr. Florio’s employment agreement will provide change in control protection and that all benefits awarded to him under the employment agreement would fully vest on a subsequent change in control and provide for a two year non-compete agreement with payments of $150,000 per year following the termination of employment.

Change in Control Agreements. Hudson River Bank & Trust Company has entered into seven two-year change in control agreements with various vice presidents of Hudson River Bank & Trust Company, and eight one-year change in control agreements with other officers of Hudson River Bank & Trust Company. All change in control agreements contain daily renewal provisions. The change in control agreements contain “double triggers” requiring both a change in control and an executive’s subsequent termination of employment due to dismissal or voluntary resignation following a demotion, loss of title, office or significant authority, reduction in benefits or annual compensation, material and extended increase in executive’s required hours or workload, or if the executive’s office is relocated to a location not within 50 miles of their primary work-site. In such case, each executive with a two-year change in control agreement will be paid an amount in a lump sum equal to 200% of his “base amount” as determined under Section 280G of the Internal Revenue Code, less the aggregate present value of the payments and benefits, if any, in the nature of compensation, arising under any other plans or arrangements (i.e., not the Severance Agreement) between Hudson River or any of its subsidiaries and executive, which constitute “parachute payments” under Section 280G of the Internal Revenue Code. Seven of the officers with a one-year change in control agreement will be paid a lump sum equal to 100% of his “base amount,” less the present value of any compensatory “parachute payments” under any benefit plans he has with Hudson River or its subsidiaries. The eighth officer with a one-year change in control agreement will be paid 100% of his base compensation in effect at the date of termination (excluding commissions, bonuses and other compensation), less any “parachute payments” under any Hudson River or subsidiary benefit plans. The change in control agreements also provide that the executives will receive, at no cost to executive, continued life, health and disability coverage for 24 or 12 months following termination, consistent with the term of the executive’s agreement. The change in control agreements also provide for additional payments to the executives to cover any excise and other taxes in the event payments to the executives constitute an “excess parachute payment” under Section 280G of the Code.

In connection with the merger, First Niagara has agreed to assume the change in control agreements subject to the executives executing a consent to the assignment of the rights and obligations of Hudson River under the agreements to First Niagara, which assignments have been executed. Such assignments set forth the understanding of the executives and First Niagara as to the calculation of benefits thereunder, including the inability of First Niagara to provide disability coverage to the executive in the event the executive is terminated from employment. If each officer covered by a two-year or one-year change in control agreement is terminated in connection with the change in control, the aggregate cash severance payment obligation of First Niagara or Hudson River would be approximately $1.5 million.

Employee Severance Compensation Plan. The Hudson River Bank & Trust Company Employee Severance Compensation Plan will be honored in accordance with its terms by First Niagara. Prior to closing of the merger, the plan will be amended to cover all employees at the assistant vice-president level or above who are not otherwise covered by an employment or change in control severance agreement and to require any employee receiving a severance benefit thereunder to execute an acknowledgment and release of employment-related claims (excluding claims for employee benefits due and payable after the date of execution of the release. The consummation of the merger constitutes a change in control under the plan. The plan contains a “double trigger” requiring a change in control and the participant’s subsequent termination of employment due to dismissal or voluntary resignation following a reduction in salary, benefits or other compensation, failure of a successor employer to honor the terms of the plan, or if the executive’s office is relocated to a location more than fifteen (15) miles from its location prior to the change in control. In such case, each participant shall receive a lump sum cash severance payment equal to two weeks’ pay for each year of full or substantially completed (9 months or more) employment, with a minimum of four (4) weeks and a maximum of 52 weeks’ salary. The plan includes a cut back in the event that a payment under the plan qualifies as an “excess parachute payment” under Section 280G of the Code. Payouts under the plan in connection with the merger are expected to be approximately $311,000.

Non-Qualified Deferred Compensation Agreements. The merger agreement provides that the Non-Qualified Deferred Compensation for Executives, the Non-Qualified Deferred Compensation Agreements for Directors and the Non-Qualified Deferred Stock Compensation Agreements shall all be terminated immediately before the completion of the merger, with the amounts payable thereunder being paid with interest in three annual installments commencing on the completion of the merger and continuing on next two anniversaries of the completion of the merger.

Benefit Restoration Plan. Messrs. Florio, Richter and Blow are beneficiaries of a non-qualified benefit restoration plan sponsored by Hudson River Bank & Trust. Under the Benefit Restoration Plan, the executives receive additional retirement benefits that cannot be provided under the qualified defined benefit plan and the employee stock ownership plan due to tax law limitations.

In connection with the merger, benefits under the plan will be calculated through the completion of the merger and paid out, the plan will be terminated, and First Niagara will become the administrator of the plan. Amounts accrued under the Benefit Restoration Plan through March 31, 2004 for each of Messrs. Florio, Richter, and Blow equaled $1,986,606, $636,114, and $623,963, respectively.

Acceleration of Vesting of Option Awards. Under the terms of the merger agreement, all Hudson River options outstanding as of the completion of the merger, whether or not then exercisable, will become immediately exercisable at the completion of the merger. Holders of such options as of the completion of the merger will receive, in cancellation of such options, a number of shares of First Niagara common stock for each underlying option share as shall be equal to the quotient of the per share merger consideration minus the exercise price of the Hudson River option, divided by the average closing sales price of First Niagara common stock for the five consecutive trading days immediately preceding the trading day prior to the closing date. At the time of execution of the merger agreement, Hudson River’s executive officers and directors held options to acquire 1,575,340 shares of Hudson River common stock. In connection with the execution of the merger agreement, Carl A. Florio entered into an executive acknowledgment whereby he agreed that prior to December 31, 2004, in order to avoid an excess parachute payment, he would exercise any outstanding vested non-statutory stock options and, if necessary, incentive stock options and sell the underlying shares.

Acceleration of Vesting of Restricted Stock Awards. Directors, officers and employees of Hudson River received grants of restricted stock under the Hudson River Bancorp, Inc. 1998 Recognition and Retention Plan with vesting to occur over a period of five years. Under the terms of the merger agreement, all unvested restricted shares of Hudson River common stock will vest immediately prior to the completion of the merger. Assuming the merger occurs in January, 2005, Hudson River’s executive officers and directors will hold 458,516 shares of unvested restricted stock that will automatically vest. If requested by First Niagara prior to December 1, 2004, Hudson River will accelerate the vesting of awards under the 1998 Recognition and Retention Plan to one or more of Messrs. Florio, Richter, Blow, Mackerer or Mackay.

Employee Stock Ownership Plan. The merger agreement provides that the Hudson River Bancorp Employee Stock Ownership Plan (“ESOP”) will be terminated as of, or immediately prior to the completion of the merger. The outstanding ESOP indebtedness will be repaid from the merger consideration paid on the shares held in the suspense account as collateral for the loan and the balance of the merger consideration in the suspense account after the loan is repaid will be allocated to employee participants employed by Hudson River or a participating subsidiary at or immediately prior to the completion of the merger. In connection with the termination, Hudson River or First Niagara will request a determination from the Internal Revenue Service that the plan is tax-qualified at the time of termination.

Defined Benefit Retirement Plan. First Niagara and Hudson River have agreed that Hudson River Bank & Trust Company will take such action as is necessary to freeze the Retirement Plan of Hudson River Bank & Trust Company as of December 31, 2004.

Hudson River Bank & Trust Company 401(k) Savings Plan. First Niagara and Hudson River have agreed that the Hudson River 401(k) Savings Plan will merge into the First Niagara 401(k) Plan.

Summary of Payments and Benefits. The following table summarizes, for the individuals and groups specified, the estimated value of payments and benefits (other than insurance continuation) the payment of which is contingent on, or accelerated by, the merger:

Name	Employment/ Change in Control Agreement		Benefit Restoration Plan(6)	Unvested Restricted Stock	Unvested Stock Options	Totals
Carl A. Florio	$5,924,409	(1)	$1,986,606	$3,504,662	$—	$11,415,677
Sidney D. Richter	1,848,063	(2)	636,114	1,682,212	—	4,166,389
Timothy E. Blow	1,523,244	(3)	623,963	1,682,212	—	3,829,419
James F. Mackerer	666,724	(4)	—	365,118	131,211	1,163,053
Michael Mackay	624,096	(5)	—	452,393	246,539	1,323,028
Other Specified Officers (15 individuals)	$1,546,115		$—	$910,361	$158,638	$2,615,114

Total	$12,132,651		$3,246,683	$8,596,958	$536,388	$24,512,680

(1)	Includes $2,286,000 which will be paid if Mr. Florio is terminated other than for cause within 18 months following a change in control.

(2)	Includes $650,000 which will be paid if Mr. Richter is terminated other than for cause within 18 months following a change in control.

(3)	Includes $610,000 which will be paid if Mr. Blow is terminated other than for cause within 24 months following a change in control.

(4)	Includes $284,000 which will be paid if Mr. Mackerer is terminated other than for cause within 24 months following a change in control.

(5)	Includes $275,000 which will be paid if Mr. Mackay is terminated other than for cause within 24 months following a change in control.

(6)	Amount shown reflects amounts accrued as of March 31, 2004. Amounts to be paid will include additional accruals through the closing of the merger.

Indemnification. Pursuant to the merger agreement, First Niagara has agreed that, for a period of six years after the effective date of the merger, it will indemnify, defend and hold harmless each present and former officer, director or employee of Hudson River or any of its subsidiaries against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities, judgments and amounts that are paid in settlement (with the approval of First Niagara, which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director, officer or employee of Hudson River or any of its subsidiaries if such action or proceeding pertains to any matter of fact arising, existing or occurring before the closing date of the merger to the fullest extent permitted under applicable law, Hudson River’s certificate of incorporation and bylaws, and First Niagara’s certificate of incorporation and bylaws. First Niagara will pay expenses in advance of the final disposition of any such action or proceeding to the fullest extent permitted under applicable law, provided that the person to whom such expenses are advanced agrees to repay such expenses if it is ultimately determined that such person is not entitled to indemnification.

Directors’ and Officers’ Insurance. First Niagara has further agreed, for a period of six years after the effective date of the merger, to cause the persons serving as officers and directors of Hudson River immediately prior to the effective date to continue to be covered by Hudson River’s current directors’ and officers’ liability insurance policies (provided that First Niagara may substitute policies of at least the same coverage and amounts containing terms and conditions which are not materially less favorable than Hudson River’s current policies) with respect to acts or omissions occurring prior to the effective date which were committed by such officers and directors in their capacity as such. First Niagara is not required to spend more than 175% of the annual cost currently incurred by Hudson River for its insurance coverage.

Appointment of Two Hudson River Board Members to the Boards of Directors of First Niagara and First Niagara Bank. As of the completion of the merger, the number of persons constituting the boards of directors of First Niagara and First Niagara Bank will be increased by two persons who are directors of Hudson River and who have been designated by Hudson River and approved by the board of directors of First Niagara, shall be appointed and elected to the First Niagara and First Niagara Bank boards, one to serve for a term of office expiring at the annual meeting of stockholders to be held following the year ending December 31, 2004 and the other to serve for a term of office expiring at the annual meeting of stockholders to be held following the year ending December 31, 2006. The boards of directors of First Niagara and First Niagara Bank, or their nominating/governance committees, shall consider nominating such persons for an additional three-year term in a manner consistent with its consideration of other incumbent directors, if these persons continue to meet the qualifications for election as a director of First Niagara and First Niagara Bank. In addition, one such director will be elected as Vice Chairman of the board of directors of First Niagara, which is determined annually by the board of directors.

Appointment to Advisory Board. Effective as of the closing of the merger, each person who served on the board of directors of Hudson River or Hudson River Bank & Trust Company as of April 1, 2004 as well as immediately prior to the closing of the merger will be appointed to the First Niagara advisory board, except for those Hudson River board members who join the First Niagara and First Niagara Bank boards. The advisory board will meet quarterly, and each advisory board member will receive $2,500 for each quarterly meeting attended during the first year term. The advisory board shall be continued for a period of at least one year, although First Niagara’s intention is to extend the advisory board. In addition, First Niagara will appoint a director of Hudson River as the Chairman of the advisory board and for a period of three years, subject to the fiduciary duties of the First Niagara and First Niagara Bank boards, such Hudson River director will be given first consideration for appointment to the First Niagara or First Niagara Bank board of directors if a vacancy occurs on either board.

Hudson River Bank & Trust Company Non-Employee Director Retirement Plan. The Hudson River Bank & Trust Company Non-Employee Director Retirement Plan will be terminated immediately prior to the consummation of the merger, and the benefits under the Plan will be paid, in cash, in accordance with the terms of the plan.

Conduct of Business Pending the Merger

The merger agreement contains various restrictions on the operations of Hudson River and First Niagara before the completion of the merger. In general, the merger agreement obligates Hudson River and First Niagara to conduct their businesses in the usual, regular and ordinary course of business and to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights and franchises. In addition, Hudson River has agreed that, except as expressly contemplated by the merger agreement or specified in a schedule to the merger agreement, without the prior written consent of First Niagara, it will not, among other things:

•	change or waive any provision of its certificate of incorporation or bylaws, except as required by law, or appoint a new director to the board of directors;

•	enter into, amend in any material respect or terminate any contract or agreement except in the ordinary course of business;

•	open or close any branch or automated banking facility;

•	change compensation or benefits, except for increases to non-officer employees consistent with past practice in the ordinary course of business;

•	purchase or acquire, or sell or dispose of, any assets or incur indebtedness other than in the ordinary course of business;

•	incur any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate other than pursuant to binding commitments or necessary to maintain existing assets in good repair;

•	change any accounting method or practice, except as required by generally accepted accounting principles in the United States or any bank regulator;

•	issue any additional shares of capital stock except under outstanding options, or grant any options, or declare or pay any dividend other than its regular quarterly dividend;

•	purchase any equity securities or any security for its investment portfolio inconsistent with its current investment policy;

•	except for prior commitments previously disclosed to First Niagara, make any new loan or other credit facility commitment to any borrower or group of affiliated borrowers in excess of $1,500,000 for a commercial real estate loan, $1,500,000 for a commercial business loan or $750,000 for a residential loan; or

•	make or change any material banking policies.

First Niagara has also agreed that, without the prior written consent of Hudson River, it will not, among other things:

•	change or waive any provision of its certificate of incorporation or bylaws, except as required by law; or

•	change any accounting method or practice, except as required by generally accepted accounting principles in the United States or any bank regulator.

In addition to these covenants, the merger agreement contains various other customary covenants, including, among other things, access to information, maintenance of insurance, each party’s efforts to cause its representations and warranties to be true and correct on the closing date; and each party’s agreement to use its reasonable best efforts to cause the merger to qualify as a tax-free reorganization.

Representations and Warranties

The merger agreement contains a number of representations and warranties by First Niagara and Hudson River regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They include, among other things, representations as to:

•	the organization, existence, corporate power and authority and capitalization of each of the companies;

•	the absence of conflicts with and violations of law and various documents, contracts and agreements;

•	the absence of any event or circumstance which is reasonably likely to be materially adverse to the companies;

•	the absence of materially adverse litigation;

•	the accuracy of reports and financial statements filed with the Securities and Exchange Commission;

•	required consents and filings with governmental entities and other approvals required for the merger;

•	the existence, performance and legal effect of certain contracts;

•	compliance with applicable laws;

•	the filing of tax returns, payment of taxes and other tax matters;

•	loan and investment portfolio matters;

•	labor and employee benefit matters; and

•	compliance with applicable environmental laws.

All representations, warranties and covenants of the parties, other than the covenants in specified sections which relate to continuing matters, terminate upon the closing of the merger.

Conditions to the Merger

The respective obligations of First Niagara and Hudson River to complete the merger are subject to various conditions prior to the merger. The conditions include the following:

•	the Office of Thrift Supervision, the Banking Department of the State of New York and the Federal Deposit Insurance Corporation approval or non-objection of the merger, the merger of Hudson River Bank & Trust Company into First Niagara Bank, the merger of Hudson River Commercial Bank into First Niagara Commercial Bank and the expiration of all statutory waiting periods; and no such regulatory approval shall include any non-standard condition or requirement that would, in the good faith reasonable judgment of the board of directors of First Niagara, materially and adversely affect the business, operations, financial condition, property or assets of the combined entity or otherwise materially impair the value of Hudson River or Hudson River Bank & Trust Company.

•	approval of the merger agreement by the affirmative vote of a majority of the issued and outstanding shares of Hudson River and First Niagara;

•	the absence of any litigation, statute, law, regulation, order or decree which would enjoin or prohibit the merger;

•	the accuracy of the representations and warranties of the parties, and the performance by the parties of all agreements and covenants, set forth in the merger agreement;

•	the receipt of tax opinions delivered by counsel to First Niagara and Hudson River to the effect that the merger will qualify as a tax-free reorganization under United States federal income tax laws;

•	obtaining any necessary third party consents;

•	listing with the Nasdaq National Market of the additional shares of First Niagara common stock to be issued to Hudson River stockholders; and

•	no stop order being issued suspending the effectiveness of the Registration Statement of which this Joint Proxy Statement/Prospectus is a part.

The parties may waive certain conditions to their obligations unless they are legally prohibited from doing so. Stockholder and regulatory approvals may not be legally waived.

Regulatory Approvals Required for the Merger

General. First Niagara and Hudson River have agreed to use all reasonable efforts to obtain all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the merger. This includes the approval or non-objection of the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the Banking Department of the State of New York. First Niagara has filed the application or notice materials necessary to obtain these regulatory approvals. The merger cannot be completed without such approvals and non-objections. First Niagara cannot assure that it will obtain the required regulatory approvals and non-objections, when they will be received, or whether there will be non-standard conditions in the approvals or any litigation challenging the approvals. We also cannot assure that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made.

We are not aware of any material governmental approvals or actions that are required prior to the merger other than those described below. We presently contemplate that we will seek any additional governmental approvals or actions that may be required in addition to those requests for approval currently pending; however, we cannot assure that we will obtain any such additional approvals or actions.

Office of Thrift Supervision. The merger is subject to approval by the Office of Thrift Supervision. First Niagara and First Niagara Bank have filed the required applications and notifications with the Office of Thrift Supervision.

The Office of Thrift Supervision may not approve any transaction that would result in a monopoly or otherwise substantially lessen competition or restrain of trade, unless it finds that the anti-competitive effects of the transaction are clearly outweighed by the public interest. In addition, the Office of Thrift Supervision considers the financial and managerial resources of the companies and their subsidiary institutions and the convenience and needs of the communities to be served. Under the Community Reinvestment Act, the Office of Thrift Supervision must take into account the record of performance of each company in meeting the credit needs of its entire communities, including low and moderate income neighborhoods, served by each company. Based upon the most recent examinations, First Niagara Bank and Hudson River Bank & Trust Company have a satisfactory CRA ratings.

Federal law requires publication of notice of, and the opportunity for public comment on, the applications submitted by First Niagara and First Niagara Bank for approval of the merger and authorizes the Office of Thrift Supervision to hold a public hearing in connection with the application if it determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review. In addition, under federal law, a period of 30 days must expire following approval by the Office of Thrift Supervision within which period the Department of Justice may file objections to the merger under the federal antitrust laws. This waiting period may be reduced to 15 days if the Department of Justice has not provided any adverse comments relating to the competitive factors of the transaction. If the Department of Justice were to commence an antitrust action, that action would stay the effectiveness of Office of Thrift Supervision approval of the merger unless a court specifically orders otherwise. In reviewing the merger, the Department of Justice could analyze the merger’s effect on competition differently than the Office of Thrift Supervision, and thus it is possible that the Department of Justice could reach a different conclusion than the Office of Thrift Supervision regarding the merger’s competitive effects.

In addition, certain transactions contemplated in the merger agreement are subject to the approval or nonobjection of the Federal Deposit Insurance Corporation, the Office of Thrift Supervision and the Banking Department of the State of New York.

Banking Department of the State of New York. The bank merger and the merger of Hudson River Commercial Bank into First Niagara Commercial Bank are also subject to the prior approval of the Banking Department of the State of New York under certain provisions of the New York Banking Law. First Niagara filed an application with the Banking Department of the State of New York in June 2004 for approval of the bank merger and the merger of Hudson River Commercial Bank into First Niagara Commercial Bank and has not received approval to date.

No Solicitation

Until the merger is completed or the merger agreement is terminated, Hudson River has agreed that it, its subsidiaries, its officers and its directors will not:

•	initiate, solicit or knowingly encourage any inquiries or the making of any proposal to acquire Hudson River, whether by merger, acquisition of 25% or more of Hudson River’s outstanding common stock or otherwise;

•	enter into, maintain or continue any discussions or negotiations regarding any such acquisition proposal; or

•	agree to or endorse any such other acquisition proposal.

Hudson River may, however, furnish information regarding Hudson River, or enter into discussions or negotiations with, any person or entity in response to an unsolicited acquisition proposal by such person or entity if:

•	Hudson River’s board of directors determines in good faith, after consultation with its financial advisor, that such proposal, if consummated, is reasonably likely to result in a transaction more favorable to Hudson River’s stockholders from a financial point of view than the merger with First Niagara;

•	Hudson River’s board of directors determines in good faith, after consultation with its legal advisor, that the failure to take such actions may cause Hudson River’s directors to breach their fiduciary obligations under applicable law;

•	Hudson River promptly notifies First Niagara of such inquiries, proposals or offers, the material terms of such inquiries, proposals or offers and the identity of the person making such inquiry, proposal or offer; and

•	the Hudson River annual meeting of stockholders has not yet occurred.

Termination; Amendment; Waiver

The merger agreement may be terminated prior to the closing, before or after approval by Hudson River’s stockholders, as follows:

•	by mutual written agreement of First Niagara and Hudson River;

•	by either First Niagara or Hudson River if the closing of the merger has not occurred on or before January 31, 2005, and such failure to close is not due to the terminating party’s material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

•	by First Niagara or Hudson River if the stockholders of First Niagara or Hudson River do not approve the merger agreement;

•	by a non-breaching party if the other party materially breaches any covenants, agreements, representations or warranties contained in the merger agreement, if such breach has not been cured within thirty days after notice from the terminating party or is not curable prior to January 31, 2005;

•	by either party if any required regulatory approvals for consummation of the merger or the bank merger are not obtained or any court or other governmental authority issues a final order or other action prohibiting the merger;

•	by either party if any condition to the obligation of such party to complete the merger cannot be satisfied or fulfilled by January 31, 2005;

•	by First Niagara if Hudson River shall have received a “superior proposal,” as defined in the merger agreement, and the Hudson River board of directors shall have entered into an acquisition agreement with respect to the superior proposal and terminates the merger agreement, or fails to recommend that the stockholders of Hudson River approve the merger agreement, or withdraws, modifies or changes such recommendation in a manner which is adverse to First Niagara; or

•	by Hudson River in order to accept a superior proposal, as defined in the merger agreement, which has been received and considered by Hudson River in compliance with the applicable terms of the merger agreement, provided that Hudson River has notified First Niagara at least five business days in advance of any such action and has given First Niagara the opportunity during such period, if First Niagara elects in its sole discretion, to negotiate amendments to the merger agreement which would permit Hudson River to proceed with the proposed merger with First Niagara.

If the merger agreement is terminated under either of the latter two scenarios described above, Hudson River shall pay to First Niagara a fee of $24,000,000. The fee would also be payable to First Niagara if Hudson River enters into a merger agreement with a third party within twelve months of the termination of the merger agreement by First Niagara due to a willful breach of a representation, warranty, covenant or agreement by Hudson River or the failure of the stockholders of Hudson River to approve the merger agreement after Hudson River’s receipt of a third party acquisition proposal.

If First Niagara fails to recommend to its stockholders the approval of the merger agreement or withdraws or adversely modifies its recommendation to its shareholders and either party terminates the merger agreement because the stockholders of First Niagara fails to approve the merger agreement by the requisite vote, then First Niagara shall pay to Hudson River a fee of $24,000,000.

Additionally, Hudson River may terminate the merger agreement at any time during the five business-day period commencing on the first date on which all regulatory approvals and non-objections (and waivers, if applicable) necessary for consummation of this merger have been received (disregarding any waiting period) (the “determination date”) if both of the following conditions are satisfied:

•	the average of the daily closing sales prices of First Niagara common stock for the five consecutive trading days immediately preceding the determination date (the “First Niagara market value”) is less than $11.59; and

•	the number obtained by dividing the First Niagara market value by the average of the daily closing sales prices of First Niagara common stock for the five consecutive trading days immediately preceding the public announcement of the merger agreement (the “initial First Niagara market value”) is less than the quotient (the “index ratio”) obtained by dividing (i) the sum of the average of the daily closing sales prices for the five consecutive trading days immediately preceding the determination date of the common stock of a group of financial institution holding companies listed in the merger agreement (the “index group”) multiplied by the appropriate weighting included in the merger agreement (the “final index price”), by (ii) the sum of the daily closing sales prices of the common stock of those financial institution holding companies in the index group multiplied by the appropriate weighting included in the merger agreement on the trading day immediately preceding the public announcement of the merger agreement multiplied by the appropriate weighting (the “initial index price”), minus 0.20.

If Hudson River elects to exercise its termination right as described above, it must give prompt written notice to First Niagara. During the five business-day period commencing with its receipt of such notice, First Niagara shall have the option to increase the consideration to be received by the holders of Hudson River common stock so that the total number of shares of First Niagara common stock to be issued shall be valued at the lessor of (i) the product at 0.85 and the initial First Niagara market value or (ii) the product obtained by multiplying the index ratio by the initial First Niagara market value. If First Niagara elects, it shall give, within such five business-day period, written notice to Hudson River of such election and the revised merger consideration, whereupon no termination shall be deemed to have occurred and the merger agreement shall remain in full force and effect in accordance with its terms (except as the merger consideration shall have been so modified).

Because the formula is dependent on the future price of First Niagara’s common stock and that of the index group, it is not possible to determine what the adjusted merger consideration would be at this time, but, in general, the merger consideration would be increased and, consequently, more shares of First Niagara common stock issued, to take into account the extent of the decline in the value of First Niagara’s common stock as compared to the changes in the value of the common stock of the index group.

The merger agreement may be amended by the parties at any time before or after approval of the merger agreement by the Hudson River stockholders. However, after such approval, no amendment may be made without the approval of Hudson River’s stockholders if it reduces the amount or value, or changes the form of, the merger consideration to be delivered to Hudson River stockholders pursuant to the merger agreement.

Management and Operations After the Merger

Upon closing of the merger between Hudson River and First Niagara, Hudson River Bank & Trust Company will be merged into First Niagara Bank and the separate existence of Hudson River will cease. The directors and officers of First Niagara and First Niagara Bank immediately prior to the merger will continue as directors and officers of First Niagara and First Niagara Bank after the merger. Upon the closing of the merger, Mr. Florio will become Regional President of the Eastern New York Region of the First Niagara Bank and two current directors of Hudson River will be added to the boards of First Niagara and First Niagara Bank.

Effective Date of Merger

The parties expect that the merger will be effective on or about January 7, 2005 or as soon as possible after the receipt of all regulatory and stockholder approvals and all regulatory waiting periods expire. The merger will be legally completed by the filing of a certificate of merger with the Secretary of State of the State of Delaware. If the merger is not consummated by January 31, 2005, the merger agreement may be terminated by either Hudson River or First Niagara, unless the failure to consummate the merger by this date is due to the breach by the party seeking to terminate the merger agreement of any of its obligations under the merger agreement. See “—Termination; Amendment; Waiver.”

Under the terms of the merger agreement, the certificate of incorporation and bylaws of First Niagara will be the certificate of incorporation and bylaws of the combined entity which will retain the name of First Niagara Financial Group, Inc. First Niagara, as the resulting entity, will continue to operate under the policies, practices and procedures currently in place. All assets and property owned by Hudson River will immediately become the property of First Niagara. Pursuant to the Plan of Bank Merger entered into by First Niagara Bank and Hudson River Bank & Trust Company, immediately following consummation of the merger, Hudson River Bank & Trust Company will merge with and into First Niagara Bank, with First Niagara Bank surviving the bank merger. The net result of the merger will be a greater number of branches, a stronger presence in existing markets and the addition of new market areas for First Niagara. First Niagara will also recognize cost savings through consolidation of back office functions.

Public Trading Markets

First Niagara common stock is currently traded on the Nasdaq National Market under the symbol “FNFG.” Hudson River common stock is currently traded on the Nasdaq National Market under the symbol “HRBT.” Upon completion of the merger, Hudson River common stock will be delisted from the Nasdaq National Market and deregistered under the Securities Exchange Act of 1934, as amended. The shares of First Niagara common stock issued pursuant to the merger agreement will be traded on the Nasdaq National Market.

The shares of First Niagara common stock to be issued in connection with the merger will be freely transferable under the Securities Act of 1933, except for shares issued to any stockholder who may be deemed to be an affiliate of Hudson River, as discussed in “—Resale of First Niagara Common Stock” on page     .

First Niagara may from time to time repurchase shares of First Niagara common stock and purchase shares of Hudson River common stock, and, if consented to by First Niagara, Hudson River may from time to time repurchase shares of Hudson River common stock and purchase shares of First Niagara common stock. During the course of the solicitation being made by this Joint Proxy Statement/Prospectus, First Niagara may be bidding for and purchasing shares of Hudson River common stock, but not for First Niagara common stock.

First Niagara Dividends

First Niagara currently pays a quarterly dividend of $0.07 per share, which is expected to continue, although the First Niagara board of directors may change this dividend policy at any time. Hudson River currently pays a quarterly dividend of $0.08 per share, which is expected to increase to $0.09 in August and November this year. During calendar year 2003, Hudson River paid cash dividends totaling $0.28 per share, and First Niagara paid cash dividends totaling $0.22 per share.

First Niagara stockholders will be entitled to receive dividends when and if declared by the First Niagara board of directors out of funds legally available for dividends. The First Niagara board of directors will periodically consider the payment of dividends, taking into account First Niagara’s financial condition and level of net income, First Niagara’s future prospects, economic conditions, industry practices and other factors, including applicable banking laws and regulations.

Fees and Expenses

First Niagara and Hudson River will each pay its own costs and expenses in connection with the merger agreement and the transactions contemplated by the merger agreement except for the payment by Hudson River or First Niagara of a termination fee to the other in certain circumstances, as described above.

In addition, if either party willfully breaches the merger agreement, such party will be liable for all damages, costs and expenses sustained by the other party as a result of such breach.

Material United States Federal Income Tax Consequences of The Merger

General. The following discussion sets forth the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Hudson River common stock. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion is based upon the Internal Revenue Code, the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “U.S. holder” means:

•	a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more United States persons or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

This discussion assumes that you hold your shares of Hudson River common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer in securities or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	a Hudson River stockholder whose shares are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code or who may otherwise be subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	a Hudson River stockholder who received Hudson River common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of options granted under any Hudson River benefit plan; or

•	a Hudson River stockholder who holds Hudson River common stock as part of a hedge, straddle or a constructive sale or conversion transaction.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds Hudson River common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

Based on representations contained in letters provided by First Niagara and Hudson River and on certain customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, it is the opinion of Luse Gorman Pomerenk & Schick, P.C., counsel to First Niagara, and Silver, Freedman & Taff, L.L.P., counsel to Hudson River, that the material United States federal income tax consequences of the merger are as follows:

•	the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and the merger of Hudson River Bank & Trust Company into First Niagara Bank will not adversely affect this result;

•	no gain or loss will be recognized by First Niagara or its subsidiaries or Hudson River or Hudson River Bank & Trust Company by reason of the merger;

•	you will not recognize gain or loss if you exchange your Hudson River common stock solely for First Niagara common stock, except to the extent of any cash received in lieu of a fractional share of First Niagara common stock;

•	you will recognize gain or loss if you exchange your Hudson River common stock solely for cash in the merger (including cash in lieu of fractional shares) in an amount equal to the difference between the amount of cash you receive and your tax basis in your shares of Hudson River common stock;

•	subject to the following paragraph, you will recognize gain (but not loss) if you exchange your Hudson River common stock for a combination of First Niagara common stock and cash in an amount equal to the lesser of:

•	the excess, if any, of:

•	the sum of the cash (excluding any cash received in lieu of a fractional share of First Niagara common stock) and the fair market value of the First Niagara common stock you receive (including any fractional share of First Niagara common stock you are deemed to receive and exchange for cash); over

•	your tax basis in the Hudson River common stock surrendered in the merger; or

•	the cash that you receive in the merger.

•	your tax basis in the First Niagara common stock that you receive in the merger (including any fractional share interest you are deemed to receive and exchange for cash), will equal your tax basis in the Hudson River common stock you exchange in the merger, increased by the amount of taxable gain, if any, you recognize on the exchange and decreased by the amount of any cash received by you in the merger; and

•	your holding period for the First Niagara common stock that you receive in the merger will include your holding period for the shares of Hudson River common stock that you exchange in the merger.

If you acquired different blocks of Hudson River common stock at different times and at different prices, any gain or loss you recognize will be determined separately with respect to each block of Hudson River common stock, and the cash and First Niagara common stock you receive will be allocated pro rata to each such block of common stock. In addition, your basis and holding period in your First Niagara common stock may be determined with reference to each block of Hudson River common stock exchanged.

Additional Considerations — Recharacterization of Gain as a Dividend. All or part of the gain you recognize could be treated as ordinary dividend income rather than capital gain if (i) you are a significant stockholder of First Niagara or (ii) if taking into account constructive ownership rules, your percentage ownership in First Niagara after the merger is not less than 80% of what your percentage ownership would have been if you had received First Niagara common stock rather than cash in the merger. This could happen, for example, because of your purchase of additional First Niagara common stock, a purchase of First Niagara common stock by a person related to you or a share repurchase by First Niagara from other First Niagara stockholders. The test for dividend treatment is made as though you received solely First Niagara common stock in the exchange, and subsequently had a portion of such stock redeemed for cash. If this redemption (i) does not result in a “meaningful reduction” in your interest in the company (which should not be the case as long as you are a minority stockholder, taking into account the attribution rules under Section 318 of the Internal Revenue Code) or (ii) decreases your stock ownership in First Niagara by 20% or less, dividend treatment could apply. Because the possibility of dividend treatment depends upon your particular circumstances, including the application of certain constructive ownership rules, you should consult your own tax advisor regarding the potential tax consequences of the merger to you.

Cash in Lieu of Fractional Shares. You will generally recognize capital gain or loss on any cash received in lieu of a fractional share of First Niagara common stock equal to the difference between the amount of cash received and the basis allocated to such fractional share.

Dissenting Stockholders. Holders of Hudson River common stock who dissent with respect to the merger as discussed in “—Dissenters’ Rights of Appraisal” beginning on page     , and who receive cash in respect of their shares of Hudson River common stock will recognize capital gain or loss equal to the difference between the amount of cash received and their aggregate tax basis in their shares.

Taxation of Capital Gain. Any gain or loss that you recognize in connection with the merger will generally constitute capital gain or loss and will constitute long-term capital gain or loss if your holding period in your Hudson River common stock is greater than one year as of the date of the merger. For the rate of tax on capital gains, see below under “—Tax Rate Changes.” The deductibility of capital losses is subject to limitations.

Holding First Niagara Common Stock. The following discussion describes the U.S. federal income tax consequences to a holder of First Niagara common stock after the merger. Any cash distribution paid by First Niagara out of earnings and profits, as determined under U.S. federal income tax law, will be subject to tax as ordinary dividend income and will be includible in your gross income in accordance with your method of accounting. See below under “—Tax Rate Changes” for information regarding the rate of tax on dividends. Cash distributions paid by First Niagara in excess of its earnings and profits will be treated as (i) a tax-free return of capital to the extent of your adjusted basis in your First Niagara common stock (reducing such adjusted basis, but not below zero), and (ii) thereafter as gain from the sale or exchange of a capital asset.

Upon the sale, exchange or other disposition of First Niagara common stock, you will generally recognize gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis in the shares of First Niagara common stock surrendered. Any such gain or loss generally will be long-term capital gain or loss if your holding period with respect to the First Niagara common stock surrendered is more than one year at the time of the disposition. For the rate of tax on capital gains, see below under “— Tax Rate Changes.”

Tax Rate Changes. Under the recently enacted Jobs and Growth Tax Relief Reconciliation Act of 2003, the individual tax rates on long-term capital gains and dividend income have been reduced. The top individual rate for long-term capital gains from sales or exchanges on or after May 6, 2003 is 15%. The top individual rate for “qualified dividend income” received after December 31, 2002 is also 15%. To be considered “qualified dividend income” to a particular holder, the holder must have held the common stock for more than 60 days during the 120 day period beginning 60 days before the ex-dividend period as measured under Section 246(a) of the Internal Revenue Code. Dividend income that is not qualified dividend income will be taxed at ordinary income rates. You are urged to consult your tax advisor to determine whether a dividend, if any, would be treated as qualified dividend income.

Information Reporting and Backup Withholding. Unless an exemption applies, the exchange agent will be required to withhold, and will withhold, 28% of any cash payments to which a holder of Hudson River common stock or other payee is entitled pursuant to the merger, unless the stockholder or other payee provides his or her tax identification number (social security number or employer identification number) and certifies that the number is correct. Each Hudson River stockholder and, if applicable, each other payee, is required to complete and sign the Substitute Form W-9 that will be included as part of the election form to avoid being subject to backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to First Niagara and the exchange agent.

Limitations on Tax Opinion and Discussion. As noted earlier, each tax opinion is subject to certain assumptions, relating to, among other things, the truth and accuracy of certain representations made by First Niagara and Hudson River, the consummation of the merger in accordance with the terms of the merger agreement and applicable state law. Furthermore, each tax opinion will not bind the Internal Revenue Service and, therefore, the IRS is not precluded from asserting a contrary position. Each tax opinion and this discussion are based on currently existing provisions of the Internal Revenue Code, existing and proposed Treasury regulations, and current administrative rulings and court decisions. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the tax opinion or the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, we urge Hudson River stockholders to consult their own tax advisors as to the specific tax consequences to them resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

Resale of First Niagara Common Stock

All shares of First Niagara common stock received by Hudson River stockholders in the merger will be registered under the Securities Act of 1933 and will be freely transferable, except that shares of First Niagara common stock received by persons who are deemed to be “affiliates,” as the term is defined under the Securities Act of 1933, may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of First Niagara or Hudson River generally include individuals or entities that control, are controlled by, or are under common control with, the party and may include certain officers and directors of such party as well as principal stockholders of such party. Affiliates of both parties have previously been notified of their status. The merger agreement requires Hudson River to use reasonable efforts to receive a letter agreement from each person who is an affiliate of Hudson River restricting the transferability of any shares of First Niagara common stock received in the merger.

This Joint Proxy Statement/Prospectus does not cover resales of First Niagara common stock received by any person who may be deemed to be an affiliate of Hudson River or First Niagara.

Accounting Treatment

In accordance with accounting principles generally accepted in the United States of America, the merger will be accounted for using the purchase method. As a result, the recorded assets and liabilities of First Niagara will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and that the assets and liabilities from the acquisition of Hudson River will be adjusted to fair value at the date of completion of the merger. In addition, all identified intangibles, which presently consists of a core deposit intangible, will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash plus the number of shares of First Niagara common stock to be issued to former Hudson River stockholders at fair value and amounts paid for merger and closing costs, exceeds the fair value of the net assets including identifiable intangibles of Hudson River at the merger date, that amount will be reported as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but will be evaluated for impairment annually or more frequently if events or changes in circumstances indicate that the assets might be impaired. Identified intangibles will be amortized over their estimated lives. Further, the purchase accounting method results in the operating results of Hudson River being included in the consolidated income of First Niagara beginning from the date of consummation of the merger.

Dissenters’ Rights of Appraisal

Under Delaware law, stockholders of Hudson River, including ESOP participants with respect to the shares allocated to their accounts, have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Hudson River common stock instead of the merger consideration. Hudson River stockholders electing to do so must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights of appraisal. A copy of the applicable Delaware statute is attached as Appendix D of this Joint Proxy Statement/Prospectus.

Ensuring perfection of appraisal rights can be complicated. The procedural rules are specific and must be followed precisely. A Hudson River stockholder’s failure to comply with these procedural rules may result in such stockholder becoming ineligible to pursue appraisal rights.

Dissenting stockholders who withdraw or lose their appraisal rights after the deadline for submitting election forms to the exchange agent, but before the merger is completed, will be allocated merger consideration depending on the elections made by other Hudson River stockholders. Dissenting stockholders who withdraw or lose their appraisal rights after the merger has been completed will be allocated merger consideration in the form of cash.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures that a Hudson River stockholder must follow in order to dissent from the merger and obtain payment of the fair value of his or her shares of Hudson River common stock instead of the merger consideration. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Appendix D of this Joint Proxy Statement/Prospectus. Under Section 262 of the Delaware General Corporation Law, not less than 20 days before Hudson River’s annual meeting of stockholders, Hudson River must notify each of the holders of record of its capital stock that appraisal rights are available and include in the notice a copy of Section 262 of the Delaware General Corporation Law. Hudson River intends that this Joint Proxy Statement/Prospectus constitutes this notice.

If you are a Hudson River stockholder and you wish to exercise your appraisal rights, you must satisfy the provisions of Section 262 of the Delaware General Corporation Law. Section 262 requires the following:

You must make a written demand for appraisal: You must deliver a written demand for appraisal to Hudson River before the vote on the merger agreement is taken at the Hudson River annual meeting of stockholders. This written demand for appraisal must be separate from your proxy card. A vote against the merger agreement alone will not constitute a demand for appraisal.

You must refrain from voting for adoption of the merger agreement: You must not vote for adoption of the merger agreement. If you vote, by proxy or in person, in favor of the merger agreement, this will terminate your right to appraisal. You can also terminate your right to appraisal if you return a signed proxy card and:

•	fail to vote against adoption of the merger agreement; or

•	fail to note that you are abstaining from voting.

If you do either of these two things, your appraisal rights will terminate even if you previously filed a written demand for appraisal.

You must continuously hold your Hudson River common stock: You must continuously hold your shares of Hudson River common stock from the date you make the demand for appraisal through the effective date of the merger. If you are the record holder of Hudson River common stock on the date the written demand for appraisal is made but thereafter transfer the shares prior to the effective date of the merger, you will lose any right to appraisal for those shares.

A written demand for appraisal of Hudson River common stock is only effective if it is signed by, or for, the stockholder of record who owns such shares at the time the demand is made. The demand must also be signed precisely as the stockholder’s name appears on his or her stock certificate. If you are the beneficial owner of Hudson River common stock, but not the stockholder of record, you must have the stockholder of record sign any demand for appraisal.

If you own Hudson River common stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

If you own Hudson River common stock with more than one person, such as in a joint tenancy or tenancy in common, all the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, including an agent for one or more of the joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that the agent is signing the demand as that stockholder’s agent.

If you are a record owner, such as a broker, who holds Hudson River common stock as a nominee for others, you may exercise a right of appraisal with respect to the shares of Hudson River common stock held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such a case, you should specify in the written demand the number of shares of Hudson River common stock as to which you wish to demand appraisal. If you do not expressly specify the number of shares, the demand will be presumed to cover all the shares of Hudson River common stock that are in your name.

If you are a Hudson River stockholder who elects to exercise appraisal rights, you should mail or deliver a written demand to: Hudson River Bancorp, Inc., One Hudson City Centre, Hudson, New York 12534, Attention: Holly E. Rappleyea, Corporate Secretary.

It is important that Hudson River receive all written demands for appraisal before the vote concerning the merger agreement is taken at the Hudson River annual meeting of stockholders. As explained above, this written demand would be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares of common stock owned, and that the stockholder is demanding appraisal of such stockholder’s shares.

If the merger is completed, each holder of Hudson River common stock who has perfected appraisal rights in accordance with Section 262 of the Delaware General Corporation Law will be entitled to be paid by First Niagara for such stockholder’s shares of Hudson River common stock the fair value in cash of those shares. The Delaware Court of Chancery will determine the fair value of the shares, exclusive of any element of value arising from the completion or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the court may take into account all relevant factors and upon such determination will then direct the payment of the fair value of the shares, together with any interest, to the holders of Hudson River common stock who have perfected their appraisal rights. The shares of Hudson River common stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this Joint Proxy Statement/Prospectus as the dissenting shares.

Stockholders considering seeking appraisal for their shares should note that the fair value of their shares determined under Section 262 of Delaware law could be more, the same, or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The Delaware Court of Chancery may determine the costs of the appraisal proceeding and allocate them among the parties as the court deems equitable under the circumstances. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such determination or assessment, each stockholder bears its own expenses.

If you fail to comply with any of these conditions and the merger becomes effective, you will only be entitled to receive the consideration provided in the merger agreement for your shares.

Within ten days after the effective date of the merger, First Niagara must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262 of the Delaware General Corporation Law.

Within 120 days after the effective date of the merger, either First Niagara or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery. This petition should request that the Delaware Court of Chancery determine the value of the shares of Hudson River common stock held by all the stockholders who are entitled to appraisal rights. If you intend to exercise your appraisal rights, you should file this petition in the Delaware Court of Chancery. First Niagara has no obligation to file this petition, and if you do not file this petition within 120 days after the effective date of the merger, you will lose your rights of appraisal. A dissenting stockholder must also serve a copy of the petition on First Niagara.

If you change your mind and decide you no longer wish to exercise your appraisal rights, you may withdraw your demand for appraisal rights at any time within 60 days after the effective date of the merger. A withdrawal request received more than 60 days after the effective date of the merger is effective only with the written consent of First Niagara. If you effectively withdraw your demand for appraisal rights, you will receive the merger consideration provided in the merger agreement.

If you have complied with the conditions of Section 262, you are entitled to receive a statement from First Niagara. This statement will set forth the number of shares not voted in favor of the merger agreement and that have demanded appraisal rights and the number of stockholders who own those shares. In order to receive this statement you must send a written request to First Niagara within 120 days after the effective date of the merger. First Niagara must mail this statement within ten days after it receives the written request or within ten days after the expiration of the period for the delivery of demands, whichever is later.

If you properly file a petition for appraisal in the Chancery Court and deliver a copy to First Niagara, First Niagara will then have 20 days to provide the Chancery Court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with First Niagara as to the value of their shares. The Registry in the Court of Chancery, if so ordered by the Court of Chancery, will give notice of the time and place fixed for the hearing of such petition to the stockholders on the list. At the hearing, the Chancery Court will determine the stockholders who have complied with Section 262 and are entitled to appraisal rights. The Chancery Court may also require you to submit your stock certificates to the Registry in the Court of Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the Chancery Court’s directions, you may be dismissed from the proceeding.

After the Chancery Court determines which stockholders are entitled to appraisal rights, the Chancery Court will appraise the shares of stock that are the subject of the demand for appraisal. To determine the fair value of the shares, the Chancery Court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the merger. After the Chancery Court determines the fair value of the shares, it will direct First Niagara to pay that value to the stockholders who have successfully sought appraisal rights. The Chancery Court can also direct First Niagara to pay interest, simple or compound, on that value if the Chancery Court determines that interest is appropriate. In order to receive payment for your shares under an appraisal procedure, you must surrender your stock certificates to First Niagara.

If you demand appraisal rights, after the effective date of the merger you will not be entitled:

•	to vote the shares of common stock for which you have demanded appraisal rights for any purpose;

•	to receive payment of dividends or any other distribution with respect to the shares of common stock for which you have demanded appraisal, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective date of the merger; or

•	to receive the payment of the consideration provided for in the merger agreement (unless you properly withdraw your demand for appraisal).

If you do not file a petition for an appraisal within 120 days after the effective date of the merger, your right to an appraisal will terminate. You may withdraw your demand for appraisal and accept the merger consideration by delivering to First Niagara a written withdrawal of your demand, except that:

•	any attempt to withdraw made more than 60 days after the effective date of the merger will require the written approval of First Niagara; and

•	an appraisal proceeding in the Chancery Court cannot be dismissed unless the Chancery Court approves.

IF YOU FAIL TO COMPLY STRICTLY WITH THE PROCEDURES DESCRIBED ABOVE YOU WILL LOSE YOUR APPRAISAL RIGHTS. CONSEQUENTLY, IF YOU WISH TO EXERCISE YOUR

APPRAISAL RIGHTS, WE STRONGLY URGE YOU TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO DO SO.

Hudson River Stock Trading and Dividend Information

Hudson River common stock is currently listed on the Nasdaq National Market under the symbol “HRBT.” The following table sets forth the high and low prices for a share of Hudson River common stock and cash dividends paid per share for the periods indicated. As of                     , 2004, there were                      shares of Hudson River common stock issued and outstanding, and approximately                      stockholders of record. All amounts prior to January 15, 2004 have been adjusted for the two-for-one stock split effective as of that date.

Year Ended March 31, 2005	High	Low	Dividend Paid Per Share
First quarter (through ________, 2004)	$	$	$0.08

(1)

Year Ended March 31, 2004	High	Low	Dividend Paid Per Share
Fourth quarter	$21.44	$17.66	$0.08
Third quarter	20.27	15.83	0.075
Second quarter	17.35	13.48	0.075
First quarter	14.35	11.35	0.065

Year Ended March 31, 2003	High	Low	Dividend Paid Per Share
Fourth quarter	$12.59	$11.34	$0.065
Third quarter	13.28	10.33	0.06
Second quarter	13.75	11.23	0.06
First quarter	13.53	11.53	0.05

On April 1, 2004, the business day immediately preceding the public announcement of the merger, the closing price of Hudson River common stock as reported on the Nasdaq National Market was $20.55 per share. Based on the closing price of $13.87 per share of First Niagara common stock on that date, the equivalent per share market value of each share of Hudson River common stock to be exchanged for cash, First Niagara common stock or a combination thereof would be $19.63.

First Niagara Stock Trading and Dividend Information

First Niagara common stock is currently listed on the Nasdaq National Market under the symbol “FNFG.” The following table sets forth the high and low sales prices for a share of First Niagara common stock and cash dividends paid per share for the periods indicated. As of                     , 2004, there were                      shares of First Niagara common stock issued and outstanding, and approximately                      stockholders of record. All amounts prior to January 17, 2003 have been adjusted to reflect the 2.58681 exchange ratio in connection with First Niagara’s reorganization.

Year Ended December 31, 2004	High	Low	Dividend Paid Per Share
Second quarter (through _____, 2004)
First quarter	$15.78	$13.32	$0.07

Year Ended December 31, 2003	High	Low	Dividend Paid Per Share
Fourth quarter	$15.64	$13.85	$0.06
Third quarter	16.55	13.70	0.06
Second quarter	14.20	11.40	0.05
First quarter	11.92	10.11	0.05

Year Ended December 31, 2002	High	Low	Dividend Paid Per Share
Fourth quarter	$12.39	$10.03	$0.05
Third quarter	12.41	10.31	0.04
Second quarter	11.59	6.57	0.04
First quarter	7.52	6.07	0.04

On April 1, 2004, the business day immediately preceding the public announcement of the merger, the closing price of First Niagara common stock as reported on the Nasdaq National Market was $13.87 per share. On                     , 2004, the closing price was $                     per share.

Comparison of Stockholders’ Rights

First Niagara and Hudson River are incorporated under the laws of the State of Delaware and, accordingly, the rights of First Niagara stockholders and Hudson River stockholders are governed by the laws of the State of Delaware. As a result of the merger, Hudson River stockholders who receive shares of First Niagara common stock will become stockholders of First Niagara. Thus, following the merger, the rights of Hudson River stockholders who become First Niagara stockholders in the merger will continue to be governed by the laws of the State of Delaware and will also then be governed by the First Niagara certificate of incorporation and the First Niagara bylaws. The First Niagara certificate of incorporation and bylaws will be unaltered by the merger. There are no material differences in the rights of Hudson River and First Niagara stockholders.

Description of Capital Stock of First Niagara

First Niagara is authorized to issue 250,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. At                     , 2004, there were                      shares of First Niagara common stock issued and outstanding. First Niagara has no outstanding shares of preferred stock. Each share of First Niagara common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

The common stock of First Niagara represents nonwithdrawable capital, is not an account of an insurable type, and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. First Niagara may pay dividends out of statutory surplus or from net earnings if, as and when declared by its board of directors. The payment of dividends by First Niagara is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of First Niagara will be entitled to receive and share equally in dividends as may be declared by the board of directors of First Niagara out of funds legally available for the payment of dividends. If First Niagara issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of common stock of First Niagara have exclusive voting rights in First Niagara. They elect First Niagara’s board of directors and act on other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock is entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If First Niagara issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

Liquidation. In the event of any liquidation, dissolution or winding up of First Niagara Bank, First Niagara, as the holder of 100% of First Niagara Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of First Niagara Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the special liquidation account to eligible account holders and supplemental eligible account holders, all assets of First Niagara Bank available for distribution. In the event of a liquidation, dissolution or winding up of First Niagara, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of First Niagara available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of a liquidation or dissolution.

Preemptive Rights. Holders of the common stock of First Niagara are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

None of the shares of First Niagara’s authorized preferred stock are outstanding. Preferred stock may be issued with preferences and designations as the board of directors may from time to time determine. First Niagara’s board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Certain Provisions of the First Niagara Certificate of Incorporation and Bylaws

The following discussion is a general summary of the material provisions of First Niagara’s certificate of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in First Niagara’s certificate of incorporation and bylaws, reference should be made in each case to the document in question.

First Niagara’s certificate of incorporation and bylaws contain a number of provisions, relating to corporate governance and rights of stockholders, that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of First Niagara more difficult.

The following description is a summary of the provisions of the certificate of incorporation and bylaws. See “Where You Can Find More Information” as to how to review a copy of these documents.

Directors. The board of directors is divided into three classes. The members of each class are elected for a term of three years and only one class of directors is elected annually. Thus, it would take at least two annual elections to replace a majority of First Niagara’s board of directors. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or a proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

Restrictions on Call of Special Meetings. The certificate of incorporation and bylaws provide that special meetings of stockholders can be called only by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directorships. Stockholders are not authorized to call a special meeting of stockholders.

Prohibition of Cumulative Voting. The certificate of incorporation prohibits cumulative voting for the election of directors.

Limitation of Voting Rights. The certificate of incorporation provides that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the then outstanding shares of common stock be entitled or permitted to vote any of the shares held in excess of the 10% limit.

Restrictions on Removing Directors from Office. The certificate of incorporation provides that directors may only be removed for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of First Niagara’s then outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”).

Authorized but Unissued Shares. First Niagara has authorized but unissued shares of common and preferred stock. See “—Description of Capital Stock of First Niagara.” The certificate of incorporation authorizes 50,000,000 shares of serial preferred stock. First Niagara is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of First Niagara that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future attempt to gain control of First Niagara. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Certificate of Incorporation and Bylaws. Amendments to the certificate of incorporation must be approved by First Niagara’s board of directors and also by a majority of the outstanding shares of First Niagara’s voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of First Niagara;

(ii)	The inability of stockholders to act by written consent;

(iii)	The inability of stockholders to call special meetings of stockholders;

(iv)	The division of the board of directors into three staggered classes;

(v)	The ability of the board of directors to fill vacancies on the board;

(vi)	The inability to deviate from the manner prescribed in the bylaws by which stockholders nominate directors and bring other business before meetings of stockholders;

(vii)	The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

(viii)	The ability of the board of directors to amend and repeal the bylaws; and

(ix)	The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire First Niagara.

The bylaws may be amended by the affirmative vote of a majority of the total number of directors which First Niagara would have if there were no vacancies on the board of directors of First Niagara or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders (after giving effect to the limitation on voting rights discussed under the caption “—Limitation of Voting Rights”).

Business Combinations with Interested Stockholders

First Niagara’s certificate of incorporation provides that any “business combination” (as defined below) involving First Niagara and an interested stockholder must be approved by the holders of at least 80% of the voting power of the outstanding shares of stock entitled to vote, unless either a majority of the “disinterested directors” (as defined in the certificate of incorporation) of First Niagara has approved the business combination or the terms of the proposed business combination satisfy certain minimum price and other standards. For purposes of these provisions, an “interested stockholder” includes:

•	any person (with certain exceptions) who is the “beneficial owner” (as defined in the certificate of incorporation) of more than 10% of First Niagara’s outstanding common stock;

•	any affiliate of First Niagara which is the beneficial owner of more than 10% of First Niagara’s outstanding common stock during the prior two years; or

•	any transferee of any shares of First Niagara common stock that were beneficially owned by an “interested stockholder” during the prior two years.

For purposes of these provisions, a “business combination” is defined to include:

•	any merger or consolidation of First Niagara or any subsidiary with or into an interested stockholder or affiliate of an interested stockholder;

•	the disposition of the assets of First Niagara or any subsidiary having an aggregate value of 25% or more of the combined assets of First Niagara and its subsidiaries to or with any interested stockholder or affiliate of an interested stockholder;

•	the issuance or transfer by First Niagara or any subsidiary of any of its securities to any interested stockholder or affiliate of an interested stockholder in exchange for cash, securities or other property having an aggregate value of 25% or more of the outstanding common stock of First Niagara and its subsidiaries;

•	any reclassification of securities or recapitalization that would increase the proportionate share of any class of equity or convertible securities owned by an interested stockholder or affiliate of an interested stockholder; and

•	the adoption of any plan for the liquidation or dissolution of First Niagara proposed by, or on behalf of, an interested stockholder or an affiliate of an interested stockholder.

This provision is intended to deter an acquiring party from utilizing two-tier pricing and similar coercive tactics in an attempt to acquire control of First Niagara. However, it is not intended to, and will not, prevent or deter all tender offers for shares of First Niagara.

Business Combination Statutes and Provisions

Section 203 of the Delaware General Corporation Law prohibits business combinations, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary, with an interested stockholder, which is someone who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless:

•	the transaction that caused the person to become an interested stockholder was approved by the board of directors of the target prior to the transaction;

•	after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a)

shares held by persons who are both officers and directors of the issuing corporation and (b) shares held by specified employee benefit plans;

•	the business combination is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder; or

•	the transaction is one of certain business combinations that are proposed after the corporation had received other acquisition proposals and that are approved or not opposed by a majority of certain continuing members of the board of directors, as specified in the Delaware General Corporation Law.

Neither of First Niagara’s certificate of incorporation or bylaws contains an election, as permitted by Delaware law, to be exempt from the requirements of Section 203.

Conversion Regulations

First Niagara was established in connection with the conversion of First Niagara Financial Group, MHC from the mutual to stock form of organization which was completed in January 2003. Under Office of Thrift Supervision regulations, without the prior written approval of the Office of Thrift Supervision, no person may make such an offer or announcement of an offer to purchase shares or actually acquire shares in First Niagara for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, that person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of Thrift Supervision has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institutions or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change of Control Regulations

Under the Change in Bank Control Act, no person may acquire control of an insured federal savings bank or its parent holding company unless the Office of Thrift Supervision has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a federal savings bank without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Office of Thrift Supervision.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the federal savings bank’s directors, or a determination by the Office of Thrift Supervision that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a federal savings bank’s voting stock, if the acquiror is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a federal savings bank’s stock who do not intend to participate in or seek to exercise control over a federal savings bank’s management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”

The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:

1.	the acquisition would result in a monopoly or substantially lessen competition;

2.	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

3.	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

PROPOSAL II – AUTHORIZATION TO VOTE ON ADJOURNMENT OR OTHER MATTERS

(FOR CONSIDERATION AND VOTE BY FIRST NIAGARA AND HUDSON RIVER STOCKHOLDERS)

As of the date of this document, neither the Hudson River nor First Niagara boards of directors know of any matters that will be presented for consideration at their respective stockholder meeting other than as described in this Joint Proxy Statement/Prospectus. However, if any other matter shall properly come before their respective stockholder meeting or any adjournment or postponement thereof and shall be voted upon, the First Niagara and Hudson River boards of directors intend that properly completed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy on any matters that fall within the purposes set forth in their respective notice of stockholder meeting. In particular, in the event that there are not sufficient votes to constitute a quorum or approve the adoption of the merger agreement at the time of either the First Niagara or Hudson River stockholders meeting, the merger agreement may not be approved unless such stockholder meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Hudson River or First Niagara at the time of their respective stockholder meetings to be voted for an adjournment, if necessary, Hudson River and First Niagara have each submitted the question of adjournment to its stockholders as a separate matter for their consideration. If it is necessary to adjourn either the First Niagara or Hudson River stockholder meeting, no notice of the adjourned stockholder meeting is required to be given to that company’s stockholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the stockholder meeting of the hour, date and place to which the stockholder meeting is adjourned. However, no proxy that is voted against the merger agreement will be voted in favor of any adjournment or postponement.

THE BOARDS OF DIRECTORS OF HUDSON RIVER AND FIRST NIAGARA UNANIMOUSLY

RECOMMEND THAT THEIR RESPECTIVE STOCKHOLDERS VOTE “FOR” THIS PROPOSAL.

PROPOSAL III – ELECTION OF HUDSON RIVER DIRECTORS

(FOR CONSIDERATION AND VOTE BY HUDSON RIVER STOCKHOLDERS)

Directors and Executive Officers of the Registrant

Directors

Hudson River’s board of directors currently consists of nine members. The Board is divided into three classes, each of which contains one-third of the Board. Approximately one-third of the directors are elected annually. Directors of Hudson River are generally elected to serve for a three-year period or until their respective successors are elected and qualified. In connection with Hudson River’s acquisition of Cohoes Bancorp, Harry L. Robinson was given a seat on the board for a term to expire at the annual meeting to be held in 2004. Mr. Robinson will no longer be continuing in office.

The table below sets forth certain information, as of the record date, regarding the composition of Hudson River’s board of directors, including their terms of office. It is intended that the proxies solicited on behalf of the board of directors (other than proxies in which the vote is withheld as to any nominee) will be voted at the meeting FOR the election of the nominees identified below. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the board of directors may recommend. At this time, the board of directors knows of no reason why any nominee might be unable to serve, if elected. There are no arrangements or understandings between the nominees and any other person pursuant to which the nominees were selected.

Name	Position(s) Held With Hudson River Bank	Age(1)	Director Since	Term Expires	Shares of Common Stock Beneficially Owned(2)		Percent of Class

NOMINEES

William H. Jones	Chairman of the Board	61	1998	2004	140,822	(3)	*
Joseph W. Phelan	Director	62	1998	2004	179,344	(4)	*

DIRECTORS CONTINUING IN OFFICE

Carl A. Florio	Director, President and Chief Executive Officer	55	1998	2005	972,446	(5)	3.0
M. Bruce Cohen	Director	61	2001	2005	25,622		*
Anthony J. Mashuta	Director	47	2002	2005	24,622		*
Marilyn A. Herrington	Director	60	1998	2006	182,310		*
Ronald S. Tecler, DMD	Director	65	2002	2006	55,076		*
Richard Koskey	Director	65	2003	2006	115,622		*
Harry L. Robinson (6)	Director	64	2001	2004	96,122	(7)	*

*	Less than 1%.

(1)	At June 1, 2004.

(2)	Amounts include shares held directly, as well as shares allocated to such individual’s account under the ESOP, shares held jointly with family members, shares held in retirement accounts or shares held in a fiduciary capacity or by certain family members, with respect to which shares the individual may be deemed to have sole voting and/or investment power. The amounts shown also include 592,822, 48,110, 78,110 and 15,622 shares granted to President Florio, director Phelan, each of directors Jones and Herrington, and each of directors Koskey, Tecler, Cohen, Mashuta and Robinson, respectively, subject to currently exercisable options granted under the Stock Option Plan.

(3)	Includes 1,320 shares owned by Mr. Jones’ children and 4,670 shares owned by Mr. Jones’ spouse’s IRA. Mr. Jones disclaims beneficial ownership with respect to those shares.

(4)	Includes 4,600 shares owned by Mr. Phelan’s children. Mr. Phelan disclaims beneficial ownership with respect to those shares.

(5)	Includes 2,000 shares owned by Mr. Florio’s parents. Mr. Florio disclaims beneficial ownership with respect to those shares.

(6)	Mr. Robinson will no longer serve as a director following the annual meeting.

(7)	Includes 10,500 shares owned by Mr. Robinson’s children. Mr. Robinson disclaims beneficial ownership with respect to those shares.

The business experience of each director is set forth below. All directors have held their present positions for at least the past five years, except as otherwise indicated.

William H. (Tony) Jones. Mr. Jones is currently Chairman of the board of directors of Hudson River and Hudson River Bank, a position he has held since March 2003. Mr. Jones serves as President of Roe Jan Independent Publishing Co., Inc., Ghent, New York, a consultant for community newspapers and similar publications. Mr. Jones serves on the Executive Committee, Audit Committee and Loan Committee and as a director of Hudson City Associates, Inc. Mr. Jones also serves as a director of Hudson River Bank & Trust Company Foundation.

Joseph W. Phelan. Since 1983, Mr. Phelan has served as Chairman of Taconic Farms, Inc., Germantown, New York, a provider of laboratory animals for research. He is also Treasurer of the Reformed Church in Germantown, New York. Mr. Phelan serves on the Trust Committee, Audit Committee, Loan Committee and Compensation Committee.

Harry L. Robinson. Since April, 2001, Harry L. Robinson has been a Director of Hudson River. Mr. Robinson was President and Chief Executive Officer of Cohoes Bancorp, Inc. and its subsidiary, Cohoes Savings Bank, until its acquisition by Hudson River in April, 2001. Mr. Robinson serves on the Trust Committee. Mr. Robinson will no longer serve as a director after September 28, 2004.

Carl A. Florio. Mr. Florio has served as President and Chief Executive Officer of Hudson River since its incorporation and of Hudson River Bank since 1996. From 1993 until his appointment as President and Chief Executive Officer, Mr. Florio served as Chief Financial Officer of Hudson River Bank. Prior to his becoming Hudson River Bank’s Chief Financial Officer, Mr. Florio was a partner in the accounting firm of Pattison, Koskey,

Rath & Florio. Mr. Florio serves on the Executive Committee, Loan Committee and Trust Committee and as a Director of Hudson City Associates, Inc., a wholly-owned subsidiary of Hudson River Bank. Mr. Florio is also a Director of the Hudson River Bank & Trust Company Foundation.

M. Bruce Cohen. Mr. Cohen is a certified public accountant. From 1977 to 2000 he was employed as the managing partner of the Albany office of PricewaterhouseCoopers LLP. Mr. Cohen serves on the Audit Committee.

Marilyn A. Herrington. Ms. Herrington is involved in real estate investments and development. Ms. Herrington serves on the Nominating Committee and Compensation Committee. Ms. Herrington also serves as a Director of Hudson River Bank & Trust Company Foundation.

Ronald S. Tecler, DMD. Dr. Tecler is a practicing dentist. He has been in private practice since 1967. He served on the boards of Mohawk Community Bank and Ambanc Holding Co., Inc. and their predecessors from 1996 until 2002. Dr. Tecler serves on the Executive Committee.

Anthony J. Mashuta. Mr. Mashuta is currently the president of Cool Insuring Agency, Inc., an insurance agency. Mr. Mashuta has held this position since 1992. Mr. Mashuta serves on the Nominating Committee.

Richard Koskey. Mr. Koskey is a certified public accountant and certified financial planner. He is the managing principal of Pattison, Koskey & Roth P.C., a regional accounting firm. Mr. Koskey serves on the Nominating Committee.

Meetings and Compensation of the Board of Directors and Committees and Corporate Governance Matters

Hudson River Bancorp, Inc. Meetings of Hudson River’s board of directors are generally held on a quarterly basis. The board of directors met nine times during the fiscal year ended March 31, 2004. During fiscal 2004, no incumbent director of Hudson River attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the board of directors on which he or she served. Directors of Hudson River are not paid a fee for serving on Hudson River Board.

The board of directors of Hudson River has established Hudson River’s Executive, Audit, Loan, Trust, Nominating and Compensation Committees. The board of directors has adopted written charters for the Audit Committee and the Nominating Committee. The board of directors also adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees. You may obtain a copy of these documents free of charge by writing to the Corporate Secretary of Hudson River, One Hudson City Centre, Hudson, New York 12534 or by calling (518) 828-4600. In addition, the Code of Business Conduct and Ethics has been filed with the SEC as Exhibit 14 to Hudson River’s Annual Report on Form 10-K for the year ended March 31, 2004. The charters for the Audit Committee and the Nominating Committee are attached as Exhibits 99.1 and 99.2, respectively, to Hudson River’s Annual Report on Form 10-K for the year ended March 31, 2004.

The Board has determined that Directors Cohen, Jones, Phelan, Mashuta, Herrington, Tecler and Koskey constituting a majority of the Board members, are “independent directors,” as that term is defined in the Nasdaq listing standards. Stockholders may communicate directly with the board of directors by sending written communications to the Chairman of the Board.

Hudson River’s Executive Committee exercises the powers of the full board of directors between board meetings, except that this Committee does not have the authority to amend the charter or bylaws, adopt a plan of merger, consolidation, dissolution, or provide for the disposition of all or substantially all of the property and assets of Hudson River. The Executive Committee is composed of Directors Florio, Tecler and Jones. The Executive Committee met twice during the year ended March 31, 2004.

The Audit Committee is comprised of Directors Cohen (Chairman), Jones and Phelan, all of whom are “independent directors” under the Nasdaq listing standards. The board of directors has determined that Director Cohen is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities and Exchange Commission and that all of the Audit Committee members meet the independence and financial literacy requirements under the Nasdaq listing standards. In fiscal 2004, this Committee met five times. This Committee is responsible for hiring, terminating and/or reappointing Hudson River’s independent auditor and for reviewing the annual audit report prepared by our independent auditors. The functions of the Audit Committee also include:

•	approving non-audit and audit services to be performed by the independent auditors;

•	reviewing and approving all related party transactions for potential conflict of interest situations;

•	reviewing and assessing the adequacy of the Audit Committee Charter on an annual basis;

•	reviewing significant financial information for the purpose of giving added assurance that the information is accurate and timely and that it includes all appropriate financial statement disclosures;

•	ensuring the existence of effective accounting and internal control systems, and

•	overseeing the entire audit function of Hudson River, both internal and independent.

The Loan Committee is responsible for reviewing and approving loans which exceed the lending authority of Hudson River Bank’s lending officers. The current members of this Committee are Directors Florio, Jones and Phelan. This Committee met twelve times during the year ended March 31, 2004.

The Trust Committee oversees the operations of the Trust Department of Hudson River Bank. The current members of this Committee are Directors Phelan, Robinson and Florio. This Committee met three times during the year ended March 31, 2004.

The Nominating Committee is composed of Directors Koskey, Mashuta and Herrington. The committee is primarily responsible for selecting nominees for election to the Board. The Nominating Committee generally meets once per year to make nominations. During the fiscal year ended March 31, 2004, the Nominating Committee met one time with respect to the selection of director nominees. The Nominating Committee will consider nominees recommended by stockholders in accordance with the procedures in Hudson River’s bylaws, but the Nominating Committee has not actively solicited such nominations. Pursuant to Hudson River’s bylaws, nominations for directors by shareholders must be made in writing and delivered to the Corporate Secretary of Hudson River at least 90 days prior to the meeting and such written nomination must contain certain information as provided in Hudson River’s bylaws.

In accordance with its charter, the Nominating Committee has the following responsibilities:

(i)	recommend to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;

(ii)	recommend candidates (including incumbents) for election and appointment to the board of directors, subject to the provisions set forth in Hudson River’s certificate of incorporation and bylaws relating to the nomination or appointment of directors, based on the following criteria: business experience, education, integrity and reputation, independence, conflicts of interest, diversity, age, number of other directorships and commitments (including charitable obligations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to Hudson River’s communities and shared values, as well as overall experience in the context of the needs of the Board as a whole;

(iii)	review nominations submitted by stockholders, which have been addressed to the Corporate Secretary, and which comply with the requirements of Hudson River’s certificate of incorporation and bylaws. Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations;

(iv)	annually recommend to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees as necessary, and

(v)	perform any other duties or responsibilities expressly delegated to the Committee by the Board.

Nominations, other than those made by the Nominating Committee, must be made pursuant to timely notice in writing to the Corporate Secretary as set forth in Section 6(c) of Hudson River’s bylaws. In general, to be timely, a shareholder’s notice must be received by Hudson River not less than 90 days prior to the date of the annual meeting; however, if less than 100 days’ notice of the date of the scheduled annual meeting is given by Hudson River, the shareholder has until the close of business on the tenth day following the day on which notice of the date of the scheduled annual meeting was made. The shareholder’s notice must include the information set forth in Section 6(c) of Hudson River’s bylaws, which includes the following:

(i)	as to each person whom a shareholder proposes to nominate for election as a director:

1.	all information relating to the proposed nominee that is required to be disclosed in the solicitation of proxies for election as directors or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934.

(ii)	as to the shareholder giving the notice:

1.	name and address of the shareholder as they appear on Hudson River’s books;

2.	number of shares of Hudson River’s common stock beneficially owned by the shareholder.

The foregoing description is a summary of Hudson River’s nominating process. Any shareholder wishing to propose a director candidate to Hudson River should review and must comply in full with the procedures set forth in Hudson River’s certificate of incorporation and bylaws, and Delaware law.

The Compensation Committee recommends employee compensation, benefits and personnel policies to the board of directors, as well as salaries and cash bonus plan distributions concerning executive officers of Hudson River and Hudson River Bank. The current members of this Committee are Directors Phelan and Herrington. This Committee met one time during the year ended March 31, 2004.

Hudson River Bank & Trust Company. Hudson River Bank’s board of directors consists of the same members as Hudson River’s board of directors. Hudson River Bank’s board of directors meets monthly and may have additional special meetings. The board of directors met thirteen times during the year ended March 31, 2004. During fiscal 2004, no incumbent director of Hudson River Bank attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the board of directors on which he or she served.

Hudson River Commercial Bank. In November 2002, Hudson River Commercial Bank officially opened for business. The Commercial Bank’s board of directors consists of the same members as Hudson River’s board of directors. The Commercial Bank’s board of directors meets monthly and may have additional special meetings. The board of directors met twelve times during the year ended March 31, 2004. During fiscal 2004, no incumbent director of Hudson River Bank attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the board of directors on which he or she served. Directors of the Commercial Bank are not paid a fee for serving on the Commercial Bank’s Board.

Director Compensation. Non-employee directors of Hudson River Bank are paid a fee of $1,500 per meeting for serving on the board of directors of Hudson River Bank. During fiscal 2004, members of the Executive, Loan and Audit Committees each received $600 per committee meeting attended, and members of the Trust Committee, Nominating Committee and Compensation Committee received $300 per meeting attended.

Executive Officers

The executive officers of Hudson River are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the board of directors. Each executive officer of Hudson River is also an executive officer of Hudson River Bank. There are no arrangements or understandings between the persons named and any other person pursuant to which such officers were selected.

Name	Age	Position Held with Hudson River Bank
Carl A. Florio	55	President and Chief Executive Officer
Timothy E. Blow	37	Chief Financial Officer
Sidney D. Richter	64	Executive Vice President
James F. Mackerer	55	Senior Vice President
Michael J. Mackay	50	Senior Vice President

The business experience of each executive officer who is not also a Director of Hudson River is set forth below.

Carl A. Florio, CPA. Mr. Florio was appointed President & Chief Executive Officer in 1996. From 1991 to 1996, Mr. Florio served as Hudson River’s Chief Financial Officer. Prior to this appointment as Chief Financial Officer, Mr. Florio was a partner at the accounting firm of Pattison, Koskey, Rath & Florio.

Timothy E. Blow, CPA. Mr. Blow became Chief Financial Officer of Hudson River in May 1997. Prior to his appointment as Chief Financial Officer, Mr. Blow was a senior manager at the accounting firm of KPMG LLP. Mr. Blow also serves as a director of Hudson City Associates, Inc. and as Secretary and Treasurer of Hudson River Funding Corp., wholly owned subsidiaries of Hudson River Bank.

Sidney D. Richter. Appointed to Executive Vice President in 2000, Mr. Richter served as Hudson River’s Senior Vice President of Lending from 1993 to 2000. From 1990 to 1993, Mr. Richter served as Hudson River’s Vice President for Commercial Lending. Mr. Richter also serves as a director of each of Hudson River Bank’s wholly owned subsidiaries.

James F. Mackerer. Mr. Mackerer became Senior Vice President of Retail Banking of Hudson River in February 2001. Prior to his appointment to Senior Vice President, Mr. Mackerer was Vice President of Commercial Lending and has been with Hudson River since 1993.

Michael J. Mackay. Mr. Mackay became Senior Vice President of Operations of Hudson River in 2002. From 1995 to 2002, Mr. Mackay served as Hudson River’s Vice President of Loan Servicing.

Code of Ethics

In May 2004, Hudson River adopted a written Code of Ethics based upon the standards set forth under Item 406 of Regulation S-K of the Securities Exchange Act. The Code of Ethics applies to all of Hudson River’s directors, officers and employees. A copy of Hudson River’s Code of Ethics is being filed with the SEC as Exhibit 14 to this Annual Report on Form 10-K.

Compliance with Section 16(a)

Section 16(a) of the Securities Exchange Act of 1934 requires Hudson River’s directors and executive officers, and persons who own more than 10% of a registered class of Hudson River’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Hudson River. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish Hudson River with copies of all Section 16(a) forms they file.

To Hudson River’s knowledge, based solely on a review of the copies of such reports furnished to Hudson River and written representations that no other reports were required, during the fiscal year ended March 31, 2004, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with.

Executive Compensation

The following table sets forth information concerning the compensation paid or granted to the Named Officers in fiscal 2004, 2003 and 2002 whose salary and bonus exceeded $100,000. No other executive officers had compensation (salary and bonus) in excess of $100,000 in fiscal 2004.

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long Term Compensation Awards				All Other Compensation ($)(1)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Award(s) ($)		Options (#)
Carl A. Florio, President and Chief	2004	$402,000	$251,000	$—		—		$59,006
Executive Officer	2003	352,000	147,980	—		—		46,336
	2002	302,000	102,060	—		—		58,521

Sidney D. Richter	2004	$180,000	$90,950	—		—		$57,814
Executive Vice President	2003	173,600	62,412	—		—		45,357
	2002	148,600	43,402	—		—		57,313

Timothy E. Blow	2004	$160,000	$86,413	—		—		$57,393
Chief Financial Officer	2003	151,800	53,526	—		—		44,973
	2002	126,800	34,358	—		—		53,786

James F. Mackerer	2004	$96,500	$23,000	—		—		$34,299
Senior Vice President	2003	93,600	12,500	235,417	(2)	50,628	(6)	23,582
	2002	90,000	11,500	22,740	(3)	—		33,430

Michael J. Mackay	2004	$90,000	$16,000	267,652	(4)	48,628	(7)	$28,357
Senior Vice President	2003	75,000	8,000	3,557	(5)	1,000	(8)	15,679
	2002	61,000	7,000	4,548	(5)	1,000	(8)	20,161

(1)	Includes the following allotments:

	2004
	Life Insurance	ESOP Allocation	401(k) Allocation
Carl A. Florio	$387	$52,215	$6,404
Sidney D. Richter	$387	$52,215	$5,212
Timothy E. Blow	$387	$52,215	$4,791
James F. Mackerer	$387	$31,169	$2,743
Michael J. Mackay	$387	$27,523	$447

	2003
	Life Insurance	ESOP Allocation	401(k) Allocation
Carl A. Florio	$288	$40,146	$5,902
Sidney D. Richter	$288	$40,146	$4,923
Timothy E. Blow	$288	$40,146	$4,539
James F. Mackerer	$288	$21,279	$2,015
Michael J. Mackay	$288	$15,056	$335

	2002
	Life Insurance	ESOP Allocation	401(k) Allocation
Carl A. Florio	$288	$52,579	$5,654
Sidney D. Richter	$288	$52,579	$4,446
Timothy E. Blow	$288	$49,708	$3,790
James F. Mackerer	$288	$31,345	$1,797
Michael J. Mackay	$288	$19,568	$305

(footnotes continue on next page)

(2)	Represents the value of 19,858 shares of restricted stock granted on April 1, 2002 to Mr. Mackerer pursuant to Hudson River’s Recognition and Retention Plan. The shares vest ratably over an eight year period.

(3)	Represents the value of 3,000 shares of restricted stock granted on April 19, 2001 to Mr. Mackerer pursuant to Hudson River’s Recognition and Retention Plan. All of such shares vested on March 31, 2002.

(4)	Represents the value of 22,258 shares of restricted stock granted on April 16, 2003 to Mr. Mackay pursuant to Hudson River’s Recognition and Retention Plan. The shares vest ratably over an eight year period.

(5)	Represents the value of 600 shares of restricted stock granted on each of April 1, 2002 and April 19, 2001 to Mr. Mackay pursuant to Hudson River’s Recognition and Retention Plan. The shares vested on March 31, 2002 and March 31, 2003, respectively.

(6)	Represents stock options granted to Mr. Mackerer on April 1, 2002 pursuant to Hudson River’s Stock Option and Incentive Plan. The options vest ratable over a three year period.

(7)	Represents stock options granted to Mr. Mackay on April 16, 2003 pursuant to Hudson River’s Stock Option and Incentive Plan. The options vest ratably over a three year period.

(8)	Represents stock options granted to Mr. Mackay on each of April 1, 2002 and April 19, 2001 pursuant to Hudson River’s Stock Option and Incentive Plan. The options vested on March 31, 2002 and March 31, 2003, respectively.

The following table sets forth certain information concerning the number and value of unexercised stock options held by Messrs. Florio, Richter, Blow, Mackerer and Mackay at March 31, 2004.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the- Money Options at FY-End ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Carl A. Florio	4,000	$24,920	592,882	—	$8,804,298	—
Sidney D. Richter	2,000	$13,400	281,944	—	$4,186,868	—
Timothy E. Blow	—	—	298,074	—	$4,426,399	—
James F. Mackerer	—	—	43,124	16,876	$434,335	$147,581
Michael J. Mackay	—	—	27,582	32,418	$299,940	$277,984

(1)	Amounts represent the difference between the exercise prices ($5.75 with respect to Messrs. Florio, Richter and Blow; $5.75 and $11.86 with respect to Mr. Mackerer; and $5.75, $7.58, $11.86, and $12.03 with respect to Mr. Mackay) and the fair market value at March 31, 2004.

Consulting Agreement. On May 1, 2001, Hudson River entered into a consulting agreement (the “Agreement”) with Harry Robinson, a director of Hudson River and Hudson River Bank. Under the terms of the Agreement, Mr. Robinson will receive for a period of five years a consulting fee of $150,000 per year in exchange for consulting services in connection with the business of Hudson River and Hudson River Bank. The consulting services include consulting with Hudson River regarding the operations and customer relationships of Hudson River, providing introductions to customers, serving as senior adviser to Hudson River Bank and providing general merger and acquisition advice. In connection with the Agreement, Mr. Robinson’s services are limited to 50 hours in any calendar month.

In the event of a change in control of Hudson River during the period of the Agreement, Mr. Robinson may elect to have all of the consulting fees owed to him for the remainder of the term of the Agreement become immediately due and payable upon completion of the change in control. Mr. Robinson will continue to provide consulting services during the remainder of the term of the Agreement provided that he is no longer required to provide general merger and acquisition advice, the number of hours of service will be limited to 15 in any calendar month following the change in control and his services will be provided from any location he selects. A change in control is defined in the Agreement as consummation of a transaction that would result in the reorganization, merger or consolidation of Hudson River, with one or more other persons with exceptions as described in the Agreement.

Non-Competition Agreement. In addition to the Consulting Agreement described above, Hudson River also entered into a Non-Competition Agreement with Mr. Robinson on May 1, 2001. Under the terms of the Non-Competition Agreement, Mr. Robinson agreed that for a period of five years after May 1, 2001, he would not (i) engage directly or indirectly in the banking or financial services business other than on behalf of Hudson River or its affiliates within the Market Area which consists of each of the counties in any state of the United States in which Hudson River or any of its affiliates has a deposit-taking or lending office (ii) directly or indirectly own, manage, operate, control, be employed by, or provide management consulting or advisory service in any capacity to any firm, corporation or other entity (other than Hudson River or its affiliates) engaged directly or indirectly in the banking or financial services business in the Market Area, or (iii) directly or indirectly solicit or otherwise intentionally cause any employee, officer or member of the board of directors of Hudson River or its affiliates in any action prohibited under (i) or (ii) above. In consideration for the above, Hudson River paid Mr. Robinson $200,000 on May 1, 2001 and will pay Mr. Robinson $250,000 on the fifth anniversary of the date of the Non-Competition Agreement.

Employment Agreements. Hudson River Bank entered into employment agreements with Messrs. Florio, Richter, Blow, Mackerer and Mackay, and Hudson River entered into employment agreements with Messrs. Florio, Richter and Blow. The employment agreements ensure that Hudson River Bank and Hudson River are able to maintain a stable and competent management base. The continued success of Hudson River Bank and Hudson River depends to a significant degree upon the skills and competence of the above referenced officers.

The employment agreements provide for either three-year or two-year terms for each executive. The terms of the employment agreements are extended for each executive on a daily basis unless written notice of non-renewal is given by the board. The employment agreements provide that the executive’s base salary is reviewed annually. In addition to the base salary, the employment agreements provide for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel. The agreements provide for termination by Hudson River Bank or Hudson River for cause at any time. In the event Hudson River Bank or Hudson River chooses to terminate the executive’s employment for reasons other than for cause, or in the event of the executive’s resignation from Hudson River Bank and Hudson River upon: (i) failure to re-elect the executive to his/her current offices; (ii) a material change in the executive’s functions, duties or responsibilities; (iii) a reduction in the benefits and perquisites being provided to the executive under the employment agreement; (iv) a liquidation or dissolution of Hudson River Bank or Hudson River; or (v) a breach of the agreement by Hudson River Bank or Hudson River, the executive or, in the event of death, his/her beneficiary would be entitled to receive an amount equal to the remaining base salary and bonus payments due to the executive for the remaining term of the employment agreement and the contributions that would have been made on the executive’s behalf to any employee benefit plans of Hudson River Bank and Hudson River during the remaining term of the agreement. Hudson River Bank and Hudson River would also continue and pay for the executive’s life, health, dental and disability coverage for the remaining term of the agreement. Upon any termination of the executive, other than following a change in control, the executive is subject to a one year non-competition agreement.

Under the employment agreements, if voluntary or involuntary termination follows a change in control of Hudson River Bank or Hudson River, the executive or, in the event of the executive’s death, his/her beneficiary, would be entitled to the payment of base salary, plan contributions and other forms of compensation to which the executive would be entitled for the remaining term of the employment agreement plus a severance payment equal to the greater of: (i) the payments due for the remaining terms of the agreement; or (ii) three times the average of the five preceding taxable years’ annual compensation for Mr. Florio, and two times the average of the five preceding taxable years’ annual compensation for the four other individuals. Hudson River Bank and Hudson River would also continue the executive’s life, health, and disability coverage for thirty-six months for Messrs. Florio, Richter and Blow, and twenty-four months for the other two individuals. Under the employment agreements, a voluntary termination following a change in control means the executive’s voluntary resignation following any demotion, loss of title, office authority or responsibility, a reduction in compensation or benefits, or relocation. Notwithstanding that both Hudson River Bank and Hudson River employment agreements provide for a severance payment in the event of a change in control, the executive would only be entitled to receive a severance payment under one agreement.

Payments to the executive under Hudson River Bank’s employment agreement are guaranteed by Hudson River in the event that payments or benefits are not paid by Hudson River Bank. Payment under Hudson River’s employment agreement would be made by Hudson River. Hudson River’s employment agreement also provides that Hudson River compensates the executive for excise taxes imposed on any “excess parachute payments,” as defined under section 280G of the Internal Revenue Code and any additional income and excise taxes imposed as a result of such compensation. All reasonable costs and legal fees paid or incurred by the executive pursuant to any dispute or question of interpretation relating to the employment agreements shall be paid by Hudson River Bank or Hudson River, respectively, if the executive is successful on the merits pursuant to a legal judgment, arbitration or settlement. The employment agreements also provide that Hudson River Bank and Hudson River shall indemnify the executive to the fullest extent allowable under New York and Delaware law, respectively. In the event of a change in control of Hudson River Bank or Hudson River, the total amount of payments due under the employment agreements, based solely on cash compensation and severance payments and excluding any benefits (including future benefits) under any employee benefit plan or arrangements (or cashout thereof) or reimbursement for taxes which may be payable, would be approximately $8.2 million.

Change in Control Agreements. Hudson River Bank entered into two-year Change in Control (CIC) Agreements with seven officers of Hudson River Bank, and one-year CIC Agreements with eight officers of Hudson River Bank, none of whom are covered by employment agreements. The terms of Hudson River Bank CIC agreements are extended for each officer on a daily basis unless written notice of non-renewal is given by the board. Hudson River Bank’s CIC Agreements provide that in the event voluntary or involuntary termination follows a change in control of Hudson River or Hudson River Bank, the officer would be entitled to receive a severance payment equal to either two times or one time, respectively, the officer’s average cash compensation for the five most recent taxable years. Hudson River Bank would also continue to pay for the officer’s life, health and disability coverage for twenty-four months or twelve months, respectively, following termination. Under the CIC Agreements, a voluntary termination following a change in control means the executive’s voluntary resignation following any demotion, loss of title, office authority or responsibility, a reduction in compensation or benefits, or relocation. In the event of a change in control of Hudson River or Hudson River Bank, the total payments that would be due under the CIC Agreements, based solely on the five year average cash compensation paid to the officers covered by the CIC Agreements and excluding any benefits under any employee benefit plan which may be payable, would be approximately $1.5 million.

Employee Severance Compensation Plan. Hudson River Bank’s board established the Hudson River Bank & Trust Company Employee Severance Compensation Plan which provides designated employees with severance pay benefits in the event of a change in control of Hudson River Bank or Hudson River. Management personnel with employment agreements or CIC Agreements are not eligible to participate in the severance plan. Generally, designated employees are eligible to participate in the severance plan if they have completed at least one year of service with Hudson River Bank. The severance plan vests in each participant a contractual right to the benefits such participant is entitled to thereunder. Under the severance plan, in the event of a change in control of Hudson River Bank or Hudson River, eligible employees who are terminated from or terminate their employment within one year (for reasons specified under the severance plan), are entitled to receive a severance payment. If the participant, whose employment has terminated, has completed at least one year of service, the participant is entitled to a cash severance payment equal to the last two weeks of annual compensation immediately preceding a change-in-control for each year of service up to a maximum of 100% of annual compensation. Such payments may tend to discourage takeover attempts by increasing costs to be incurred by Hudson River Bank in the event of a takeover. In the event the provisions of the Severance Plan are triggered, the total amount of payments that would be due thereunder, based solely upon current salary levels, would be approximately $311 thousand. However, it is management’s belief that certain of Hudson River Bank’s employees would be retained in their current positions in the event of a change in control, and that any amount payable under the severance plan would be considerably less than the total amount that could possibly be paid under the severance plan.

Benefit Plans. Hudson River Bank currently provides health care benefits to its employees, including hospitalization, major medical, dental, life and disability insurance, subject to certain deductibles and copayments by employees.

Defined Benefit Pension Plan. Hudson River Bank sponsors a defined benefit pension plan for its employees. Salaried employees are eligible to participate in the pension plan following the completion of one year of service (1,000 hours worked during a continuous 12-month period) and attainment of 21 years of age. A participant must reach five years of service before attaining a vested interest in his or her retirement benefits, after which such participant is 100% vested. The pension plan is funded solely through contributions made by the Bank.

The benefit provided to a participant at normal retirement age (generally age 65) is equal to 2% of Average Compensation less 0.5% of Final Three Year Average Compensation (limited to Covered Compensation) for each year of service up to a maximum of 25 years. Compensation for this purpose is the participant’s basic annual salary, including any contributions through a salary reduction arrangement to a cash or deferred plan, but exclusive of overtime, bonuses, severance pay, or any special payments or other deferred compensation arrangements. “Average Compensation” is the average of compensation during the 60 consecutive months of the last 120 months of employment affording the highest such average. “Covered Compensation” is the average of the Social Security taxable wage base for the 35 years ending with the year an individual attains Social Security Retirement Age.

The annual benefit provided to participants (i) at early retirement age (generally age 62) with five years of service who elect to defer the payment of their benefits to normal retirement age, (ii) at early retirement age with five years of service who elect to receive payment of their benefits prior to normal retirement age, or (iii) who postpone annual benefits beyond normal retirement age as described in the paragraph above. A participant eligible for early retirement benefits who does not meet the requirements set forth above will have his or her benefits adjusted as further described in the pension plan. The pension plan also provides for disability and death benefits.

The following table sets forth, as of March 31, 2004, estimated annual pension benefits for individuals at age 65 payable in the form of a life annuity under the most advantageous plan provisions for various levels of compensation and years of service. The amounts in this table are based upon the assumption that the Pension Plan continues in its present form and do not reflect offsets for Social Security benefits and do not reflect benefits payable under the ESOP. At March 31, 2004, the estimated years of credited service of Messrs. Florio, Richter, Blow, Mackerer and Mackay were eleven, thirteen, seven, eleven and eight years, respectively.

Pension Plan Table Years of Benefit Service

Final Average Salary	15	20	25	30
$ 75,000	$19,202	$25,603	$32,004	$32,004
$100,000	$26,702	$35,603	$44,504	$44,504
$125,000	$34,202	$45,603	$57,004	$57,004
$150,000	$41,702	$55,603	$69,504	$69,504
$160,000	$44,702	$59,603	$74,504	$74,504
$170,000	$47,702	$63,603	$79,504	$79,504
$180,000	$50,702	$67,603	$84,504	$84,504
$190,000	$53,702	$71,603	$89,504	$89,504
$200,000	$56,702	$75,603	$94,504	$94,504

For the 2003 calendar year, the maximum compensation is limited to $200,000. The maximum benefit payable under the qualified plan for the 2003 calendar year is $160,000.

Benefit Restoration Plan. Hudson River also maintains a non-qualified supplemental retirement plan, known as the Benefit Restoration Plan. The Benefit Restoration Plan provides certain officers and highly compensated executives of Hudson River and Hudson River Bank with supplemental retirement income when such amounts cannot be paid from the tax-qualified Pension Plan, 401(k) Plan or ESOP. Participants in the Benefit Restoration Plan receive a benefit equal to the amount they would have received under the Pension Plan, the 401(k) Plan and the ESOP, but for reductions in such benefits imposed by operation of Sections 401(a)(17), 401(m), 401(k)(3), 402(g) and 415 of the Internal Revenue Code. In addition, the Benefit Restoration Plan is intended to make up benefits lost under the ESOP allocation procedures to certain participants named by the Compensation Committee who retire prior to the complete repayment of the ESOP loan. At the retirement of a participant, the restored ESOP benefits under the Benefit Restoration Plan are determined by first: (1) projecting the number of shares that would have been allocated to the participant under the ESOP if they had been employed throughout the period of the ESOP loan (measured from the participant’s first date of ESOP participation); and (2) first reducing the number determined by (1) above by the number of shares actually allocated to the participant’s account under the ESOP; and second, by multiplying the number of shares that represent the difference between such figures by the average fair market value of the common stock over the preceding five years. Benefit Restoration Plan participant’s benefits are payable upon the retirement or other termination of service of the participant in the form of a lump sum. Payment of a deceased participant’s benefits will be made to his or her designated beneficiary.

Stock Based Benefit Plans. Hudson River also maintains an amended 1998 Stock Option and Incentive Plan and an amended 1998 Recognition and Retention Plan.

Compensation Committee Report on Executive Compensation.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Hudson River specifically incorporates it by reference in such filing.

In fulfillment of SEC requirements for disclosure in proxy materials of the Compensation Committee’s policies regarding compensation for executive officers, the committee has prepared the following report for inclusion in this proxy statement.

Decisions on compensation of Hudson River’s executives are made by the Compensation Committee of the Board. Each member of the committee is a non-employee director. The committee believes that the actions of each executive officer have the potential to impact the short-term and long-term profitability of Hudson River. Consequently, the committee places considerable importance on its task of designing and administering an executive compensation program.

Compensation Policy. The Compensation Committee has developed an executive compensation policy designed to (1) offer competitive compensation to attract, motivate, retain and reward executive officers who are crucial to the long-term success of Hudson River; and (2) encourage decision-making that maximizes long-term shareholder value. The Compensation Committee has sought to consider a multitude of factors establishing appropriate levels of compensation for executive officers, with no one factor clearly overshadowing all the others.

The compensation package provided to the executive officers of Hudson River is composed principally of base salary and cash and stock-based incentive awards. Executive officers also participate in other benefit plans available to all eligible employees, including the ESOP.

The Compensation Committee considers a variety of factors in determining executive compensation. These factors generally fall into two categories, those that relate to specific work performed and expected of the officer and those that relate to Hudson River, Hudson River Bank, the local business economic conditions and other general matters. In the former category, the Committee considers, among other factors, the level of responsibility of each officer; the expertise and skill level required to perform the position; satisfaction of prior period goals and objectives; length of service; the complexity of work that may be required in connection with strategic plans or special projects; and prior compensation history. In the latter category, the Committee considers, among other factors, Hudson River’s earnings, capital and asset size; the results of government regulatory examinations; Hudson River Bank’s regulatory ratings on safety and soundness as well as Community Reinvestment Act examinations; and performance and compensation programs of peer group Banks.

Employee benefit plans represent an important component of any compensation package. The defined benefit pension plan and health insurance benefits available to all employees, including executive officers, provide competitive benefits comparable to those available at other institutions. Stock-based compensation plans, including the ESOP, the 1998 Stock Option and Incentive Plan and the 1998 Recognition and Retention Plan, provide employees, including executive officers, with additional equity-based incentives to maximize long-term shareholder value. Cash bonuses are used to provide incentives to both executive officers and other employees in relation to specific projects or additional responsibilities.

The Compensation Committee’s decisions are discretionary and are based upon subjective factors. No mathematical or similar objective formula is used to determine any compensation package. The Compensation Committee believes that a competitive employee benefit package is essential to achieving the goals of attracting and retaining highly qualified employees.

Chief Executive Officer. Total annual compensation paid to Carl A. Florio, President and Chief Executive Officer, for fiscal 2004 was $653,000 as detailed in the above compensation table and reflects a 31% increase from fiscal 2003. In determining total compensation paid to the Chief Executive Officer, including his benefits under the Benefit Restoration Plan, the Compensation Committee considered the factors discussed above and also considered a number of specific matters including stock-based compensation and benefit plans awarded or made available to chief executive officers of other financial institutions.

Compensation Committee Interlocks and Insider Participation. Sidney D. Richter, Executive Vice President of Hudson River and Hudson River Bank, also serves as a director of Taconic Farms, Inc. Director

Phelan, a member of the Compensation Committee of Hudson River and Hudson River Bank, also serves as the Chairman of Taconic Farms, Inc.

This report is included herein at the direction of the Compensation Committee members.

Joseph W. Phelan

Marilyn A. Herrington

Report of the Audit Committee of the Board of Directors

The following Report of the Audit Committee of the board of directors shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Hudson River specifically incorporates this Report therein, and shall not otherwise be deemed filed under such Acts.

Membership and Role of the Audit Committee. The Audit Committee consists of the following members of Hudson River’s board of directors: Cohen, Jones and Phelan. Each of the members of the Audit Committee is independent as defined under the Nasdaq listing standards. The Audit Committee operates under a written charter adopted by the board of directors.

Management is responsible for Hudson River’s internal controls and financial reporting process. KPMG, Hudson River’s independent auditors, is responsible for performing an independent audit of Hudson River’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. Hudson River’s internal auditors are responsible for monitoring compliance with internal policies and procedures. The Committee is responsible for providing independent and objective oversight to these processes. In performing its oversight, the Committee reviews the performance of its independent auditors and its internal auditors.

As required by our charter, we received and reviewed the report of KPMG regarding the results of their audit, as well as the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees). We also reviewed and discussed the audited financial statements with Company management. A representative of KPMG also discussed with the Audit Committee the independence of KPMG from Hudson River, as well as the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees).

In fulfilling our oversight responsibility of reviewing the services performed by Hudson River’s independent auditors, we carefully reviewed the policies and procedures for the engagement of the independent auditors. We also discussed with Hudson River’s internal and independent auditors the overall scope and plans for their respective audits. We met with the internal and independent auditors, both with and without management present, to discuss the results of their examinations, the evaluations of Hudson River’s internal controls, and the overall quality of Hudson River’s financial reporting. We pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Prior to engaging our independent auditors to render an audit or permissible non-audit service, we specifically approve the engagement of our independent auditors to render that service. Accordingly, Hudson River does not engage our independent auditors to render audit or permissible non-audit services pursuant to pre-approval policies or procedures or otherwise, unless the engagement to provide such services has been approved by the Audit Committee in advance. As such, the engagement of KPMG to render 100 percent of the services described in the categories above was approved by the Audit Committee in advance of the rendering of those services. We also reviewed and discussed with the independent auditors the fees paid to the independent auditors; these fees are described under “Proposal IV – Ratification of The Appointment of Independent Auditors of Hudson River” below.

In reviewing the services performed by KPMG, however, the Committee relies on the appropriateness of financial statements and other information, opinions, reports and statements provided to the Committee by management, the independent auditors and the internal auditors. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Committee’s oversight does not assure that the audit of Hudson River’s consolidated financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America or that the audited consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America.

Review of Hudson River’s Audited Consolidated Financial Statements for the Fiscal Year ended March 31, 2004. The Audit Committee has reviewed and discussed the audited consolidated financial statements of Hudson River for the fiscal year ended March 31, 2004 with Hudson River’s management. The Audit Committee has discussed with KPMG, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Hudson River’s Chief Executive Officer and Chief Financial Officer also reviewed with the Audit Committee the certifications that each officer will file with the SEC pursuant to the requirements of Section 302 and 906 of the Sarbanes-Oxley Act of 2002 and the policies and procedures adopted to ensure the accuracy of such certifications.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the board of directors that Hudson River’s audited consolidated financial statements be included in Hudson River’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004, for filing with the Securities and Exchange Commission.

M. Bruce Cohen

William H. Jones

Joseph W. Phelan

Comparative Stock Performance Presentation

Set forth below is a line graph comparing the cumulative total return on Hudson River’s Common Stock to the cumulative total return of the Nasdaq Bank Index and the S&P 500 Index for each annual period from March 31, 1999 through March 31, 2004. The presentation assumes $100 was invested on March 31, 1999 in Hudson River’s Common Stock and in each of the indices and assumes the reinvestment of all dividends. Historical stock price performance is not necessarily indicative of future stock prices.

	Period Ending
Index	03/31/99	03/31/00	03/31/01	03/31/02	03/31/03	03/31/04
Hudson River Bancorp, Inc.	100.00	92.45	131.14	231.08	224.28	409.71
S&P 500*	100.00	118.36	92.60	92.94	69.91	94.60
NASDAQ Bank Index*	100.00	90.49	109.66	135.29	122.50	166.04

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

At June 1, 2004, Hudson River had 30,365,944 shares of common stock outstanding.

The following table sets forth information, as of the record date, regarding share ownership of (i) those persons or entities known by management to beneficially own more than five percent of the Common Stock (“Five Percent Beneficial Owners”), (ii) each officer of Hudson River and Hudson River Bank who made in excess of $100,000 (salary and bonus) (the “Named Officers”) during the 2004 fiscal year (“fiscal 2004”); and (iii) all directors and executive officers of Hudson River and Hudson River Bank as a group.

Beneficial Owner	Shares Beneficially Owned at June 1, 2004		Percent of Class
Five Percent Beneficial Owners
Private Capital Management, L.P. Bruce S. Sherman Gregg J. Powers 8889 Pelican Bay Blvd. Naples, Florida 34108	2,771,348	(2)	8.7%
Hudson River Bank & Trust Company Employee Stock Ownership Plan(1) One Hudson City Centre Hudson, New York 12534	2,736,884		8.6

Named Officers(3)
Carl A. Florio, Director, President and Chief Executive Officer	972,446	(4)	3.0
Sidney D. Richter, Executive Vice President	483,203	(5)	1.5
Timothy E. Blow, Chief Financial Officer	416,157	(6)	1.3
James F. Mackerer, Senior Vice President	97,131	(7)	*
Michael J. Mackay, Senior Vice President	45,875	(8)	*
All Directors and Executive Officers as a Group (13 persons) (3)	2,834,352		8.9%

*	Less than 1%.

(1)	The amount reported represents shares held by the Hudson River Bank & Trust Company Employee Stock Ownership Plan (the “ESOP”), 1,223,696 of which were allocated to accounts of participants. First Bankers Trust Co., N.A., Quincy, Illinois, the trustee of the ESOP, may be deemed to beneficially own the shares held by the ESOP which have not been allocated to the accounts of participants. Unallocated shares will be voted by the trustee in the same proportion as allocated shares for which it received instructions, subject to the requirements of applicable law and the fiduciary duties of the trustee. The ESOP administrators are entitled to direct the voting of the allocated shares for which timely voting instructions are not received from the participants.

(2)	The above information regarding beneficial ownership by Private Capital Management, L.P., Bruce S. Sherman and Gregg J. Powers is reported by them in an amended statement dated February 13, 2004, on Schedule 13-G under the Securities Exchange Act of 1934, as amended. Private Capital Management reported shared voting and shared dispositive power over 2,771,348 shares. Private Capital Management, L.P. filed the Schedule 13-G on behalf of Private Capital Management, L.P., Bruce S. Sherman, its Chairman, and Gregg J. Powers, its President. Mr. Sherman reported shared voting and dispositive power over 2,614,948 shares and sole voting and dispositive power over 140,400 shares. Mr. Powers reported shared voting and dispositive power over 2,614,948 shares.

(3)	Amounts include shares held directly, as well as shares allocated to the ESOP accounts of group members, shares held jointly with family members, shares held in retirement accounts or shares held in a fiduciary capacity or by certain family members, and shares subject to options exercisable within 60 days of June 1, 2004

(4)	Includes 592,882 shares subject to options exercisable within 60 days of June 1, 2004, and 56,370 shares held in a deferred compensation account. Amount also includes 2,000 shares owned by Mr. Florio’s parents, as to which he disclaims beneficial ownership.

(5)	Includes 265,944 shares subject to options exercisable within 60 days of June 1, 2004, and 14,374 shares held in a deferred compensation account.

(6)	Includes 298,074 shares subject to options exercisable within 60 days of June 1, 2004, and 16,180 shares held in a deferred compensation account.

(7)	Includes 43,124 shares subject to options exercisable within 60 days of June 1, 2004, and 1,100 shares held in a deferred compensation account. Amount also includes 1,200 shares held by Mr. Mackerer’s children and 12,000 shares held by Mr. Mackerer and his spouses’ parents as to which he disclaims beneficial ownership.

(8)	Includes 27,582 shares subject to options exercisable within 60 days of June 1, 2004, and 2,848 shares held in a deferred compensation account.

Information concerning compensation plans under which shares of Hudson River common stock may be issued is contained in Note 10 of the Notes to Consolidated Financial Statements contained in the Annual Report to Shareholders attached hereto as Exhibit 13 and incorporated by reference herein.

Certain Relationships and Related Transactions

As of March 31, 2004, all outstanding loans to Hudson River Bank’s executive officers and directors were made in the ordinary course of business and on the same terms, including collateral and interest rates, as those prevailing at the time for comparable transactions with the general public, and do not involve more than the normal risk of collectibility.

PROPOSAL IV – RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT AUDITORS OF HUDSON RIVER

(FOR CONSIDERATION AND VOTE BY HUDSON RIVER STOCKHOLDERS)

Hudson River’s independent auditors for the fiscal year ended March 31, 2004 were KPMG LLP. In fulfilling its responsibilities, Hudson River’s Audit Committee has re-appointed KPMG LLP to continue as independent auditors for Hudson River for the fiscal year ending March 31, 2005, subject to ratification of such appointment by Hudson River’s stockholders. Representatives of KPMG LLP are expected to attend the Hudson River annual meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of KPMG LLP is not required by Hudson River’s bylaws or otherwise. However, Hudson River’s board of directors is submitting the appointment of the independent auditors to the stockholders for ratification as a matter of good corporate practice. If the appointment of KPMG LLP as Hudson River’s independent auditors is not ratified by stockholders, Hudson River’s board of directors will consider whether it should select other independent auditors.

Principal Accountant Fees and Services

During the fiscal year ended March 31, 2004, KPMG LLP provided various audit, audit-related and non-audit services to Hudson River as follows: (a) the audit of Hudson River’s fiscal 2004 annual financial statements and review of financial statements in Hudson River’s Quarterly Reports on Form 10-Q, (b) audits of employee benefit plans and (c) tax services. The aggregate fees billed to Hudson River by KPMG LLP and its affiliates for the fiscal years ended March 31, 2004 and 2003 were as follows:

	Year Ended March 31,
	2004	2003
Audit Fees	$164,000	$154,750
Audit Related Fees (1)	15,600	29,800
Tax Fees (2)	99,975	244,370
All Other Fees (3)	—	11,400

(1)	Primarily for employee benefit plan audits.

(2)	Primarily for tax compliance, tax advice and tax return preparation services.

(3)	Primarily for technology assessment and merger assistance.

The Audit Committee of the Board has considered whether the services provided as described in sections (1), (2), and (3) above is compatible with maintaining KPMG LLP’s independence.

Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted “FOR”

ratification of the appointment of KPMG LLP as the independent auditors of Hudson River.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE

APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF HUDSON RIVER.

STOCKHOLDER PROPOSALS

First Niagara. The date on which next year’s annual meeting of First Niagara stockholders is expected to be held is May 3, 2005. Advance written notice for certain business, or nominations to the board of directors, to be brought before the next annual meeting must be given to First Niagara by February 2, 2005. If notice is received after February 2, 2005, it will be considered untimely, and First Niagara will not be required to present the matter at the stockholders meeting. Any such proposal will be subject to Rule 14a-8 of the rules and regulations of the Securities and Exchange Commission.

Hudson River. Hudson River will hold a 2005 annual meeting only if the merger with First Niagara is not consummated before the time of the meeting. If such a meeting is to be held, a stockholder proposal must be received by the Corporate Secretary of Hudson River by no later than                     , 200   to be included in the proxy statement and form of proxy for the meeting. Any such proposal will be subject to Rule 14a-8 of the rules and regulations of the Securities and Exchange Commission.

ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED AT A STOCKHOLDER MEETING

First Niagara. The bylaws of First Niagara provide an advance notice procedure for certain business, or nominations to the board of directors, to be brought before an annual meeting of stockholders. In order for a stockholder to properly bring business before an annual meeting, the stockholder must give written notice to the Corporate Secretary of First Niagara not less than ninety (90) days prior to the date of First Niagara’s proxy materials for the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the tenth day following the day on which public announcement of the date of such annual meeting is first made. The notice must include the stockholder’s name, record address, and number of shares owned, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. Nothing in this paragraph shall be deemed to require First Niagara to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

Hudson River. The bylaws of Hudson River set forth advance notice procedures for a stockholder to properly bring business before a annual meeting or to nominate any person for election to Hudson River’s board of directors. The stockholder must give written advance notice to the Corporate Secretary of Hudson River not less than ninety (90) days before the date originally fixed for such meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the meeting date is given, the stockholder’s notice must be received by the close of business on the tenth day following the date on which Hudson River’s notice to stockholders of the annual meeting date is first given. The advance notice by stockholders must include the stockholder’s name and address, as they appear on Hudson River’s record of stockholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of Hudson River’s capital stock beneficially owned by such stockholder and any material interest of such stockholder in the proposed business. Nothing in this paragraph shall be deemed to require Hudson River to include in its proxy statement and proxy card relating to any annual meeting any stockholder proposal or nomination which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal or nomination is received.

AN ADDITIONAL COPY OF HUDSON RIVER’S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED MARCH 31, 2004, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, HUDSON RIVER BANCORP, INC., ONE HUDSON CITY CENTRE, HUDSON, NEW YORK 12534. THE FORM 10-K IS ALSO AVAILABLE FREE OF CHARGE ON HUDSON RIVER’S WEBSITE AT WWW.HUDSONRIVERBANK.COM.

EXPERTS

The consolidated financial statements of First Niagara as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, incorporated by reference into this Joint Proxy Statement/Prospectus, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, which is incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The First Niagara Audit Report included an explanatory paragraph describing the adoption prospectively of the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” in 2002.

The consolidated financial statements of Hudson River as of March 31, 2004 and 2003, and for each of the years in the three-year period ended March 31, 2004, incorporated by reference into this Joint Proxy Statement/Prospectus, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, which is incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The Hudson River Audit Report covering the March 31, 2004 consolidated financial statements refers to the adoption on April 1, 2002 of changes in accounting for goodwill and intangible assets.

First Niagara expects representatives of KPMG LLP to attend First Niagara’s special meeting, and Hudson River expects representatives of KPMG LLP to attend Hudson River’s annual meeting. These representatives will have an opportunity to make a statement if they desire to do so, and First Niagara and Hudson River expect that they will be available to respond to any appropriate questions you may have.

LEGAL OPINIONS

The validity of the common stock to be issued in the merger will be passed upon by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to First Niagara. Luse Gorman Pomerenk & Schick, P.C. and Silver Freedman & Taff L.L.P., counsel to Hudson River, will each deliver its opinion to First Niagara and Hudson River, respectively, as to the U.S. federal income tax consequences of the merger.

WHERE YOU CAN FIND MORE INFORMATION

First Niagara has filed with the Securities and Exchange Commission a registration statement under the Securities Act that registers the distribution to Hudson River stockholders of the shares of First Niagara common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about First Niagara and Hudson River. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this document.

In addition, First Niagara and Hudson River file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an internet website that contains reports, proxy and information statements and other information about issuers, like First Niagara and Hudson River, that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov. The reports and other information filed by First Niagara with the Securities and Exchange Commission are also available at First Niagara’s internet worldwide web site. The address is http://www.fnfg.com. The reports and other information filed by Hudson River with the Securities and Exchange Commission are also available at Hudson River’s internet website. The address is http://www.hudsonriverbank.com.

You should also be able to inspect reports, proxy statements and other information about First Niagara and Hudson River at the offices of the Nasdaq Stock Market, Inc., 33 Whitehall Street, New York, New York 10004.

The Securities and Exchange Commission allows First Niagara and Hudson River to incorporate certain information into this document by reference to other information that has been filed with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the Securities and Exchange Commission by First Niagara (File No. 000-23975):

•	Annual Report on Form 10-K for the year ended December 31, 2003;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

•	Current Reports on Form 8-K dated April 1, 2004 and April 20, 2004; and

•	The description of First Niagara common stock set forth in the registration statement on Form 8-A, filed on January 15, 2003 pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating this description.

This document also incorporates by reference the following documents that have previously been filed with the Securities and Exchange Commission by Hudson River (File No. 000-24187):

•	Annual Report on Form 10-K for the year ended March 31, 2004; and

•	Current Reports on Form 8-K dated April 1, 2004 and April 15, 2004.

In addition, First Niagara and Hudson River are incorporating by reference any documents they may file under Sections 13(a), 13(c) or 14 of the Securities Exchange Act of 1934 after the date of this document and prior to the date of the Hudson River annual meeting.

Neither First Niagara nor Hudson River has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Appendix A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

FIRST NIAGARA FINANCIAL GROUP, INC.

AND

HUDSON RIVER BANCORP, INC.

APRIL 1, 2004

(i)

(ii)

(iii)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of April 1, 2004, by and between First Niagara Financial Group, Inc., a Delaware corporation (“FNFG”), and Hudson River Bancorp, Inc., a Delaware corporation (“HRB”).

WHEREAS, the Board of Directors of each of FNFG and HRB (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has adopted a resolution approving this Agreement and declaring its advisability; and

WHEREAS, in accordance with the terms of this Agreement, HRB will merge with and into FNFG (the “Merger”), and immediately thereafter Hudson River Bank & Trust Company, a New York chartered stock savings bank and wholly owned subsidiary of HRB (“HRBT”), will be merged with and into First Niagara Bank, a federally chartered stock savings bank and wholly owned subsidiary of FNFG (“First Niagara Bank”), and immediately thereafter Hudson River Commercial Bank, a wholly owned subsidiary of HRBT (“HR Bank”), will be merged with and into First Niagara Commercial Bank, a wholly owned subsidiary of First Niagara Bank; and

WHEREAS, as a condition to the willingness of FNFG to enter into this Agreement, each of the directors of HRB has entered into a Voting Agreement, substantially in the form of Exhibit C hereto, dated as of the date hereof, with FNFG (the “HRB Voting Agreement”), pursuant to which each such director has agreed, among other things, to vote all shares of common stock of HRB owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreements;

WHEREAS, as a condition to the willingness of HRB to enter into this Agreement, each of the directors of FNFG has entered into a Voting Agreement or promptly hereafter will enter into a Voting Agreement, substantially in the form of Exhibit D hereto, dated as of the date hereof, with HRB (the “FNFG Voting Agreement”), pursuant to which each such director has agreed, among other things, to vote all shares of common stock of FNFG owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreements;

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1. Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, and any amendment hereto.

“Applications” means the applications for regulatory approval that are required by the transactions contemplated hereby.

“Bank Mergers” shall mean the merger of HRBT with and into First Niagara Bank, with First Niagara Bank as the surviving institution, which merger shall occur immediately following the Merger, and the Municipal Bank Merger.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the OTS, FDIC and the Department, which regulates First Niagara Bank or HRBT, or any of their respective holding companies or subsidiaries, as the case may be.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“BIF” shall mean the Bank Insurance Fund as administered by the FDIC.

“Cash Consideration” shall have the meaning set forth in Section 3.1.3.

“Cash Election” shall have the meaning set forth in Section 3.1.3.

“Cash Election Shares” shall have the meaning set forth in Section 3.1.3.

“Certificate” shall mean certificates evidencing shares of HRB Common Stock.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 12.1 of this Agreement.

“Department” shall mean the Banking Department of the State of New York, and where appropriate shall include the Superintendent of Banks of the State of New York and the Banking Board of the State of New York.

“DGCL” shall mean the Delaware General Corporation Law.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.5.

“Dissenting Shareholder” shall have the meaning set forth in Section 3.1.5.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Election Deadline” shall have the meaning set forth in Section 3.2.3.

“Election Form” shall have the meaning set forth in Section 3.2.2.

“Election Form Record Date” shall have the meaning set forth in Section 3.2.2.

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Mellon Investor Services, LLC, or such other bank or trust company or other agent designated by FNFG, and reasonably acceptable to HRB, which shall act as agent for FNFG in connection with the exchange procedures for converting Certificates into the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.4.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of New York.

“First Niagara Bank” shall mean First Niagara Bank, a federally chartered stock savings association, with its principal offices located at 6950 South Transit Road, P.O. Box 514, Lockport, New York, which is a wholly owned subsidiary of FNFG.

“First Niagara Commercial Bank” shall mean the wholly owned, commercial bank subsidiary of First Niagara Bank that is chartered under the laws of the State of New York and is limited to those activities set forth in Section 2(a)(5)(E)(ii) of the BHCA.

“FNFG” shall mean First Niagara Financial Group, Inc., a Delaware corporation, with its principal executive offices located at 6950 South Transit Road, Lockport, New York 14095.

“FNFG Common Stock” shall mean the common stock, par value $.01 per share, of FNFG.

“FNFG DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by FNFG to HRB specifically referring to the appropriate section of this Agreement.

“FNFG Financial Statements” shall mean the (i) the audited consolidated statements of condition (including related notes and schedules) of FNFG and subsidiaries as of December 31, 2003 and 2002 and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of FNFG and subsidiaries for each of the three years ended December 31, 2003, 2002 and 2001, as set forth in FNFG’s annual report for the year ended December 31, 2003, and (ii) the unaudited interim consolidated financial statements of FNFG and subsidiaries as of the end of each calendar quarter following December 31, 2003, and for the periods then ended, as filed by FNFG in its Securities Documents.

“FNFG Regulatory Agreement” shall have the meaning set forth in Section 5.11.3.

“FNFG Stock Benefit Plans” shall mean the 1999 Stock Option Plan, the 1999 Recognition and Retention Plan and the 2002 Long-Term Incentive Stock Benefit Plan.

“FNFG Shareholders Meeting” shall have the meaning set forth in Section 8.1.2.

“FNFG Subsidiary” means any corporation, of which more than 50% of the capital stock is owned, either directly or indirectly, by FNFG or First Niagara Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of First Niagara Bank.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HRB” shall mean Hudson River Bancorp, Inc., a Delaware corporation, with its principal offices located at One Hudson City Centre, Hudson, New York, 12534.

“HR Bank” shall mean the wholly owned, commercial bank subsidiary of HRBT that is chartered under the laws of the State of New York and is limited to those activities set forth Section 2(a)(5)(E)(ii) of the BHCA.

“HRB Common Stock” shall mean the common stock, par value $0.01 per share, of HRB.

“HRB DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by HRB to FNFG specifically referring to the appropriate section of this Agreement.

“HRB Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of HRB and subsidiaries as of March 31, 2003 and 2002 and the consolidated statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of HRB and subsidiaries for each of the three years ended March 31, 2003, 2002 and 2001, and (ii) the unaudited interim consolidated financial statements of HRB and subsidiaries as of the end of each calendar quarter following March 31, 2003 and for the periods then ended.

“HRB Option Plan” shall mean the HRB 1998 Stock Option and Incentive Plan and any amendments thereto.

“HRB Option” shall mean an option to purchase shares of HRB Common Stock granted pursuant to the HRB Option Plan and as set forth in HRB DISCLOSURE SCHEDULE 4.3.1.

“HRB Recognition Plan” shall mean the HRB Recognition and Retention Plan and any and all amendments thereto.

“HRB Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“HRB Regulatory Reports” means the Call Reports of HRBT and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended June 30, 2003, through the Closing Date, and all Reports filed with the OTS by HRB from June 30, 2003 through the Closing Date.

“HRB Shareholders Meeting” shall have the meaning set forth in Section 8.1.1.

“HRB Subsidiary” means any corporation, of which more than 50% of the capital stock is owned, either directly or indirectly, by HRB or HRBT, except any corporation the stock of which is held in the ordinary course of the lending activities of HRBT.

“HRBT” shall mean Hudson River Bank and Trust Company, a New York chartered stock savings bank, with its principal offices located at One Hudson City Centre, Hudson, New York, 12534, which is a wholly owned subsidiary of HRB.

“HR REIT” shall have the meaning set forth in Section 4.12.4.

“HOLA” shall mean the Home Owners’ Loan Act, as amended.

“IRS” shall mean the United States Internal Revenue Service.

“Joint Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the executive officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by that Person.

“Material Adverse Effect” shall mean, with respect to FNFG or HRB, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of FNFG and its Subsidiaries taken as a whole, or HRB and its Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either HRB, on the one hand, or FNFG, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, (e) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their Subsidiaries (f) any change in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of FNFG or HRB, or any of their Subsidiaries, respectively, resulting from a change in interest rates generally, (g) any charge or reserve taken by HRB at the request of FNFG pursuant to Section 6.11 of this Agreement; or (h)

the payment of any amounts due to, or the provision of any other benefits to, any directors, officers or employees of HRB and its Subsidiaries pursuant to the employment agreements, plans and other arrangements described in Section 7.8 of this Agreement.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Merger” shall mean the merger of HRB with and into FNFG (or a subsidiary thereof) pursuant to the terms hereof.

“Merger Consideration” shall mean the cash or FNFG Common Stock, or combination thereof, in an aggregate per share amount to be paid by FNFG for each share of HRB Common Stock, as set forth in Section 3.1.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of FNFG Common Stock to be offered to holders of HRB Common Stock in connection with the Merger.

“Municipal Bank Merger” shall mean the merger of HR Bank with and into First Niagara Commercial Bank, with First Niagara Commercial Bank as the surviving institution, which merger shall occur immediately following the Merger.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“Nasdaq” shall mean the Nasdaq National Market.

“OTS” shall mean the Office of Thrift Supervision or any successor thereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” shall have the meaning set forth in Section 4.13.2.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, the Bank Mergers and the related transactions contemplated by this Agreement.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SAIF” shall mean the Savings Association Insurance Fund administered by the FDIC.

“SBA” shall mean the Small Business Administration or any successor thereto.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shortfall Number” shall have the meaning set forth in Section 3.2.6.

“Significant Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

“Stock Consideration” shall have the meaning set forth in Section 3.1.3.

“Stock Conversion Number” shall have the meaning set forth in Section 3.2.4.

“Stock Election Shares” shall have the meaning set forth in Section 3.1.3.

“Stock Election Number” shall have the meaning set forth in Section 3.2.5.

“Stock Election” shall have the meaning set forth in Section 3.1.3.

“Stock Exchange” shall mean the Nasdaq Stock Market.

“Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

“Termination Date” shall mean January 31, 2005.

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1. Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) HRB shall merge with and into FNFG, with FNFG as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of HRB shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of HRB shall be vested in and assumed by FNFG. As part of the Merger, each share of HRB Common Stock (other than Dissenting Shares and Treasury Stock) will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof. Immediately after the Merger, HRBT shall merge with and into First Niagara Bank, with First Niagara Bank as the resulting institution.

2.2. Effective Time.

The Closing shall occur no later than the close of business on the fifth business day following the latest to occur of (i) Department approval relating to the Municipal Bank Merger, (ii) OTS approval of the Merger and the Bank Merger, (iii) HRB shareholder approval of the Merger, (iv) FNFG shareholder approval of the Merger; (v) the passing of any applicable waiting periods; or (vi) at FNFG’s sole discretion, January 7, 2005; or at such other date or time upon which FNFG and HRB mutually agree (the “Closing”). The Merger shall be effected by the filing of a certificate of merger with the Delaware Office of the Secretary of State on the day of the Closing (the “Closing Date”), in accordance with the DGCL. The “Effective Time” means the date and time upon which the certificate of merger is filed with the Delaware Office of the Secretary of State, or as otherwise stated in the certificate of merger, in accordance with the DGCL.

2.3. Certificate of Incorporation and Bylaws.

The Certificate of Incorporation and Bylaws of FNFG as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

2.4. Directors and Officers of Surviving Corporation.

Except as provided in Section 2.5, the directors of FNFG immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. Except as provided in Section 2.5, the officers of FNFG immediately prior to the Effective Time shall be the initial officers of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

2.5. Additional Directors and Officer of FNFG; Advisory Board.

Effective immediately after the Effective Time, the number of persons constituting the Board of Directors of FNFG and First Niagara Bank shall each be increased by two persons, and two persons who are directors of HRB (as of the date hereof and as of the Effective Time) and who are designated by FNFG, through the Governance/Nominating Committee of the FNFG Board, based on nominations submitted by HRB, shall be appointed and elected to the FNFG and the First Niagara Bank Boards of Directors. One person shall be appointed to a term of office expiring at the annual meeting of shareholders following the year ending December 31, 2006, and one person shall be appointed to a term of office expiring at the annual meeting of shareholders following the year ending December 31, 2004 (and subject to its fiduciary duties, the FNFG Board shall nominate such person for election by the shareholders to a three year term at the annual meeting of shareholders to be held in May 2005). One of the HRB directors so appointed shall be elected as a Vice Chairman of the Board of FNFG. In addition, effective immediately after the Effective Time, each person who serves on the Board of Directors of HRB both on the date of this Agreement and as of the Effective Time (except for the two persons who join the FNFG and First Niagara Bank Board of Directors in accordance with the previous sentences) shall be appointed to the currently existing Advisory Board for the Eastern Region of New York State (the “Advisory Board”). The Advisory Board shall be continued for a period of at least one year following the Effective Time, although it is FNFG’s intention to extend the term of the Advisory for at least two additional one-year terms. FNFG shall appoint a former director of HRB as the Chairman of the Advisory Board, and for a period of three years from the date hereof, and subject to the fiduciary duties of the Board of Directors of FNFG and First Niagara Bank, such director shall be given first consideration for appointment to the FNFG or First Niagara Bank Board of Directors if a vacancy occurs on either Board. The Advisory Board shall meet quarterly, and each advisory board member shall receive a fee of $2,500 for each quarterly meeting attended during the first one-year term. Effective immediately after the Effective Time, Carl A. Florio shall be appointed as the Regional President of the Eastern New York Region of First Niagara Bank.

2.6. Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the DGCL.

2.7. Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither FNFG, HRB nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. FNFG and HRB each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinion contemplated by Section 9.1.6, which certificates shall be effective as of the date of such opinion.

2.8. Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time FNFG shall be entitled to revise the structure of the Merger or the Bank Mergers, including without limitation, by substituting a wholly owned subsidiary for HRB or HRBT, as applicable, provided that (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement (ii) there are no adverse Federal or state income tax consequences to HRB shareholders as a result of the modification; (iii) the consideration to be paid to the holders of HRB Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iii) such modification will not delay materially or jeopardize the receipt of Regulatory Approvals or other consents and approvals relating to the consummation of the Merger and the Bank Mergers or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.9. Bank Mergers

FNFG and HRB shall use their reasonable best efforts to cause the following transactions to occur as soon as practicable after the Effective Time: (i) the merger of HRBT with and into First Niagara Bank, with First Niagara Bank as the surviving institution, and (ii) the merger of HR Bank with and into First Niagara Commercial Bank, with First Niagara Commercial Bank as the surviving institution. In addition, following the execution and delivery of this Agreement: (x) FNFG will cause First Niagara Bank, and HRB will cause HRBT, to execute and deliver a Plan of Bank Merger substantially in the form attached to this Agreement as Exhibit A; and (y) First Niagara Bank will cause First Niagara Commercial Bank, and HRBT will cause HR Bank, to execute and deliver a Plan of Bank Merger substantially in the form attached to this Agreement as Exhibit B.

2.10. Additional Actions

If, at any time after the Effective Time, FNFG shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in FNFG its right, title or interest in, to or under any of the rights, properties or assets of HRB, HRBT, or HR Bank, or (ii) otherwise carry out the purposes of this Agreement, HRB and its officers and directors shall be deemed to have granted to FNFG an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in FNFG its right, title or interest in, to or under any of the rights, properties or assets of HRB or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the FNFG are authorized in the name of HRB or otherwise to take any and all such action.

ARTICLE III

CONVERSION OF SHARES

3.1. Conversion of HRB Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of FNFG, HRB or the holders of any of the shares of HRB Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1. Each share of FNFG Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2. All shares of HRB Common Stock held in the treasury of HRB (“Treasury Stock”) and each share of HRB Common Stock owned by FNFG immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3. Subject to the provisions of this Article III, each share of HRB Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 3.2, the following, without interest:

(A) for each share of HRB Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 3.2 (a “Cash Election”), cash from FNFG in an amount equal to the Per Share Amount (as defined in Section 3.1.4) (the “Cash Consideration”) (collectively, “Cash Election Shares”);

(B) for each share of HRB Common Stock with respect to which an election to receive FNFG Common Stock has been effectively made and not revoked or lost, pursuant to Section 3.2 (a “Stock Election”), that number of shares of FNFG Common Stock as is equal to the Exchange Ratio (as defined in Section 3.1.4) (the “Stock Consideration”) (collectively, the “Stock Election Shares”);

(C) a combination of the Cash Consideration and the Stock Consideration (a “Mixed Election” and collectively the “Mixed Election Shares”); and

(D) for each share of HRB Common Stock other than shares as to which a Cash Election, a Stock Election or a Mixed Election has been effectively made and not revoked or lost, pursuant to Section 3.2 (collectively, “Non-Election Shares”), such Stock Consideration and/or Cash Consideration as is determined in accordance with Section 3.2.

3.1.4. For purposes of this Agreement, the following terms shall have the following meanings:

(A) “Aggregate Cash Amount” means, subject to Section 3.2.7 and Section 11.1.10, $124,780,384 plus such additional amount of cash as shall equal $20.50 multiplied by the product of 20% and the number of shares of HRB Common Stock that are issued, from and after the date hereof and prior to the Effective Time, pursuant to the exercise of HRB Options outstanding as of the date hereof.

(B) “Aggregate HRB Share Amount” shall equal 30,434,240 shares of HRB Common Stock; provided, however, that the Aggregate HRB Share Amount shall be increased by virtue of the issuance of any shares of HRB Common Stock upon the exercise from and after the date hereof and prior to the Effective Time of HRB Options outstanding as of the date hereof.

(C) “Aggregate FNFG Share Amount” shall, subject to Section 3.2.7 and Section 11.1.10, be equal to 34,086,349 shares of FNFG Common Stock plus such additional number of shares of FNFG Common Stock as shall equal 1.40 multiplied by the product of 80% and the number of shares of HRB Common Stock that are issued, from and after the date hereof and prior to the Effective Time, pursuant to the exercise of HRB Options outstanding as of the date hereof.

(D) “Closing FNFG Share Value” means the arithmetic average of the 4:00 p.m. Eastern Time closing sales prices of FNFG Common Stock reported on the Nasdaq for the five consecutive trading days immediately preceding but not including the trading day prior to the Closing Date.

(E) “Closing Transaction Value” means the sum of (A) the Aggregate Cash Amount and (B) the product obtained by multiplying the Aggregate FNFG Share Amount by the Closing FNFG Share Value.

(F) “Exchange Ratio” means that number of shares of FNFG Common Stock as shall be obtained by dividing the Per Share Amount by the Closing FNFG Share Value, rounded to the nearest one ten-thousandth of a share.

(G) “Per Share Amount” means the amount obtained by dividing the Closing Transaction Value by the Aggregate HRB Share Amount.

3.1.5. Each outstanding share of HRB Common Stock the holder of which has perfected his right to dissent under the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. HRB shall give FNFG prompt notice upon receipt by HRB of any such demands for payment of the fair value of such shares of HRB Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and FNFG shall have the right to participate in all negotiations and proceedings with respect to any such demands. HRB shall not, except with the prior written consent of FNFG, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the DGCL. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

3.1.6. If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of HRB Common Stock shall be converted into a right to receive cash or FNFG Common Stock in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time (or the Election Deadline), each share of HRB Common Stock of such holder shall be treated as a Non-Election Share.

3.1.7. After the Effective Time, shares of HRB Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section represent the right to receive the Merger Consideration (or as to Dissenting Shares, such rights as provided by the DGCL) and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by HRB on such shares of HRB Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

3.1.8. In the event FNFG changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of FNFG Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding FNFG Common Stock and the record date therefor shall be prior to the Effective Time, the Aggregate FNFG Share Amount shall be proportionately and appropriately adjusted; provided, that no such adjustment shall be made with regard to FNFG Common Stock if FNFG issues additional shares of Common Stock and receives fair market value consideration for such shares.

3.1.9. The consideration that any one HRB shareholder may receive pursuant to Article III is referred to herein as the “Merger Consideration” and the consideration that all of the HRB shareholders are entitled to receive pursuant to Article III is referred to herein as the “Aggregate Merger Consideration”.

3.2. Election Procedures.

3.2.1. Holders of HRB Common Stock may elect to receive shares of FNFG Common Stock or cash (in either case without interest) in exchange for their shares of HRB Common Stock in accordance with the procedures set forth herein. Shares of HRB Common Stock as to which a Cash Election (including, pursuant to a Mixed Election) has been made are referred to herein as “Cash Election Shares.” Shares of HRB Common Stock as to which a Stock Election has been made (including, pursuant to a Mixed Election) are referred to as “Stock Election Shares.” Shares of HRB Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.” The aggregate number of shares of HRB Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.” Any Dissenting Shares shall be deemed to be Cash Election Shares, and the holders thereof shall in no event receive consideration comprised of FNFG Common Stock with respect to such shares; provided; however, that for purposes of making the proration calculations provided for in this Section 3.2, only Dissenting Shares as existing at the Effective Time shall be deemed Cash Election Shares. The holder of a Certificate for HRB Common Stock that represents shares of HRB Common Stock acquired pursuant to the exercise of an “incentive stock option” that have been held for less than one (1) year as of the Election Deadline (the “ISO Certificates”), may in his/her Election Form designate the ISO Certificate for priority allocation in any Stock Election or Mixed Election that is made by such holder. FNFG and the Exchange Agent shall use reasonable best efforts to honor such priority allocation under Section 3.2.5 in the event that the Stock Election Number exceeds the Stock Conversion Number and the holder of such ISO

Certificates is entitled to receive shares of FNFG Common Stock as a result of a Stock Election or a Mixed Election.

3.2.2. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as HRB and FNFG shall mutually agree (“Election Form”), shall be mailed no more than 40 business days and no less than 20 business days prior to the anticipated Effective Time or on such earlier date as FNFG and HRB shall mutually agree (the “Mailing Date”) to each holder of record of HRB Common Stock as of five business days prior to the Mailing Date (the “Election Form Record Date”). Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to elect to receive the Cash Consideration for all of the shares of HRB Common Stock held by such holder, in accordance with Section 3.1.3, (ii) to elect to receive the Stock Consideration for all of such shares, in accordance with Section 3.1.3, (iii) elect to receive the Stock Consideration for a part of such holder’s HRB Common Stock and the Cash consideration for the remaining part of such holder’s HRB Common Stock, or (iv) to indicate that such record holder has no preference as to the receipt of cash or FNFG Common Stock for such shares. A holder of record of shares of HRB Common Stock who holds such shares as nominee, trustee or in another representative capacity (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of HRB Common Stock held by such Representative for a particular beneficial owner. Any shares of HRB Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. All Dissenting Shares shall be deemed shares subject to a Cash Election, and with respect to such shares the holders thereof shall in no event receive consideration comprised of FNFG Common Stock, subject to Section 3.1.5 hereof; provided; however, that for purposes of making the proration calculations provided for in this Section 3.2, only Dissenting Shares as existing at the Effective Time shall be deemed Cash Election Shares.

3.2.3. To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the 25th day following the Mailing Date (or such other time and date as FNFG and HRB may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date. HRB shall use its reasonable best efforts to make available up to two separate Election Forms, or such additional Election Forms as FNFG may permit, to all persons who become holders (or beneficial owners) of HRB Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline. HRB shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of HRB Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If an HRB shareholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of HRB Common Stock held by such shareholder shall be designated as Non-Election Shares. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. FNFG shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by FNFG or HRB, upon exercise by FNFG or HRB of its respective or their mutual rights to terminate this Agreement to the extent provided under Article XI, that this Agreement has been terminated in accordance with Article XI.

3.2.4. Notwithstanding any other provision contained in this Agreement, the total number of shares of HRB Common Stock to be converted into Stock Consideration pursuant to Section 3.1.3 (the “Stock Conversion Number”) shall be equal to the quotient obtained by dividing (x) the Aggregate FNFG Share Amount by (y) the Exchange Ratio. All of the other shares of HRB Common Stock shall be converted into Cash Consideration (in each case, excluding shares of HRB Common Stock to be canceled as provided in Section 3.1.2).

3.2.5. If the aggregate number of shares of HRB Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.

3.2.6. If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

3.2.7. Adjustment to Preserve Tax Treatment. In the event that the quotient obtained by dividing (x) the product of (i) the Aggregate FNFG Share Amount and (ii) the Final FNFG Share Value by (y) the sum of the Aggregate Cash Amount and the product of (i) the Aggregate FNFG Share Amount and (ii) the Final FNFG Share Value, is less than 0.45, the Aggregate FNFG Share Amount shall be increased by the Share Adjustment Amount (as defined in this Section 3.2.7) and the Aggregate Cash Amount shall be decreased by the product of (x) the Final FNFG Share Value and (y) the Share Adjustment Amount, where the “Share Adjustment Amount” shall be equal to the quotient obtained by dividing (x) the difference obtained by subtracting (i) the product of (a) 0.45 and (b) the sum of the Aggregate Cash Amount and the product of (1) the Aggregate FNFG Share Amount and (2) the Final FNFG Share Value from (ii) the product of (a) the Aggregate FNFG Share Amount and (b) the Final FNFG Share Value by (y) the Final FNFG Share Value. In the event that the Aggregate FNFG Share Amount and the Aggregate Cash Amount are adjusted as provided for in this Section 3.2.7, all references in this Agreement to the “Aggregate FNFG Share Amount” and the “Aggregate Cash Amount” shall refer to the Aggregate FNFG Share Amount and the Aggregate Cash Amount as adjusted in this Section 3.2.6.

3.2.8. No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of FNFG Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to FNFG Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of FNFG. In lieu of the issuance of any such fractional share, FNFG shall pay to each former holder of HRB Common Stock who otherwise would be entitled to receive a fractional share of FNFG Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of FNFG Common Stock as reported on the Nasdaq for the five consecutive trading days immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of HRB Common Stock owned by a HRB shareholder shall be combined so as to calculate the maximum number of whole shares of FNFG Common Stock issuable to such HRB shareholder.

3.3. Procedures for Exchange of HRB Common Stock.

3.3.1. FNFG to Make Merger Consideration Available. After the Election Deadline and no later than the Closing Date, FNFG shall deposit, or shall cause to be deposited,

with the Exchange Agent for the benefit of the holders of HRB Common Stock, for exchange in accordance with this Section 3.3, certificates representing the shares of FNFG Common Stock and an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (including any cash that may be payable in lieu of any fractional shares of HRB Common Stock) (such cash and certificates for shares of FNFG Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

3.3.2. Exchange of Certificates. FNFG shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for the Merger Consideration and cash in lieu of fractional shares, if any, into which the HRB Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal (which shall be subject to the reasonable approval of HRB) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of FNFG Common Stock (if any) to which such former holder of HRB Common Stock shall have become entitled pursuant to the provisions of Section 3.1 or 3.2 hereof, (ii) a check representing that amount of cash (if any) to which such former holder of HRB Common Stock shall have become entitled pursuant to the provisions of Section 3.1 or 3.2 hereof and (iii) a check representing the amount of cash (if any) payable in lieu of fractional shares of FNFG Common Stock, which such former holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Section 3.2, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable in lieu of fractional shares. Certificates surrendered for exchange by any person who is an “affiliate” of HRB for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing shares of FNFG Common Stock until FNFG has received the written agreement of such person contemplated by Section 8.4 hereof.

3.3.3. Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding HRB Common Stock shall have no rights, after the Effective Time, with respect to such HRB Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement (or as to Dissenting Shares, such rights as provided by the DGCL). No dividends or other distributions declared after the Effective Time with respect to FNFG Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of FNFG Common Stock represented by such Certificate.

3.3.4. Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that:

(i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.5. Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of HRB of the HRB Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6. Return of Exchange Fund. At any time following the six (6) month period after the Effective Time, FNFG shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to FNFG (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither FNFG nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.3.7. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by FNFG, the posting by such person of a bond in such amount as FNFG may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.8. Withholding. FNFG or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of HRB Common Stock such amounts as FNFG (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by FNFG or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the HRB Common Stock in respect of whom such deduction and withholding were made by FNFG or the Exchange Agent.

3.4. Treatment of HRB Options.

HRB DISCLOSURE SCHEDULE 3.4 sets forth all of the outstanding HRB Options as of the date hereof. Prior to and effective as of the Effective Time, HRB shall take all actions necessary to terminate the HRB Option Plan. All issued and outstanding HRB Options outstanding as of the Effective Time, whether or not exercisable, shall become immediately exercisable. Holders of all HRB Options as of the Effective Time will receive, in cancellation of their HRB Options, a number of shares of FNFG Common Stock for each underlying option share as shall be equal to the quotient of (x) the Per Share Amount, minus the exercise price of the HRB Option, divided by (y) the Closing FNFG Share Value. The shares of FNFG Common Stock to be issued to the holders of HRB Options shall be registered with the SEC under the Merger Registration Statement.

3.5. Reservation of Shares.

FNFG shall reserve for issuance a sufficient number of shares of the FNFG Common Stock for the purpose of issuing shares of FNFG Common Stock to the HRB shareholders in accordance with this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HRB

HRB represents and warrants to FNFG that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), subject to the standard set forth in Section 4.1 and except as set forth in the HRB DISCLOSURE SCHEDULE delivered by HRB to FNFG on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date. HRB has made a good faith effort to ensure that the disclosure on each schedule of the HRB DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the HRB DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of HRB shall include the Knowledge of HRBT and HR Bank.

4.1. Standard.

No representation or warranty of HRB contained in this Article IV shall be deemed untrue or incorrect, and HRB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 4.2 (other than the last sentence of Sections 4.2.1 and 4.2.2, and Sections 4.2.5 and 4.2.6), 4.3, 4.4, 4.13.5, 4.13.8, 4.13.10 and 4.13.11, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained. Provided further, that as to the representations contained in Sections 4.13.5, 4.13.8, 4.13.10, 4.13.11, if there is a breach that relates to an undisclosed payment, expense accrual or cost in excess of $500,000, such breach shall be considered material.

4.2. Organization.

4.2.1. HRB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a savings and loan holding company under the HOLA. HRB has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.2.2. HRBT is a New York chartered savings bank duly organized, validly existing and in good standing (to the extent required) under the laws of the State of New York. The deposits of HRBT are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by HRBT when due. HRBT is a member in good standing of the FHLB and owns the requisite amount of stock therein.

4.2.3. Hudson River Commercial Bank (“HR Bank”) is a New York chartered commercial bank duly organized, validly existing and in good standing (to the extent required) under the laws of the State of New York. The deposits of HR Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by HR Bank when due. The activities of HR Bank have been limited to those set forth in Section 2(a)(5)(E)(ii) of the BHCA.

4.2.4. HRB DISCLOSURE SCHEDULE 4.2.4 sets forth each HRB Subsidiary. Each HRB Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

4.2.5. The respective minute books of HRB, HRBT, HR Bank and each other HRB Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

4.2.6. Prior to the date of this Agreement, HRB has made available to FNFG true and correct copies of the certificate of incorporation or charter and bylaws of HRB, HRBT, HR Bank and each other HRB Subsidiary.

4.3. Capitalization.

4.3.1. The authorized capital stock of HRB consists of 40,000,000 shares of common stock, $0.01 par value per share, of which 30,434,240 shares are outstanding (inclusive of outstanding awards under the HRB Recognition and Retention Plan or under the Deferred

Compensation Agreements), validly issued, fully paid and nonassessable and free of preemptive rights, and 5,000,000 shares of preferred stock, $0.01 par value (“HRB Preferred Stock”), none of which are outstanding. There are 5,273,260 shares of HRB Common Stock held by HRB as treasury stock. Neither HRB nor any HRB Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of HRB Common Stock, or any other security of HRB or a HRB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of HRB Common Stock or any other security of HRB or any HRB Subsidiary, other than shares issuable under the HRB Option Plan and awards under the HRB Recognition Plan that become free from further restrictions upon vesting including the right of the holder, if any, to receive a distribution of accumulated dividends and earnings thereon. HRB DISCLOSURE SCHEDULE 4.3.1 sets forth the name of each holder of options to purchase HRB Common Stock, the number of shares each such individual may acquire pursuant to the exercise of such options, the grant and vesting dates, and the exercise price relating to the options held, as well as the names of each holder of an outstanding restricted stock award under the HRB Recognition Plan, the number of shares subject to each award, the vesting dates and the accumulated dividends and distribution amounts relating thereto as of the date hereof, and earnings thereon in the aggregate (not on an individual holder basis).

4.3.2. HRB owns all of the capital stock of HRBT, free and clear of any lien or encumbrance. HRB owns all of the capital stock of HR Bank, free and clear of any lien or encumbrance. Except for the HRB Subsidiaries, HRB does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of HRB Subsidiaries, equity interests held by HRB Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of HRB Subsidiaries, including stock in the FHLB.

4.3.3. To HRB’s Knowledge, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of HRB Common Stock.

4.4. Authority; No Violation.

4.4.1. HRB has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by HRB’s shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by HRB and the completion by HRB of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of HRB, and no other corporate proceedings on the part of HRB, except for the approval of the HRB shareholders, is necessary to complete the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by HRB, and subject to approval by the shareholders of HRB and receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by FNFG, constitutes the valid and binding obligation of HRB, enforceable against HRB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2. Subject to receipt of Regulatory Approvals and HRB’s and FNFG’s compliance with any conditions contained therein, and to the receipt of the approval of the shareholders of HRB, (A) the execution and delivery of this Agreement by HRB, (B) the consummation of the transactions contemplated hereby, and (C) compliance by HRB with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of HRB or any HRB Subsidiary or the charter and bylaws of HRBT; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to HRB or any HRB Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of HRB or HRBT under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which HRB or HRBT is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on HRB and the HRB Subsidiaries taken as a whole.

4.5. Consents.

Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) approval of the listing of FNFG Common Stock to be issued in the Merger on the Nasdaq, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FNFG Common Stock pursuant to this Agreement, and (f) the approval of this Agreement by the requisite vote of the shareholders of HRB and FNFG, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to HRB’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by HRB, and (y) the completion of the Merger and the Bank Mergers. HRB has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6. Financial Statements.

4.6.1. HRB has previously made available to FNFG the HRB Regulatory Reports. The HRB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

4.6.2. HRB has previously made available to FNFG the HRB Financial Statements. The HRB Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of HRB and the HRB Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

4.6.3. At the date of each balance sheet included in the HRB Financial Statements or the HRB Regulatory Reports, neither HRB nor HRBT, as applicable, had any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such HRB Financial Statements or HRB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.7. Taxes.

Except as set forth in HRB DISCLOSURE SCHEDULE 4.7, HRB and the HRB Subsidiaries that are at least 80 percent owned by HRB are members of the same affiliated group within the meaning of Code Section 1504(a). HRB has duly filed all federal, state and material local tax returns required to be filed by or with respect to HRB and every HRB Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to HRB’s Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from HRB and any HRB Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. Except as set forth in HRB DISCLOSURE SCHEDULE 4.7, as of the date of this Agreement, HRB has received no written notice of, and to HRB’s Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of HRB or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where HRB or any of its Subsidiaries do not file tax returns that HRB or any such Subsidiary is subject to taxation in that jurisdiction. Except as set forth in HRB DISCLOSURE SCHEDULE 4.7, HRB and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. HRB and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and HRB and each of its

Subsidiaries, to HRB’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

4.8. No Material Adverse Effect.

HRB has not suffered any Material Adverse Effect since March 31, 2003 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on HRB.

4.9. Material Contracts; Leases; Defaults.

4.9.1. Except as set forth in HRB DISCLOSURE SCHEDULE 4.9.1, neither HRB nor any HRB Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of HRB or any HRB Subsidiary, except for “at will” arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of HRB or any HRB Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of HRB or any HRB Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by HRB or any HRB Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which HRB or any HRB Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to FNFG or any FNFG Subsidiary; (vi) any other agreement, written or oral, that obligates HRB or any HRB Subsidiary for the payment of more than $50,000 annually or for the payment of more than $150,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment, or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by HRB or any HRB Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

4.9.2. Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger or the Bank Mergers by virtue of the terms of any such lease, is listed in HRB DISCLOSURE SCHEDULE 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither HRB nor any HRB Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3. True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to FNFG on or before the date hereof, are listed on HRB DISCLOSURE SCHEDULE 4.9.1 and are in full force and effect on the date hereof and neither HRB nor any HRB Subsidiary (nor, to the Knowledge of HRB, any other party to any such contract, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any such contract, arrangement or instrument. Except as listed on HRB DISCLOSURE SCHEDULE 4.9.3, no party to any material contract, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, arrangement or instrument as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement. Except as set forth in HRB DISCLOSURE SCHEDULE 4.9.3, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which HRB or any HRB Subsidiary is a party or under which HRB or any HRB Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in HRB DISCLOSURE SCHEDULE 4.9.3, no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of HRB or any HRB Subsidiary or upon the occurrence of a subsequent event; or (y) requires HRB or any HRB Subsidiary to provide a benefit in the form of HRB Common Stock or determined by reference to the value of HRB Common Stock. None of the restrictive covenants contained in Paragraphs 9a.i and 9a.ii of the Homestead Funding Corporation Shareholders Agreement, dated August 18, 2003 (the “Homestead Shareholders Agreement”), included in HRB DISCLOSURE SCHEDULE 4.9.3, are in effect and will not be in effect as a result of the execution of this Agreement or consummation of the transactions contemplated by this Agreement, including the Merger and the Bank Mergers. HRB authorizes FNFG on its behalf to issue the written notice to the parties to the Homestead Shareholders Agreement pursuant to Paragraph 5e thereof. HRB shall use its best efforts to receive from the parties to the Homestead Shareholders Agreement written acknowledgements that such shareholders have no right to purchase the Class A Voting Common Stock of Homestead Funding Corporation owned by HRB (assuming timely notice is provided pursuant to Paragraph 5e of the Homestead Shareholders Agreement) and that as a result of the execution of this Agreement or consummation of the transactions contemplated by this Agreement, including the Merger and the Bank Mergers, Paragraphs 9a.i and 9a.ii of the Homestead Shareholders Agreement do not apply.

4.10. Ownership of Property; Insurance Coverage.

4.10.1. Except as set forth in HRB DISCLOSURE SCHEDULE 4.10, HRB and each HRB Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by HRB or each HRB Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the HRB Regulatory Reports and in the HRB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by an HRB Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the HRB Financial Statements. HRB and the HRB Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by HRB and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the HRB Financial Statements.

4.10.2. With respect to all material agreements pursuant to which HRB or any HRB Subsidiary has purchased securities subject to an agreement to resell, if any, HRB or such HRB Subsidiary, as the case may be, has a lien or security interest (which to HRB’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3. HRB and each HRB Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither HRB nor any HRB Subsidiary, except as disclosed in HRB DISCLOSURE SCHEDULE 4.10.3, has received notice from any insurance carrier during the past five years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by HRB or any HRB Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years HRB and each HRB Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. HRB DISCLOSURE SCHEDULE 4.10.3 identifies all material policies of insurance maintained by HRB and each HRB Subsidiary as well as the other matters required to be disclosed under this Section.

4.11. Legal Proceedings.

Except as set forth in HRB DISCLOSURE SCHEDULE 4.11, neither HRB nor any HRB Subsidiary is a party to any, and there are no pending or, to HRB’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against HRB or any HRB Subsidiary, (ii) to which HRB or any HRB Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of HRB or HRBT to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on HRB.

4.12. Compliance With Applicable Law.

4.12.1. To HRB’s Knowledge, each of HRB and each HRB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither HRB nor any HRB Subsidiary has received any written notice to the contrary.

4.12.2. Each of HRB and each HRB Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of HRB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

4.12.3. For the period beginning January 1, 2001, neither HRB nor any HRB Subsidiary has received any written notification or, to HRB’s Knowledge, any other communication from any Bank Regulator (i) asserting that HRB or any HRB Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to HRB or any HRB Subsidiary; (iii) requiring, or threatening to require, HRB or any HRB Subsidiary, or indicating that HRB or any HRB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of HRB or any HRB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of HRB or any HRB Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “HRB Regulatory Agreement”). Neither HRB nor any HRB Subsidiary has consented to or entered into any HRB Regulatory Agreement that is currently in effect or that was in effect since January 1, 1998. The most recent regulatory rating given to HRBT as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better.

4.12.4. Hudson River Funding Corp. (the “HR REIT”) (A) was established in 1997 as a “real estate investment trust” as defined in Section 856(a) of the Code, (B) has met at all times since January 1997 the requirements of Section 857(a) of the Code, (C) has not relied at any time since January 1999 on Section 856(c)(6) of the Code, (D) has not had at any time since January 1997 any “net income derived from prohibited transactions” within the meaning of Section 857(b)(6) of the Code and (E) has not issued any stock or securities as part of a multiple party financing transaction described in IRS Notice 97-21, 1997-11 I.R.B. 2, or Treasury Regulations Section 1.7701(1)-3.

4.13. Employee Benefit Plans.

4.13.1. HRB DISCLOSURE SCHEDULE 4.13.1 includes a descriptive list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements maintained by HRB or any HRB Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of HRB or any HRB Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “HRB Compensation and Benefit Plans”). Except as set forth in HRB DISCLOSURE SCHEDULE 4.13.1, neither HRB nor any of its Subsidiaries has any commitment to create any additional HRB Compensation and Benefit Plan or to materially modify, change or renew any existing HRB Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof, HRB has made available to FNFG true and correct copies of the HRB Compensation and Benefit Plans.

4.13.2. To the Knowledge of HRB and except as disclosed in HRB DISCLOSURE SCHEDULE 4.13.2, each HRB Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each HRB Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and HRB is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of HRB, threatened action, suit or claim relating to any of the HRB Compensation and Benefit Plans (other than routine claims for benefits). Neither HRB nor any HRB Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any HRB Compensation and Benefit Plan that would reasonably be expected to subject HRB or any HRB Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

4.13.3. Except as set forth in HRB DISCLOSURE SCHEDULE 4.13.3, no liability to any Governmental Entity, other than PBGC premiums arising in the ordinary course of business, has been or is expected by HRB or any of its Subsidiaries to be incurred with respect to any HRB Compensation and Benefit Plan which is a defined benefit plan subject to Title IV of ERISA (“Defined Benefit Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by HRB or any entity which is considered one employer with HRB under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (such plan hereinafter referred to as an “ERISA Affiliate Plan”). To the Knowledge of HRB, except as set forth in HRB DISCLOSURE SCHEDULE 4.13.3, no HRB Defined Benefit Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof. Except as set forth in HRB DISCLOSURE SCHEDULE 4.13.3, the fair market value of the assets of each HRB Defined Benefit Plan exceeds the present value of the benefits guaranteed under Section 4022 of ERISA under such HRB Defined Benefit Plan as of the end of the most recent plan year with respect to the respective HRB Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such HRB Defined Benefit Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any HRB Defined Benefit Plan within the 12-month period ending on the date hereof. Except as set forth in HRB DISCLOSURE SCHEDULE 4.13.3, neither HRB nor any of its Subsidiaries has provided, or is required to provide, security to any HRB Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA. Neither HRB, its Subsidiaries, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after January 1, 1998. To the Knowledge of HRB, and except as set forth in HRB DISCLOSURE SCHEDULE 4.13.3, there is no pending investigation or enforcement action by any Bank Regulator with respect to any HRB Compensation and Benefit Plan or any ERISA Affiliate Plan.

4.13.4. Except as set forth in HRB DISCLOSURE SCHEDULE 4.13.4, all material contributions required to be made under the terms of any HRB Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which HRB or any HRB Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on HRB’s consolidated financial statements to the extent required by GAAP. HRB and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable HRB Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

4.13.5. Except as set forth in HRB DISCLOSURE SCHEDULE 4.13.5, neither HRB nor any HRB Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any HRB Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as set forth in HRB DISCLOSURE SCHEDULE 4.13.5, there has been no communication to employees by HRB or any HRB Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

4.13.6. Except as set forth in HRB DISCLOSURE SCHEDULE 4.13.6, HRB and its Subsidiaries do not maintain any HRB Compensation and Benefit Plans covering employees who are not United States residents.

4.13.7. With respect to each HRB Compensation and Benefit Plan, if applicable, HRB has provided or made available to FNFG copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) most recent actuarial report and financial statement; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last two years; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

4.13.8. Except as disclosed in HRB DISCLOSURE SCHEDULE 4.13.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any HRB Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any HRB Compensation and Benefit Plan.

4.13.9. Except as disclosed in HRB DISCLOSURE SCHEDULE 4.13.9, neither HRB nor any HRB Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

4.13.10. To the Knowledge of HRB, the consummation of the Mergers and the Bank Mergers will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of HRB or any HRB Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code), except as set forth in HRB DISCLOSURE SCHEDULE 4.13.10.

4.13.11. Except as disclosed in HRB DISCLOSURE SCHEDULE 4.13.11, there are no stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the HRB Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

4.13.12. HRB DISCLOSURE SCHEDULE 4.13.12 sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers, and employees whose annual rate of salary is $75,000 or greater, of HRBT or HRB, their title and rate of salary, and their date of hire. HRB DISCLOSURE SCHEDULE 4.13.12 also sets forth any changes to any HRB Compensation and Benefit Plan since March 31, 2003.

4.14. Brokers, Finders and Financial Advisors.

Neither HRB nor any HRB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) by HRB and the fee payable pursuant thereto. A true and correct copy of the engagement agreement with Sandler O’Neill, setting forth the fee payable to Sandler O’Neill for its services rendered to HRB in connection with the Merger and transactions contemplated by this Agreement, is attached to HRB DISCLOSURE SCHEDULE 4.14.

4.15. Environmental Matters.

4.15.1. Except as may be set forth in HRB DISCLOSURE SCHEDULE 4.15 and any Phase I Environmental Report identified therein, with respect to HRB and each HRB Subsidiary:

(A) Each of HRB and the HRB Subsidiaries, the Participation Facilities, and, to HRB’s Knowledge, the Loan Properties are, and have been, in substantial compliance with, and are not liable under, any Environmental Laws;

(B) HRB has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to HRB’s Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or any of the HRB Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (as defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of the HRB Subsidiaries or any Participation Facility;

(C) HRB has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to HRB’s Knowledge no such action is threatened, before any court, governmental agency or other forum relating to or against any Loan Property (or HRB or any of the HRB Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

(D) To HRB’s Knowledge, the properties currently owned or operated by HRB or any HRB Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law;

(E) Neither HRB nor any HRB Subsidiary during the past five years has received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(F) To HRB’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by HRB or any of the HRB Subsidiaries or any Participation Facility, and to HRB’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by HRB or any of the HRB Subsidiaries or any Participation Facility; and

(G) To HRB’s Knowledge, during the period of (s) HRB’s or any of the HRB Subsidiaries’ ownership or operation of any of their respective current properties or (t) HRB’s or any of the HRB Subsidiaries’ participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws. To HRB’s Knowledge, prior to the period of (x) HRB’s or any of the HRB Subsidiaries’ ownership or operation of any of their respective current properties or (y) HRB’s or any of the HRB Subsidiaries’ participation in the management of any Participation Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

4.15.2. “Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property. “Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

4.16. Loan Portfolio.

4.16.1. The allowance for loan losses reflected in HRB’s audited consolidated balance sheet at March 31, 2003 was, and the allowance for loan losses shown on the balance sheets in HRB’s Securities Documents for periods ending after March 31, 2003 was or will be, as the case may be, adequate, as of the dates thereof, under GAAP.

4.16.2. HRB DISCLOSURE SCHEDULE 4.16.2 sets forth a listing, as of the most recently available date (and in no event later than February 29, 2004), by account, of: (A) all loans (including loan participations) of HRBT or any other HRB Subsidiary that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of HRBT or any other HRB Subsidiary which have been terminated by HRBT or any other HRB Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) all loans, lines of credit and loan commitments as to which HRBT or any other HRB Subsidiary has given written notice of its intent to terminate during the past twelve months; (D)

with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from HRBT or any other HRB Subsidiary to any of their respective borrowers, customers or other parties during the past twelve months wherein HRBT or any other HRB Subsidiary has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (E) each borrower, customer or other party which has notified HRBT or any other HRB Subsidiary during the past twelve months of, or has asserted against HRBT or any other HRB Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of HRBT, each borrower, customer or other party which has given HRBT or any other HRB Subsidiary any oral notification of, or orally asserted to or against HRBT or any other HRB Subsidiary, any such claim; (F) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith, and (G) all assets classified by HRBT or any HRBT Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. DISCLOSURE SCHEDULE 4.16.2 may exclude any individual loan with a principal outstanding balance of less than $100,000, provided that DISCLOSURE SCHEDULE 4.16.2 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $100,000 that have been excluded.

4.16.3. All loans receivable (including discounts) and accrued interest entered on the books of HRB and the HRB Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of HRB’s or the appropriate HRB Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be, except as set forth in HRB DISCLOSURE SCHEDULE 4.16.3. To the Knowledge of HRB, the loans, discounts and the accrued interest reflected on the books of HRB and the HRB Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. Except as set forth in HRB DISCLOSURE SCHEDULE 4.16.3, all such loans are owned by HRB or the appropriate HRB Subsidiary free and clear of any liens.

4.16.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

4.17. Securities Documents.

HRB has made available to FNFG copies of its (i) annual reports on Form 10-K for the years ended March 31, 2003, 2002 and 2001, (ii) quarterly report on Form 10-Q for the quarters ended June 30, September 30 and December 31, 2003, and (iii) proxy materials used or for use in connection with its meetings of shareholders held in 2003, 2002 and 2001. Such reports, prospectus and proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

4.18. Related Party Transactions.

Except as described in HRB’s Proxy Statement distributed in connection with the annual meeting of shareholders held in August 2003 (which has previously been provided to FNFG), or as set forth in HRB DISCLOSURE SCHEDULE 4.18, neither HRB nor any HRB Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of HRB or any HRB Affiliate. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of HRB or any HRB Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither HRB nor any HRB Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by HRB is inappropriate.

4.19. Deposits.

Except as set forth in HRB DISCLOSURE SCHEDULE 4.20, none of the deposits of HRB or any HRB Subsidiary is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

4.20. Antitakeover Provisions Inapplicable; Required Vote.

The Board of Directors of HRB has, to the extent such statute is applicable, taken all action (including appropriate approvals of the Board of Directors of HRB) necessary to exempt FNFG, the Merger, the Merger Agreement and the transactions contemplated hereby from Section 203 of the DGCL. The affirmative vote of a majority of the issued and outstanding shares of HRB Common Stock is required to approve this Agreement and the Merger under HRB’s certificate of incorporation and the DGCL.

4.21. Registration Obligations.

Neither HRB nor any HRB Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.22. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for HRB’s own account, or for the account of one or more of HRB’s Subsidiaries or their customers (all of which are set forth in HRB DISCLOSURE SCHEDULE 4.23), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of HRB, with counterparties believed to be financially responsible at the time; and to HRB’s Knowledge each of them constitutes the valid and legally binding obligation of HRB or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither HRB nor any HRB Subsidiary, nor to the Knowledge of HRB any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.23. Fairness Opinion.

HRB has received a written opinion from Sandler O’Neill to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of HRB pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24. Trust Accounts

HRBT and each of its subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither HRBT nor any other HRB Subsidiary, and to the Knowledge of HRB, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

4.25. Intellectual Property

HRB and each HRB Subsidiary owns or, to HRB’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment (except as set forth in HRB DISCLOSURE SCHEDULE 4.25), and neither HRB nor any HRB Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. HRB and each HRB Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of HRB, the conduct of the business of HRB and each HRB Subsidiary as currently conducted or proposed to be conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.26. Labor Matters

There are no labor or collective bargaining agreements to which HRB or any HRB Subsidiary is a party. To the Knowledge of HRB, there is no union organizing effort pending or threatened against HRB or any HRB Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of HRB, threatened against HRB or any HRB Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of HRB, threatened against HRB or any HRB Subsidiary (other than routine employee grievances that are not related to union employees). HRB and each HRB Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

4.27. HRB Information Supplied

The information relating to HRB and any HRB Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by HRB with respect to statements made or incorporated by reference therein based on information supplied by FNFG specifically for inclusion or incorporation by reference in the Merger Registration Statement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF FNFG

FNFG represents and warrants to HRB that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), subject to the standard set forth in Section 5.1, and except as set forth in the FNFG DISCLOSURE SCHEDULE delivered by FNFG to HRB on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date. FNFG has made a good faith effort to ensure that the disclosure on each schedule of the FNFG DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the FNFG DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of FNFG shall include the Knowledge of First Niagara Bank and First Niagara Commercial Bank.

5.1. Standard.

No representation or warranty of FNFG contained in this Article V shall be deemed untrue or incorrect, and FNFG shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 5.2 (other than the last sentence of Sections 5.2.1 and 5.2.2), 5.3, and 5.4, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained.

5.2. Organization.

5.2.1. FNFG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a savings and loan holding company under the HOLA. FNFG has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2. First Niagara Bank is a savings bank duly organized, validly existing and in good standing (to the extent required) under federal law. The deposits of First Niagara Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. First Niagara Bank is a member in good standing of the FHLB and own the requisite amount of stock therein.

5.2.3. First Niagara Commercial Bank is a New York chartered commercial bank duly organized, validly existing and in good standing (to the extent required) under the laws of the State of New York. The deposits of First Niagara Commercial Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by First Niagara Commercial Bank when due. The activities of First Niagara Commercial Bank have been limited to those set forth in Section 2(a)(5)(E)(ii) of the BHCA.

5.2.4. FNFG DISCLOSURE SCHEDULE 5.2.3 sets forth each FNFG Subsidiary. Each FNFG Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

5.2.5. The respective minute books of FNFG and each FNFG Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

5.2.6. Prior to the date of this Agreement, FNFG has made available to HRB true and correct copies of the certificate of incorporation and bylaws of FNFG and First Niagara Bank and the FNFG Subsidiaries.

5.3. Capitalization.

5.3.1. The authorized capital stock of FNFG consists of 250,000,000 shares of common stock, $0.01 par value, of which 84,125,973 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 50,000,000 shares of preferred stock, $0.01 par value (“FNFG Preferred Stock”), none of which are outstanding. There are no shares of FNFG Common Stock held by FNFG as treasury stock. Neither FNFG nor any FNFG Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of FNFG Common Stock, or any other security of FNFG or any securities representing the right to vote, purchase or otherwise receive any shares of FNFG Common Stock or any other security of FNFG, other than shares issuable under the FNFG Stock Benefit Plans.

5.3.2. FNFG owns all of the capital stock of First Niagara Bank free and clear of any lien or encumbrance. First Niagara Bank owns all of the capital stock of First Niagara Commercial Bank free and clear of any lien or encumbrance.

5.3.3. To the Knowledge of FNFG, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of FNFG Common Stock.

5.4. Authority; No Violation.

5.4.1. FNFG has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, and the approval of the FNFG shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by FNFG and the completion by FNFG of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of FNFG, and no other corporate proceedings on the part of FNFG, except for the approval of the FNFG shareholders, are necessary to complete the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by FNFG, and subject to approval by the shareholders of FNFG and receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by HRB, constitutes the valid and binding obligations of FNFG, enforceable against FNFG in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2. Subject to receipt of Regulatory Approvals and HRB’s and FNFG’s compliance with any conditions contained therein, and to the receipt of the approval of the shareholders of FNFG, (A) the execution and delivery of this Agreement by FNFG, (B) the consummation of the transactions contemplated hereby, and (C) compliance by FNFG with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of FNFG or any FNFG Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FNFG or any FNFG Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FNFG or any FNFG Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on FNFG.

5.5. Consents.

Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) approval of the listing of FNFG Common Stock to be issued in the Merger on the Nasdaq, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FNFG Common Stock pursuant to this Agreement, and (f) the approval of this Agreement by the requisite vote of the shareholders of HRB and FNFG, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to FNFG’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by FNFG, and (y) the completion of the Merger and the Bank Mergers. FNFG has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

5.6. Financial Statements.

5.6.1. FNFG has previously made available to HRB the FNFG Financial Statements. The FNFG Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of FNFG and the FNFG Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.2. At the date of each balance sheet included in the FNFG Financial Statements, FNFG did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such FNFG Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.7. Taxes.

FNFG and the FNFG Subsidiaries that are at least 80 percent owned by FNFG are members of the same affiliated group within the meaning of Code Section 1504(a). FNFG has duly filed all federal, state and material local tax returns required to be filed by or with respect to FNFG and each FNFG Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of FNFG, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from FNFG and any FNFG Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, FNFG has received no notice of, and to the Knowledge of FNFG, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of FNFG or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where FNFG or any of its Subsidiaries do not file tax returns that FNFG or any such Subsidiary is subject to taxation in that jurisdiction. Except as set forth in FNFG DISCLOSURE SCHEDULE 5.7, FNFG and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. FNFG and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and FNFG and each of its Subsidiaries, to the Knowledge of FNFG, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

5 .8. No Material Adverse Effect.

FNFG has not suffered any Material Adverse Effect since December 31, 2003 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on FNFG.

5.9. Ownership of Property; Insurance Coverage.

5.9.1. FNFG and each FNFG Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by FNFG or each FNFG Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the FNFG Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a FNFG Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the FNFG Financial Statements. FNFG and the FNFG Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by FNFG and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

5.9.2. FNFG and each FNFG Subsidiary currently maintain insurance considered by FNFG to be reasonable for their respective operations.

5.10. Legal Proceedings.

Except as disclosed in FNFG DISCLOSURE SCHEDULE 5.10, neither FNFG nor any FNFG Subsidiary is a party to any, and there are no pending or, to the Knowledge of FNFG, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against FNFG or any FNFG Subsidiary, (ii) to which FNFG or any FNFG Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which would reasonably be expected to adversely affect the ability of FNFG to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

5.11. Compliance With Applicable Law.

5.11.1. To the Knowledge of FNFG, each of FNFG and each FNFG Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither FNFG nor any FNFG Subsidiary has received any written notice to the contrary.

5.11.2. Each of FNFG and each FNFG Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of FNFG, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

5.11.3. For the period beginning January 1, 2001, neither FNFG nor any FNFG Subsidiary has received any written notification or, to the Knowledge of FNFG, any other communication from any Bank Regulator (i) asserting that FNFG or any FNFG Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to FNFG or First Niagara Bank or First Niagara Commercial Bank; (iii) requiring or threatening to require FNFG or any FNFG Subsidiary, or indicating that FNFG or any FNFG Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of FNFG or any FNFG Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of FNFG or any FNFG Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “FNFG Regulatory Agreement”). Neither FNFG nor any FNFG Subsidiary has consented to or entered into any currently effective FNFG Regulatory Agreement. The most recent regulatory rating given to First Niagara Bank as to compliance with the CRA is satisfactory or better.

5.11.4. FNFG and each FNFG Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

5.12. Employee Benefit Plans.

5.12.1. FNFG DISCLOSURE SCHEDULE 5.12 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other benefit practices, policies and arrangements maintained by FNFG or any FNFG Subsidiary and in which employees in general may participate (the “FNFG Compensation and Benefit Plans”). Each FNFG Compensation and Benefit Plan has been administered in form and in operation, in all material respects with its terms and all applicable requirements of law and no notice has been issued by any Governmental Authority questioning or challenging such compliance. With respect to each of the FNFG Compensation and Benefit Plans, if applicable, FNFG has provided or made available to HRB copies of the most recent summary plan description (or other such summary of the terms of the plan).

5.12.2. To the Knowledge of FNFG and except as disclosed in FNFG DISCLOSURE SCHEDULE 5.12.2, each FNFG Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each FNFG Compensation and Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and FNFG is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of FNFG, threatened action, suit or claim relating to any of the FNFG Compensation and Benefit Plans (other than routine claims for benefits). Neither FNFG nor any FNFG Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any FNFG Compensation and Benefit Plan that would reasonably be expected to subject FNFG or any FNFG Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

5.12.3. No liability to any Governmental Entity, other than PBGC premiums arising in the ordinary course of business, has been or is expected by FNFG or any of its Subsidiaries to be incurred with respect to any FNFG Compensation and Benefit Plan which is a Defined Benefit Plan or with respect to any ERISA Affiliate Plan currently or formerly maintained by FNFG or any ERISA Affiliate. To the Knowledge of FNFG, except as set forth in FNFG DISCLOSURE SCHEDULE 5.12.3, no FNFG Defined Benefit Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof. Except as set forth in FNFG DISCLOSURE SCHEDULE 5.12.3, the fair market value of the assets of each FNFG Defined Benefit Plan exceeds the present value of the benefits guaranteed under Section 4022 of ERISA under such FNFG Defined Benefit Plan as of the end of the most recent plan year with respect to the respective FNFG Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such FNFG Defined Benefit Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any FNFG Defined Benefit Plan within the 12-month period ending on the date hereof. Neither FNFG nor any of its Subsidiaries has provided, or is required to provide, security to any FNFG Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA. Neither FNFG, its Subsidiaries, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after January 1, 1998. To the Knowledge of FNFG, there is no pending investigation or enforcement action by any Bank Regulator with respect to any FNFG Compensation and Benefit Plan or any ERISA Affiliate Plan.

5.12.4. All material contributions required to be made under the terms of any FNFG Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which FNFG or any FNFG Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on FNFG’s consolidated financial statements to the extent required by GAAP. FNFG and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable FNFG Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

5.13. Environmental Matters.

5.13.1. To the Knowledge of FNFG, neither the conduct nor operation of their business nor any condition of any property currently or previously owned or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon FNFG or any of FNFG Subsidiary. To the Knowledge of FNFG, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to FNFG or any FNFG Subsidiary by reason of any Environmental Laws. Neither FNFG nor any FNFG Subsidiary during the past five years has received any written notice from any Person that FNFG or any FNFG Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon FNFG or any FNFG Subsidiary.

5.13.2. There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the FNFG ‘s Knowledge, threatened, before any court, governmental agency or other forum against FNFG or any FNFG Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by any of the FNFG .

5.14. Loan Portfolio.

5.14.1. The allowance for credit losses reflected in FNFG’s audited statement of condition at December 31, 2003 was, and the allowance for credit losses shown on the balance sheets in FNFG’s Securities Documents for periods ending after December 31, 2003 will be, adequate, as of the dates thereof, under GAAP.

5.14.2. FNFG DISCLOSURE SCHEDULE 5.14 sets forth a listing, as of the most recently available date (and in no event later than February 29, 2004), all loans of FNFG and any FNFG Subsidiary, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and all assets classified by FNFG or any FNFG Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. DISCLOSURE SCHEDULE 5.14 may exclude any individual loan with a principal outstanding balance of less than $100,000.

5.14.3. All loans receivable (including discounts) and accrued interest entered on the books of FNFG and the each FNFG Subsidiary arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of FNFG, the loans, discounts and the accrued interest reflected on the books of FNFG and the FNFG Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.

5.14.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

5.15. Securities Documents.

FNFG has made available to HRB copies of its (i) annual reports on Form 10-K for the years ended December 31, 2003, 2002 and 2001, and (ii) proxy materials used or for use in connection with its meetings of shareholders held in 2003, 2002 and 2001. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

5.16. Deposits.

None of the deposits of any FNFG Subsidiary is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

5.17. Antitakeover Provisions Inapplicable.

The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination”

or other antitakeover laws and regulations of any state, including the provisions of Section 203 of the DGCL applicable to FNFG or any FNFG Subsidiary. The affirmative vote of a majority of the issued and outstanding shares of FNFG Common Stock is required to approve this Agreement and the Merger under FNFG’s certificate of incorporation and the DGCL.

5.18. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for FNFG’s own account, or for the account of one or more of FNFG’s Subsidiaries or their customers, were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of FNFG, with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of FNFG or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither FNFG nor any of its Subsidiaries, nor to the Knowledge of FNFG, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

5.19. Brokers, Finders and Financial Advisors.

Neither FNFG nor any FNFG Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, except for the retention of Ryan, Beck & Co. by FNFG and the fee payable pursuant thereto.

5.20. FNFG Common Stock

The shares of FNFG Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.21. Material Contracts

Neither FNFG nor any FNFG Subsidiary is a party to or subject to: (i) any collective bargaining agreement with any labor union relating to employees of FNFG or any FNFG Subsidiary; (ii) any agreement which by its terms limits the payment of dividends by FNFG or any FNFG Subsidiary, or (iii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by FNFG or any FNFG Subsidiary.

5.22. FNFG Information Supplied

The information relating to FNFG and any FNFG Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other

Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by FNFG with respect to statements made or incorporated by reference therein based on information supplied by HRB specifically for inclusion or incorporation by reference in the Merger Registration Statement.

5.23. Trust Accounts

First Niagara Bank and each of its subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither First Niagara Bank nor any other FNFG Subsidiary, and to the Knowledge of FNFG, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

5.24. Fairness Opinion

FNFG has received an opinion from Ryan Beck to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be paid by FNFG to the shareholders of HRB pursuant to this Agreement is fair to FNFG shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

ARTICLE VI

COVENANTS OF HRB

6.1. Conduct of Business.

6.1.1. Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of FNFG, which consent will not be unreasonably withheld, conditioned or delayed, HRB will, and it will cause each HRB Subsidiary to: operate its business, only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would (i) adversely affect the ability of the parties to obtain any Regulatory Approval or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement.

6.1.2. Negative Covenants. HRB agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in HRB DISCLOSURE SCHEDULE 6.1.2, or consented to by FNFG in writing (which consent shall not be unreasonably withheld or delayed), it will not, and it will cause each HRB Subsidiary not to:

(A) change or waive any provision of its Certificate of Incorporation, Charter or Bylaws, except as required by law, or appoint a new director to the board directors;

(B) change the number of authorized or issued shares of its capital stock, issue any shares of HRB Common Stock that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the HRB Option Plan or the HRB Recognition Plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (i) HRB may issue shares of HRB Common Stock upon the valid exercise, in accordance with the information set forth in HRB DISCLOSURE SCHEDULE 4.3.1, of presently outstanding HRB Options issued under the HRB Option Plan, (ii) HRB may continue to pay its regular quarterly cash dividend of $0.08 per share (which may be increased to $0.09 per share as to the dividend payable in August and November 2004) with payment and record dates consistent with past practice (provided the declaration of the last quarterly dividend by HRB prior to the Effective Time and the payment thereof shall be coordinated with FNFG so that holders of HRB Common Stock do not receive dividends on both HRB Common Stock and FNFG Common Stock received in the Merger in respect of such quarter or fail to receive a dividend on at least one of the HRB Common Stock or FNFG Common Stock received in the Merger in respect of such quarter), and (iii) any HRB Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations) and the HR REIT may continue to pay dividends on the shares of preferred stock and common stock issued and outstanding as of the date hereof consistent with past practice.

(C) enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

(D) other than as set forth in HRB DISCLOSURE SCHEDULE 6.1.2(D), make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on HRB DISCLOSURE SCHEDULES 4.9.1 and 4.13.1, (ii) pay increases previously authorized by HRB to take effect as of April 1, 2004, which are set forth in HRB DISCLOSURE SCHEDULE 6.1.2, (iii) as to non-officer employees, pay increases in the ordinary course of business consistent with past practice, (iv) the payment of bonuses with respect the fiscal year ended March 31, 2004 consistent with past practice as to amounts and positions covered, the expenses of which have been accrued in accordance with GAAP as of the date hereof, (v) the payment immediately prior to the Effective Time of pro-rata bonuses to employees other than officers who are a party to an employment agreement with HRBT as of the date hereof (pro rata for the portion of the fiscal year ending March 31, 2005 that precedes the Effective Time), consistent with past practice as to amounts and positions covered, the expenses of which will have been accrued in accordance with GAAP through the date thereof consistent with past practice. Neither HRB nor any HRB Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000, provided that HRB or an HRB Subsidiary may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business. In addition, HRB may agree to pay employees of HRB or HRBT, who are identified by HRB and agreed to by FNFG, a retention bonus in an individual amount to be agreed to by HRB and FNFG and in an aggregate amount as to all retention bonuses not in excess of $200,000 or such other amount as the parties may agree.

(F) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

(G) merge or consolidate HRB or any HRB Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of HRB or any HRB Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between HRB, or any HRB Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any HRB Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(H) sell or otherwise dispose of the capital stock of HRB or sell or otherwise dispose of any asset of HRB or of any HRB Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of HRB or of any HRB Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(I) voluntarily take any action which would result in any of the representations and warranties of HRB or HRBT set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(J) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating HRB or HRBT;

(K) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which HRB or any HRB Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(L) purchase any equity securities, or purchase any securities other than securities (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, (ii) having a face amount of not more than $5,000,000, (iii) with a weighted average life of not more than five years and (iv) otherwise in the ordinary course of business consistent with past practice;

(M) except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the HRB DISCLOSURE SCHEDULE 6.12(M), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $1,500,000 for a commercial real estate loan or $1,500,000 for a commercial business loan, or in excess of $750,000 for a residential loan. In addition, the prior approval of FNFG is required with respect to the foregoing: (i) any new loan or credit facility commitment in an amount of $750,000 or greater to any borrower or group of affiliated borrowers whose credit exposure with HRBT, HRB or any HRB Subsidiary, in the aggregate, exceeds $5,000,000 prior thereto or as a result thereof; and (ii) any new loan or credit facility commitment in excess of $750,000 to any person residing, or any property located, outside of New York State.

(N) except as set forth on the HRB DISCLOSURE SCHEDULE 6.12(N), enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(O) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q) make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(R) except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any HRB Employee Plan;

(S) except as set forth in HRB DISCLOSURE SCHEDULE 6.12(S), make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(T) except as set forth in HRB DISCLOSURE SCHEDULE 6.12(T), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U) sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) (and provided that First Niagara Bank will be given the first opportunity to purchase any loan participation being sold) or OREO properties (other than sales of OREO which generate a net book loss of not more than $20,000 per property);

(V) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by HRB or HRBT of more than $50,000 annually, or containing any financial commitment extending beyond 24 months from the date hereof;

(W) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $50,000 individually or $100,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(X) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(Y) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(Z) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with FNFG and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of FNFG (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of FNFG (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

(AA) agree to do any of the foregoing.

6.2. Current Information.

6.2.1. During the period from the date of this Agreement to the Effective Time, HRB will cause one or more of its representatives to confer with representatives of FNFG and report the general status of its ongoing operations at such times as FNFG may reasonably request. HRB will promptly notify FNFG of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving HRB or any HRB Subsidiary. Without limiting the foregoing, senior officers of FNFG and HRB shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of HRB and its Subsidiaries, in accordance with applicable law, and HRB shall give due consideration to FNFG’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither FNFG nor any FNFG Subsidiary shall under any circumstance be permitted to exercise control of HRB or any HRB Subsidiary prior to the Effective Time.

6.2.2. HRBT and First Niagara Bank shall meet on a regular basis to discuss and plan for the conversion of HRBT’s data processing and related electronic informational systems to those used by First Niagara Bank, which planning shall include, but not be limited to, discussion of the possible termination by HRBT of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by HRBT in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that HRBT shall not be obligated to take any such action prior to the Effective Time and, unless HRBT otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that HRBT takes, at the request of First Niagara Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, First Niagara Bank shall indemnify HRBT for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by HRB, or a termination of this Agreement under Section 11.1.8 or 11.1.9.

6.2.3. HRBT shall provide First Niagara Bank, within fifteen (15) business days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due) as of the end of such month and (iv) and impaired loans. On a monthly basis, HRB shall provide First Niagara Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

6.2.4. HRB shall promptly inform FNFG upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of HRB or any HRB Subsidiary under any labor or employment law.

6.3. Access to Properties and Records.

Subject to Section 12.1 hereof, HRB shall permit FNFG reasonable access upon reasonable notice to its properties and those of the HRB Subsidiaries, and shall disclose and make available to FNFG during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter HRB reasonably determines should be treated as confidential) and shareholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which FNFG may have a reasonable interest; provided, however, that HRB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. HRB shall provide and shall request its auditors to provide FNFG with such historical financial information regarding it (and related audit reports and consents) as FNFG may reasonably request for securities disclosure purposes. FNFG shall use commercially reasonable efforts to minimize any interference with HRB’s regular business operations during any such access to HRB’s property, books and records. HRB and each HRB Subsidiary shall permit FNFG, at its expense, to cause a “phase I environmental audit” and a “phase II environmental audit” to be performed at any physical location owned or occupied by HRB or any HRB Subsidiary. In the event any subsurface or phase II site assessments are conducted, FNFG shall indemnify HRB and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.

6.4. Financial and Other Statements.

6.4.1. Promptly upon receipt thereof, HRB will furnish to FNFG copies of each annual, interim or special audit of the books of HRB and the HRB Subsidiaries made by its independent auditors and copies of all internal control reports submitted to HRB by such auditors in connection with each annual, interim or special audit of the books of HRB and the HRB Subsidiaries made by such auditors.

6.4.2. As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, HRB will deliver to FNFG the Securities Documents filed by it with the SEC under the Securities Laws. HRB will furnish to FNFG copies of all documents, statements and reports as it or any HRB Subsidiary shall send to its shareholders, the FDIC, the FRB, the Department or any other regulatory authority, except as legally prohibited thereby. Within 25 days after the end of each month, HRB will deliver to FNFG a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

6.4.3. HRB will advise FNFG promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of HRB or any of the HRB Subsidiaries.

6.4.4. With reasonable promptness, HRB will furnish to FNFG such additional financial data that HRB possesses and as FNFG may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

6.5. Maintenance of Insurance.

HRB shall maintain, and cause each HRB Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of theirs properties and the nature of their business

6.6. Disclosure Supplements.

From time to time prior to the Effective Time, HRB will promptly supplement or amend the HRB DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such HRB DISCLOSURE SCHEDULE or which is necessary to correct any information in such HRB DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such HRB DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7. Consents and Approvals of Third Parties.

HRB shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, HRB shall utilize the services of a professional proxy soliciting firm to provide assistance in obtaining the shareholder vote required to be obtained by it hereunder.

6.8. All Reasonable Efforts.

Subject to the terms and conditions herein provided, HRB agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9. Failure to Fulfill Conditions.

In the event that HRB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify FNFG.

6.10. No Solicitation.

From and after the date hereof until the termination of this Agreement, neither HRB, nor any HRB Subsidiary, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by HRB or any of its Subsidiaries), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries, or authorize or permit any of its officers, directors, or employees or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its subsidiaries to take any such action, and HRB shall notify FNFG orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its Subsidiaries or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters, provided, however, that nothing contained in this Section 6.10 shall prohibit the Board of Directors of HRB from furnishing information to, or entering into discussions or negotiations with any person or entity that makes an unsolicited written proposal to acquire HRB pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that, (A) the Board of Directors of HRB has consulted with its independent financial advisor as to whether such proposal may be or could be superior to the Merger from a financial point-of-view to HRB’s shareholders, (B) the Board of Directors of HRB, after consultation with and after considering the advice of independent legal counsel, determines in good faith that the failure to furnish information to or enter into discussions with such person may cause the Board of Directors of HRB to breach its fiduciary duties to shareholders under applicable law; (C) such Acquisition Proposal was not solicited by HRB and did not otherwise result from a breach of this Section 6.10 by HRB (such proposal that satisfies (A), (B) and (C) being referred to herein as a “Superior Proposal”); (D) HRB promptly notifies FNFG of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with HRB or any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any inquiries, proposals or offers, and receives from such person or entity an executed confidentiality agreement in form and substance identical in all material respects to the confidentiality agreement that HRB and FNFG entered into; and (E) the HRB Shareholders Meeting has not occurred. For purposes of this Agreement, “Acquisition Proposal” shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving HRB or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the consolidated assets of HRB, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of HRB or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

6.11. Reserves and Merger-Related Costs.

HRB agrees to consult with FNFG with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves). FNFG and HRB shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as FNFG shall reasonably request and which are not inconsistent with GAAP, provided that no such actions need be effected until FNFG shall have irrevocably certified to HRB that all conditions set forth in Article IX to the obligation of FNFG to consummate the transactions contemplated hereby (other than the delivery of certificates or opinions) have been satisfied or, where legally permissible, waived.

6.12. Board of Directors and Committee Meetings.

HRB and HRBT shall permit representatives of FNFG (no more than two) to attend any meeting of the Board of Directors of HRB and/or HRBT or the Executive and Loan Committees thereof as an observer (the “Observer”), provided that neither HRB nor HRBT shall be required to permit the FNFG representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of HRB or HRBT or during any other matter that the respective Board of Directors has reasonably determined to be confidential with respect to FNFG’s participation.

ARTICLE VII

COVENANTS OF FNFG

7.1. Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of HRB, which consent will not be unreasonably withheld, FNFG will, and it will cause each FNFG Subsidiary to: conduct its business only in the usual, regular and ordinary course consistent with past practices; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied; (iv) change or waive any provision of its Certificate of Incorporation, except as required by law; (v) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for establishing regulatory accounting principles; or (vi) result in the declaration, setting aside or payment of any extraordinary dividend or other distribution in respect of its capital stock.

7.2. Current Information.

During the period from the date of this Agreement to the Effective Time, FNFG will cause one or more of its representatives to confer with representatives of HRB and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as HRB may reasonably request. FNFG will promptly notify HRB, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution of material litigation involving FNFG and any FNFG Subsidiary. FNFG will consult with HRB in advance with respect to any proposed material change in the business or operations of FNFG and with respect to any material strategic activities of FNFG. FNFG shall be reasonably responsive to requests by HRB for access to such information and personnel regarding FNFG and its Subsidiaries as may be reasonably necessary for HRB to confirm that the representations and warranties of FNFG contained herein are true and correct and that the covenants of FNFG contained herein have been performed in all material respects; provided, however, that FNFG shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in FNFG’s reasonable judgment, would interfere with the normal conduct of FNFG’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. FNFG will locate at least one significant operational function (e.g., loan servicing and collections) in Hudson, New York following the Effective Time and will consult with HRB and HRBT in this regard during the period from the date of this Agreement to the Effective Time.

7.3. Financial and Other Statements.

As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, FNFG will deliver to HRB the Securities Documents filed by it with the SEC under the Securities Laws. FNFG will furnish to HRB copies of all documents, statements and reports as it or FNFG file with the OTS or any other Bank Regulator authority with respect to the Merger. FNFG will furnish to HRB copies of all documents, statements and reports as it or any FNFG Subsidiary sends to the shareholders of FNFG. FNFG will advise HRB promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of FNFG or any of the FNFG Subsidiaries.

7.4. Disclosure Supplements.

From time to time prior to the Effective Time, FNFG will promptly supplement or amend the FNFG DISCLOSURE SCHEDULE delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such FNFG DISCLOSURE SCHEDULE or which is necessary to correct any information in such FNFG DISCLOSURE SCHEDULE which has been rendered inaccurate thereby. No supplement or amendment to such FNFG DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.5. Consents and Approvals of Third Parties.

FNFG shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals, including the approval of the shareholders of FNFG, necessary or desirable for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, FNFG shall utilize the services of a professional proxy soliciting firm to provide assistance in obtaining the shareholder vote required to be obtained by it hereunder.

7.6. All Reasonable Efforts.

Subject to the terms and conditions herein provided, FNFG agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.7. Failure to Fulfill Conditions.

In the event that FNFG determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify HRB.

7.8. Employee Benefits.

7.8.1. FNFG agrees that it will honor all HRB Compensation and Benefit Plans in accordance with their terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be required by the terms of this Agreement. FNFG will review all other HRB Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans. FNFG and HRB agree that HRB shall cause HRBT to take such action as is necessary to freeze the HRBT Defined Benefit Plan as of December 31, 2004, including issuing the notice to participants required under 204(h) of ERISA. In the event employee compensation and/or benefits as currently provided by HRB or any HRB Subsidiary are changed or terminated by FNFG, in whole or in part, FNFG shall provide Continuing Employees (as defined below) with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated employees of FNFG or applicable FNFG Subsidiary (as of the date any such compensation or benefit is provided). Employees of HRB or any HRB Subsidiary who become participants in an FNFG Compensation and Benefit Plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes unless specifically set forth herein) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of HRB or HRBT or any predecessor thereto prior to the Effective Time, provided, however, that credit for prior service shall not be given for any purpose under the FNFG ESOP, and provided further, that credit for benefit accrual purposes will be given only for purposes of FNFG vacation policies or programs and for purposes of the calculation of severance benefits under any severance compensation plan of FNFG. This Agreement shall not be construed to limit the ability of FNFG or First Niagara Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate.

7.8.2. The HRB Employee Stock Ownership Plan (the “HRB ESOP”) shall be terminated as of, or immediately prior to, the Effective Time (all shares held by the ESOP shall be converted into the right to receive the Merger Consideration), all outstanding HRB ESOP indebtedness shall be repaid, and the balance shall be allocated as earnings of the HRB ESOP and distributed to HRB ESOP participants who are employed by HRB or any HRB Subsidiary at or immediately prior to the Merger Effective Time (subject to the receipt of a favorable determination letter from the IRS), as provided for in the HRB ESOP and unless otherwise required by applicable law. In accordance herewith, HRB shall amend the HRB ESOP to cause all account balances to be distributed in the form of lump sum distributions following the receipt of a favorable determination letter from the IRS on the termination of the ESOP. Prior to the Effective Time, HRB and HRBT, and following the Effective Time, FNFG shall use their respective best efforts in good faith to obtain such favorable determination letter (including, but not limited to, making such changes to the ESOP and the proposed allocations as may be requested by the IRS as a condition to its issuance of a favorable determination letter). HRB and HRBT, and following the Effective Time, FNFG and First Niagara Bank, will adopt such amendments to the HRB ESOP as may be reasonably required by this Section 7.8.2 or by the IRS as a condition to granting such favorable determination letter on termination. Neither HRB or HRBT, or following the Effective Time, FNFG or First Niagara Bank shall make any distribution from the HRB ESOP relating to the termination of the ESOP, except as may be required by applicable law, until receipt of such favorable determination letter. In the case of a conflict between the terms of this Section and the terms of the HRB ESOP, the terms of the HRB ESOP shall control, however, in the event of any such conflict, HRB and HRBT before the Merger, and FNFG after the Merger, shall use their best efforts to cause the ESOP to be amended to conform to the requirements of this Section.

7.8.3. The payments required to be made under the employment agreements between (i) HRB and/or HRBT and (ii) each of the following individuals, Carl A. Florio (“Florio”), Sidney Richter (“Richter”) Timothy E. Blow (“Blow”), James F. Mackerer (“Mackerer”) and Michael Mackay (“Mackay”), shall be made, unless otherwise set forth herein, immediately prior to the Effective Time, and in accordance with the principles set forth in the employment agreements and HRB DISCLOSURE SCHEDULE 7.8.3. Each of the executives referenced in this Section 7.8.3 entitled to a payment under the employment agreements (other than Carl A. Florio) shall sign an acknowledgement in connection with the execution of this Agreement, which shall be included in HRB DISCLOSURE SCHEDULE 7.8.3, agreeing to the application of the principles set forth in this Section. In addition, contemporaneously with the execution of this Agreement, Carl A. Florio shall enter into an acknowledgment attached to HRB DISCLOSURE SCHEDULE 7.8.3 whereby he agrees to exercise a number of his vested options previously granted to him on or before December 31, 2003, as set forth on HRB DISCLOSURE SCHEDULE 3.4 in accordance with paragraph 1 of such acknowledgement included in HRB DISCLOSURE SCHEDULE 7.8.3. Further such acknowledgment and release shall specifically acknowledge that the income recognized pursuant to the exercises contemplated by this Section shall not be included in the calculation of the amounts payable under Section 9 or 11 of either employment agreement or under the BRP. If requested by FNFG prior to December 1, 2004, HRB shall take such action under its 1998 Recognition and Retention Plan to accelerate the vesting of such outstanding stock awards and to one or more of the individuals specified above in this Section 7.8.3, to a date that is on or prior to December 31, 2004, provided, however, that the acceleration of restricted stock shall not be considered compensation, annual compensation or base cash compensation for purposes of increasing any payment made under any such employment, severance or change in control agreement to which such person is a party. In addition, if requested by FNFG prior to December 1, 2004, all or a portion of the cash payment to be made pursuant to Section 9 and 11 of one or more of the employment agreements referenced in this Section 7.8.3 shall be accelerated and paid by HRB or HRBT, as applicable, prior to December 31, 2004, provided, however, that the acceleration of such amounts shall not be considered compensation, annual compensation or base cash compensation for purposes of increasing any payment made under any such employment, severance or change in control agreement to which such person is a party, and provided that FNFG shall have certified to HRB that all conditions set forth in Article IX to the obligation of FNFG to consummate the transactions contemplated by this Agreement (other than the delivery of certificates and opinions) have been satisfied or, where permissible, waived. At the time of payment of the amounts set forth in Sections 9 and if applicable, Section 11 of the employment agreements referenced in this Section 7.8.3, each executive shall enter into an acknowledgment and release, satisfactory in form to FNFG, acknowledging that no further payments are due under such sections and releasing HRB, HRBT, FNFG and First Niagara from any and all claims arising thereunder.

7.8.4. Contemporaneously with the execution of this Agreement, HRB and HRBT shall obtain from each executive covered by a change in control severance agreement that provides for the payment of up to 200% of such persons “base amount” as determined under Code Section 280G a consent to the assignment of such agreement to FNFG or First Niagara Bank, and setting forth their understanding and agreement to the method of calculation of the benefits thereunder, including the inability of FNFG and/or First Niagara Bank to provide disability insurance coverage. Within fifteen (15) days following the execution of this Agreement, HRB and HRBT shall use their best efforts to obtain such consents and acknowledgments from each other executive covered by a change in control severance agreement. At the time of payment of a cash severance payment in accordance with the terms of a change in control severance agreement, the affected executive shall enter into an acknowledgment and release, satisfactory in form to FNFG, acknowledging that no further payments are due under such agreements (other than the welfare benefit payments that an executive may be entitled to under such agreement) and releasing HRB, HRBT, FNFG and First Niagara from any and all claims arising thereunder (other than claims for such welfare benefits).

7.8.5. FNFG shall honor in accordance with its terms HRBT Employee Change in Control Severance Plan, provided however, that prior to the Closing Date, HRBT shall amend the Employee Severance Compensation Plan to cover any employee at the assistant vice-president level or above who is not otherwise covered by an employment or change in control severance agreement and to require any employee receiving a severance benefit thereunder to execute an acknowledgment and release of employment-related claims (excluding claims for employee benefits due and payable after the date of execution of the release), in a form satisfactory to FNFG and First Niagara Bank. Any employees of HRB or any HRB Subsidiary who are not parties to an employment, change in control or severance agreement or contract providing severance payments and who are not covered under the HRBT Employee Severance Compensation Plan shall at the Effective Time be covered by and eligible to receive severance benefits under the severance plan or policy of FNFG applicable to its employees generally, in accordance with the terms of such plan or policy.

7.8.6. In the event of any termination or consolidation of any HRB health plan with any FNFG health plan, FNFG shall make available to employees of HRB or any HRB

Subsidiary who continue employment with FNFG or a FNFG Subsidiary (“Continuing Employees”) and their dependents employer-provided health coverage on the same basis as it provides such coverage to FNFG employees. Unless a Continuing Employee affirmatively terminates coverage under a HRB health plan prior to the time that such Continuing Employee becomes eligible to participate in the FNFG health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the HRB health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of FNFG and their dependents. In the event of a termination or consolidation of any HRB health plan, terminated HRB employees and qualified beneficiaries will have the right to continued coverage under group health plans of FNFG in accordance with Code Section 4980B(f), consistent with the provisions below. In the event of any termination of any HRB health plan, or consolidation of any HRB health plan with any FNFG health plan, any coverage limitation under the FNFG health plan due to any pre-existing condition shall be waived by the FNFG health plan to the degree that such condition was covered by the HRB health plan and such condition would otherwise have been covered by the FNFG health plan in the absence of such coverage limitation. All HRB Employees who cease participating in an HRB health plan and become participants in a comparable FNFG health plan shall receive credit for any co-payment and deductibles paid under HRB’s health plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under the FNFG health plan, upon substantiation, in a form satisfactory to FNFG that such co-payment and/or deductible has been satisfied.

7.8.7. The payments required to be made pursuant to the HRBT Benefit Restoration Plan (“BRP”) shall made be in accordance with the following principles: (a) the payments shall be made in accordance with the methodology set forth in the executive acknowledgments executed contemporaneously with this Agreement and included in HRB DISCLOSURE SCHEDULE 7.8.3; (b) no contributions (other than earnings credited) shall be credited under Section 3.2 of the BRP after the execution date of the First Amendment to the BRP, and (c) no payment shall be made under Section 3.4 of the BRP. At the election of FNFG, the determination of the amounts accrued or to be accrued under the BRP from the execution date of this Agreement through the Effective Time shall be subject to the review and approval of KPMG or other similar independent accounting firm. Immediately before the Effective Time, HRB and/or HRBT shall take such action as is necessary to terminate the BRP, effective as of the Effective Time, and to cause First Niagara to become the administrator of the HRBT Supplemental Retirement and Benefit Restoration Plan at the Effective Time. Each of the executives entitled to a payment under the HRBT BRP shall sign an acknowledgement in connection with the execution of this Agreement, which shall be included in HRB DISCLOSURE SCHEDULE 7.8.7, agreeing to the application of the principles set forth in this Section and the method of payment of the account balances under the BRP.

7.8.8. HRB shall cause HRBT to terminate all HRBT Non-qualified Deferred Compensation Agreements, including the Non-qualified Deferred Stock Compensation Agreements, with its officers and directors, effective immediately prior to the Effective Time. The amounts owed thereunder including reasonable interest (which in the case of such agreements, other than the Non-qualified Deferred Stock Compensation Agreements, is set forth in the agreement), shall be paid in three (3) annual installments commencing at the Effective Time and continuing on each anniversary of the Effective Time. HRBT shall use its best efforts to obtain an acknowledgment and release at the Effective Time from each officer and director who receives a payment under a Deferred Compensation Agreement that the payment is in full satisfaction of the amounts due and owing thereunder.

7.8.9. HRB shall cause HRBT to use its best efforts to obtain the agreement of the participant in the Supplemental Executive Retirement Plan to terminate such plan and to distribute the benefits thereunder in a lump sum payment in cash. HRBT shall use its best efforts to obtain an acknowledgment and release of the executive at the time of such payment, that such payment is in full satisfaction of the amounts due and owing thereunder.

7.8.10. The Consulting Agreement between Harry L. Robinson and HRB shall be terminated as of the Effective Time and the present value of the remaining payments due and owing thereunder shall be paid as of the Effective Time. The Non-Competition Agreement between HRB and Harry L. Robinson shall continue in full force and effect for the remainder of the period set forth therein, or until May 1, 2006, and HRB and Harry L. Robinson shall enter into a consent to the assignment of the Non-Competition Agreement contemporaneously with the execution of this Agreement.

7.8.11. HRB shall take such action as is necessary to terminate the 1998 Recognition and Retention Plan immediately prior to the Effective Time and to accelerate the vesting of all unvested shares of restricted stock to the participants therein as of the Effective Time. HRB shall use its best efforts to obtain acknowledgments that the restricted stock and other payments made thereunder are in full satisfaction of all amounts due and owing to such persons under the Recognition and Retention Plan.

7.9. Directors and Officers Indemnification and Insurance.

7.9.1. FNFG shall maintain, or shall cause First Niagara Bank to maintain, in effect for six years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of HRB (provided, that FNFG may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall FNFG be required to expend pursuant to this Section 7.9.1 more than 175% of the annual cost currently expended by HRB with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, FNFG shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, HRB agrees in order for FNFG to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

7.9.2. In addition to 7.9.1, for a period of six years after the Effective Time, FNFG shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of HRB or a HRB Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of FNFG, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of HRB or a HRB Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent permitted under applicable state or Federal law, FNFG’s Certificate of Incorporation and Bylaws, and under HRB’s Certificate of Incorporation or Charter and Bylaws. FNFG shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or Federal law upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.9.2 upon learning of any Claim, shall notify FNFG (but the failure so to notify FNFG shall not relieve it from any liability which it may have under this Section 7.9.2, except to the extent such failure materially prejudices FNFG) and shall deliver to FNFG the undertaking referred to in the previous sentence. In addition FNFG acknowledges the obligations of HRB pursuant to HRB’s previous acquisitions of or mergers with other financial institutions.

7.9.3. In the event that either FNFG or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of FNFG shall assume the obligations set forth in this Section 7.9.

7.9.4. The obligations of FNFG provided under this Section 7.9 are intended to be enforceable against FNFG directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of FNFG.

7.10. Stock Listing.

FNFG agrees to list on the Nasdaq (or such other national securities exchange on which the shares of the FNFG Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of FNFG Common Stock to be issued in the Merger.

7.11. Stock and Cash Reserve.

FNFG agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

7.12. Section 16(b) Exemption

FNFG and HRB agree that, in order to most effectively compensate and retain HRB Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that HRB Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of HRB Common Stock into shares of FNFG in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 7.12. Assuming that HRB delivers to FNFG the HRB Section 16 Information (as defined below) in a timely fashion prior to the Effective Time, the Board of Directors of FNFG, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the HRB Insiders (as defined below) of FNFG Common Stock in exchange for shares of HRB Common Stock, pursuant to the transactions contemplated hereby and to the extent such securities are listed in the HRB Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act to the fullest extent permitted by applicable law. “HRB Section 16 Information” shall mean information accurate in all material respects regarding the HRB Insiders, the number of shares of HRB Common Stock held by each such HRB Insider and expected to be exchanged for FNFG Common Stock in the Merger. “HRB Insiders” shall mean those officers and directors of HRB who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are expected to be subject to Section 16(a) of the Exchange Act with respect to FNFG Common Stock subsequent to the Effective Time.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1. HRB and FNFG Shareholder Meetings.

8.1.1. HRB will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “HRB Shareholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in HRB’s reasonable judgment, necessary or desirable, (ii) subject to the next sentence, have its Board of Directors recommend approval of this Agreement to the HRB shareholders. The Board of Directors of HRB may fail to make such a recommendation, or withdraw, modify or change any such recommendation only in connection with a Superior Proposal, as set forth in Section 6.10 of this Agreement, and only if such Board of Directors, after having consulted with and considered the advice of outside counsel to such Board, has determined that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, could reasonably be expected to constitute a breach of the fiduciary duties of such directors under applicable law; and (iii) cooperate and consult with FNFG with respect to each of the foregoing matters.

8.1.2. FNFG will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “FNFG Shareholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in FNFG’s reasonable judgment, necessary or desirable, (ii) subject to the next sentence, have its Board of Directors recommend approval of this Agreement to the FNFG shareholders. The Board of Directors of FNFG may fail to make such a recommendation, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of outside counsel to such Board, has determined that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, could reasonably be expected to constitute a breach of the fiduciary duties of such directors under applicable law; and (iii) cooperate and consult with HRB with respect to each of the foregoing matters.

8.2. Joint Proxy Statement-Prospectus.

8.2.1. For the purposes (x) of registering FNFG Common Stock to be offered to holders of HRB Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the HRB Shareholders Meeting and the FNFG Shareholders Meeting, FNFG shall draft and prepare, and HRB shall cooperate in the preparation of, the Merger Registration Statement, including a combined proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the HRB and FNFG shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Joint Proxy Statement-Prospectus”). FNFG shall file the Merger Registration Statement, including the Joint Proxy Statement-Prospectus, with the SEC. Each of FNFG and HRB shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of HRB and FNFG shall thereafter promptly mail the Joint Proxy Statement-Prospectus to its shareholders. FNFG shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and HRB shall furnish all information concerning HRB and the holders of HRB Common Stock as may be reasonably requested in connection with any such action.

8.2.2. HRB shall provide FNFG with any information concerning itself that FNFG may reasonably request in connection with the drafting and preparation of the Joint Proxy Statement-Prospectus, and FNFG shall notify HRB promptly of the receipt of any comments of the SEC with respect to the Joint Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to HRB promptly copies of all correspondence between FNFG or any of their representatives and the SEC. FNFG shall give HRB and its counsel the opportunity to review and comment on the Joint Proxy Statement-Prospectus prior to its being filed with the SEC and shall give HRB and its counsel the opportunity to review and comment on all amendments and supplements to the Joint Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of FNFG and HRB agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Joint Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of HRB

Common Stock entitled to vote at the HRB Shareholders Meeting hereof at the earliest practicable time.

8.2.3. HRB and FNFG shall promptly notify the other party if at any time it becomes aware that the Joint Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, HRB shall cooperate with FNFG in the preparation of a supplement or amendment to such Joint Proxy Statement-Prospectus that corrects such misstatement or omission, and FNFG shall file an amended Merger Registration Statement with the SEC, and each of HRB and FNFG shall mail an amended Joint Proxy Statement-Prospectus to the HRB and the FNFG shareholders. If requested by FNFG, HRB shall obtain a “comfort” letter from its independent certified public accountant, dated as of the date of the Joint Proxy Statement-Prospectus and updated as of the date of consummation of the Merger, with respect to certain financial information regarding HRB, in form and substance that is customary in transactions such as the Merger.

8.3. Regulatory Approvals.

Each of HRB and FNFG will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. HRB and FNFG will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Joint Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of HRB, FNFG to any Bank Regulatory or governmental body in connection with the Merger, and the other transactions contemplated by this Agreement. HRB shall have the right to review and approve in advance all characterizations of the information relating to HRB and any of its Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. FNFG shall give HRB and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give HRB and its counsel the opportunity to review and comment on all amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.

8.4. Affiliates.

8.4.1. HRB shall use all reasonable efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of HRB to deliver to FNFG, as soon as practicable after the date of this Agreement, and at least thirty (30) days prior to the date of the HRB Shareholders Meeting, a written agreement, in the form of Exhibit E hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of FNFG Common Stock to be received by such “affiliate,” as a result of the Merger otherwise than in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE IX

CLOSING CONDITIONS

9.1. Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1. Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of HRB and FNFG.

9.1.2. Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3. Regulatory Approvals. All Regulatory Approvals and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of FNFG, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of HRB, HRBT and FNFG or materially impair the value of HRB or HRBT to FNFG.

9.1.4. Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of FNFG Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5. Nasdaq Listing. The shares of FNFG Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

9.1.6. Tax Opinion. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, FNFG shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C., reasonably acceptable in form and substance to FNFG, and HRB shall have received an opinion of Silver, Freedman & Taff, reasonably acceptable in form and substance to HRB, each dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinions described in this Section 9.1.6, the law firms may require and rely upon customary representations contained in certificates of officers of FNFG and HRB and their respective Subsidiaries.

9.2. Conditions to the Obligations of FNFG under this Agreement.

The obligations of FNFG under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.5 at or prior to the Closing Date:

9.2.1. Representations and Warranties. Each of the representations and warranties of HRB set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 4.1; and HRB shall have delivered to FNFG a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of HRB as of the Effective Time.

9.2.2. Agreements and Covenants. HRB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and FNFG shall have received a certificate signed on behalf of HRB by the Chief Executive Officer and Chief Financial Officer of HRB to such effect dated as of the Effective Time.

9.2.3. Permits, Authorizations, Etc. HRB shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger.

9.2.4. Dissenting Shares. As of immediately prior to the Effective Time, not more than 10% of the issued and outstanding shares of HRB Common Stock shall have dissented to the Merger under the DGCL, and preserved, as of immediately prior to the Effective Time, the right to pursue their right of appraisal for the fair value of their shares of HRB Common Stock under the DGCL.

9.2.5. No Material Adverse Effect. Since March 31, 2003, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on HRB.

HRB will furnish FNFG with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as FNFG may reasonably request.

9.3. Conditions to the Obligations of HRB and HRBT under this Agreement.

The obligations of HRB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing Date:

9.3.1. Representations and Warranties. Each of the representations and warranties of FNFG set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 5.1; and FNFG shall have delivered to HRB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of FNFG as of the Effective Time.

9.3.2. Agreements and Covenants. FNFG shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and HRB shall have received a certificate signed on behalf of FNFG by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Effective Time.

9.3.3. Permits, Authorizations, Etc. FNFG shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger.

9.3.4. Payment of Merger Consideration. FNFG shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide HRB with a certificate evidencing such delivery.

9.3.5. No Material Adverse Effect. Since December 31, 2003, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on FNFG.

FNFG will furnish HRB with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as HRB may reasonably request.

ARTICLE X

THE CLOSING

10.1. Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m., or at such other place or time upon which FNFG and HRB mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m. on the day prior to the Closing Date.

10.2. Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to FNFG and HRB the opinions, certificates, and other documents and instruments required to be delivered at the Pre-Closing under Article

IX hereof. At or prior to the Closing, FNFG shall have delivered the Merger Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1. Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of HRB:

11.1.1. At any time by the mutual written agreement of FNFG and HRB;

11.1.2. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by HRB) or Section 9.3.1 (in the case of a breach of a representation or warranty by FNFG);

11.1.3. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by HRB) or Section 9.3.2 (in the case of a breach of covenant by FNFG);

11.1.4. At the election of the Board of Directors of either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by FNFG and HRB; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5. By the Board of Directors of either party if the shareholders of HRB or the shareholders of FNFG shall have voted at the respective shareholders meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

11.1.6. By the Board of Directors of either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

11.1.7. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4 of this Agreement.

11.1.8. By the Board of Directors of FNFG if HRB has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, the Board of Directors of HRB has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to FNFG.

11.1.9. By the Board of Directors of HRB if HRB has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, the Board of Directors of HRB has made a determination to accept such Superior Proposal; provided that HRB shall not terminate this Agreement pursuant to this Section 11.1.9 and enter in a definitive agreement with respect to the Superior Proposal until the expiration of five (5) business days following FNFG receipt of written notice advising FNFG that HRB has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the person making the Superior Proposal and stating whether HRB intends to enter into a definitive agreement with respect to the Superior Proposal. After providing such notice, HRB shall provide a reasonable opportunity to FNFG during the three-day period to make such adjustments in the terms and conditions of this Agreement as would enable HRB to proceed with the Merger on such adjusted terms.

11.1.10. By HRB, if its Board of Directors so determines by a majority vote of the members of its entire Board, at any time during the five-day period commencing on the Determination Date, such termination to be effective on the 30th day following such Determination Date (“Effective Termination Date”), if both of the following conditions are satisfied:

(i) The FNFG Market Value on the Determination Date is less than $11.59; and

(ii) the number obtained by dividing the FNFG Market Value on the Determination Date by the Initial FNFG Market Value (“FNFG Ratio”) shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price minus 0.20;

subject, however, to the following three sentences. If HRB elects to exercise its termination right pursuant to this Section 11.1.10, it shall give prompt written notice thereof to FNFG. During the five business day period commencing with its receipt of such notice, FNFG shall have the option of paying additional Merger Consideration in the form of FNFG Common Stock, cash, or a combination of FNFG Common Stock and cash so that the Aggregate FNFG Share Amount shall be valued at the lesser of (i) the product of 0.85 and the Initial FNFG Market Value or (ii) the product obtained by multiplying the Index Ratio by the Initial FNFG Market Value. If within such five business day period, FNFG delivers written notice to HRB that it intends to proceed with the Merger by paying such additional consideration, as contemplated by the preceding sentence, then no termination shall have occurred pursuant to this Section 11.10 and this Agreement shall remain in full force and effect in accordance with its terms (except that the Merger Consideration shall have been so modified).

For purposes of this Section 11.1.10, the following terms shall have the meanings indicated below:

“Acquisition Transaction” shall mean (i) a merger or consolidation, or any similar transaction, involving the relevant companies, (ii) a purchase, lease or other acquisition of all or substantially all of the assets of the relevant companies, (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of the relevant companies; or (iv) agree or commit to take any action referenced above.

“Determination Date” shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger and the Bank Mergers have been received (disregarding any waiting period).

“Final Index Price” means the sum of the Final Prices for each company comprising the Index Group multiplied by the weighting set forth opposite such company’s name in the definition of Index Group below.

“Final Price,” with respect to any company belonging to the Index Group, means the average of the daily closing sales prices of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the five consecutive trading days immediately preceding the Determination Date.

“FNFG Market Value” shall be the average of the daily closing sales prices of a share of FNFG Common Stock as reported on the Nasdaq National Market for the five consecutive trading days immediately preceding the Determination Date.

“Index Group” means the financial institution holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been an Acquisition Transaction involving such company publicly announced at any time during the period beginning on the date of this Agreement and ending on the Determination Date. In the event that the common stock of any such company ceases to be publicly traded or an Acquisition

Proposal for such company to be acquired, or for such company to acquire another company in transaction with a value exceeding 25% of the acquiror’s market capitalization as reflected in the table below, is announced at any time during the period beginning on the date of this Agreement and ending on the Determination Date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The financial institution holding companies and the weights attributed to them are as follows:

Company Name	Weight (%)	Index Price
Anchor BanCorp Wisconsin Inc.	3.94%	1.00
Bank Mutual Corporation	5.99%	0.67
Commercial Federal Corporation	7.67%	2.12
Dime Community Bancshares, Inc.	5.20%	1.06
First Federal Capital Corp	3.24%	0.69
Independence Community Bank Corp.	15.15%	6.17
MAF Bancorp, Inc.	9.77%	4.25
Provident Financial Services, Inc.	7.66%	1.43
Sterling Financial Corporation	5.07%	1.86
TrustCo Bank Corp NY	6.77%	0.91
Washington Federal, Inc.	13.60%	3.47
Webster Financial Corporation	15.94%	8.08
	100.00%	31.71

“Initial FNFG Market Value” means the closing sales price of a share of FNFG Common Stock, as reported on the Nasdaq National Market, on the five trading days immediately preceding the public announcement of this Agreement, adjusted as indicated in the last sentence of this Section 11.1.10.

“Initial Index Price” means the sum of the per share closing sales price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded on the trading day immediately preceding the public announcement of this Agreement.

“Index Ratio” shall be the Final Index Price divided by the Initial Index Price.

If FNFG or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 11.1.10.

11.2. Effect of Termination.

11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 12.1, 12.2, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C) As a condition of FNFG’s willingness, and in order to induce FNFG, to enter into this Agreement, and to reimburse FNFG for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, HRB hereby agrees to pay FNFG, and FNFG shall be entitled to payment of a fee of $24,000,000 (the “FNFG Fee”), within three business days after written demand for payment is made by FNFG, following the occurrence of any of the events set forth below:

(i) HRB terminates this Agreement pursuant to Section 11.1.9 or FNFG terminates this Agreement pursuant to Section 11.1.8; or

(ii) The entering into a definitive agreement by HRB relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving HRB within twelve months after the occurrence of any of the following: (i) the termination of the Agreement by FNFG pursuant to Section 11.1.2 or 11.1.3 because of a willful breach by HRB; or (ii) the failure of the shareholders of HRB to approve this Agreement after the occurrence of an Acquisition Proposal.

(D) If demand for payment of the FNFG Fee is made pursuant to Section 11.2.2(C) and payment is timely made, then FNFG will not have any other rights or claims against HRB, its Subsidiaries, and their respective officers and directors, under this Agreement, it being agreed that the acceptance of the FNFG Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of FNFG against HRB and its Subsidiaries and their respective officers and directors.

(E) As a condition of HRB’s willingness, and in order to induce HRB, to enter into this Agreement, and to reimburse HRB for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this

Agreement, FNFG hereby agrees to pay HRB, and HRB shall be entitled to payment of a fee of $24,000,000 (the “HRB Fee”), within three business days after written demand for payment is made by HRB, if (i) pursuant to Section 8.1.2 of this Agreement, the FNFG Board of Directors fails to recommend to the FNFG shareholders the approval of this Agreement at the FNFG Shareholders Meeting, or withdraws, modifies or changes any such recommendation of approval in a manner adverse to HRB, and (ii) this Agreement is terminated by the Board of Directors of either party pursuant to Section 11.1.5 because the FNFG shareholders fail to approve this Agreement by the requisite vote of the shareholders at the FNFG Shareholders Meeting.

(F) If demand for payment of the HRB Fee is made pursuant to Section 11.2.2(E) and payment is timely made, then HRB will not have any other rights or claims against FNFG, its Subsidiaries, and their respective officers and directors, under this Agreement, it being agreed that the acceptance of the HRB Fee under Section 11.2.2(E) will constitute the sole and exclusive remedy of HRB against FNFG and its Subsidiaries and their respective officers and directors.

11.3. Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of HRB), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of HRB, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to HRB’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII

MISCELLANEOUS

12.1. Confidentiality.

Except as specifically set forth herein, FNFG and HRB mutually agree to be bound by the terms of the confidentiality agreements dated February 27, 2004 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreements shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

12.2. Public Announcements.

HRB and FNFG shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither HRB nor FNFG shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.

12.3. Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

12.4. Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to HRB, to:	Carl A. Florio President and Chief Executive Officer Hudson River Bancorp, Inc. One Hudson City Centre Hudson, New York 12534 Fax: (518) 822-1419

With required copies to:	Barry Taff, Esq. Silver, Freedman & Taff 1100 New York Avenue, N.W. Washington, DC 20005 Fax: (202) 337-5502

If to FNFG, to:	Paul J. Kolkmeyer President and Chief Executive Officer First Niagara Financial Group, Inc. 6950 South Transit Road P.O. Box 514 Lockport, New York 14095-0514 Fax: (716) 625-8673

With required copies to:	John J. Gorman, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W., Suite 400 Washington, D.C. 20015 Fax: (202) 362-2902

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

12.5. Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as provided in Article III and Sections 7.8.3 and 7.9 of this Agreement) nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

12.6. Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

12.7. Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy of a signature page shall be deemed to be an original signature page.

12.8. Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9. Governing Law.

This Agreement shall be governed by the laws of Delaware, without giving effect to its principles of conflicts of laws.

12.10. Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.

12.11. Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, FNFG and HRB have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

First Niagara Financial Group, Inc.

Dated: April 1, 2004	By:	/s/ Paul J. Kolkmeyer
		Name:	Paul J. Kolkmeyer
		Title:	President and Chief Executive Officer

Hudson River Bancorp, Inc.

Dated: April 1, 2004	By:	/s/ Carl A. Florio
		Name:	Carl A. Florio
		Title:	President and Chief Executive Officer

Appendix B

Date

The Board of Directors

First Niagara Financial Group, Inc.

6950 South Transit Road

Lockport, NY 14095

Members of the Board:

You have requested our opinion as investment bankers that the consideration offered pursuant to the Agreement and Plan of Merger dated as of April 1, 2004 by and between First Niagara Financial Group (“First Niagara”) the holding company for First Niagara Bank and First Niagara Commercial Bank and Hudson River Bancorp, Inc. (“Hudson River”) the holding company for Hudson River Bank & Trust Co. and Hudson River Commercial Bank (the “Agreement”), is fair to the holders of First Niagara common stock from a financial point of view.

Pursuant to the Agreement, Hudson River shall be merged with and into First Niagara with the surviving entity being First Niagara. As soon as practicable after the Effective Time (as defined in the Agreement), Hudson River Bank & Trust will be merged into First Niagara Bank with First Niagara Bank being the surviving entity and Hudson River Municipal Bank will be merged into First Niagara Municipal Bank with First Niagara Municipal Bank being the surviving entity. Hudson River stockholders will be offered the opportunity to elect to receive merger consideration in the form of cash, shares of First Niagara common stock, or a combination of First Niagara common stock and cash in exchange for each of their shares of Hudson River common stock. All elections will be subject to the allocation and proration procedures described in the merger agreement. These procedures are intended to ensure that 34,086,349 shares of First Niagara common stock (Aggregate First Niagara Share Amount) and $124,780,384.00 (Aggregate Cash Amount) (excluding shares to be used either for options to purchase Hudson River common stock or to increase the merger consideration in certain circumstances) will be exchanged for shares of Hudson River common stock. The actual per share value for each outstanding share of Hudson River common stock will be determined by dividing the Closing Transaction Value by the Aggregate Hudson River Shares. The Closing Transaction Value shall mean the sum of the Aggregate Cash Amount and the product obtained by multiplying the Aggregate First Niagara Share Amount by the Closing First Niagara Share Value. In the merger, the outstanding and unexercised options to acquire Hudson River common stock will be cancelled and all rights under the options will be extinguished in exchange for shares of First Niagara common stock The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement.

First Niagara Financial Group, Inc.

                    , 2004

Ryan Beck & Co. (“Ryan Beck”) as a customary part of its investment banking business is engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In conducting our investigation and analysis of the Merger, we have met with members of senior management of First Niagara to discuss their operations, historical financial statements, strategic plans and future prospects. We have reviewed and analyzed material prepared in connection with the Merger, including but not limited to the following: (i) the Agreement and related documents including the Proxy Statement / Prospectus; (ii) First Niagara’s Form 10-K for the years ended December 31, 2003, 2002 and 2001; and Form 10-Q for the periods ended March 31, 2004, September 30, 2003, June 30, 2003 and March 31, 2003; (iii) First Niagara’s Proxy Statement Dated April 2, 2004; (iv) Hudson River’s Earnings Release on Form 8-K dated January 15, 2004; (v) Hudson River’s Form 10-K for the years ended March 31, 2004, 2003, 2002 and 2001, Form 10-Q for the periods ended December 31, 2003, September 30, 2003, June 30, 2003 and December 31, 2002; (vi) Hudson River’s Proxy Statement Dated July 17, 2003; (vii) certain operating and financial information provided to Ryan Beck by the management of First Niagara relating to its business and prospects; (viii) the historical stock prices and trading volume of Hudson River’s common stock; (ix) the historical stock prices and trading volume of First Niagara’s common stock; (x) certain operating and financial information provided to Ryan Beck by the management of Hudson River relating to Hudson River’s business and prospects; (xi) the publicly available financial data of thrift organizations which Ryan Beck deemed generally comparable to Hudson River; and (xii) the terms of recent acquisitions of thrift organizations which Ryan Beck deemed generally comparable in whole or in part to Hudson River. We also conducted or reviewed such other studies, analyses, inquiries and examinations, as we deemed appropriate.

While we have taken care in our investigation and analyses, we have relied upon and assumed the accuracy, completeness and fairness of the financial and other information provided to us by the respective institutions or which was publicly available and have not assumed any responsibility for independently verifying such information. We have also relied upon the management of First Niagara as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to us and in certain instances we have made certain adjustments to such financial and operating forecasts, which in our judgment were appropriate under the circumstances. In addition, we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of management. Ryan Beck is not an expert in evaluating loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses. Therefore, Ryan Beck has not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses set forth in the balance sheets of First Niagara and Hudson River at March 31, 2004, and Ryan Beck assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the Securities and Exchange Commission as of the date of such financial statements. We also assumed that the merger in all respects is, and will be consummated in compliance with all laws and regulations applicable to First Niagara and Hudson River and that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments

First Niagara Financial Group, Inc.

                    , 2004

or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of First Niagara, Hudson River, or the combined entity, as the case may be, or on the contemplated benefits of the Merger, including the expected synergies. We have not made or obtained any independent evaluations or appraisals of the assets and liabilities of either First Niagara or Hudson River or their respective subsidiaries, nor have we reviewed any loan files of First Niagara or Hudson River or their respective subsidiaries.

In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors, as we have deemed appropriate in the circumstances. Our opinion is necessarily based on economic, market and other conditions and projections as they exist and can be evaluated on the date hereof.

We have been retained by the Board of Directors of First Niagara, as an independent contractor to determine whether the consideration offered to Hudson River Shareholders in the Merger as provided and described in the Agreement is fair, from a financial point of view, to First Niagara shareholders. Ryan Beck will receive a fee for its services, a significant portion of which is due upon consummation of the Merger. Ryan Beck has had an extensive investment banking relationship with First Niagara including acting as offering manager to First Niagara with regard to its second step conversion in January 2003. Most recently, Ryan Beck was the advisor to First Niagara in it’s acquisition of Troy Financial, which closed in the first quarter of 2004. Ryan Beck’s research department provides published investment analysis on First Niagara and Ryan Beck acts as a market maker in First Niagara common stock. Ryan Beck has not had an investment banking relationship with Hudson River. Ryan Beck’s research department does not provide published investment analysis on Hudson River. Ryan Beck acts as a market maker in Hudson River common stock.

In the ordinary course of our business as a broker-dealer, we may actively trade equity securities of First Niagara and/or Hudson River for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of First Niagara and does not constitute a recommendation to any shareholder of First Niagara as to how such shareholder should vote at any shareholder meeting held in connection with the merger. We have not considered, nor are we expressing any opinion herein with respect to, the price at which First Niagara Common Stock will trade following the consummation of the Merger.

Based upon and subject to the foregoing, it is our opinion as investment bankers that the consideration offered to Hudson River shareholders in the Merger as provided and described in the Agreement is fair to the holders of First Niagara common stock from a financial point of view.

Very truly yours,

Ryan Beck & Co., Inc.

Appendix C

                , 200

Board of Directors

Hudson River Bancorp, Inc.

One Hudson City Centre

Hudson, New York 12534

Ladies and Gentlemen:

Hudson River Bancorp, Inc. (“Hudson River”) and First Niagara Financial Group, Inc. (“First Niagara”) have entered into an Agreement and Plan of Merger, dated as of April 1, 2004 (the “Agreement”), pursuant to which Hudson River will be merged with and into First Niagara (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of Hudson River common stock, par value $0.01 per share, issued and outstanding immediately prior to the Merger (the “Hudson River Shares”), other than certain shares specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof, either (a) cash in an amount equal to the Per Share Amount, without interest, or (b) a number shares of First Niagara common stock, par value $0.01 per share, equal to the Exchange Ratio (the “Merger Consideration”), subject to the election and proration procedures set forth in the Agreement which provide generally, among other things, that the total aggregate consideration shall consist of $124.78 million in cash (the “Aggregate Cash Amount”) and 34.086 million shares of First Niagara common stock (the “Aggregate Stock Amount”), subject to adjustment in the event that options to purchase shares of Hudson River common stock are exercised prior to, and the shares issued pursuant thereto remain outstanding at, the effective time of the Merger. Pursuant to the Agreement, the Closing Transaction Value will be equal to the sum of the Aggregate Cash Amount plus the product of Aggregate Stock Amount multiplied by the average of the closing sales prices of First Niagara common stock for the five consecutive trading days preceding the day prior to closing of the Merger (the “Closing FNFG Share Value”). The Per Share Amount will be determined by dividing the Closing Transaction Value by the total number of Hudson River Shares outstanding at the time of the Merger. The Exchange Ratio will be determined by dividing the Per Share Amount by the Closing FNFG Share Value. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Hudson River Shares.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Hudson River that we deemed relevant; (iii) certain publicly

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available financial statements and other historical financial information of First Niagara that we deemed relevant; (iv) internal financial projections for Hudson River for the years ending December 31, 2004 and 2005 furnished by and reviewed with senior management of Hudson River; (v) certain balance sheet information for First Niagara as of December 31, 2003, adjusted on a pro forma basis to reflect First Niagara’s acquisition of Troy Financial Corp. on January 16, 2004, reviewed with management of First Niagara; (vi) internal financial projections for First Niagara for the years ending December 31, 2004 and 2005 furnished by and reviewed with senior management of First Niagara and earnings per share estimates for First Niagara for the years ending December 31, 2004 and 2005 published by I/B/E/S; (vii) the pro forma financial impact of the Merger on First Niagara, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of First Niagara and Hudson River; (viii) the publicly reported historical price and trading activity for Hudson River’s and First Niagara’s common stock, including a comparison of certain financial and stock market information for Hudson River and First Niagara with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of certain recent business combinations in the savings institutions industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Hudson River their views of the business, financial condition, results of operations and prospects of Hudson River and held similar discussions with certain members of senior management of First Niagara regarding the business, financial condition, results of operations and prospects of First Niagara.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Hudson River or First Niagara or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Hudson River and First Niagara that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Hudson River or First Niagara or any of their respective subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Hudson River or First Niagara nor have we reviewed any individual credit files relating to Hudson River or First Niagara. We have assumed, with your consent, that the respective allowances for loan losses for Hudson River and First Niagara are adequate to cover such losses and will be adequate on a combined basis for the combined entity. We did not conduct any physical inspection of the properties or facilities of Hudson River or First Niagara. With respect to the financial projections for Hudson River and First Niagara and all projections of transaction costs, purchase accounting adjustments and expected cost savings furnished by or reviewed with the managements of Hudson River and First Niagara and used by Sandler O’Neill in its analyses, Hudson River’s and First Niagara’s managements confirmed to us that they reflected the best currently available estimates and

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judgments of the respective managements of the respective future financial performances of Hudson River and First Niagara and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Hudson River’s or First Niagara’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Hudson River and First Niagara will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice Hudson River has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of First Niagara’s common stock will be when issued to Hudson River’s shareholders pursuant to the Agreement or the prices at which Hudson River’s or First Niagara’s common stock may trade at any time.

We have acted as Hudson River’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. Hudson River has also agreed to indemnify us against certain liabilities arising out of our engagement. In the past, we have provided certain other investment banking services for Hudson River and have received compensation for such services. In addition, as we have previously advised you, we have in the past provided certain investment banking services to First Niagara and have received compensation for such services and may provide, and receive compensation for, such services in the future, including during the period prior to the closing of the Merger.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Hudson River and First Niagara and their respective affiliates. We may also actively trade the equity or debt securities of Hudson River and First Niagara or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of Hudson River in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Hudson River as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or the form of consideration such shareholder should elect in the Merger. Our

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opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of Hudson River Shares and does not address the underlying business decision of Hudson River to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Hudson River or the effect of any other transaction in which Hudson River might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an appendix to the Joint Proxy Statement/Prospectus of Hudson River and First Niagara dated the date hereof and to the references to this opinion therein.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Hudson River Shares from a financial point of view.

Very truly yours,

Appendix D

Delaware General Corporation Law

Section 262

§ 262. Appraisal rights. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Article TENTH of the Certificate of Incorporation of First Niagara Financial Group, Inc. (the “Corporation”) sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

TENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

Item 21.	Exhibits and Financial Statement Schedules

The exhibits and financial statements filed as part of this Registration Statement are as follows:

(a) Exhibits

2.1	Agreement and Plan of Merger by and between First Niagara Financial Group, Inc. and Hudson River Bancorp, Inc. (Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K of First Niagara Financial Group, Inc. filed with the Commission on April 2, 2004).

3.1	Certificate of Incorporation of First Niagara Financial Group, Inc. (Incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-1 of First Niagara Financial Group, Inc. and New First Niagara Financial Group, Inc. filed with the Commission on September 18, 2002).

3.2	Bylaws of First Niagara Financial Group, Inc. (Incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-l of First Niagara Financial Group, Inc. and New First Niagara Financial Group, Inc. filed with the Commission on September 18, 2002).

3.3	Certificate of Incorporation of Hudson River Bancorp, Inc. (Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-l filed with the Commission on March 9, 1998).

3.4	Bylaws of Hudson River Bancorp, Inc. (Incorporated by reference to Exhibit 3(ii) to the Annual Report on Form 10-K for the fiscal year ending March 31, 1999 filed with the Commission on June 28. 1999).

3.5	Amendment to the Bylaws of Hudson River Bancorp, Inc. (Incorporated by reference to the Current Report on Form 8-K filed with the Commission on May 14, 2001).

4.1	Form of Common Stock Certificate of First Niagara Financial Group, Inc. (Incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-l of First Niagara Financial Group, Inc. and New First Niagara Financial Group, Inc. filed with the Commission on September 18, 2002).

5.1	Opinion of Luse Gorman Pomerenk & Schick, a Professional Corporation as to the legality of the securities being issued.

8.1	Form of Federal Tax Opinion of Luse Gorman Pomerenk & Schick, a Professional Corporation

8.2	Form of Federal Tax Opinion of Silver, Freedman & Taff.*

10.1	Form of Employment Agreement with Named Executive Officers (Incorporated by Reference to Exhibit 10.1 to the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-l of First Niagara Financial Group, Inc. and New First Niagara Financial Group, Inc. filed with the Commission on November 14, 2002).

10.2	First Niagara Bank Deferred Compensation Plan (Incorporated by Reference to Exhibit 10.2 to the Registration Statement on Form S-l of First Niagara Financial Group, Inc. (formerly Niagara Bancorp, Inc.) filed with the Commission on December 22, 1997).

10.3	Employee Stock Ownership Plan (Incorporated by Reference to Exhibit 10.3 to the Registration Statement on Form S-l of First Niagara Financial Group, Inc. (formerly Niagara Bancorp, Inc.) filed with the Commission on December 22, 1997).

10.4	First Niagara Financial Group, Inc. 1999 Stock Option Plan (Incorporated by Reference to Registrant’s Proxy Statement for the 1999 Annual Meeting of Stockholders filed with the Commission on March 31,1999).

10.5	First Niagara Financial Group, Inc. 1999 Recognition and Retention Plan (Incorporated by Reference to Registrant’s Proxy Statement for the 1999 Annual Meeting of Stockholders filed with the Commission on March 31, 1999).

10.6	First Niagara Financial Group, Inc. 2002 Long-Term Incentive Stock Benefit Plan (Incorporated by Reference to Registrant’s Proxy Statement for the 2002 Annual Meeting of Stockholders filed with the Commission on March 27, 2002).

21	Subsidiaries of First Niagara Financial Group, Inc.

23.1	Consent of KPMG LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Ryan Beck & Co., Inc.

23.4	Consent of Sandler O’Neill & Partners, L.P.

23.5	Consent of Luse Gorman Pomerenk & Schick, a Professional Corporation (set forth in Exhibit 5.1).

24	Power of attorney (set forth on the signature pages to this Registration Statement).

*	To be filed supplementally or by amendment.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)(l) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4,10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in the registration statement when it became effective.

(e) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to an meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lockport. New York, on June 17, 2004.

FIRST NIAGARA FINANCIAL GROUP, INC.

By:	/s/ Paul J. Kolkmeyer
Paul J. Kolkmeyer President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of First Niagara Financial Group, Inc. (the “Company”) severally constitute and appoint Paul J. Kolkmeyer with full power of substitution, our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below which said Paul J. Kolkmeyer may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-4 relating to the offering of the Company common stock, including specifically but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Paul J. Kolkmeyer shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Paul J. Kolkmeyer Paul J. Kolkmeyer	President and Chief Executive Officer (Principal Executive Officer)	June 17, 2004

/s/ John R. Koelmel John R. Koelmel	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 17, 2004

/s/ Robert G. Weber Robert G. Weber	Chairman of the Board of Directors	June 17, 2004

/s/ Gordon P. Assad Gordon P. Assad	Director	June 17, 2004

/s/ John J. Bisgrove, Jr. John J. Bisgrove, Jr.	Director	June 17, 2004

/s/ G. Thomas Bowers G. Thomas Bowers	Director	June 17, 2004

/s/ James W. Currie James W. Currie	Director	June 17, 2004

/s/ Daniel J. Hogarty, Jr. Daniel J. Hogarty, Jr.	Director	June 17, 2004

/s/ Daniel W. Judge Daniel W. Judge	Director	June 17, 2004

/s/ B. Thomas Mancuso B. Thomas Mancuso	Director	June 17, 2004

/s/ James Miklinski James Miklinski	Director	June 17, 2004

/s/ Sharon D. Randaccio Sharon D. Randaccio	Director	June 17, 2004

/s/ Louise Woerner Louise Woerner	Director	June 17, 2004

/s/ David M. Zebro David M. Zebro	Director	June 17, 2004

EXHIBIT INDEX

2.1	Agreement and Plan of Merger by and between First Niagara Financial Group, Inc. and Hudson River Bancorp, Inc. (Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K of First Niagara Financial Group, Inc. filed with the Commission on April 2, 2004).

3.1	Certificate of Incorporation of First Niagara Financial Group, Inc. (Incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-1 of First Niagara Financial Group, Inc. and New First Niagara Financial Group, Inc. filed with the Commission on September 18, 2002).

3.2	Bylaws of First Niagara Financial Group, Inc. (Incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-1 of First Niagara Financial Group, Inc. and New First Niagara Financial Group, Inc. filed with the Commission on September 18, 2002).

3.3	Certificate of Incorporation of Hudson River Bancorp, Inc. (Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed with the Commission on March 9, 1998).

3.4	Bylaws of Hudson River Bancorp, Inc. (Incorporated by reference to Exhibit 3(ii) to the Annual Report on Form 10-K for the fiscal year ending March 31, 1999 filed with the Commission on June 28, 1999).

3.5	Amendment to the Bylaws of Hudson River Bancorp, Inc. (Incorporated by reference to the Current Report on Form 8-K filed with the Commission on May 14, 2001).

4.1	Form of Common Stock Certificate of First Niagara Financial Group, Inc. (Incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 of First Niagara Financial Group, Inc. and New First Niagara Financial Group, Inc. filed with the Commission on September 18, 2002).

5.1	Opinion of Luse Gorman Pomerenk & Schick, a Professional Corporation as to the legality of the securities being issued.

8.1	Form of Federal Tax Opinion of Luse Gorman Pomerenk & Schick, a Professional Corporation.

8.2	Form of Federal Tax Opinion of Silver, Freedman & Taff.*

10.1	Form of Employment Agreement with Named Executive Officers (Incorporated by Reference to Exhibit 10.1 to the Registration Statement on Form S-1 of First Niagara Financial Group, Inc. (formerly Niagara Bancorp, Inc.) filed with the Commission on December 22, 1997).

10.2	First Niagara Bank Deferred Compensation Plan (Incorporated by Reference to Exhibit 10.2 to the Registration Statement on Form S-1 of First Niagara Financial Group, Inc. (formerly Niagara Bancorp, Inc.) filed with the Commission on December 22, 1997).

10.3	Employee Stock Ownership Plan (Incorporated by Reference to Exhibit 10.3 to the Registration Statement on Form S-1 of First Niagara Financial Group, Inc. (formerly Niagara Bancorp, Inc.) filed with the Commission on December 22, 1997).

10.4	First Niagara Financial Group, Inc. 1999 Stock Option Plan (Incorporated by Reference to Registrant’s Proxy Statement for the 1999 Annual Meeting of Stockholders filed with the Commission on March 31,1999).

10.5	First Niagara Financial Group, Inc. 1999 Recognition and Retention Plan (Incorporated by Reference to Registrant’s Proxy Statement for the 1999 Annual Meeting of Stockholders filed with the Commission on March 31, 1999).

10.6	First Niagara Financial Group, Inc. 2002 Long-Term Incentive Stock Benefit Plan (Incorporated by Reference to Registrant’s Proxy Statement for the 2002 Annual Meeting of Stockholders filed with the Commission on March 27, 2002).

21	Subsidiaries of First Niagara Financial Group, Inc.

23.1	Consent of KPMG LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Ryan Beck & Co., Inc.

23.4	Consent of Sandler O’Neill & Partners, L.P.

23.5	Consent of Luse Gorman Pomerenk & Schick, a Professional Corporation (set forth in Exhibit 5.1).

24	Power of attorney (set forth on the signature pages to this Registration Statement).

*	To be filed supplementally or by amendment.